SOLICITATION AND DISCLOSURE STATEMENT DATED JANUARY 28, 2002        CONFIDENTIAL
                                                                    ------------

                          AEI RESOURCES HOLDING, INC.,

                              AEI RESOURCES, INC.,

                                       AND

                           AEI HOLDING COMPANY, INC.,

      SOLICITATION OF ACCEPTANCES WITH RESPECT TO THE PREPACKAGED PLAN OF REORGANIZATION (THE "PLAN") OF AEI RESOURCES HOLDING, INC. ("AEI"), AEI
  RESOURCES, INC., A WHOLLY-OWNED SUBSIDIARY OF AEI ("RESOURCES"), AEI HOLDING
     COMPANY, INC., A WHOLLY-OWNED SUBSIDIARY OF RESOURCES ("HOLDING"), AND SUBSTANTIALLY ALL OF THE DIRECT AND INDIRECT SUBSIDIARIES OF AEI (INCLUDING BUT
         NOT LIMITED TO RESOURCES AND HOLDING, THE "AEI SUBSIDIARIES").

         AEI and the AEI Subsidiaries (collectively, except as the context may otherwise require, the "Company") hereby solicit votes (the "Solicitation") with respect to the Plan which provides, among other things, for each of the Secured Bank Claims (as defined), the Old Senior Debt (as defined) and the Subordinated Notes (as defined), to be exchanged for the consideration set forth below. On the Effective Date (as defined), Resources will convert into a new Delaware limited liability company ("Resources LLC"), and Holding will convert into a new Delaware limited liability company ("Holding LLC"). From and after the Effective Date, AEI will be referred to as "Reorganized AEI", and the AEI Subsidiaries, including but not limited to Resources LLC and Holding LLC, will be referred to as the "Reorganized AEI Subsidiaries". The term "Reorganized Company" refers to Reorganized AEI and the Reorganized AEI Subsidiaries.

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         THE  COMPANY  BELIEVES  THAT  HOLDERS  OF CLAIMS IN THE TWO  CLASSES OF
CLAIMS WITH RESPECT TO ITS SECURED BANK DEBT AND SENIOR UNSECURED INDEBTEDNESS HAVE EXECUTED AGREEMENTS TO VOTE IN FAVOR OF THE PLAN ("AGREEMENTS CONCERNING VOTING") IN PERCENTAGES OF CLAIM AMOUNTS SUFFICIENT TO MEET CERTAIN OF THE STATUTORY VOTING REQUIREMENTS FOR APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. HOWEVER, THE COMPANY CANNOT BE CERTAIN AT THIS TIME THAT THESE AGREEMENTS REPRESENT A MAJORITY IN NUMBER OF HOLDERS IN EACH OF THESE CLASSES OF CLAIMS, WHICH MAJORITIES ARE ALSO NEEDED TO SATISFY THE STATUTORY VOTING REQUIREMENTS TO OBTAIN APPROVAL OF THE PLAN. THE COMPANY ALSO BELIEVES THAT A SUBSTANTIAL MAJORITY OF CLAIM AMOUNTS WITH RESPECT TO ITS SUBORDINATED INDEBTEDNESS (THE OTHER CLASS OF CLAIMS ENTITLED TO VOTE ON THE PLAN) HAS EXECUTED AGREEMENTS TO VOTE IN FAVOR OF THE PLAN. ADDITIONALLY, ALTHOUGH AGREEMENTS CONCERNING VOTING HAVE BEEN EXECUTED AS DISCUSSED ABOVE, CERTAIN MINISTERIAL MATTERS ARE REQUIRED TO TAKE PLACE BEFORE THESE AGREEMENTS BECOME EFFECTIVE. THE COMPANY EXPECTS THAT THESE MATTERS WILL OCCUR IN THE NEAR FUTURE. SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN.
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EACH HOLDER OF:                                                    WILL RECEIVE:

Claims  under the  Second  Amended           (A) Such holder's pro rata portion
and  Restated   Credit   Agreement           (sharing   with  all  other   such
dated  as of  June  15,  2000,  as           holders) of (i) the floating  rate
amended    (the    "Bank    Credit           senior secured term notes due 2008
Agreement") (such Claims being the           of Resources  LLC (the "New Senior
"Secured  Bank   Claims"),   among           Secured Term Notes"), evidencing a
Resources,  as  borrower,  AEI and           senior  secured  term  loan  in an
certain   AEI   Subsidiaries,   as           aggregate  principal  amount equal
Guarantors,   the   Administrative           to (a) $925 million, minus (b) the
Agent   named   therein   and  the           sum of (1) $450  million  plus (2)
lenders signatory thereto.                   the  amount  of   Available   Cash
                                             (meaning cash and cash equivalents
                                             available  for  withdrawal  by the
                                             Company or the Reorganized Company
                                             minus  cash  necessary  to satisfy
                                             bonding program  requirements (net
                                             of  the   release   of  any   cash
                                             collateral  resulting from the new
                                             bonding       program)       minus
                                             professional  and transaction fees
                                             and       any        extraordinary
                                             non-recurring  expense  related to
                                             the restructuring,  including, but
                                             not limited  to, the key  employee
                                             retention plan, severance payments
                                             and   other    employee    related
                                             expenses)  as  of  the   Effective
                                             Date;   (ii)   $450   million   in
                                             aggregate  principal  amount of 11
                                             3/4%  senior  notes  due  2009  of
                                             Resources  LLC  (the  "New  Senior
                                             Notes" ); (iii) Cash in the amount
                                             equal to the sum of (y) the amount
                                             by which the Allowed  Secured Bank
                                             Claims  exceed $925 million  minus
                                             the aggregate  undrawn face amount
                                             as of the  Effective  Date  of any
                                             letters   of   credit   originally
                                             issued   under  the  Bank   Credit
                                             Agreement that are  outstanding on
                                             the  Petition  Date and that as of
                                             the   Effective   Date  have  been
                                             cancelled  plus (z) Available Cash
                                             as of the Effective  Date (the sum
                                             of (y) and (z),  the "Bank  Claims
                                             Cash  Distribution  Amount");  and
                                             (B)  the  releases   described  in
                                             Section  11.7  of  the  Plan.   In
                                             addition,  any  letters  of credit
                                             originally  issued pursuant to the
                                             Bank  Credit  Agreement  which are
                                             outstanding  as of  the  Effective
                                             Date shall be  cancelled.  The sum
                                             of  (i)  the  aggregate  principal
                                             amount of the New  Senior  Secured
                                             Term  Notes,  (ii)  the  aggregate
                                             principal amount of the New Senior
                                             Notes,  (iii)  the  amount  of the
                                             Bank  Claims   Cash   Distribution
                                             Amount and

                                             (COVER CONTINUED ON FOLLOWING PAGE)

                                             (iv) the  aggregate  undrawn  face
                                             amount  of any  letters  of credit
                                             originally  issued pursuant to the
                                             Bank  Credit  Agreement  which are
                                             outstanding  on the Petition  Date
                                             and that as of the Effective  Date
                                             have been cancelled shall be equal
                                             to the Allowed Secured Bank Claims
                                             including  interest under the Bank
                                             Credit   Agreement   through   the
                                             actual Petition Date. In addition,
                                             during   any   period   from   the
                                             Petition    Date    through    the
                                             Effective  Date in which the Banks
                                             are  paid   current   postpetition
                                             interest (as  adequate  protection
                                             or otherwise)  at the  non-default
                                             rate   under   the   Bank   Credit
                                             Agreement   (as   opposed  to  the
                                             default  rate set forth in section
                                             3.02(b)   of   the   Bank   Credit
                                             Agreement),   each  Holder  of  an
                                             Allowed  Secured  Bank Claim shall
                                             be   entitled   to   retain   such
                                             amounts;  provided,  however, each
                                             Holder of an Allowed  Secured Bank
                                             Claim   shall   be   entitled   to
                                             interest  on the  Allowed  Secured
                                             Bank Claim which  shall  accrue at
                                             the  default  rate (in  accordance
                                             with  section  3.02(b) of the Bank
                                             Credit   Agreement)   during   any
                                             period  from  the  Petition   Date
                                             through  the  Effective   Date  in
                                             which   the  Banks  are  not  paid
                                             current postpetition  interest (as
                                             adequate protection or otherwise).

EACH HOLDER OF:                              WILL RECEIVE:

The 10-1/2%  Senior Notes due 2005           (a) such holder's pro rata portion
issued by  Holding  and  Resources           (sharing   with  all  other   such
(the  "Old  Senior  Notes"),   and           holders) of  16,000,000  shares of
guaranteed  by AEI and certain AEI           $0.01  par value  common  stock of
Subsidiaries; OR                             Reorganized  AEI (the "New  Common
                                             Stock"),  equivalent to 80% of the
The   6.95%   Industrial   Revenue           New Common Stock to be outstanding
Refunding Bonds,  Series 1997, due           on the Effective  Date and (b) the
2028   (the   "Charleston   County           releases set forth in Section 11.7
Bonds"),   issued  by   Charleston           of the Plan.
County,   South   Carolina,    the
principal,  premium,  if any,  and
interest   on  which  are  payable
pursuant to a loan  agreement with
Zeigler  Coal Holding  Company,  a
wholly-owned subsidiary of AEI and
Resources     ("Zeigler"),     and
guaranteed  by AEI and certain AEI
Subsidiaries;  OR

The  6.90% Port Facility Refunding
Revenue Bonds,  Series  1997,  due
2022 (the "Port Authority Bonds"),
issued  by   the  Peninsula   Port
Authority    of    Virginia,   the
principal,  premium,  if  any, and
interest  on   which  are  payable
pursuant  to a financing agreement
with   Zeigler  and guaranteed  by
AEI and certain AEI Subsidiaries;
OR

The 4.4% Perry  County  Adjustable
Rate    Industrial     Development
Revenue  Bonds,  Series 1983,  due
2013  (the  "Perry  County  Bonds"
and,  together with the Charleston
County    Bonds   and   the   Port
Authority   Bonds,   the  "IRBs"),
issued by Perry County,  Kentucky,
the  principal,  premium,  if any,
and  interest on which are payable
pursuant to a loan  agreement with
Mountain  Coals   Corporation,   a
wholly-owned subsidiary of AEI and
Resources.

(The  IRBs  together  with the Old
Senior   Notes  are   collectively
referred  to  herein  as the  "Old
Senior Debt".)

EACH HOLDER OF:                                                   WILL RECEIVE:

The 11-1/2%  Senior   Subordinated           (a) such holder's pro rata portion
Notes Due 2006 issued by Resources           (sharing   with  all  other   such
(the  "Subordinated  Notes"),  and           holders)  of  4,000,000  shares of
guaranteed  by AEI and certain AEI           the New Common Stock equivalent to
Subsidiaries   (the   Subordinated           20% of the New Common  Stock to be
Notes,   together   with  the  Old           outstanding  on the Effective Date
Senior  Debt,  are  referred to as           and (b) the  releases set forth in
the "Old Debt Securities").                  Section 11.7 of the Plan.


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 THIS SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
                      FEBRUARY 25, 2002, UNLESS EXTENDED.
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                             ----------------------

   The date of this Solicitation and Disclosure Statement is January 28, 2002

                   CERTAIN MATTERS REGARDING THE SOLICITATION

         THE SOLICITATION PERIOD FOR ACCEPTANCES OF THE PLAN WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON FEBRUARY 25, 2002 (THE "VOTING DEADLINE"), UNLESS SUCH TIME AND DATE ARE EXTENDED AT THE DISCRETION OF THE COMPANY, IN WHICH CASE THE TERM "VOTING DEADLINE" SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE SOLICITATION PERIOD IS EXTENDED.

         To the extent that the Solicitation is deemed to result in offers of new securities that are not exempted by Section 1145(a) of the Bankruptcy Code (as defined below), they are being made by the Company in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Sections 3(a)(9) and 4(2) thereof and, to the extent applicable, Regulation D thereunder. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting acceptances of the Plan. Regular employees of the Company, who will not receive additional compensation therefor, may solicit acceptances of the Plan.

         If you are not an "accredited investor," as defined in Regulation D promulgated under Section 4(2) of the Securities Act (an "Accredited Investor"), a "purchaser representative," as defined in Regulation D, is being provided to you, without expense to you, to assist you in evaluating the risks and merits of the transactions contemplated by the Plan. Specifically, you may contact Buchwald Capital Advisors, LLC, ("Buchwald Capital") which has agreed to act as "purchaser representative" to assist Holders of Voting Securities (each as defined) to evaluate the risks and merits of the transactions contemplated by the Plan at the Company's expense and without charge to any such Holder. Buchwald Capital can be reached at 420 Lexington Avenue, Suite 300, New York, New York 10170; Telephone: (212) 297-6168; Facsimile: (847) 589-1871; Attention:
Lee E. Buchwald. You may also retain a different "purchaser representative" at your own expense.

         BECAUSE NO CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE HAS BEEN COMMENCED, THIS SOLICITATION STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NONETHELESS, IF A REORGANIZATION CASE IS SUBSEQUENTLY COMMENCED, THE COMPANY EXPECTS TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS SOLICITATION STATEMENT WAS IN COMPLIANCE WITH SECTION 1125 OR 1126(B) OF THE BANKRUPTCY CODE AND TO SEEK CONFIRMATION OF THE PLAN AT A CONFIRMATION HEARING PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE. IF THE PLAN IS NOT ACCEPTED BY EACH CLASS ENTITLED TO VOTE, THE COMPANY MAY ELECT NOT TO COMMENCE THE REORGANIZATION CASES (AS DEFINED BELOW) OR, ALTERNATIVELY, MAY COMMENCE CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING THE REJECTION OF THE DISSENTING CLASSES OR MAY PROPOSE AN ALTERNATIVE PLAN.

         None of AEI or any of the AEI Subsidiaries has commenced a case (each a "Reorganization Case" and together, the "Reorganization Cases") under title 11 of the United States Code (the "Bankruptcy Code") at this time. This
Solicitation Statement constitutes a disclosure statement pursuant to Section 1125 or Section 1126(b) of the Bankruptcy Code. The Solicitation is being conducted at this time in order to obtain a sufficient number of acceptances before the filing of voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The Company anticipates that by conducting the Solicitation in advance of such filing, the pendency of the bankruptcy proceedings will be significantly shortened and their administration will be significantly simplified and less costly. This Solicitation Statement solicits acceptances of the Plan and contains information relevant to a decision to accept or reject the Plan.

         The Company believes that the Plan is in the best interests of Holders of the following Classes of Claims entitled to vote on the Plan: (i) Secured Bank Claims, (ii) Senior Debt Claims (I.E., the Old Senior Notes and the IRBs), and (iii) Subordinated Claims (I.E., the Subordinated Notes) (collectively, the "Solicited Classes"). Accordingly, members of the Solicited Classes are urged to vote in favor of the Plan. Voting instructions are set forth at pages 114 to 120 of this Solicitation Statement. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED BY THE INFORMATION AGENT (AS DEFINED) BY THE VOTING DEADLINE. The Solicited Classes are encouraged to read and consider carefully this entire Solicitation Statement, including the Plan of Reorganization attached hereto as Appendix A and the matters described in this Solicitation Statement under "Risk Factors," prior to voting.

         It is important that Holders of Secured Bank Claims, Old Senior Debt and Subordinated Notes vote to accept or reject the Plan. Failure by any such Holder to send a duly completed and signed Ballot (as set forth under "The Plan of Reorganization--Voting and Confirmation of the Plan"), will be deemed to constitute an abstention by such Holder with respect to its vote on the Plan. Abstentions will not be counted as a vote for or against the Plan and will not be counted for purposes of determining whether the requisite votes for approval of the Plan have been met. ANY BALLOT THAT IS EXECUTED BY A HOLDER BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED FOR VOTING PURPOSES. See "The Plan of Reorganization--Voting and Confirmation of the Plan". The Ballots being solicited hereby will not be used by the Company for any purpose other than as votes to accept or reject the Plan (and any permitted modified version thereof) under Chapter 11 of the Bankruptcy Code and to evidence the election of an individual Holder to grant certain releases described below.

         Generally, in order for the Plan to be approved, acceptances must be received from Holders of Claims constituting at least two-thirds in dollar amount, and more than one-half in number, of allowed Claims in each impaired Class of Claims that votes to accept or reject the Plan. Because, under the Bankruptcy Code, only those Holders of Claims that vote to accept or reject the Plan will be counted for purposes of determining the requisite approvals, the Plan could be approved by a vote of substantially less than two-thirds of the total dollar amount, and less than one-half in number, of Holders of Claims in any impaired Class of Claims. Regardless of the vote on the Plan, it is possible that the bankruptcy court may not confirm the Plan. See "Risk Factors--Risks Related to the Company--Certain Risks of Non-Confirmation and Non-Consummation of the Plan".

         In addition to voting to accept or reject the Plan, individual Holders of Secured Bank Claims, Old Senior Debt and Subordinated Notes may elect to grant releases (the "Voluntary Releases") of claims to officers, directors and shareholders of the Company (and certain of their affiliates). The Voluntary Releases may be granted only by individual election; no class vote or other mechanisms under the Plan will deem a Voluntary Release to have been granted by an individual Holder absent such election. Electing to grant the Voluntary Releases is not mandatory; Holders may vote to accept or reject the Plan without electing to grant the Voluntary Releases. Electing to grant the Voluntary Releases will not affect the distribution to which a Holder is entitled under the Plan. Holders should consider carefully whether they wish to grant the Voluntary Releases because granting the Voluntary Releases will bind the Holder granting the Voluntary Release and such Holder will no longer be able to assert claims or causes of actions against officers, directors, or shareholders of the Company. For a complete description of the scope of the Voluntary Release, see "The Plan of Reorganization--Indemnification and Releases Under the Plan--Voluntary Releases".

         The terms of the Plan have been developed in the course of negotiations with an informal committee of Holders of the Old Debt Securities (the "Informal Noteholders' Committee") and an informal committee of Holders of the Secured Bank Claims (the "Informal Bank Steering Committee"). See "The Plan of Reorganization -- Introduction." The members of the Informal Noteholders' Committee have represented to the Company that they beneficially own, in the aggregate, $271.8 million principal amount of Old Senior Debt (representing 78.4% of the outstanding principal amount), and $97.1 million principal amount of Subordinated Notes (representing 64.7% of the outstanding principal amount). The members of the Informal Bank Steering Committee and certain other Lenders under the Bank Credit Agreement have represented to the Company that they beneficially own, in the aggregate approximately 78% of the outstanding principal amount of the Secured bank Claims).

         Each member of the Informal Bank Steering Committee (and the other Lenders referenced in the immediately preceding paragraph) and the Informal Noteholders' Committee has executed an Agreement Concerning Voting pursuant to which it has agreed to vote its Secured Bank Claims or Old Debt Securities, as applicable, to approve the Plan. BASED ON THE REPRESENTATIONS IN THE AGREEMENTS CONCERNING VOTING, THE AMOUNT OF CLAIMS COMMITTED TO VOTE IN FAVOR OF THE PLAN IN EACH OF THE CLASS OF SECURED BANK CLAIMS AND THE CLASS OF OLD SENIOR DEBT MEETS THE STATUTORY SUPERMAJORITY (66.7% IN AMOUNT OF CLAIMS THAT VOTE) NEEDED TO SEEK APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY HAS RECEIVED COMMITMENTS UNDER AGREEMENTS CONCERNING VOTING FROM HOLDERS IN THE CLASS OF SUBORDINATED NOTES REPRESENTING APPROXIMATELY 64.7% IN AMOUNT OF CLAIMS IN SUCH CLASS. UNDER APPLICABLE STATUTE, A MAJORITY IN NUMBER OF HOLDERS WHO VOTE ON THE PLAN ALSO IS NEEDED TO SEEK APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY CANNOT BE CERTAIN AT THIS TIME THAT THESE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING REPRESENT A MAJORITY IN NUMBER OF HOLDERS OF CLAIMS IN EACH SUCH CLASS WHO VOTE ON THE PLAN. ALTHOUGH AGREEMENTS CONCERNING

VOTING HAVE BEEN EXECUTED AS DISCUSSED ABOVE, CERTAIN MINISTERIAL MATTERS ARE REQUIRED TO TAKE PLACE BEFORE THESE AGREEMENTS BECOME EFFECTIVE. THE COMPANY EXPECTS THAT THESE MATTERS WILL OCCUR IN THE NEAR FUTURE. IN ADDITION, THE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING ARE SUBJECT TO CERTAIN CONDITIONS, INCLUDING MEETING CERTAIN DEADLINES FOR THE FILING, CONFIRMATION AND CONSUMMATION OF THE PLAN. SEE "RISK FACTORS--CERTAIN RISKS OF NON-CONFIRMATION AND NON-CONSUMMATION OF THE PLAN".

         IN ORDER TO BEGIN THE REORGANIZATION CONTEMPLATED HEREIN, THE COMPANY MUST RECEIVE SUFFICIENT VOTES IN FAVOR OF THE PLAN ON OR PRIOR TO THE VOTING DEADLINE, AND THEN COMMENCE THE REORGANIZATION CASES IN TIME TO SEEK AND OBTAIN BANKRUPTCY COURT APPROVAL OF THE DIP FACILITY (AS DESCRIBED HEREIN). THE COMPANY MUST BE ABLE TO DRAW UPON THE DIP FACILITY TO REPLACE THE SURETY BONDS ISSUED BY A FINANCIALLY TROUBLED BONDING COMPANY IN SEVERAL STATES IN WHICH THE COMPANY OPERATES BY EARLY MARCH 2002 DEADLINES, THE EARLIEST DEADLINE BEING MARCH 1, 2002. FAILURE TO MEET THIS MARCH 1, 2002 DEADLINE COULD RESULT IN THE ATTEMPT BY ONE OR MORE OF THESE STATES TO SHUT DOWN THE COMPANY'S OPERATIONS IN THE RELEVANT STATE. THEREFORE, HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES ARE URGED TO ACCEPT THE PLAN AND TO MAKE CERTAIN THAT THEIR VOTES ARE PROPERLY SUBMITTED PRIOR TO THE VOTING DEADLINE IN THE MANNER DESCRIBED HEREIN. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL OBTAIN SUFFICIENT VOTES IN FAVOR OF THE PLAN BY THE VOTING DEADLINE, IF EVER, OR THAT THE BANKRUPTCY COURT WILL APPROVE THE DIP FACILITY IN A TIMELY MANNER, THAT THE COMPANY WILL BE ABLE TO DRAW ON THE DIP FACILITY OR THAT THE BANKRUPTCY COURT WILL ULTIMATELY CONFIRM THE PLAN. SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE TERMS OF THE PLAN AND RECOMMENDS THAT THE HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE PLAN.

                             IMPORTANT - PLEASE READ

         HOLDERS OF THE SECURED BANK CLAIMS, THE OLD SENIOR NOTES, THE IRBs AND THE SUBORDINATED NOTES SHOULD NOT CONSTRUE THE CONTENTS OF THIS SOLICITATION STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

         NEITHER OF THE NEW COMMON STOCK OR THE NEW SENIOR NOTES TO BE ISSUED ON THE EFFECTIVE DATE HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS SOLICITATION OF ACCEPTANCES OF THE PLAN WHICH PROVIDES FOR THE ISSUANCE OF NEW SENIOR NOTES AND NEW COMMON STOCK IN EXCHANGE FOR THE CANCELLATION OF CERTAIN EXISTING OBLIGATIONS OF THE COMPANY OR SECURITIES PREVIOUSLY ISSUED BY THE COMPANY, TO THE EXTENT DEEMED TO BE AN OFFER BY THE COMPANY OF ITS SECURITIES, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS. THE SOLICITATION IS BEING MADE IN RELIANCE ON SECTION 1145(a) OF THE BANKRUPTCY CODE. TO THE EXTENT THAT THE SOLICITATION IS DEEMED TO RESULT IN OFFERS OF NEW SECURITIES THAT ARE NOT EXEMPTED BY SECTION 1145(a) OF THE BANKRUPTCY CODE, THEY ARE BEING MADE BY THE COMPANY IN RELIANCE ON THE EXEMPTIONS FROM REGISTRATION SPECIFIED IN SECTIONS 3(a)(9) AND 4(2) OF THE SECURITIES ACT AND, TO THE EXTENT APPLICABLE, REGULATION D THEREUNDER. ANY ISSUANCE OF THE

NEW COMMON  STOCK OR OTHER  SECURITIES  UNDER THE PLAN WILL BE MADE  PURSUANT TO
SECTION 1145 OF THE BANKRUPTCY CODE.

         THE COMPANY HAS NO ARRANGEMENT OR UNDERSTANDING WITH, AND WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO, ANY BROKER, DEALER, SALESPERSON, AGENT OR OTHER PERSON FOR SOLICITING ACCEPTANCES OF THE PLAN. HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL ("HOULIHAN") HAS BEEN RETAINED SOLELY TO PROVIDE FINANCIAL ADVICE TO THE COMPANY AND WILL NOT SOLICIT ANY VOTES TO ACCEPT OR REJECT THE PLAN NOR WILL HOULIHAN RECEIVE ANY COMMISSION OR OTHER REMUNERATION IN CONNECTION WITH SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFORE, MAY SOLICIT ACCEPTANCES OF THE PLAN.

         TO THE EXTENT THIS SOLICITATION OF ACCEPTANCES OF THE PLAN IS DEEMED TO CONSTITUTE AN OFFER BY THE COMPANY OF ITS SECURITIES IT SHALL NOT SO CONSTITUTE AN OFFER IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE SOLICITATION OF ACCEPTANCES OF THE PLAN OTHER THAN THOSE CONTAINED IN THIS STATEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         IN MAKING AN INVESTMENT DECISION REGARDING THE NEW COMMON STOCK AND NEW SENIOR NOTES OFFERED IN EXCHANGE FOR EXISTING SECURITIES AND OBLIGATIONS OF THE COMPANY UNDER THE PLAN, HOLDERS OF OLD DEBT SECURITIES AND SECURED BANK CLAIMS, AS THE CASE MAY BE, MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND ITS SUBSIDIARIES AND THE TERMS OF THE PLAN, INCLUDING, WITHOUT LIMITATION, THE MERITS AND RISKS INVOLVED. THE SOLICITATION OF ACCEPTANCES OF THE PLAN IS BEING MADE ON THE BASIS OF THIS SOLICITATION STATEMENT. ANY DECISION TO ACCEPT THE PLAN MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

         THIS SOLICITATION STATEMENT CONTAINS SUMMARIES, BELIEVED BY THE COMPANY TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS, BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH DOCUMENTS.

         NEITHER THE DELIVERY OF THIS SOLICITATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. ANY ESTIMATES OF CLAIMS (AS DEFINED IN THE PLAN) AND EQUITY INTERESTS (AS DEFINED IN THE PLAN) SET FORTH IN THIS STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY A BANKRUPTCY COURT.

                   CLAIMS AGAINST AND INTERESTS IN THE COMPANY

         The following summarizes the treatment for creditors and shareholders of the Company under the Plan of Reorganization. Estimated recoveries for each Class of Claims are based upon principal and accrued and unpaid interest as of an assumed Petition Date of February 26, 2002. For a complete explanation, please refer to the discussion in this Solicitation and Disclosure Statement entitled "The Plan of Reorganization" and to the Plan of Reorganization itself which is attached hereto as Appendix A. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan of Reorganization.

----------------------------------------------------------------------------------------------------------------
  CLASS               DESCRIPTION                              TREATMENT                    ESTIMATED RECOVERY
----------------------------------------------------------------------------------------------------------------
   N/A    Administrative Expense Claims     Each Holder will be paid Cash equal to                  100%
          (Unclassified)                       the full amount of its Claim on, or as
                                               soon as practicable after, the later of
                                               the Effective Date and the day on which
                                               such Claim becomes an Allowed Claim,
                                               unless (i) the Holder and the Company or
                                               the Reorganized Company, as the case may
                                               be, agree to other treatment, or (ii) an
                                               order of the bankruptcy court provides
                                               for other terms provided, that if
                                               incurred in the ordinary course of
                                               business or otherwise assumed by the
                                               Company pursuant to the Plan (including
                                               Administrative Expense Claims of
                                               governmental units for taxes), such
                                               Allowed Administrative Expense Claim will
                                               be assumed on the Effective Date and
                                               paid, performed or settled by the
                                               Reorganized Company when due in
                                               accordance with the terms and conditions
                                               of the particular agreement(s) governing
                                               the obligation in the absence of the
                                               Bankruptcy Cases.

----------------------------------------------------------------------------------------------------------------
   N/A    Priority Tax Claims               Each Holder will receive, at the sole option of         100%
          (Unclassified)                       Reorganized AEI (i) Cash equal to the
                                               unpaid portion of such Holder's Claim on
                                               the later of the Effective Date and the
                                               date on which such Claim becomes an
                                               Allowed Priority Tax Claim, or as soon as
                                               is practicable, or (ii) deferred Cash
                                               payments, over a period not exceeding six
                                               years after the date of assessment of
                                               such Claim, of a value, as of the
                                               Effective Date, equal to the Allowed
                                               amount of such Claim.

----------------------------------------------------------------------------------------------------------------
    1     Priority Non-Tax Claims           UNIMPAIRED.  Unless any Holder of any Allowed           100%
                                               Priority Non-Tax Claim agrees to
                                               different treatment, each allowed
                                               Priority Non-Tax Claim shall receive (i)
                                               Cash in the amount of such Allowed
                                               Priority Non-Tax Claim in accordance with
                                               section 1129(a)(9) of the Bankruptcy Code
                                               and/or (ii) such other treatment, as
                                               determined by the bankruptcy court,
                                               required to render such Claim unimpaired.
                                               Subject to bankruptcy court approval, all
                                               Allowed Priority Non-Tax Claims which are
                                               not due and payable on or before the
                                               Effective Date shall be paid in the
                                               ordinary course of business in accordance
                                               with the terms thereof. Class 1 is
                                               unimpaired and, accordingly, is not
                                               entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
  CLASS               DESCRIPTION                              TREATMENT                    ESTIMATED RECOVERY
----------------------------------------------------------------------------------------------------------------
    2     Other Secured Claims              UNIMPAIRED. All Allowed Claims will be                  100%
                                               treated asfollows: (i) the Plan will
                                               leave unaltered the legal, equitable and
                                               contractual rights to which such Claim
                                               entitles the holder or (ii)
                                               notwithstanding any contractual provision
                                               or applicable law that entitles the
                                               holder of an Allowed Claim to demand or
                                               receive payment of such Claim prior to
                                               the stated maturity of such Claim from
                                               and after the occurrence of a default,
                                               such Allowed Claim will be reinstated and
                                               rendered unimpaired in accordance with
                                               section 1124(2) of the Bankruptcy Code.
                                               Class 2 is unimpaired and, accordingly,
                                               is not entitled to vote on the Plan.

----------------------------------------------------------------------------------------------------------------
    3     Secured Bank Claims               IMPAIRED. Each Holder will receive (a) a                100%
                                               pro rata portion of (i) New Senior
                                               Secured Term Notes, evidencing a senior
                                               secured term loan in an aggregate
                                               principal amount equal to $925 million,
                                               MINUS the sum of (w) $450 million PLUS
                                               (x) Available Cash as of the Effective
                                               Date; (ii) $450 million in aggregate
                                               principal amount of New Senior Notes;
                                               (iii) Cash in the amount equal to the
                                               Bank Claims Cash Distribution Amount; and
                                               (b) the releases described in Section
                                               11.7 of the Plan. In addition, any
                                               letters of credit originally issued
                                               pursuant to the Bank Credit Agreement
                                               which are outstanding as of the Effective
                                               Date shall be cancelled. The sum of (i)
                                               the aggregate principal amount of the New
                                               Senior Secured Term Notes, (ii) the
                                               aggregate principal amount of the New
                                               Senior Notes, (iii) the amount of the
                                               Bank Claims Cash Distribution Amount and
                                               iv) the aggregate undrawn face amount of
                                               any letters of credit originally issued
                                               pursuant to the Bank Credit Agreement
                                               which are outstanding on the Petition
                                               Date and that as of the Effective Date
                                               have been cancelled shall be equal to the
                                               Allowed Secured Bank Claims including
                                               interest under the Bank Credit Agreement
                                               through the actual Petition Date. In
                                               addition, during any period from the
                                               Petition Date through the Effective Date
                                               in which the Banks are paid current
                                               postpetition interest (as adequate
                                               protection or otherwise) at the
                                               non-default rate under the Bank Credit
                                               Agreement (as opposed to the default rate
                                               set forth in section 3.02(b) of the Bank
                                               Credit Agreement), each Holder of an
                                               Allowed Secured Bank Claim shall be
                                               entitled to retain such amounts;
                                               PROVIDED, HOWEVER, each Holder of an
                                               Allowed Secured Bank Claim shall be
                                               entitled to interest on the Allowed
                                               Secured Bank Claim which shall accrue at
                                               the default rate (in accordance with
                                               section 3.02(b) of the Bank Credit
                                               Agreement) during any period from the
                                               Petition Date through the Effective Date
                                               in which the Banks are not paid current
                                               postpetition interest (as adequate
                                               protection or otherwise).

----------------------------------------------------------------------------------------------------------------
    4     Senior Debt Claims (Holders of    IMPAIRED.  Each Holder will receive (a) a pro rata      87.9%
          Old Senior Notes and IRBs)           portion of 80% of the New Common Stock to
                                               be issued by Reorganized AEI and (b) the
                                               releases set forth in Section 11.7 of the
                                               Plan. Class 4 is impaired and,
                                               accordingly, Holders of such Claims will
                                               be entitled to vote on the Plan.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
  CLASS               DESCRIPTION                              TREATMENT                    ESTIMATED RECOVERY
----------------------------------------------------------------------------------------------------------------
    5     Other Unsecured Claims            UNIMPAIRED.  Holders of Allowed Other Unsecured         100%
                                               Claims (other than Allowed Trade Claims),
                                               at the option of the Company shall be
                                               accorded one of the following treatments:
                                               (i) payment by the Company in full in
                                               Cash the Allowed Amount of such Unsecured
                                               Claim in full satisfaction and discharge
                                               of such Claim, (ii) the Plan will leave
                                               unaltered the legal, equitable and
                                               contractual rights to which such Claim
                                               entitles the holder, (iii) treatment in
                                               accordance with an agreement between the
                                               Company and the Holder of such Claim or
                                               (iv) such other treatment which will
                                               render the Allowed Claim unimpaired. Each
                                               Allowed Trade Claim that has become due
                                               and payable on or before the Effective
                                               Date (unless previously paid) will be
                                               paid in full, in Cash (with interest, to
                                               the extent required by the bankruptcy
                                               court) on, or as soon as practicable
                                               after, the Effective Date, or at such
                                               other time as is mutually agreed upon by
                                               the Company and the Holder of such Claim,
                                               or if not due and payable on the
                                               Effective Date, such Claim will be
                                               reinstated and paid in full in accordance
                                               with its terms or otherwise rendered
                                               unimpaired. Class 5 is unimpaired and,
                                               accordingly, is not entitled to vote on
                                               the Plan.

----------------------------------------------------------------------------------------------------------------
    6     Subordinated Claims (Holders of   IMPAIRED.  Each Holder as of the Record Date will       47.9%
          Subordinated Notes)                  receive: (a) a pro rata portion of 20% of
                                               the New Common Stock to be issued by
                                               Reorganized AEI and (b) the releases
                                               described in Section 11.7 of the Plan.
                                               Class 6 is Impaired and, accordingly,
                                               Holders of such Claims will be entitled
                                               to vote on the Plan.

----------------------------------------------------------------------------------------------------------------
    7     Penalty Claims                    UNIMPAIRED.  Holders of Allowed Penalty Claims, at      100%
                                               the option of the Company shall be
                                               accorded one of the following treatments:
                                               (i) payment by the Company in full in
                                               Cash the Allowed Amount of such Claim in
                                               full satisfaction and discharge of such
                                               Claim, (ii) the Plan will leave unaltered
                                               the legal, equitable and contractual
                                               rights to which such Claim entitles the
                                               holder, (iii) treatment in accordance
                                               with an agreement between the Company and
                                               the Holder of such Claim or (iv) such
                                               other treatment which will render the
                                               Allowed Claim unimpaired. Accordingly,
                                               Class 7 will not be entitled to vote on
                                               the Plan. The Company anticipates that
                                               there will be no Allowed Penalty Claims.

----------------------------------------------------------------------------------------------------------------
    8     Old Common Stock Interests        IMPAIRED.  The Old Common Stock Interests will be       0%
          (Holders of common stock of AEI      cancelled on the Effective Date and no
          ("Old Common  Stock") and any        distribution  will be made in respect thereof.
          option, warrant or right,            Class 8 is impaired and is deemed to have
          contractual or otherwise, to         rejected the Plan.  Accordingly, holders of
          acquire, in connection with or       Old Common Stock Interests are not entitled to
          related  to,  the  Old  Common       vote on the Plan.
          Stock (including, without
          limitation,  any rights with
          respect to AEI under any
          registration rights agreement
          to which AEI or any of the AEI
          subsidiaries  is a Party)).
----------------------------------------------------------------------------------------------------------------

                                           ix

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This Solicitation Statement contains certain forward-looking statements about the Company's financial condition, results of operations and business. Such forward-looking statements can often be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates," "intends," "may," "should," "would be," "pro forma," "projected" or similar expressions or comparable terminology, or by discussions of strategy, plans or intentions used in this Solicitation Statement. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including those listed under "Statement Summary--Certain Risk Factors" and "Risk Factors", and those relating to the following:

         o the Company's ability to comply with early March, 2002 deadlines set by the States of Kentucky, West Virginia, Indiana, Illinois and Tennessee to obtain new reclamation bonds to replace bonds issued by a financially troubled bonding company;

         o  the current financial condition of the Company;

         o the Company's significant indebtedness and the cost and availability of financing for continued operations and acquisition of additional reserves;

         o the impact of the Solicitation of acceptances of the Plan on the financial condition and results of operations of the Company, whether or not the Plan is consummated;

         o  the Company's ability to consummate the Plan;

         o  trends and conditions in the coal  industry,  including coal prices,
            labor  costs,   transportation  costs,  government  regulations  and
            changes in the supply and demand for coal; and

         o  other general economic and business conditions.

         All forward-looking statements speak only as of the date of this Solicitation Statement. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. The Company does not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Solicitation Statement. Additionally, the Company does not undertake any responsibility to publicly update or revise any forward-looking statements contained in this Solicitation Statement.

                                TABLE OF CONTENTS

                                                                                              PAGE
CERTAIN MATTERS REGARDING THE SOLICITATION.....................................................iii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.................................................x

INDEX OF DEFINED TERMS...........................................................................1

STATEMENT SUMMARY................................................................................1

   Overview......................................................................................1
   The Plan of Reorganization....................................................................2
   Solicitation and Voting.......................................................................6
   Description of New Senior Debt................................................................9
   New Common Stock.............................................................................13
   Certain Risk Factors.........................................................................14

RISK FACTORS....................................................................................16

   Risks Related to the Company.................................................................16
   Risks Related to the Industry................................................................24
   Risks Related to Government Regulation.......................................................26

SELECTED HISTORICAL FINANCIAL DATA..............................................................33

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...........................................36

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET..................................................37

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS........................................40

PROJECTED FINANCIAL INFORMATION.................................................................45

AEI RESOURCES HOLDING, INC. PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS.....................48

AEI RESOURCES HOLDING, INC. PROJECTED CONSOLIDATED BALANCE SHEETS...............................49

AEI RESOURCES HOLDING, INC. PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS.....................50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS..........51

   General......................................................................................51
   Results of Operations........................................................................52
   Liquidity and Capital Resources..............................................................60
   Inflation....................................................................................64
   Quantitative and Qualitative Disclosure about Market Risk....................................64
   New Accounting Standards.....................................................................65

THE COAL INDUSTRY...............................................................................67

   Introduction.................................................................................67
   Coal Types...................................................................................68
   Coal Qualities...............................................................................69
   Coal Regions.................................................................................70

   Mining Methods...............................................................................70
   Coal Preparation and Blending................................................................71
   Customers....................................................................................72
   Utility Deregulation.........................................................................72

BUSINESS........................................................................................75

   General......................................................................................75
   Overview of Business.........................................................................79
   Business Strategy............................................................................79
   Coal Production..............................................................................80
   Mining Operations............................................................................80
   Coal Reserves................................................................................86
   Coal Transportation..........................................................................87
   Mining Permits and Approvals.................................................................88
   Long-Term Coal Contracts.....................................................................88
   Competition..................................................................................90
   Highwall Mining Business.....................................................................90
   Patents and Trademark........................................................................90
   Manufacturing Facilities.....................................................................90
   Administrative Offices.......................................................................90
   Certain Liabilities..........................................................................90
   Employees....................................................................................92
   Legal Proceedings............................................................................92

GOVERNMENT REGULATION...........................................................................94

   Environmental Laws...........................................................................94
   Surface Mining Control and Reclamation Act...................................................95
   Clean Air Act................................................................................95
   Clean Water Act..............................................................................97
   Resource Conservation and Recovery Act.......................................................97
   Federal and State Superfund Statutes.........................................................97
   Global Climate Change........................................................................98
   Mine Health and Safety.......................................................................98
   Black Lung...................................................................................98
   Coal Industry Retiree Health Benefit Act of 1992.............................................99
   Federal Land Policy..........................................................................99
   Penalties....................................................................................99
   Compliance with Regulatory Requirements.....................................................100

MANAGEMENT.....................................................................................100

   Directors and Executive Officers of AEI.....................................................100
   Board Committees............................................................................102

EXECUTIVE COMPENSATION.........................................................................103

   Non-Employee Director Compensation..........................................................103
   Executive Officers' Compensation............................................................103
   Compensation Committee Interlocks and Insider Participation.................................103
   Stock Option Plan...........................................................................104
   Retirement Plans............................................................................104
   Employment Agreements.......................................................................105

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT....................................107

RELATED PARTY TRANSACTIONS.....................................................................108

THE PLAN OF REORGANIZATION.....................................................................114

   Introduction................................................................................114
   Overview of the Plan........................................................................115
   Voting and Confirmation of the Plan.........................................................118
   Treatment of Claims and Interests Under the Plan............................................124
   Resolution of Disputes as to Old Indenture Trustees' Fees and Expenses......................130
   Sources of Cash to Make Plan Distributions..................................................131
   Conditions Precedent to Confirmation and Consummation of the Plan...........................131
   Indemnification and Releases Under the Plan.................................................133
   Modification or Revocation of the Plan; Severability........................................134
   The Reorganized Company.....................................................................136
   Securities to be Issued and Transferred Under the Plan......................................137
   Distributions Under the Plan................................................................141
   General Information Concerning the Plan.....................................................146
   Chapter 7 Liquidation Analysis..............................................................156
   Compliance With Applicable Provisions of the Bankruptcy Code................................160
   Alternatives if the Plan is Not Confirmed and Consummated...................................160
   Recommendation and Conclusion...............................................................160

DESCRIPTION OF INDEBTEDNESS....................................................................161

   Existing Indebtedness of the Company........................................................161
   Market Prices of the Old Debt Securities....................................................162

REORGANIZED COMPANY INDEBTEDNESS...............................................................162

   DIP and Exit Financing......................................................................162
   New Senior Secured Term Notes...............................................................164
   New Senior Notes............................................................................164

DESCRIPTION OF COMMON STOCK....................................................................165

   Description of Old Common Stock.............................................................165
   Description of New Common Stock.............................................................165

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS......................................................167

   Federal Income Tax Consequences to the Company..............................................167
   Federal Income Tax Consequences to Holders of Old Senior Notes and Subordinated Notes.......171
   Federal Income Tax Consequences to Holders of IRBs..........................................172
   Backup Withholding and Information Reporting................................................178

INDEPENDENT PUBLIC ACCOUNTANTS.................................................................178

ENGINEERS......................................................................................178

INDEX TO FINANCIAL STATEMENTS..................................................................F-1

                                    APPENDIX

Appendix A      Joint Plan of Reorganization of AEI Resources Holding, Inc., ET AL.,
                  Under Chapter 11 of the Bankruptcy Code............................................I-1

        EXHIBITS TO PLAN

         EXHIBIT 1.........Restated Certificate of Incorporation and Bylaws of Reorganized AEI

         EXHIBIT 2.........Indenture for New Senior Notes

         EXHIBIT 3.........Term Sheet Describing New Senior Secured Term Notes

         EXHIBIT 4.........Exit Facility Term Sheet and Commitment Letter

         EXHIBIT 5.........Registration Rights Agreement--Common Stock

         EXHIBIT 6.........Registration Rights Agreement-- New Senior Notes

         EXHIBIT 7.........Master Agreement

Appendix B      DIP Term Sheet and Commitment Letter................................................II-1

Appendix C      KERP/Severance Plan................................................................III-1

                             INDEX OF DEFINED TERMS

         Set forth below is a list of certain defined terms used herein and the page of this Solicitation Statement on which each such term is defined. Certain additional defined terms not set forth below but used in this Solicitation Statement shall have the meanings assigned to them in the Plan which is attached hereto as Appendix A.

Accredited Investor...............................iii     Kindill...........................................109
Addington Land....................................111     Leslie Resources..................................111
Addington Racing..................................111     LIBOR...............................................9
Administrative Claim..............................129     Loss Corporation..................................169
AEI.................................................i     Marshall Miller....................................79
AEI Subsidiaries....................................i     Meadowlark........................................109
AEP................................................93     MMI...............................................108
Agreements Concerning Voting........................i     MTI................................................90
Annual Retainer...................................103     Named Executive Officers..........................103
Appalachian Fuels.................................111     New Common Stock...................................ii
Available Cash......................................i     New Senior Notes....................................i
Ballot............................................118     New Senior Secured Term Notes.......................i
Bank Agent.........................................62     NOLs..............................................168
Bank Credit Agreement...............................i     NOVs...............................................76
Bankers Trust.......................................3     NREP...............................................76
Bankruptcy Code...................................iii     Old Ben...........................................109
Bar Date..........................................125     Old Common Stock...................................ix
beneficial owner....................................1     Old Debt Securities................................ii
Blizzard..........................................108     Old Senior Debt....................................ii
Buchwald Capital..................................iii     Old Senior Notes...................................ii
C16................................................65     OSIA...............................................77
Centennial........................................102     OSM................................................77
Charleston County Bonds............................ii     Other Secured Claims..............................125
Clean Water Act....................................97     Pension Plan......................................104
COI...............................................168     Perry County Bonds.................................ii
Company.............................................i     Petition Date.......................................1
Contract Rejection Schedule.......................146     Pittston Subsidiary................................92
CP&L...............................................57     Plan................................................i
Cyprus Amax........................................92     Port Authority Bonds...............................ii
DEP................................................31     Prime Rate..........................................9
DIP Facility........................................3     Priority Tax Claims...............................129
DOL................................................27     Proceeds Account....................................9
DSMRE.............................................111     Projections........................................20
DTC...............................................122     Provisions for Trade Creditors....................130
DWC................................................77     purchaser representative..........................138
Eastern States....................................108     Raleigh...........................................108
Effective Date......................................1     Raleigh Junk.......................................92
Energy Ventures Analysis...........................68     Released Claims...................................133
EnviroFuels.......................................110     Releasing Parties.................................133
EnviroPower.......................................109     Reorganization Case...............................iii
Exit Facility.......................................3     Reorganization Cases..............................iii
Frontier...........................................16     Reorganized AEI.....................................i
Holder..............................................1     Reorganized AEI Subsidiaries........................i
Holding.............................................i     Reorganized Company.................................i
Holding LLC.........................................i     Resources...........................................i
Houlihan...........................................vi     Resources LLC.......................................i
Houlihan Agreement................................115     Schedules.........................................151
Illinois DNR.......................................77     SEC.................................................v
Indiana DNR........................................76     Section 382 Limitation............................169
Informal Bank Steering Committee...................iv     Secured Bank Claims............................i, 125
Informal Noteholders' Committee....................iv     Securities Act....................................iii
Information Agent.................................123     Senior Default......................................9
IRBs...............................................ii     Senior Facilities..................................11
KB&T Credit Facility..............................161     Service...........................................167
Kentucky Electric..................................92     SFAS 106...........................................22
KERP/Severance Plan...............................153

Solicitation........................................i     Tax Code..........................................167
Solicited Classes.................................iii     Tendered Certificates.............................142
SOP................................................36     UMW................................................22
Statement of Financial Affairs....................151     Voluntary Releases.........................iv, 7, 120
Subordinated Indenture............................145     Voting Deadline...................................iii
Subordinated Notes.................................ii     Voting Securities...................................8
Sunny Ridge........................................92     Zeigler............................................ii
Task..............................................108     Zeigler IRBs.......................................61

                                STATEMENT SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO), APPEARING ELSEWHERE IN THIS SOLICITATION STATEMENT. UNLESS EXPRESSLY STATED OTHERWISE HEREIN, ALL INFORMATION IN THIS SOLICITATION STATEMENT RELATING TO THE REORGANIZATION IS PRESENTED BASED ON THE ASSUMPTIONS SET FORTH IN "THE PLAN OF REORGANIZATION" AND THE PREAMBLE TO "PRO FORMA FINANCIAL STATEMENTS."

         AS USED HEREIN, EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO AEI AND THE AEI SUBSIDIARIES, COLLECTIVELY AND INDIVIDUALLY AS APPROPRIATE FROM THE CONTEXT. AS USED IN THIS SOLICITATION STATEMENT, THE TERM "HOLDER" MEANS, WITH RESPECT TO THE SECURED BANK CLAIMS, THE BENEFICIAL OWNERS THEREOF OR INVESTMENT ADVISORS OR MANAGERS FOR SUCH BENEFICIAL OWNERS HAVING THE POWER TO VOTE AND DISPOSE OF THE SECURED BANK CLAIMS ON BEHALF OF SUCH BENEFICIAL OWNERS OF SECURED BANK CLAIMS AND, WITH RESPECT TO EACH ISSUE OF OLD DEBT SECURITIES AND THE OLD COMMON STOCK, MEANS A BENEFICIAL OWNER OF SUCH OLD DEBT SECURITIES OR OLD COMMON STOCK, AS THE CASE MAY BE. A "BENEFICIAL OWNER" IS THE PERSON WHO ENJOYS THE BENEFITS OF OWNERSHIP OF THE BANK DEBT CLAIMS OR SECURITIES, AS THE CASE MAY BE, (I.E., HAS A PECUNIARY INTEREST IN THE CLAIMS OR SECURITIES), EVEN THOUGH RECORD OWNERSHIP OR TITLE OF THE BANK DEBT OR SECURITIES, AS THE CASE MAY BE, MAY BE IN ANOTHER NAME. THE TERM "HOLDER" WITH RESPECT TO CLAIMS AND EQUITY INTERESTS UNDER THE PLAN MEANS THE PERSON WHO HOLDS SUCH CLAIM OR EQUITY INTEREST IN SUCH PERSON'S CAPACITY AS THE HOLDER OF SUCH CLAIM OR EQUITY INTEREST.

         THE SUMMARIES OF THE PLAN AND OTHER DOCUMENTS CONTAINED IN THIS SOLICITATION STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF, THE EXHIBITS THERETO (INCLUDING, WITH RESPECT TO THE NEW SENIOR SECURED TERM NOTES, THE TERM SHEET DESCRIBING THE SENIOR SECURED TERM NOTES AND, WITH RESPECT TO THE NEW SENIOR NOTES, THE NEW SENIOR NOTE INDENTURE), AND ALL DOCUMENTS DESCRIBED HEREIN AND THEREIN. THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF THE COMPANY, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE COMPANY (INCLUDING THE PROJECTED RESULTS OF OPERATIONS OF THE REORGANIZED COMPANY) AND THE LIQUIDATION ANALYSIS RELATING TO THE COMPANY, IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO CONTESTED MATTERS, HOWEVER, SUCH INFORMATION IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

         THE COMPANY EXPECTS TO FILE THE PETITION COMMENCING THE REORGANIZATION CASES ON OR ABOUT FEBRUARY 26, 2002 (THE "PETITION DATE") AND, ASSUMING THE REQUISITE CONSENTS ARE RECEIVED, EXPECTS THAT THE PLAN WILL BECOME EFFECTIVE (THE "EFFECTIVE DATE") ON OR ABOUT APRIL 15, 2002. THE COMPANY INTENDS TO MOVE AS QUICKLY AS POSSIBLE TO SOLICIT ACCEPTANCES OF THE PLAN PRIOR TO THE PETITION DATE AND TO OBTAIN CONFIRMATION OF THE PLAN AS SOON AS POSSIBLE AFTER THE PETITION DATE. THE ACTUAL PETITION DATE AND THE ACTUAL EFFECTIVE DATE MAY BE DIFFERENT THAN THE DATES ASSUMED HEREIN.

OVERVIEW

         AEI and its various direct and indirect subsidiaries together mine and market coal and comprise one of the largest coal producers in the U.S. The Company conducts mining operations in five states at a total of 44 mines, including 27 surface mines and 17 underground mines in three regions: Central Appalachia, the Illinois Basin and the Rocky Mountains. With over 46 million tons produced in 2001 and over 48 million tons projected for production in 2002, the Company is the fourth-largest coal producer in the United States.

         The Company mines primarily steam coal, and its primary customers are low-cost electric utility companies in the eastern U.S. It also sells steam coal under short-term contracts and on the spot market and supplies premium-quality, mid- and low-volatility metallurgical coal to steel producers.

         Resources, a wholly-owned subsidiary of AEI, was organized in 1998 to organize and run the coal mining operations the Company has acquired since October 1, 1997. Resources holds 100% of the stock of each of the five principal operating companies in the Company's corporate structure--AEI Coal Sales Company, Coal Ventures Holding Company, West Virginia-Indiana Coal Holding
Company, Holding, and Zeigler. Each of these five companies, in turn, holds directly or indirectly 100% of the stock of other companies in the AEI corporate structure.

         The Company's principal executive offices are located at 2000 Ashland Drive, Ashland, Kentucky 41101 and its telephone number is (606) 920-7400.

THE PLAN OF REORGANIZATION

         Beginning in 1999, due to problems associated with integrating several large acquisitions and decreased pricing for coal, the Company has experienced problems meeting payments due under its substantial debt outstanding, resulting in its default on its payment obligations and other covenants under the Bank Credit Agreement, Old Senior Debt and Subordinated Notes. These liquidity problems were exacerbated by the financial troubles of the Company's principal bonding company, Frontier, and consequent demands by states in which the Company operates first to cash collateralize, and then to replace, the Frontier bonds posted by the Company for its reclamation and workers' compensation obligations in such states. Please refer to "Business--General" and "Risk Factors--Risks Related to the Company--Bonding Situation; Risks of Delay or Non-Approval", for a detailed discussion of the Company's current financial situation and difficulties, including the impending March 1, 2002 deadline for replacing surety bonds posted by the Company in several states in which the Company operates.

         In light of its liquidity and capital needs, management of the Company decided it was necessary to restructure the Company's capital structure. Toward that end, in October, 2000, the Company hired Houlihan to serve as its financial advisor and commenced intensive negotiations with various creditors (including, with respect to the Old Debt Securities, the Informal Noteholders' Committee and, with respect to the Secured Bank Claims initially with the Bank Agent and later with the Informal Bank Steering Committee), in an effort to enable the Company to restructure its indebtedness through several alternative means, including a prepackaged filing. In connection with these negotiations, management has concluded that the best alternative for recapitalizing the Company over the long term and maximizing the recovery of creditors and equity holders of the Company is through a prepackaged plan pursuant to Chapter 11 of the Bankruptcy Code. The Plan represents the results of such negotiations and efforts. Management believes that the restructuring of the Company under the Plan, if accepted by a sufficient number of Holders entitled to vote on the Plan and approved by the bankruptcy court, will enable the Company to meet its state bonding requirements, pay its debt service obligations, preserve the Company's going concern value, ensure the long-term viability of the Company and maximize the recovery of creditors of the Company.

         The terms of the Plan were determined largely through negotiation by the Company and its legal and financial advisors with (i) the Informal
Noteholders' Committee and its legal and financial advisors and (ii) the Informal Bank Steering Committee and its legal and financial advisors. Generally, in order for the Plan to be approved, acceptances must be received from Holders of Claims constituting at least two-thirds in dollar amount, and more than one-half in number, of allowed Claims in each impaired Class of Claims that votes to accept or reject the Plan.

         The members of the Informal Bank Steering Committee have represented to the Company that they beneficially own, and/or are investment advisors or managers with the power to vote on behalf of beneficial owners of approximately 78% of the outstanding principal amount of the Secured Bank Claims. Each member of the Informal Bank Steering Committee, as well as certain other lenders under the Bank Credit Agreement, has executed an Agreement Concerning Voting pursuant to which it has agreed to vote its Secured Bank Claims to approve the Plan.

         The members of the Informal Noteholders' Committee have represented to the Company that they beneficially own, in the aggregate, approximately $271.8 million in principal amount of Old Senior Debt (representing approximately 78.4% of the outstanding principal amount), and approximately $97.1 million principal amount of Subordinated Notes (representing 64.7% of the outstanding principal amount). Each member of the Informal Noteholders' Committee has executed an Agreement Concerning Voting pursuant to which it has agreed to vote its Old Senior Debt or Subordinated Notes, as the case may be, to approve the Plan.

         Though not entitled to vote on the Plan, the Holders of Old Common Stock have signed an Agreement Concerning Voting under which such Holders have agreed, subject to the terms of the Agreement Concerning Voting, not to delay or impede the confirmation of the Plan.

         BASED ON THE REPRESENTATIONS IN THE AGREEMENTS CONCERNING VOTING, THE AMOUNT OF CLAIMS COMMITTED TO VOTE IN FAVOR OF THE PLAN IN EACH OF THE CLASS OF SECURED BANK CLAIMS AND THE CLASS OF OLD SENIOR DEBT MEETS THE STATUTORY SUPERMAJORITY (66.7% IN AMOUNT OF CLAIMS THAT VOTE) NEEDED TO SEEK APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY HAS RECEIVED COMMITMENTS UNDER AGREEMENTS

CONCERNING VOTING FROM HOLDERS IN THE CLASS OF SUBORDINATED NOTES REPRESENTING APPROXIMATELY 64.7% IN AMOUNT OF CLAIMS IN SUCH CLASS. UNDER APPLICABLE LAW, A MAJORITY IN NUMBER OF HOLDERS WHO VOTE ON THE PLAN ALSO IS NEEDED TO SEEK APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY CANNOT BE CERTAIN AT THIS TIME THAT THESE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING REPRESENT A MAJORITY IN NUMBER OF HOLDERS OF CLAIMS IN EACH SUCH CLASS WHO VOTE ON THE PLAN. ALTHOUGH AGREEMENTS CONCERNING VOTING HAVE BEEN EXECUTED AS DISCUSSED ABOVE, CERTAIN MINISTERIAL MATTERS ARE REQUIRED TO TAKE PLACE BEFORE THESE AGREEMENTS BECOME EFFECTIVE. THE COMPANY EXPECTS THAT THESE MATTERS WILL OCCUR IN THE NEAR FUTURE. IN ADDITION, THE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING ARE SUBJECT TO CERTAIN CONDITIONS, INCLUDING MEETING CERTAIN DEADLINES FOR THE FILING, CONFIRMATION AND CONSUMMATION OF THE PLAN. SEE "RISK FACTORS--CERTAIN RISKS OF NON-CONFIRMATION AND NON-CONSUMMATION OF THE PLAN". IN ORDER TO BEGIN THE REORGANIZATION CONTEMPLATED HEREIN, THE COMPANY MUST RECEIVE SUFFICIENT VOTES IN FAVOR OF THE PLAN ON OR PRIOR TO THE VOTING DEADLINE, AND THEN COMMENCE THE REORGANIZATION CASES IN TIME TO SEEK AND OBTAIN BANKRUPTCY COURT APPROVAL OF THE DIP FACILITY. THE COMPANY MUST BE ABLE TO DRAW UPON THE DIP FACILITY TO REPLACE THE SURETY BONDS ISSUED BY A FINANCIALLY TROUBLED BONDING COMPANY IN SEVERAL STATES IN WHICH THE COMPANY OPERATES BY A MARCH 1, 2002 DEADLINE. FAILURE TO MEET THIS DEADLINE COULD RESULT IN THE ATTEMPT BY ONE OR MORE OF THESE STATES TO SHUT DOWN THE COMPANY'S OPERATIONS IN THE RELEVANT STATE. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL OBTAIN SUFFICIENT VOTES IN FAVOR OF THE PLAN BY THE VOTING DEADLINE, IF EVER, OR THAT THE BANKRUPTCY COURT WILL APPROVE THE DIP FACILITY IN A TIMELY MANNER, THAT THE COMPANY WILL BE ABLE TO DRAW ON THE DIP FACILITY OR THAT THE BANKRUPTCY COURT WILL ULTIMATELY CONFIRM THE PLAN. SEE "RISK FACTORS--RISKS RELATED TO THE COMPANY".

         For additional information concerning the events leading to the development of the Plan, the role of Houlihan and its dealings with the Company and the Informal Bank Steering Committee, and the role of the Informal Noteholders' Committee, see "The Plan of Reorganization--Introduction."

         The purpose of the Plan is to effect a reorganization of the capital structure of the Company through a prepackaged Chapter 11 bankruptcy filing with a view to enabling the Reorganized Company to continue as a going concern with adequate capitalization. The Company believes that its creditors will derive greater benefit from its continued operation following the reorganization proposed herein than from a liquidation or orderly sale of its businesses or assets. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis." Accordingly, the Plan is designed to enhance the Reorganized Company's long-term financial stability and economic viability for the benefit of its creditors.

         As of December 31, 2001, AEI and its consolidated subsidiaries had total principal indebtedness outstanding of $1,334.9 million. As a result of the Plan, $1,305.9 million principal amount of this debt, comprised of Secured Bank Claims, Old Senior Notes, IRBs and Subordinated Notes, will be impaired. The basis of the Plan proposed by the Company is the replacement of the Secured Bank Claims with the New Senior Secured Term Notes, New Senior Notes and Cash, and the conversion of all Senior Debt Claims and Subordinated Claims into New Common Stock. Other material features of the Plan are summarized below.

DIP and Exit Facilities............................       The Company has  requested  and received a  commitment  from
                                                          Bankers    Trust    Company     ("Bankers     Trust")    for
                                                          debtor-in-possession  financing  for an  aggregate  of up to
                                                          $150  million  (with a $100  million  sublimit on letters of credit)  in the  form of a  secured,  super-priority  credit
                                                          facility   (the  "DIP   Facility"),   to  be  entered   into
                                                          subsequent  to the  filing of the Plan and the  commencement of the  Reorganization  Cases.  Subject to bankruptcy  court
                                                          approval  of  the  DIP   Facility,   the  Company  will  use
                                                          borrowings   thereunder  to  provide   credit   support  for
                                                          replacement of reclamation and workers'  compensation  bonds issued by a financially  troubled  insurance  company and to
                                                          operate   its   business   during   the   pendency   of  the
                                                          Reorganization  Cases.  The  Company  has  also  received  a commitment  from Bankers Trust for a secured credit facility
                                                          (the "Exit  Facility"),  to be entered into on the Effective
                                                          Date.  The  Company  will use the funds  borrowed  under the
                                                          Exit  Facility  to repay all amounts  outstanding  under the
                                                          DIP  Facility,  to fund certain cash needs on the  Effective
                                                          Date and for  working  capital  needs  after  the

                                                          Effective Date.

                                                          The  commitments  for the DIP Facility and the Exit Facility are  subject  to the terms and  conditions  set forth in the commitment letters, term sheets and fees letters dated as of
                                                          January  25,  2002  and  to  the   execution  of  definitive
                                                          documentation  with  respect to each of the DIP Facility and the Exit Facility. For additional information concerning the
                                                          DIP  Facility and the Exit  Facility,  see  "Description  of
                                                          Indebtedness--Reorganized   Company   Indebtedness--the  DIP
                                                          facility and Exit Financing."

Secured Bank Claims................................       With respect to each Holder as of the  Effective  Date,  the
                                                          $984,223,719  amount  outstanding  of, plus fees and accrued interest on, the Secured Bank Claims will be converted  into
                                                          (A) such  Holder's  pro rata  portion of: (i) the New Senior
                                                          Secured Term Notes  evidencing a senior secured term loan in an principal  aggregate  amount  equal to (a) $925  million,
                                                          MINUS the sum of (1) $450  million PLUS (2)  Available  Cash as of the  Effective  Date;  (ii) $450  million in aggregate principal  amount of New  Senior  Notes;  (iii)  Cash in the amount  equal to the Bank Claims Cash  Distribution  Amount;
                                                          and (B) the releases  described in Section 11.7 of the Plan.
                                                          In  addition,   any  letters  of  credit  originally  issued
                                                          pursuant to the Bank Credit  Agreement which are outstanding as of the  Effective  Date  shall be  cancelled.  The sum of
                                                          (i) the  aggregate   principal  amount  of  the  New  Senior
                                                          Secured Term Notes,  (ii) the aggregate  principal amount of the New Senior  Notes,  (iii) the  amount of the Bank Claims
                                                          Cash Distribution  Amount and (iv) the aggregate face amount of any letters of credit  originally  issued pursuant to the
                                                          Bank Credit  Agreement which are outstanding on the Petition
                                                          Date and that as of the Effective  Date have been  cancelled shall be equal to the Allowed Secured Bank Claims  including interest under the Bank Credit Agreement  through the actual
                                                          Petition  Date.  In  addition,  during any  period  from the
                                                          Petition Date through the Effective  Date in which the Banks
                                                          are  paid   current   postpetition   interest  (as  adequate
                                                          protection  protection or otherwise) at the non-default rate under the Bank Credit  Agreement  (as opposed to the default rate  set  forth  in  section  3.02(b)  of the  Bank  Credit
                                                          Agreement),  each  Holder of an Allowed  Secured  Bank Claim
                                                          shall  be  entitled  to  retain  such   amounts;   PROVIDED,
                                                          HOWEVER,  each Holder of an Allowed Secured Bank Claim shall be entitled to  interest on the Allowed  Secured  Bank Claim which shall accrue at the default rate (in  accordance  with section  3.02(b) of the Bank  Credit  Agreement)  during any period from the Petition Date through the Effective  Date in which the Banks are not paid current  postpetition  interest
                                                          (as  adequate  protection  or  otherwise).  For  a  complete description  of the material terms of the New Senior Secured
                                                          Term Notes,  refer to the Term Sheet  Describing  the Senior
                                                          Secured  Term Notes  attached as Exhibit 3 to the Plan.  For a  complete  description  of the  terms  of the  New  Senior
                                                          Notes,  refer to the New Senior Note  Indenture  attached as
                                                          Exhibit 2 to the Plan.

Senior Debt Claims (Old Senior Notes and IRBs).....       With respect to each Holder as of the  Effective  Date,  the aggregate  principal  amount  outstanding  of the Old Senior
                                                          Notes and the IRBs, plus accrued interest  thereon,  will be converted into such Holder's pro rata portion  (sharing with all  other  such  Holders)  of shares  of New  Common  Stock equivalent to 80% of the New Common Stock to be  outstanding on the Effective  Date

                                                          and the releases set forth in Section 11.7 of the Plan.  See
                                                          "Description  of  Common  Stock--Description  of New  Common
                                                          Stock."

Subordinated Claims (Subordinated Notes)...........       With respect to each Holder as of the  Effective  Date,  the aggregate  principal amount  outstanding of the Subordinated
                                                          Notes,   including   accrued  interest   thereon,   will  be
                                                          converted into such Holder's pro rata portion  (sharing with all  other  such  Holders)  of shares  of New  Common  Stock equivalent to 20% of the New Common Stock to be  outstanding on the Effective  Date and the releases set forth in Section
                                                          11.7   of   the   Plan.   See    "Description    of   Common
                                                          Stock--Description of New Common Stock."

Old Common Stock Interests ........................       Old Common Stock  Interests,  consisting of Old Common Stock and any option, warrant or right,  contractual or otherwise, to acquire,  in connection with or related to the Old Common
                                                          Stock  (including,   without  limitation,  any  rights  with
                                                          respect to AEI under any  registration  rights  agreement to which AEI or any of the AEI  Subsidiaries is a party),  will be  cancelled  on the  Effective  Date and no  distributions will be made in respect thereof.

     OTHER TERMS OF THE PLAN

         Under the Plan, Priority Non-Tax Claims, Other Secured Claims (other than the Bank Claims), Unsecured Claims (other than the Senior Debt Claims and the Subordinated Claims), and Penalty Claims are unimpaired and, to the extent not paid during the pendency of the Reorganization Cases, will receive treatment that the bankruptcy court determines to constitute unimpairment. Upon filing for relief under Chapter 11 of the Bankruptcy Code, the Company intends to seek an order permitting AEI and its subsidiaries to pay currently the Claims of those trade creditors who continue to provide the Company with customary trade terms. For more information concerning the treatment and definition of Trade Claims, see "The Plan of Reorganization -- Overview of the Plan."

         On the Effective Date, Resources and Holding will convert into new Delaware limited liability companies.

         As part of the Plan, the Informal Noteholders' Committee will designate the new Board of Directors of Reorganized AEI.

         The Company presently intends to seek to consummate the Plan and to cause the Effective Date to occur on or about April 15, 2002. There can be no assurance, however, as to when the Effective Date actually will occur. Procedures for the distribution of securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders and that could affect the amount of distributions ultimately received by such Holders, are described in "The Plan of Reorganization -- Distributions Under the Plan."

         None of the Directors, executive officers or affiliates of any of the Company or holders of 5% or more of the Old Common Stock, to the knowledge of the Company, holds any Old Senior Notes, IRBs or Subordinated Notes.

         In making investment decisions, Solicited Classes must rely on their own examination of the Company and the terms of the Plan of Reorganization, including the merits and risks involved. Each Holder in a Solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Solicitation Statement, this Solicitation, the Plan and the transactions contemplated hereby and thereby.

         The Board of Directors of the Company did not seek or obtain an opinion with respect to the Plan from any financial advisor but was assisted in formulating the terms of the Plan by Houlihan.

         See "Business--General" for information concerning discussions between the Company's management and their advisors with representatives of the Informal Noteholders' Committee and Informal Bank Steering Committee.

SOLICITATION AND VOTING

Treatment of Claims and Interests...........     Under the Plan,  the  Claims and Equity  Interests  of Holders  have been  divided  into eight (8)  Classes  based upon the nature of the respective  Claim or Equity  Interest.  All  unimpaired  Classes are deemed to have  accepted the Plan and  therefore are not entitled to vote.  All other classes of Claims are  "impaired"  and are entitled to  vote on the  Plan  except  for the  class  of Old  Common  Stock
                                                 Interests  which  will  receive no  distributions  in respect of its interests  and,  therefore,  will be  deemed  to have  rejected  the
                                                 Plan.  The class of Old Common Stock  Interests is impaired,  but is not  entitled  to vote on the  Plan.  Under  the  Plan,  each of the
                                                 Classes  of  (i)  Secured  Bank  Claims,   (ii) Senior  Debt  Claims
                                                 (consisting  of  Holders  of Old  Senior  Notes  and/or  IRBs),  and
                                                 (iii) Subordinated  Claims  (consisting  of Holders of  Subordinated
                                                 Notes),  is impaired  and  entitled  to vote on the Plan.  Under the
                                                 Plan,  Priority  Non-Tax  Claims,  Other Secured  Claims,  Unsecured
                                                 Claims  (other  than the Senior  Debt  Claims  and the  Subordinated
                                                 Claims),  and Penalty Claims are  unimpaired  and, to the extent not paid  during  the  pendency  of the  Reorganization  Cases,  will be unimpaired.  See "The  Plan of  Reorganization--Treatment  of Claims
                                                 and Interests Under the Plan."

Voting on the Plan..........................     In order for the Plan to be confirmed by the bankruptcy  court, each
                                                 Class of Claims that is impaired  and  entitled to vote must vote to accept the Plan.  An impaired  class of claims is deemed to accept a plan of  reorganization  under the provisions of the Bankruptcy Code if holders of at least  two-thirds  in dollar  amount and a majority in number of the  claims who cast  ballots  vote to accept the Plan.
                                                 A  Chapter  11 plan of  reorganization,  however,  may be  confirmed under  certain  circumstances  if at  least  one  impaired  class of
                                                 claims   votes   to   accept   the   plan.    See   "The   Plan   of
                                                 Reorganization--Voting  and  Confirmation of the Plan--Acceptance or
                                                 Cramdown."


                                                 Because  only  those  Holders  who vote to accept or reject the Plan will be counted for purposes of determining  acceptance or rejection of the Plan,  the Plan could be  accepted  by an  impaired  Class of
                                                 Claims  with  the  affirmative  vote  of  significantly   less  than
                                                 two-thirds  in dollar  amount  and  one-half  in number of the total
                                                 Claims in such class.  See "The Plan of  Reorganization--Voting  and
                                                 Confirmation of the Plan--Solicitation of Acceptances of the Plan."

Procedures for Voting on the
Plan........................................     To vote to accept the Plan,  a Holder  must sign and date the Ballot and  return  it  in  the  enclosed  postage-paid  envelope  so it is received by the Information  Agent before the Voting  Deadline.  See
                                                 "The Plan of Reorganization--Voting and Confirmation of the Plan".

Record Date.................................     The Record Date for  determining  the  Holders of Claims,  including the Holders of Old Debt  Securities,  for  purposes of voting on the
                                                 Plan is January 25, 2002.

Importance of Voting........................     IT IS IMPORTANT  THAT ALL HOLDERS OF CLAIMS IN THE IMPAIRED  CLASSES
                                                 VOTE TO ACCEPT OR REJECT  THE PLAN.  THE  BANKRUPTCY  CODE  PROVIDES
                                                 THAT  ONLY  HOLDERS  WHO  VOTE  WILL  BE  COUNTED  FOR  PURPOSES  OF
                                                 DETERMINING  WHETHER THE REQUISITE  ACCEPTANCES  HAVE BEEN RECEIVED.
                                                 FAILURE BY A HOLDER TO  DELIVER  AN  ORIGINAL,  DULY  COMPLETED  AND
                                                 SIGNED  BALLOT WILL BE DEEMED TO  CONSTITUTE  AN  ABSTENTION BY SUCH
                                                 HOLDER AND WILL NOT BE COUNTED AS A VOTE FOR OR AGAINST THE PLAN.

                                                 IT IS  EXTREMELY  IMPORTANT  THAT THE COMPANY  RECEIVE A  SUFFICIENT
                                                 NUMBER  OF VOTES IN FAVOR  OF THE  PLAN BY THE  VOTING  DEADLINE  IN
                                                 ORDER TO COMMENCE THE REORGANIZATION  CASES AND SECURE DIP FINANCING
                                                 NEEDED TO REPLACE  STATE SURETY  BONDS BY A MARCH 1, 2002  DEADLINE.
                                                 FAILURE TO  REPLACE  SUCH BONDS BY THIS  DEADLINE  COULD  MATERIALLY
                                                 ADVERSELY  AFFECT THE BUSINESS AND  OPERATIONS  OF THE COMPANY.  SEE
                                                 "RISK FACTORS--RISKS RELATED TO THE COMPANY--BONDING; RISKS OF DELAY
                                                 OR NON-ACCEPTANCE."

Revocation of Votes.........................     Votes on the Plan may be  revoked at any time prior to the filing of a Chapter 11  petition by the  Company.  If a Chapter 11 petition is filed by the Company,  the revocations of such votes may be effected only with the  approval of the  bankruptcy  court.  See "The Plan of
                                                 Reorganization--Voting and Confirmation of the Plan".

Voting Deadline.............................     The  Ballots  must be  received  by the  Information  Agent by 12:00
                                                 Midnight,  New York City Time,  on,  February  25, 2002 (the "Voting
                                                 Deadline"),   unless  such  time  and  date  are   extended  at  the
                                                 discretion  of the Company,  in which case the Voting  Deadline will be the  latest  time and date to which  the  solicitation  period is extended).  The  Company  will notify the  Information  Agent of any such  extension  by oral or  written  notice  and will make a public announcement  thereof,  prior to 9:00 a.m.,  New York City time,  on
                                                 the  next  business  day  after  the  previously   scheduled  Voting
                                                 Deadline.  See "The Plan of  Reorganization--Voting and Confirmation
                                                 of the Plan".

Voluntary Release...........................     In  addition  to voting to  accept  or reject  the Plan,  individual
                                                 Holders of Secured  Bank  Claims,  Old Senior Debt and  Subordinated
                                                 Notes may elect to grant  releases  (the  "Voluntary  Releases")  of claims to officers,  directors and  shareholders of the Company (and
                                                 certain  of  their  affiliates).   The  Voluntary  Releases  may  be
                                                 granted  only  by  individual  election;  no  class  vote  or  other mechanisms  under  the Plan will deem a  Voluntary  Release  to have
                                                 been  granted  by  an  individual   Holder  absent  such   election.
                                                 Electing to grant the Voluntary  Release is not  mandatory;  Holders may vote to accept or reject the Plan without  electing to grant the
                                                 Voluntary  Release.  Electing to grant the  Voluntary  Release  will not affect the  distribution to which a Holder is entitled under the
                                                 Plan.  Holders should consider  carefully whether they wish to grant the Voluntary  Release because  granting the Voluntary  Release will bind the Holder  granting  the  Voluntary  Release,  and such Holder will no  longer  be able to  assert  claims  or  causes  of  actions against officers,  directors,  or shareholders of the Company. For a complete  description  of the scope of the  Voluntary  Release,  see
                                                 "The Plan of  Reorganization--Indemnification and Releases Under the
                                                 Plan--Voluntary Releases".

Holder.........................................  The term "Holder"  with respect to a vote on the Plan means,  in the case of Holders of securities such as the Old Senior Notes,  IRBs or
                                                 Subordinated  Notes, a beneficial  owner thereof on the Record Date.
                                                 In the case of Holders of Secured  Bank Claims,  "Holder"  means the beneficial  owner of such Secured Bank Claims  and/or an  investment advisor or manager  for a  beneficial  owner of Secured  Bank Claims with



                                                 the power  to  vote  and  dispose  of  such  Secured  Bank Claims on behalf  of  such  beneficial  owner.  A  "beneficial  owner"  is the person who  enjoys the  benefits  of  ownership  of the bank debt or securities,  as the case may be, (I.E., has a pecuniary  interest in the bank debt or securities)  even though record  ownership or title of the  bank  debt or  securities,  as the  case  may be,  may be in another  name.  The term  "Holder"  with respect to other Claims and
                                                 Equity Interests,  such as Secured Bank Claims, means the Person who holds such Claim or Equity  Interest  in such  Person's  capacity as the holder of such Claim or Equity Interest.

                                                 WITH  RESPECT  TO  THE  OLD  SENIOR   NOTES,   THE  IRBS,   AND  THE
                                                 SUBORDINATED NOTES  (COLLECTIVELY,  THE "VOTING  SECURITIES"),  ONLY
                                                 THE  BENEFICIAL  OWNERS  THEREOF (OR THEIR  AUTHORIZED  SIGNATORIES)
                                                 ARE   ELIGIBLE   TO   VOTE   ON  THE   PLAN.   See   "The   Plan  of
                                                 Reorganization--Voting    and   Confirmation   of  the  Plan--Voting
                                                 Procedures."

Beneficial Owners of Voting Securities......     If  you  hold  Voting  Securities  in  physical   certificated  form
                                                 registered in your own name,  you can vote on the Plan by completing the  information  requested  on the  Ballot,  signing,  dating,  and indicating  your vote on the Ballot,  and  returning  the  completed
                                                 original  Ballot  in  the  enclosed,   pre-addressed,   postage-paid
                                                 envelope so that it is actually  received by the  Information  Agent before the Voting Deadline.

                                                 Any beneficial owner holding Voting  Securities in "street name" can vote on the Plan in one of the two following ways:

                                                 IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR  "PREVALIDATED")  BY YOUR
                                                 NOMINEE (E.G.,  BROKER, BANK, OTHER NOMINEE OR THEIR AGENT): You can
                                                 vote on the Plan by  completing  the  information  requested  on the
                                                 Ballot,  indicating  your  vote on the  Ballot,  and  returning  the
                                                 completed   original   Ballot   in  the   enclosed,   pre-addressed,
                                                 postage-paid  envelope  so  that  it is  actually  received  by  the
                                                 Information Agent before the Voting Deadline.

                                                 IF YOUR  BALLOT  HAS NOT BEEN  SIGNED  (OR  "PREVALIDATED")  BY YOUR
                                                 NOMINEE (BROKER,  BANK, OTHER NOMINEE, OR THEIR AGENT): You can vote on the Plan by completing the  information  requested on the Ballot, signing,  dating  and  indicating  your  vote  on  the  Ballot,  and
                                                 returning  the  completed   original   Ballot  to  your  nominee  in
                                                 sufficient  time for your  nominee  then to forward your vote to the
                                                 Information Agent so that it is actually received by the Information
                                                 Agent before the Voting Deadline.

Brokerage Firms, Banks and Other Nominees...     If you are a  brokerage  firm,  commercial  bank,  trust  company or other nominee which is the registered  holder of Voting  Securities, please forward a copy of this Solicitation  Statement (including the
                                                 appendices)   and  the   appropriate   Ballot  or  Ballots  to  each
                                                 beneficial owner, AND;

                                                 IF YOU HAVE  SIGNED  (OR  "PREVALIDATED")  the  Ballot,  the  Ballot
                                                 should be  completed  by the  beneficial  owner and  returned by the beneficial  owner  directly  to the  Information  Agent so that such
                                                 Ballot is actually  received  by the  Information  Agent  before the
                                                 Voting Deadline.

                                                 IF YOU HAVE NOT  SIGNED (OR  "PREVALIDATED")  the  Ballot,  you must collect  the Ballot or  Ballots,  complete  the Master  Ballot,  and deliver the  completed  original  Master  Ballot to the  Information
                                                 Agent  so that it is  actually  received  by the  Information  Agent before the Voting Deadline.

Securities Clearing System..................     Clearing  Systems,  such as the  Depository  Trust  Company,  should arrange for their  respective  participants  to vote by executing an omnibus proxy,  assignment letter form, or similar document, in such participants' favor.

Further Information.........................     For further information  generally,  contact The Altman Group, Inc.,
                                                 60 East 42nd  Street,  Suite 1241,  New York,  New York 10165;  tel.
                                                 (212) 973-9720; Attention:  Herb Slatin.

                         DESCRIPTION OF NEW SENIOR DEBT

NEW SENIOR SECURED TERM NOTES                   Under the Plan,  Holders of Secured Bank Claims will receive,  among other  things,  New Senior  Secured  Term Notes  evidencing a senior secured term loan.

Borrower..................................      Resources LLC.

Guarantors................................      All of the direct and indirect subsidiaries of the Borrower,  and any direct or indirect  holding  companies  thereof,  other than  certain immaterial subsidiaries to be mutually agreed upon.

Aggregate Principal Amount................      The aggregate principal amount shall be calculated as set forth in the Plan (as defined in that certain Agreement Concerning Voting dated as of January 25, 2002 among the Company and the other entities party thereto).

Amortization..............................      Resources LLC would be required to make amortization payments of principal in respect of the New Senior Secured Term Notes, payable in consecutive quarterly installments as set forth below:
                                                    o    At the end of each  quarterly  period  ending  prior  to the
                                                         sixth   anniversary  of  the  Closing  Date:   $5.0
                                                         million.

                                                    o    On the sixth  anniversary of the Closing Date: the remaining outstanding  amount of the New Senior  Secured Term
                                                         Notes.

Interest..................................      Interest  on the New Senior  Secured  Term Notes would be computed as follows and would be payable monthly in arrears:

                                                At the London  Interbank  Offered Rate ("LIBOR") PLUS the Applicable
                                                Margin.  To the extent  that any New Senior  Secured  Term Notes are converted in  accordance  with their terms,  they will bear interest at the corporate base rate  established by an  administrative  agent to be  determined  (the  "Administrative  Agent")  from time to time
                                                (the "Prime Rate"), at the Prime Rate PLUS the Applicable Margin.

                                                The  "Applicable  Margin" (x) in respect of LIBOR New Senior Secured
                                                Term  Notes  would mean 525 bps and (y) in respect of Prime Rate New
                                                Senior Secured Term Notes would mean 425 bps.

                                                DEFAULT RATE:  During the  continuance of an Event of Default (to be defined in the  definitive  documentation),  New Senior Secured Term
                                                Notes would bear interest at an additional 2.0% per annum.

Interest Payment Dates....................      Payable monthly in arrears.

Maturity Date.............................      The New Senior  Secured  Term  Notes will be due and  payable on the sixth anniversary of the Effective Date.

Use of Proceeds...........................      Restructuring  of the  secured  indebtedness  of  Resources  and the guarantors  under the Bank Credit Agreement to the Holders (in their capacities as lenders under the Bank Credit Agreement).

Mandatory Prepayments.....................      Except at such times as an "Event of  Default"  under and as defined in the Exit  Facility (a "Senior  Default")  shall have occurred and be

                                                continuing  and  shall not have been  waived  or cured,  and  proper notice thereof shall have been received by the Administrative Agent,
                                                (i)  100% of the Net  Cash  Proceeds(1) in respect  of (a) any  debt offering  or (b) any asset sale  outside of the  ordinary  course of business  of the  Reorganized  Company  (but only to the extent such proceeds  are neither (x)  required to be applied to repay any loans
                                                in  respect  of  the  Exit  Facility  nor  (y)   reinvested  by  the
                                                Reorganized  Company  in  accordance  with  the  terms  of the  Exit
                                                Facility)  and (ii) 75% (a) of the Net Cash  Proceeds  in respect of any  equity  offering  or  (b)  of  the  proceeds  upon  the  annual determination of positive Excess Cash(2) (together with the Net Cash
                                                Proceeds described in clauses (i)(a),  (i)(b) and (ii)(a) above, the
                                                "Proceeds")  shall be deposited  by  Resources  LLC into an interest bearing deposit account at the  Administrative  Agent (the "Proceeds
                                                Account") for application to the New Senior Secured Term Notes until such New  Senior  Secured  Term  Notes  have  been  repaid  in full.
                                                Mandatory  Prepayments of the New Senior Secured Term Notes shall be applied to the outstanding principal balance thereof.

                                                After the New Senior  Secured  Term Notes  shall have been repaid in full,  any  amounts  on  deposit in the  Proceeds  Account  shall be returned to Resources LLC and applied in  accordance  with the terms of the Exit Facility and the New Senior Notes.

                                                Upon  the  occurrence  and  during  the  continuance  of any  Senior
                                                Default,  100% of all Net Cash  Proceeds  and proceeds in respect of positive  Excess  Cash shall be applied as  required  under the Exit
                                                Facility;  PROVIDED  that if such  Senior  Default  shall  have been waived or cured in accordance  with the terms of the Exit  Facility, the Proceeds  shall be applied to the New Senior  Secured Term Notes as set forth above.

Optional Redemption.......................      Resources LLC would be  permitted,  upon at least three (3) business days' notice and at the end of any  applicable  interest  period (or at other times with the payment of applicable  breakage  costs),  to prepay  in full or in part,  without  premium  or  penalty,  the New
                                                Senior   Secured  Term  Notes;   PROVIDED  that  each  such  partial
                                                prepayment  would be  required  to be in an  aggregate  amount of $5 million or multiples of $500,000 in excess  thereof;  and  PROVIDED,
                                                FURTHER,  that any such optional prepayments would be applied to the remaining scheduled  amortization payments due in respect of the New
                                                Senior Secured Term Notes on a pro rata basis.

Security..................................      The  New  Senior   Secured   Term  Notes   would  be  secured  by  a
                                                second-priority  perfected  security  interest  (subject only to the first-priority  perfected  security  interest in respect of the Exit
                                                Facility and customary  permitted liens) in all of the assets of the
                                                Reorganized  Company,  including  the  capital  stock  of all of the direct and indirect subsidiaries of Resources LLC.

Covenants.................................      In addition to customary  affirmative  covenants for transactions of this type,  Resources LLC shall be required to (i) use  commercially reasonable  best  efforts to refinance  the New Senior  Secured Term
                                                Notes  promptly  following  the  Effective  Date and (ii) obtain and

-----------------------
(1) "Net Cash Proceeds" means proceeds received by Resources LLC during any calendar year, net of any underwriting and professional fees and other transaction expenses.

(2) "Excess Cash" to be defined as EBITDA less: capital expenditures, cash interest expense, amortization payments, cash taxes, cash costs in excess of amounts included in the calculation of EBITDA with respect of reclamation and employee liabilities, restructuring costs, payments under the KERP/Serverance Plan and adjustments for changes in working capital and deferred revenue, as well as an additional adjustment to ensure that working capital accounts shall be adjusted so as to reflect customary terms.

                                                maintain surety bonds (including,  without limitation, in respect of reclamation and workers' compensation  obligations) from third party
                                                surety   bond   issuers    satisfactory   to   the    beneficiaries.
                                                Notwithstanding  the foregoing,  standard  affirmative  covenants in respect  of the New  Senior  Secured  Term  Notes  shall  be no more restrictive to the Holders than the affirmative  covenants contained in the Exit Facility (or any amendments or refinancings thereof).

                                                Customary  negative  covenants for transactions of this type, and to include a  prohibition  on (i)  incurrence of new  indebtedness  (or guaranties  in  respect  thereof)  other  than (A)  pursuant  to the
                                                Senior Facilities (including any Permitted  Refinancing(3) thereof),
                                                (B) in connection with capital leases which involve  payments not in excess of an amount to be determined per annum and (C)  intercompany indebtedness  expressly  subordinate to the  indebtedness  under the
                                                Exit Facility,  the  documentation  governing the New Senior Secured
                                                Term  Notes  and  the  Indenture  governing  the  New  Senior  Notes
                                                (collectively,  the "Senior Facilities"); (ii) the incurrence of new liens other than (A) customary  permitted  liens, (B) liens incurred in connection  with the Senior  Facilities  (including any Permitted
                                                Refinancing  of any  thereof) and (C) liens  incurred in  connection with  purchase  money  indebtedness  not in excess  of an  aggregate amount  to be  determined;  (iii)  investments,  including  loans to third parties,  greater than an amount to be determined,  other than investments  in the  Guarantors or Resources  LLC;  (iv)  Restricted
                                                Payments  (to be  defined  in the  definitive  documentation  and to include,  without  limitation,  dividends or other  distributions by
                                                Borrower  in  respect  of its  capital  stock);  (v) sales of assets outside the ordinary  course of business  having a fair market value or book  value in excess of an  amount  to be  determined;  and (vi)
                                                transactions  with affiliates,  subject to certain  exceptions to be agreed upon;  PROVIDED that such negative covenants shall be no more restrictive to Resources LLC than the negative  covenants  contained in the Exit Facility (or any amendments or refinancings thereof).

Financial Reporting Obligation............      At any time any New  Senior  Secured  Term  Notes  are  outstanding,
                                                Resources  LLC would be  required  to deliver to the  Administrative
                                                Agent and Holders such periodic financial reports,  certified by the president  or  chief  financial  officer  of  Resources  LLC  as are
                                                required  under  the  Bank  Credit  Agreement,   including,  without
                                                limitation,  (i) unaudited monthly financial  statements,  including balance  sheets and the  related  cash flow and  income  statements, within  15 days of the end of each  calendar  month,  (ii) unaudited quarterly  financial  reports  within  45  days  of the  end of each
                                                fiscal  quarter,   (iii)  audited   consolidated  and  consolidating
                                                financial  statements within 90 days of the end of each fiscal year, together  with an  accountant's  opinion  stating that the financial statements fairly represent the financial condition,  cash flows and results of operations of the Reorganized  Company,  (iv) budgets for each  fiscal  year,  not later  than 30 days prior to the end of the previous fiscal year and (v) updates of and  reconciliations to, the
                                                Resources  LLC's five year plan not later than the last business day of each January during the term. Any financial  statements,  reports or other information  required to be delivered to the Administrative
                                                Agent  hereunder  would be required to be in the form  specified  in
                                                Sections 13 and 15(d) of the Exchange Act.

---------------------------
(3) "Permitted Refinancing" shall mean (a) with respect to the Exit Facility, any refinancing thereof the commitment amount of which shall not exceed the commitment amount of the Exit Facility and (b) with respect to the New Senior Notes, any refinancing thereof the maturity date of which shall not occur prior to the expiration of the Maturity Date of the New Senior Secured Term Notes.

                                                For additional  information,  see the Term Sheet  Describing  the New
                                                Senior Secured Term Notes attached as Exhibit 4 to the Plan.

NEW SENIOR NOTES                                Holders of Secured Bank Claims will receive,  among other things, New
                                                Senior Notes under the Plan.

Issuer.....................................     Resources LLC.

Guarantors................................      All of the direct and indirect subsidiaries of Resources LLC, and any direct or indirect  holding  companies  thereof,  other than  certain immaterial subsidiaries to be mutually agreed upon.

Aggregate Principal Amount................      $450 million.

Interest..................................      11-3/4 %.

Interest Payment Dates....................      Cash pay,  semiannual  in arrears,  commencing on the 15th day of the next full calendar month  following the six month  anniversary of the
                                                Effective  Date,  provided that the first  Interest  payment shall be pro-rated,  as necessary, to provide for any period of time in excess of six (6) months  between the Effective  Date and the first Interest
                                                Payment Date.

Maturity Date.............................      The  Maturity  Date  of the New  Senior  Notes  will  be the  seventh anniversary of the Effective Date.

Optional Redemption.......................      During the period from the Effective  Date to (but excluding the date which is  twelve  (12)  months  thereafter,  Resources  LLC  would be entitled to redeem the New Senior Notes at a  redemption  price equal to 100% of the  principal  amount,  PLUS accrued and unpaid  interest thereon.

                                                Commencing  on the  date  which  is  twelve  (12)  months  after  the
                                                Effective Date, the New Senior Notes would be redeemable by Resources
                                                LLC at a Call Price  (expressed as a percentage of principal  amount)
                                                equal to 105.875%  PLUS accrued and unpaid  interest.  The Call Price would decline ratably on each subsequent anniversary of the Effective
                                                Date to an amount equal to par on the sixth anniversary thereof.

Change of Control.........................      Upon the  occurrence  of a change of control,  Resources LLC would be obligated  to make an offer to purchase  all of the  outstanding  New
                                                Senior Notes at a price equal to 101% of par plus accrued interest.

Registration Rights.......................      The issuance of the New Senior Notes and the distribution  thereof to
                                                Holders of Secured  Bank  Claims  shall be exempt  from  registration under  applicable  securities laws pursuant to section 1145(a) of the
                                                Bankruptcy  Code.  Without limiting the effect of section 1145 of the
                                                Bankruptcy  Code,  on the  Effective  Date,  Resources LLC will enter into a  registration  rights  agreement with each such Holder who (a)
                                                by virtue of holding  only  securities  to be  distributed  under the
                                                Plan and/or its relationship  with Resources LLC, could reasonably be deemed to be an "affiliate"  (as such term is used within the meaning of applicable  securities laws) of Resources LLC, and (b) requests in writing that Resources LLC execute such agreement.  The  registration rights  agreement shall contain the same shelf,  demand and piggyback registration  rights for the  benefit of the  signatories  thereto as those contained in the common stock  registration  rights  agreement.
                                                See  "Description  of  Common Stock--New  Common  Stock--Registration
                                                Rights".

Security..................................      The New Senior Notes would be secured by a  third-priority  perfected security interest (subject to the  first-priority  perfected security interest  in respect  of the Exit  Facility,  to the  second-priority perfected  security  interest  in respect  of the New Senior  Secured
                                                Term  Notes and  customary  permitted  liens) in all of the assets of the  Reorganized  Company,  including the capital stock of all of the direct and indirect subsidiaries of AEI.

Ranking...................................      The New Senior Notes will be senior secured  obligations of Resources
                                                LLC and the Guarantors.

Covenants.................................      Customary  covenants for  securities of this type,  including but not limited  to, a covenant  that  Resources  LLC shall use  commercially reasonable  best efforts to refinance  the New Senior Notes  promptly following the date of issuance,  and customary incurrence  covenants, including  but not  limited  to,  limitations  on:  (i)  indebtedness
                                                (including,  without limitation,  indebtedness incurred in connection with any  refinancing  of the New Senior  Secured  Term Notes or Exit
                                                Facility  which  increases  the  amount of  outstanding  indebtedness thereunder (as applicable));  (ii) liens; (iii) fundamental  changes;
                                                (iv) restricted  payments;  (v) investments and loans; (vi) dividends
                                                and   payments   in  respect  of   restricted   subsidiaries;   (vii)
                                                transactions  with affiliates;  (viii)  sale-leaseback  transactions;
                                                (ix) asset sales; and (x) anti-layering.

Financial Reporting Obligation............      Customary financial  reporting  requirements for transactions of this type.  Notwithstanding  that  Resources LLC may not be, or may not be required to remain,  subject to the reporting requirements of Section
                                                13 or 15(d) of the Exchange  Act,  Resources LLC will agree under the
                                                New Senior  Note  Indenture  to file with the SEC and provide the New
                                                Senior  Note  Trustee  and the  registered  holders of the New Senior
                                                Notes with such annual  reports and such  information,  documents and other  reports  as are  specified  in  Sections  13 and  15(d) of the
                                                Exchange Act.

Transfer of New Senior Notes..............      The  holders of the New Senior  Notes  would  have the  absolute  and unconditional  right to transfer such New Senior Notes, in compliance with applicable law, to any third party.

Events of Default.........................      Customary events of default for transactions of this type;  PROVIDED,
                                                HOWEVER,  that any  defaults  or Events of  Default  under the Senior
                                                Facilities  shall constitute an event of default under the New Senior
                                                Note  Indenture  only  upon the  acceleration  of any of the loans or notes under the Senior Facilities.

                                                For additional  information  regarding the New Senior Notes,  see the form of New Senior Note  Indenture  attached to the Plan as Exhibit 3 thereto.

                                NEW COMMON STOCK

         For information concerning the New Common Stock, see "Description of Common Stock--Description of New Common Stock."

                              CERTAIN RISK FACTORS

         Prior to deciding whether to vote in favor of the Plan, Holders should consider carefully all of the information contained in this Solicitation Statement, especially the factors mentioned below and more fully described in "Risk Factors." In particular, Holders should consider that:

         o if the Company is not able to refinance surety bonds of a financially troubled bonding company posted in five states in which the Company operates by March 1, 2002, there is a significant risk that one or more of those states could attempt to shut down the operations of the Company in the relevant states, which attempts, if successful, would have a material adverse effect on the Company;

         o the Company is now highly leveraged and, although completion of the reorganization proposed herein will significantly reduce its debt obligations, the Company will have estimated pro forma aggregate indebtedness of approximately $950 million after the reorganization;

         o there are several risks associated with the filing of a Plan, including, among others, disruption of business operations, the loss of employees, and the risk of non-confirmation of the Plan by the bankruptcy court;

         o AEI and various AEI Subsidiaries currently have a number of litigation claims pending against them which could threaten the determination by the bankruptcy court that the Plan is feasible and which, in any event, will not be discharged under the Plan;

         o although the Company has secured commitments from lenders for the DIP Facility and the Exit Facility, there can be no assurance that the Company and the parties to the commitment letter will be able to execute the definitive documentation for these facilities or draw on them.

         o the Projections contained herein are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management of the Company as of the date hereof, are subject to significant risks, such as the Reorganized Company's ability to generate sufficient cash to service its indebtedness, to generate funds sufficient to meet its capital expenditure needs for the foreseeable future and to gain access to additional capital, if needed

         o there can be no assurance that the fair value of AEI's and its subsidiaries' assets as provided in the Pro Forma Financial Statements and the Projections included herein will not be materially greater or less than the fair value of such assets as of the Effective Date;

         o the high level of competition in the coal industry may make it difficult for the Company to continue to obtain long-term sales contracts, making it vulnerable to changes in spot market coal prices;

         o mining operations and coal consumption patterns are vulnerable to weather and other conditions, that are beyond the Company's control, and are subject to unexpected disruptions for which the Company does not maintain insurance;

         o  government   regulations  may  impose  costly  requirements  on  the
            Company;

         o there is no existing market for the New Senior Notes or the New Common Stock and no assurance that one will develop following the reorganization;

         o the Company is dependent on a few large customers, and the inability to sell coal to such customers in the future on terms as favorable as those set forth in current supply agreements could materially affect its financial condition and results of operations;

         o any disruption in the Company's transportation services or any significant increase in transportation costs may adversely affect its business; and

         o the Company's business may be harmed if it is unable to continue acquiring coal reserves that are economically recoverable, and estimates on proven and probable reserves may vary substantially from actual results.

                              AVAILABLE INFORMATION

         Pursuant to the New Senior Note Indenture, the Company will agree that, whether or not required to do so by the rules and regulations of the SEC, for so long as any of the New Senior Notes remain outstanding, they will furnish to the holders of such notes and file with the SEC (unless the SEC will not accept such filing): (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company was required to file such forms pursuant to the Exchange Act and, with respect to the annual information only, a report thereon by the Company's respective certified public accountants; and (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company was required to file such reports. In addition, for so long as any of the New Senior Notes remains outstanding, the Company has agreed to make available to any prospective purchaser of such notes or beneficial owner of such notes in connection with any sale thereof the information required by Rule 144A.

                                  RISK FACTORS

         THE NEW SENIOR SECURED TERM NOTES, NEW SENIOR NOTES AND THE NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW. THE RISK FACTORS (OTHER THAN THOSE DESCRIBED IN "RISKS RELATED TO THE COMPANY--BONDING SITUATION; RISKS OF DELAY ON NON-APPROVAL" "--RISKS RELATED TO THE DIP FACILITY AND THE EXIT FACILITY" AND "--CERTAIN RISKS OF NON-CONFIRMATION AND NON-CONSUMMATION OF THE PLAN", GENERALLY ASSUME THE CONFIRMATION AND CONSUMMATION OF THE PLAN IN ALL TRANSACTIONS CONTEMPLATED THEREBY, AND, EXCEPT AS INDICATED, DO NOT GENERALLY INCLUDE MATTERS THAT COULD PREVENT OR DELAY CONFIRMATION. SEE "THE PLAN OF REORGANIZATION--TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN--CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN" AND "--VOTING AND CONFIRMATION OF THE PLAN" FOR A DISCUSSION OF SUCH MATTERS. PRIOR TO DECIDING WHETHER TO ACCEPT THE PLAN, EACH HOLDER OF A CLAIM IN A SOLICITED CLASS SHOULD
CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT, ESPECIALLY THE FACTORS MENTIONED IN THE FOLLOWING PARAGRAPHS.

RISKS RELATED TO THE COMPANY

BONDING SITUATION; RISKS OF DELAY OR NON-APPROVAL

         THE COMPANY MUST RESOLVE ITS CURRENT STATE BONDING DIFFICULTIES BY OBTAINING REPLACEMENT BONDING FUNDS BY MARCH 1, 2002, OR FACE A SERIOUS RISK OF HAVING ITS OPERATIONS SHUT DOWN IN SEVERAL STATES. The Company has experienced problems over the past two years related to reclamation and workers' compensation bond obligations in the states in which it operates. Under applicable law in those states, the Company must post surety bonds to guarantee reclamation of the lands it mines and to guarantee payment of its workers' compensation obligations. Frontier Insurance Company ("Frontier"), the Company's principal bonding company, provides over $533 million of surety bonds to the Company, approximately $360 million of which were surety bonds for reclamation obligations. Frontier began experiencing financial problems in 1999, and as a result its financial rating was delisted by the U.S. Department of Treasury. Frontier instituted rehabilitation proceedings in New York in August 2001. In response to Frontier's financial problems, states in which the Company has mining operations have required the Company to obtain costly replacement bonds and to post 100% cash collateral to back those bonds. As a result, the Company has been required to provide cash collateral of approximately $8.4 million during 2000 and $55.6 million during 2001. In addition, the states in which the Company still has Frontier bonds outstanding have set deadlines in early March 2002 (the earliest such deadline being March 1, 2002) for the Company to replace those bonds. If the Company does not replace the Frontier bonds by these March 2002 deadlines, any of these states could attempt to shut down the Company's mining operations within the relevant state. Attempts by one state to shut down the Company's mining operations may result in attempts by other states to shut down the Company's operations in those other states. The Company does not believe that any extension of these state deadlines to replace the Frontier bonds is likely to be forthcoming. See "Business--General." In addition, if the Company has not, for any reason, successfully replaced the Frontier bonds to the satisfaction of the states, and if one or more state agencies were to attempt to shut down the Company's operations (which could include such attempts to do so even after the commencement of the Reorganization Cases), there is a risk that the bankruptcy court might find that the "automatic stay" provisions of the Bankruptcy Code do not preclude such a state agency's actions. While the Company believes that the stay of such state actions after the commencement of the bankruptcy cases is appropriate under controlling legal authority within the proposed venue for the Reorganization Cases, a recent decision by the United States District Court for the Fourth Circuit has held that such state regulatory actions are not automatically stayed by the commencement of a bankruptcy case.
The Company may therefore be required to commence a proceeding within the Reorganization Cases seeking a stay of such state actions. A shutdown of the Company's mining operations in any of these states which is not immediately stayed or enjoined would have a material adverse effect on the Company.

         The Company has received separate commitments from Traveler's Insurance Company ("Traveler's") and American International Group ("AIG"), which taken together, will provide bonds sufficient to replace the Frontier surety bonds on a funding schedule that will have all required bond replacements completed prior to confirmation of the Plan and will enable the Company to comply with the March deadlines imposed by several states. The Company requires both commitments because each is insufficient alone to replace the required Frontier surety bonds and because the Traveler's commitment is contingent upon the Company obtaining sufficient bonding (when taken together with the Traveler's bonds) to permit it to do so. The continuation of the commitment with AIG is conditioned upon, among other things, (i) execution of Agreements Concerning Voting by a satisfactory number of parties, which condition the Company believes that it has fulfilled and (ii) satisfactory progress towards and completion of a prepackaged reorganization. The continuation of the Traveler's commitment is conditioned upon, among other things, its satisfaction with the financial arrangements of the Company both during and as a result of the Reorganization Cases. The Company believes that the proposed restructuring will be satisfactory to AIG and Traveler's. To implement the foregoing bond replacement plan by the various deadlines, the Company will need to draw upon the DIP Facility, which first must be approved by the bankruptcy court. In order to begin the reorganization contemplated herein, including replacement of the reclamation and workers' compensation bonds, the Company must receive a sufficient number of votes in favor of the Plan on or prior to the Voting Deadline and then commence the Reorganization Cases in sufficient time to seek and obtain bankruptcy court approval of the DIP Facility prior to the March 1, 2002 deadline. There can be no assurance that the Company will obtain such sufficient number of votes in favor of the Plan by the Voting Deadline (if ever), or, even if a sufficient number of votes is obtained and the Company files on a timely basis, that the bankruptcy court will approve the DIP Facility in a timely manner, or that the bankruptcy court will ultimately confirm the Plan. See "--Certain Risks of Non-Confirmation and Non-Consummation of the Plan". Further, even if the bankruptcy court approves the DIP Facility on a timely basis, there can be no assurance that the transactions contemplated by the DIP Facility will be consummated. See "--Risks Related to the DIP Facility and the Exit Facility". If such approval is obtained and the Company is able to draw on funds under the DIP Facility, according to the Company's funding schedule, (a) approximately $27 million of Frontier reclamation bonds securing permits for inactive properties, permits pending transfer to unrelated parties, and permits pending final release from the states will remain outstanding, and
(b) the remaining Frontier bonds securing workers' compensation obligations of approximately $25 million (and other miscellaneous obligations estimated at approximately $24 million that may be required to be replaced) will be secured with letters of credit at such time as the beneficiaries of those Frontier bonds require their replacement.

RISKS RELATED TO THE DIP FACILITY AND THE EXIT FACILITY

         The Company's management believes that the DIP Facility is critical to the operations of AEI and its subsidiaries during the pendency of the Reorganization Cases. Management of the Company also believes the Exit Facility is critical to the consummation of the transactions contemplated by the Plan, including to provide for the required payment in full of the DIP Facility on the Effective Date, to provide cash needs on the Effective Date of the Plan and to provide for the general business needs of the Reorganized Company following consummation of the Plan. The Company has received a written commitment from Bankers Trust regarding the DIP Facility and Exit Facility. The DIP Facility commitment terminates on February 28, 2002, if a motion seeking approval of the DIP Facility has not been filed by that day or 45 days from the commencement of the Reorganization Cases, if the bankruptcy court has not approved the DIP Facility. The Exit Facility commitment terminates 365 days from the date of the order approving the DIP Facility. Each commitment is subject to the negotiation of definitive documentation with respect to the respective facility, the satisfaction of certain conditions, including approval of such facility by the bankruptcy court, and consummation of the transactions contemplated thereby. There can be no assurance that the parties will be able to negotiate such documentation successfully, that the Company will be able to satisfy such conditions or that the parties will consummate such transactions. The DIP Facility will terminate by its terms on the earlier of 364 days from the date of the order approving the DIP Facility and the Effective Date. The Exit Facility will terminate by its terms five years after the closing date thereunder.

         It is anticipated that the Plan would be confirmed and become effective before the DIP Facility would otherwise be scheduled for termination; however, there can be no assurance that the Plan would be confirmed and become effective before such date or, in the event that the Plan is filed but is not confirmed and does not become effective by such date, that Bankers Trust would extend the scheduled termination date under the DIP Facility or that another lender would commit to provide replacement debtor in possession financing. For additional information concerning the DIP and Exit Facilities, see "Description of Indebtedness--Reorganized Company Indebtedness--DIP and Exit Financing."

CERTAIN RISKS OF NON-CONFIRMATION AND NON-CONSUMMATION OF THE PLAN

         The Company has obtained a sufficient number of commitments under the Agreements Concerning Voting from Holders in the Class of Secured Bank Claims and the Class of Old Senior Debt to satisfy the supermajority in amount requirement needed for approval of the Plan, and has received from Holders in the Class of Subordinated Notes an amount of affirmative votes close to the necessary supermajority. However, there can be no assurance that the Company will receive any additional votes that it may need from the Subordinated Note Holders, or that it will receive the votes of a majority in number of Holders in each Voting Class, another statutory requirement for seeking confirmation of the Plan. Even if a sufficient number of votes are obtained by the Voting Deadline, Holders in the Voting Classes who have not signed Agreements Concerning Voting and who cast votes in favor of the Plan may revoke such votes at any time during the solicitation period, and, by motion before the bankruptcy court, following the filing of the Reorganization Cases. Also, there are numerous events set forth in the Agreements Concerning Voting which, if they occur, would allow Holders of Secured Bank Claims, Old Senior Notes, IRBs and Subordinated Notes who have signed such agreements to change their votes, such as a failure to meet certain deadlines for the filing of the Plan (March 8, 2002), the confirmation of the Plan (May 15, 2002) and the Effective Date of the Plan (June 1, 2002, not to be extended by waiver past July 15, 2002). The Company believes, but can give no assurance, that it will meet these deadlines set forth in the Agreements Concerning Voting.

         Even if the requisite acceptances of the Plan are received, there can be no assurance that the bankruptcy court will confirm the Plan. A non-accepting creditor or a stockholder of the Company might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the bankruptcy court were to determine that the disclosure and the balloting procedures and results were appropriate, the bankruptcy court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the bankruptcy court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors will not be less than the value of distributions such creditors would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the bankruptcy court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis."

         The confirmation and consummation of the Plan also are subject to certain other conditions, including, among others, (i) negotiation of definitive documentation with regard to the New Senior Secured Term Notes, the New Senior Notes and the Exit Facility and agreement on satisfactory intercreditor arrangements with respect thereto; (ii) that there has been no material adverse effect on the business, operations and prospects of the Company and (iii) approval of the Master Agreement by the bankruptcy court. See "The Plan of Reorganization--Master Agreement" and "--Treatment of Claims and Interests Under the Plan--Conditions Precedent to Confirmation and Consummation of the Plan."

         If the Plan, or a plan determined not to require resolicitation of any Classes by the bankruptcy court, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims would ultimately receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Company would have to liquidate its assets, in which case it is likely that Holders of Claims would receive less than they would have received pursuant to the Plan. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis."

LITIGATION

         AEI and some of AEI's subsidiaries currently have a number of litigation claims pending against them that might not be discharged under the Plan. See "Business--Legal Proceedings." The Company is defending each of these claims vigorously, but if some are decided in favor of the plaintiffs, they could have a material adverse effect on AEI and the AEI Subsidiaries, individually or in the aggregate. Some of these plaintiffs are likely to argue in the Reorganization Cases that if they prevail in their respective claims against the Company, they would be a large unsecured creditor of the Company and therefore, that the Plan would not be feasible. While the Company does not believe that the magnitude of any of these claims could affect the feasibility of the Plan, there can be no assurance that the bankruptcy court will reject such challenges to the feasibility of the Plan.

DEBT COVENANT DEFAULTS

         The Company has a significant debt burden due to several acquisitions of other coal mining companies it has made over the past few years. As a result of its liquidity problems and the need to replace its surety bonds, since September 30, 2000, the Company has not made any scheduled principal or interest payments on the Bank Credit

Agreement, Old Senior Notes, Subordinated Notes, the Charleston County Bonds and the Port Authority Bonds, and as a result has violated various provisions and covenants under this debt, including financial covenants. As of December 31, 2001, the Company had missed scheduled principal and interest payments of $77.5 million and $198.4 million (excluding penalty interest of $13.4 million), respectively. Since the Company is not in compliance with the covenants under its Bank Credit Agreement, the Company's lenders can exercise various rights and remedies, including the right to accelerate all outstanding borrowings and foreclose on the collateral securing the Secured Bank Claims. Similarly, since the Company has defaulted on payments under its Bank Credit Agreement and any other debt instrument in excess of $25.0 million, the indenture trustees and bondholders can exercise various rights and remedies, including the right to call the Old Senior Notes, the Subordinated Notes and the IRBs.

         The Company's continued financial viability is dependent upon its ability to restructure its debt, obtain replacement bonds and improve operations and cash flows. The Company has reduced operating losses and increased cash flows throughout 2001 by restructuring coal sales agreements to increase sales prices based on improved market conditions. However, there can be no assurances that the Company's debt can be restructured and reduced, that it can access additional capital and that anticipated operating improvements will be realized, all to a degree sufficient to enable the Company to service its indebtedness, fund its other liquidity needs and obtain a surety for its bonding requirements.

HIGHLY LEVERAGED POSITION

         The Company is now highly leveraged and although the reorganization under the Plan, if consummated, will significantly reduce the Company's debt obligations, the Reorganized Company will still have significant outstanding indebtedness and debt service requirements, both in absolute terms and in relation to stockholders' equity. At December 31, 2001, the Company had a total outstanding indebtedness of $1,334.9 million, and a stockholders' deficit of $713.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--General" appearing elsewhere in this Solicitation Statement. After giving effect to the reorganization, at December 31, 2001, the Reorganized Company's estimated pro forma aggregate indebtedness, would total approximately $954.0 million and stockholders' equity would be approximately $450.0 million.

         The Company's management believes that, based on its forecasts, the Reorganized Company will have sufficient operating cash flow from operations to pay interest and scheduled amortization on its outstanding indebtedness after giving effect to the Plan. See "Projected Financial Information." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow will actually be achieved. The Reorganized Company's ability to maintain or increase operating cash flow will depend upon, among other things, interest rates, prevailing economic, industry and operating conditions and other factors, many of which are beyond the control of the Reorganized Company.

         The Reorganized Company's leveraged position may limit its ability to obtain additional financing in the future on terms and subject to conditions deemed acceptable by the Reorganized Company's management, and the agreements governing the Reorganized Company's debt may impose significant operating and financial restrictions on the Reorganized Company.

         As a result, the Reorganized Company's leveraged position could have important consequences to Creditors and equity holders of the Company. For example, it could:

         o increase the Reorganized Company's vulnerability to general adverse economic and industry conditions;

         o  limit  its  ability  to  fund  future   working   capital,   capital
            expenditures, research and development costs and other general corporate requirements;

         o require it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

         o limit its ability to obtain additional financing to fund future acquisitions of coal producers or coal reserves;

         o limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

         o place it at a competitive disadvantage compared to its competitors that have less debt; and

         o  limit,  along with the financial and other restrictive  covenants in
            its  indebtedness,   among  other  things,  its  ability  to  borrow
            additional funds.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 2 and 8 to the Consolidated Financial Statements of the Company appearing elsewhere in this Statement.

ABILITY TO SERVICE DEBT

         The Company's ability to make payments on and to refinance its indebtedness, including the New Senior Secured Term Notes and the New Senior Notes, and to fund planned capital expenditures will depend on its ability to generate cash in the future. The Company's ability to generate cash in the future will be subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. After debt service and capital expenditures, the Company was not able to generate positive net cash flow from operations for its fiscal years 1997 through 2000.

         There can be no assurance that the Company's business will generate sufficient cash flows from operations or that it will have future borrowings available under the new credit facility in amounts sufficient to enable it to pay its indebtedness, including the notes, or to fund other liquidity needs. The Company may need to refinance all or a portion of its indebtedness, including the New Senior Secured Term Notes and the New Senior Notes, on or before maturity. There can be no assurance that the Company will be able to refinance any of its indebtedness, including the New Senior Secured Term Notes and the New Senior Notes, on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO THE PROJECTIONS

         The Company's management has prepared the projected financial information contained in this Solicitation Statement relating to the Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Reorganized Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, legislative, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Reorganized Company to generate sufficient funds or to gain access to additional capital, if needed, to meet its capital expenditure and refinancing needs; (2) interest rate volatility; (3) the possible effects that the commencement of the Reorganization Cases, even in connection with the Plan, may have on the Company's relationship with its customers and employees; (4) successful fulfillment of coal supply and related agreements; (5) the ability of the Company to retain an adequate number and mix of employees; (6) adverse economic, industry and operating conditions and competition; (7) the Company's ability to maintain the confidence of, among others, investors, borrowers and key vendors; (8) volatility of coal prices; (9) volatility of competitive diesel fuel prices; and (10) costs associated with government regulations affecting the coal industry.

         Accordingly,  the  Projections  are not  necessarily  indicative of the future financial condition or results of operations of the Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, their advisors or any other person that the Projections can or will be achieved. See "Unaudited Pro Forma Consolidated Financial Statements," "Projected Financial Information" and "The Plan of Reorganization--The Reorganized Company--Projected Financial Information."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the reorganization and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Company may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Company set forth elsewhere herein.

ASSUMPTIONS REGARDING VALUE OF THE REORGANIZED COMPANY'S ASSETS

         It has been generally assumed in the preparation of the Pro Forma Financial Statements and the Projections included elsewhere in this Solicitation Statement that the historical book value of the Company's assets approximates the fair value thereof, except for specific adjustments. See "Unaudited Pro Forma Consolidated Financial Statements." For financial reporting purposes, the fair value of the assets of the Company must be determined as of the Effective Date. Such determination will be based on an independent and internal valuation. Although such valuation, when completed, is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Financial Statements and the Projections, there can be no assurance with respect thereto.

DISRUPTION OF OPERATIONS RELATING TO THE BANKRUPTCY FILING

         The Company's solicitation of acceptances of the Plan, or a subsequent commencement of the Reorganization Cases, even in connection with the Plan, could adversely affect the Company's relationships with its purchasers and suppliers, investors and employees and its ability to conduct its mining operations. While the Company's purchasers and suppliers will not be impaired by the Plan, based on the Company's experience with bankruptcies in the coal industry, it is possible that some of them may nevertheless require cash-on-delivery payment or refuse to perform under their agreements with the Company. In addition, the obtaining of mining permits is heavily regulated, as is a permit holder's reclamation and other obligations under such permits. It is possible that the filing of the Plan will make permitting more difficult for the Company. States in which the Company operates may be reluctant to issue new permits or extend current ones. These states may also attempt to accelerate the Company's reclamation obligations under its permit.

         Employees of the Company generally are not parties to employment contracts. The Company believes that, due to uncertainty about the Company's financial condition, it may be difficult to retain or attract high quality employees. If the Company's relationship with customers, suppliers and/or employees is adversely affected, the Company's operations could be materially affected. Weakened operating results could adversely affect the Company's ability to complete the solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan. The Company anticipates, however, that it will have sufficient cash to service the obligations that it intends to pay during the period prior to and through the consummation of the Plan. The public perception of the Company may be negatively impacted by the solicitation of acceptances of the Plan, regardless of whether or not such solicitation is successful. If, due to negative press articles or otherwise, the current and potential customers and suppliers of the Company perceive the Company to be in financial difficulties, they may decide not to purchase its products and services or they may decide to no longer supply the Company with their products or to supply them on less favorable terms. Such a public perception could also adversely impact the Company's future access to additional capital, make it more difficult to hire and retain key employees and have other unforeseen adverse affects on the business of the Company.

DEPENDENCE ON KEY MANAGEMENT

         The Company's senior management team averages 20 years of experience in the coal industry, which includes developing innovative, low-cost mining operations, maintaining strong customer relationships and making strategic, opportunistic acquisitions. The loss of any of them could have a material adverse effect on the business of the Company. In addition, as the Company's business develops and expands, the Company believes that its future success will depend greatly on its continued ability to attract and retain highly skilled personnel with coal industry experience. The Company cannot assure you that it will continue to employ key personnel or that it will be able to attract and retain qualified personnel in the future. The Company's failure to retain or attract such key personnel could have a material adverse effect on the business of the Company. See "Management."

RESTRICTIONS ON RESALE OF SECURITIES OF REORGANIZED AEI

         Any person (or group of persons who act in concert) who receives a substantial amount of New Common Stock of Reorganized AEI pursuant to the Plan may be deemed to be an "affiliate." Absent registration under the Securities Act, any person deemed to be an affiliate of Reorganized AEI or an underwriter would be subject to the resale restrictions imposed by Rule 144 under the Securities Act, which would allow affiliates and underwriters to sell, exchange, transfer or otherwise dispose of only specified limited quantities of securities of Reorganized AEI, and only subject to compliance with the other requirements imposed on "affiliates" under Rule 144. See "The Plan of Reorganization--Securities to be Issued and Transferred Under the Plan--Applicability of Federal and Other Securities Laws--Subsequent Transfers New Senior Notes and New Common Stock Under Federal Securities Laws."

LACK OF TRADING MARKET

         There can be no assurance that an active market for the New Senior Notes or the New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for either of the New Senior Notes or the New Common Stock under the Plan, or the price at which any sales may occur.

DIVIDEND POLICIES

         The Company does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in the documents governing the New Senior Secured Term Notes and New Senior Notes limit the ability of the Company to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in the New Common Stock.

USE OF UNIONIZED LABOR

         Representation by unions of a significant percentage of the Company's labor force could result in increased risk of work stoppages and higher labor costs. At September 30, 2001, the United Mine Workers of America (the "UMW") represented approximately 34% of the Company's workforce. Of the Company's coal production for the period ended September 30, 2001, approximately 41.4% or 14.5 million tons of coal was produced at mines where the maintenance and production workforce was represented by the UMW. The Company operates under various negotiated agreements, one of which is the National Bituminous Coal Wage Agreement. Those agreements terminate from December 31, 2002 through January 2006. Certain of the Company's competitors have less-unionized or union-free workforces. Because of the increased risk of strikes and other related work actions, in addition to higher labor costs, which may be associated with represented operations in the coal industry, the Company's less-unionized and union-free competitors may have a competitive advantage in areas where they compete with the Company's unionized operations. If some or all of the Company's current non-represented operations were to become represented, the Company could incur increased risk of work stoppages and higher labor costs.

POST-RETIREMENT BENEFITS AND PENSION PLAN LIABILITIES

         The Company provides post-retirement health and life insurance benefits to eligible union and union-free employees. The Company calculated its total accumulated post-retirement benefit obligation under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") and estimates that at September 30, 2001, the pro forma present value of such future obligations was approximately $427.8 million, $16.2 million of which is a current liability. The amount that was included as an operating expense for such liability for the pro forma nine-month period ended September 30, 2001 was $23.8 million, while the related cash cost for such period was $16.4 million. The
Company based its total accumulated post-retirement benefit estimates on assumptions described in the notes to the financial statements included in this Statement. If the Company's actuarial assumptions do not materialize as expected, cash expenditures and costs that the Company would incur could be materially higher than those reflected in the Company's Unaudited Pro Forma Financial Statements.

RELIANCE ON LONG-TERM SUPPLY CONTRACTS

         A substantial portion of the Company's coal is sold pursuant to long-term coal supply contracts which are significant to the stability and profitability of its operations. The execution of a satisfactory long-term sales contract is frequently the basis on which the Company undertakes the development of coal reserves required to be supplied under the contract. As of September 30, 2001, approximately 75% of the Company's revenues were derived from coal sales that were made under long-term coal supply agreements. Of those agreements, 81.6% of the revenue was generated by direct sales to utilities, 14.0% by sales to brokers that resell to utilities, 3.4% by sales to industrial accounts and 0.2% by sales in the export market. As of September 30, 2001, the Company had 48 long-term sales contracts with a volume-weighted average term of approximately
4.27 years.

         Price reopeners are present in most of the recently negotiated contracts over three years in duration. The reopeners usually occur midway through a contract or every one to three years, depending upon the length of the contract. Reopeners allow the contract price to be renegotiated in order to be in line with the market price prevailing at the time. In some circumstances, the utilities have an option to terminate the contract if prices have increased by over 10% from the price at the commencement of the contract or if the parties do not agree on a new price. The Company cannot assure you that such contracts will not be terminated prior to the expiration of their current terms or that the prices obtained for coal under such contracts will not be reduced pursuant to the terms thereof or otherwise.

         Historically, long-term sales contracts were priced above the spot prices for coal. However, in the past several years the price of new contracts has been very competitive, with new contracts being priced at or near existing spot rates. In addition, the length of the term of sales contracts has decreased significantly over the last two decades as competition in the coal industry has increased and, more recently, as electricity generators have prepared themselves for the Clean Air Act Amendments of 1990 and the deregulation of their industry. The Company believes that the average term of long-term sales contracts was 20 years in the 1970s and 10 years in the 1980s, but then fell to one to two years in the early 1990s through the present. Beginning in the early 1990s and continuing through the present, customers have insisted on price reopeners every two or three years, providing them with the security of having coal under contract and assurance that the price will not significantly exceed the market. See "Business--Long-Term Coal Contracts."

         The operating profits the Company realizes from coal sold under supply agreements depend on a variety of factors. These include production costs, transportation costs, delivered coal qualities and quantities and various general macro-economic indices, many of which are beyond the Company's control. Most coal supply agreements contain provisions requiring the Company to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, the rejection of deliveries or termination of the contracts. In addition, price adjustments and other provisions may increase the Company's exposure to short-term coal price volatility provided by those contracts and may adversely impact the Company's operating profit margins. If a substantial portion of the Company's coal supply agreements were modified or terminated, the Company could be materially adversely affected to the extent that it is unable to find alternate buyers for its coal at the same level of profitability. Some of the Company's coal supply agreements are for prices above current market prices. Although market prices for coal have recently increased in most regions, the Company cannot predict whether the current strength in the coal market will continue. As a result, the Company cannot assure you that it will be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire. In addition, many of the Company's coal supply agreements permit customers to increase the tonnage required to be shipped under such agreements, and many permit customers to extend the term of the agreement beyond its initial term. If customers under lower price agreements increase tonnage by the full amount allowed under their agreements, or if they exercise their extension options, average pricing could decrease. In addition, some of the Company's coal supply agreements are the subject of ongoing litigation and arbitration. See "Business--Legal Proceedings."

DEPENDENCE ON A FEW LARGE CUSTOMERS

         For fiscal year 2000, the Company derived 47% of its total coal revenues from sales to its four largest customers. At September 30, 2001, the Company had 19 coal supply agreements with these customers that expire at various times from 2001 to 2015. As of September 30, 2001, the Company derived 43% of its total coal revenues from sales to its four largest customers, and had 19 coal supply agreements with those customers. The Company is currently discussing the extension of existing agreements or entering into new long-term agreements with some of these customers, but the Company cannot assure you that these negotiations will be successful or that those customers will continue to purchase coal from it without long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from the Company, or if the Company were unable to sell coal to them on terms as favorable to it as the terms under the Company's current agreements, the Company's financial condition and results of operations could suffer materially.

INTELLECTUAL PROPERTY

         Substantially all of the Company's intellectual property, including its AddcarTM highwall mining technology, is patented, and these patents give the Company the exclusive right to use this technology, for the life of the patent. However, the Company cannot guarantee the validity and enforceability of any of its patents. The validity of a patent is open to challenge on a number of grounds, including lack of novelty and the failure to adequately describe the invention in the patent claim. The Company's patents may be successfully challenged in the future, although the Company does not consider this to be likely. Any loss of patent protection could harm the Company's business. See "Business--Highwall Mining Business."

TRANSPORTATION

         The U.S. coal industry depends on rail, trucking and barge transportation to deliver shipments of coal to customers. In particular, the Company is dependent on the CSX Corporation, the Norfolk Southern Corporation or the Union Pacific Railroad Company railroads at a significant number of the Company's mines. Disruption of transportation services, based on weather-related events or otherwise, could temporarily impair the Company's ability to supply coal to its customers and thus adversely affect its business and operating results. In addition, transportation costs, including fuel costs, are a significant component of the total cost of supplying coal to customers and can significantly affect a coal producer's competitive position and profitability. Certain coal supply agreements permit the customer to terminate the contract if transportation costs, which the Company's customers typically bear, increase by an amount ranging from 10% to 20% in any given 12-month period. Increases in the Company's transportation costs, or changes in such costs relative to transportation costs incurred by providers of competing coal or of other fuels, could have an adverse effect on its business and operating results.

RELATED PARTY TRANSACTIONS

         The Company has significant transactions with related individuals and entities (the "related parties") for goods and services. Management believes that the terms of the transactions with the related parties were reasonable compared to those which could have been obtained from unrelated third parties. Under the Plan, certain agreements with the related parties may be terminated or subject to renegotiation. See "Related Party Transactions--General" and "Related Party Transactions--Arrangements Involving Affiliates."

RISKS RELATED TO THE INDUSTRY

VARIATIONS IN THE MARKET FOR COAL AND SEASONAL FLUCTUATIONS

         Demand for coal and the prices that the Company will be able to obtain for its coal are closely linked to coal consumption patterns of the domestic electric generation industry, which accounts for approximately 90% of domestic coal consumption. These coal consumption patterns are influenced by factors beyond the Company's control, including the demand for electricity, which is significantly dependent upon summer and winter temperatures in the U.S., government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil, and nuclear, and alternative energy sources such as hydroelectric power. Demand for the Company's low-sulfur coal and the prices that it will be able to obtain for such coal will also be affected by the price and availability of high-sulfur coal, which can be marketed in tandem with emissions allowances in order to meet federal Clean Air Act requirements. Any reduction in the demand for coal by the domestic electric generation industry may cause the Company's profitability to decline.

         Deregulation of the electric utility industry may cause the Company's customers to be more price-sensitive in purchasing coal, which could cause its profitability to decline. Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes the Company's customers to be more cost sensitive, deregulation may have a negative effect on its profitability.

         Although 75% of the Company's coal sales in the nine-month period ended September 30, 2001 were made pursuant to long-term sales contracts, some of these contracts include price adjustment provisions which permit an increase or decrease at specified times in the contract price to reflect changes in certain price or other economic indices, taxes and other charges. Additionally, some of the Company's long-term sales contracts contain price reopener provisions which provide for the contract price to be adjusted upward or downward at specified times on the basis of market factors. See "Risk Factors--Risks Related to the Company--Reliance on Long-Term Supply Contracts." Any significant decline in prices for coal could have a material adverse effect on the Company's financial condition, results of operation and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Government Regulation." The availability of a ready market for the Company's higher sulfur coal production also depends on a number of other market factors, including the demand for and supply of low-sulfur coal, and the availability of pollution credits.

HIGHLY COMPETITIVE INDUSTRY

         The U.S. coal industry is highly competitive, with numerous producers in most coal producing regions. The Company competes with other large producers and hundreds of small producers in the U.S. and abroad. The markets in which the Company sells its coal are highly competitive and affected by factors beyond its control. Demand for coal and the prices that it obtains for its coal are closely linked to coal consumption patterns of the domestic electric utility industry, which has accounted for approximately 90% of domestic coal consumption in recent years. These coal consumption patterns are influenced by the demand for electricity, coal transportation costs, environmental and other governmental regulation, technological developments and the location, availability and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power. In addition, during the mid-1970s and early 1980s, a growing coal market and increased demand attracted new investors to the coal industry and spurred the development of new mines and added production capacity throughout the industry. As a result of the increased development of large surface mining operations, particularly in the western U.S., and more efficient mining equipment and techniques, the industry has developed excess coal production capacity in the U.S. Competition resulting from excess capacity encourages producers to reduce prices and to pass productivity gains through to customers. Moreover, because of greater competition in the domestic electric utility industry and increased pressure from customers and regulators to lower electricity prices, public utilities are lowering fuel costs by buying higher percentages of spot coal through a competitive bidding process and by only buying the amount of coal necessary under existing contracts to meet their contractual requirements. The Company cannot assure you that it will continue to be able to obtain long-term sales contracts with reliable customers as existing contracts expire. If a lower percentage of the Company's revenues is generated pursuant to long-term sales contracts, the Company will be increasingly affected by changes in spot market coal prices.

RELIANCE ON ESTIMATES OF PROVEN AND PROBABLE RESERVES

         There are numerous uncertainties inherent in estimating quantities of proven and probable reserves, including many factors beyond the Company's control. Estimates of economically proven and probable coal reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions. These include historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of coal attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected from them prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances will likely be material. As a result, prospective holders should not place undue reliance on the coal reserve data included herein. See "Business--Coal Reserves."

UNCERTAINTY REGARDING REPLACEMENT AND RECOVERABILITY OF COAL RESERVES

         The Company's  recoverable  reserves  decline as it produces  coal. The
Company has not yet applied for the permits required or developed the mines necessary to use all of its reserves. Furthermore, the Company may not be able to mine all of its reserves as profitably as it does at its current operations. The Company's future success depends upon its conducting successful exploration and development activities or acquiring properties containing economically recoverable reserves. The Company's current strategy includes increasing its reserve base through acquisitions of leases and complementary producing properties and continuing to use its existing properties.

         The Company cannot assure you that its planned development and exploration projects and acquisition activities will result in significant additional reserves or that it will have continuing success developing additional mines. Most of the Company's mining operations are conducted on properties owned or leased by the Company. Because title to most of the Company's leased properties and mineral rights are not thoroughly verified until a permit to mine the property is obtained, the Company's right to mine some of its reserves may be materially adversely affected if defects in title or boundaries exist. In addition, in order to develop the Company's reserves, it must receive various governmental permits. The Company cannot predict whether it will continue to receive the permits necessary for it to operate profitably in the future. The Company may not be able to negotiate new leases from the government or from private parties or obtain mining contracts for properties containing additional reserves or maintain its leasehold interest in properties on which mining operations are not commenced during the term of the lease. From time to time, the Company has experienced litigation with lessors of its coal properties and with royalty holders.

RISKS INHERENT IN MINING OPERATIONS

         The Company's mining operations are subject to conditions beyond its control which can negatively or positively affect the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, such as heavy rains and flooding, unexpected maintenance problems, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geological and other conditions. Additionally, the highwall mining process can be more sensitive to adverse geological conditions which may diminish coal recovery, and in extreme cases, contribute to the loss or damage of highwall mining equipment.

         Coal supply agreements typically contain force majeure provisions allowing temporary suspension of performance by the Company or the customer during the duration of specified events beyond the control of the affected party.

RISKS RELATED TO GOVERNMENT REGULATION

GENERAL

         Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, limitations on land use, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous governmental permits and approvals are required for mining operations. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

         The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect the Company's mining operations, its cost structure and/or its customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require the Company or its customers to change operations significantly or incur increased costs. The majority of the Company's coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on the Company's financial condition and results of operations. See "Government Regulation."

BONDING REQUIREMENTS

         Federal and state laws require surety bonds to secure the Company's obligations to reclaim lands disturbed for mining, to pay federal and state workers' compensation benefits and to satisfy other miscellaneous obligations. See "--Mine Safety and Health," "--Environmental Laws--Surface Mining Control and Reclamation Act" and "Business--Certain Liabilities." Recently, the Company's inability to maintain and to acquire a sufficient amount of acceptable surety bonds or, as required by state federal law, has had a material adverse effect on the Company. See "Risk Factors--Risks Related to the Company--Financial Condition of the Company--Bonding Situation; Risks of Delay and Non-Approval" above for a discussion of the current problems the Company faces in refinancing its surety bonds in a number of states. The Company cannot assure that in the future it will not encounter similar difficulties to those it currently faces in maintaining the bonding requirements set forth by the states in which it operates.

MINE SAFETY AND HEALTH

         Stringent safety and health standards have been in effect since Congress enacted the Coal Mine Safety and Health Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. Most of the states in which the Company operates have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of U.S. industry.

         BLACK LUNG

         Under the black lung provisions of the Coal Mine Health and Safety Act of 1969, the Black Lung Benefits Revenue Act of 1977, the Black Lung Benefits Reform Act of 1977, as amended in 1981, and provisions of state workers' compensation acts, each coal mine operator must secure payment of state and federal black lung benefits to claimants who are current and former employees. The Company accounts for black lung using coal industry standard actuarial methods which value claims in hand, claims from miners who ceased mining in the past and for claims projected to arise in the future from the current work force. The book reserve represents an estimate of all future black lung liability. All U.S. coal mine operators also fund the federal trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, and neither amount can exceed 4.4% of the sales price. The Company passes this tax on to the purchaser under many of our coal sales agreements.

         New regulations proposed by the U.S. Department of Labor ("DOL") and amending the existing regulations of the Federal Black Lung program in place since 1982 went into effect briefly on January 19, 2001. Implementation of the new regulations were quickly stayed by an agreement with DOL before the Federal District Court for the District of Columbia, pending the Court's response to an application by the coal and insurance industries for a permanent injunction against the use of the new regulations. The Federal District Court issued a decision on August 9, 2001 which granted no relief on any of the multiple requests made to stay specific parts of the regulations. The new regulations thus went into effect and claims are currently being administered under them, pending the outcome of an appeal to the U.S. Court of Appeals for the D.C. Circuit. A decision on the appeal is expected sometime after the oral arguments scheduled for April of 2002.

         The new regulations, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. DOL, in testimony and in various pleadings, maintains that the approval rate under the new regulations will not exceed the historic approval rate of claims not assigned to individual coal operations (Trust Fund Claims), which is approximately 13%. AEI and its predecessor companies experienced less than a 3% approval rate during the period 1982-2000 under the old regulations. The Company believes that it will experience a lower approval rate under the new regulations than the national average. Although the DOL has not processed a sufficient number of claims to a high enough level of adjudication to measure the actual activity under the new regulations meaningfully, the new regulations could result in the Company incurring significantly increased costs associated with contesting and paying Black Lung claims. See "Government Regulation--Black Lung."

         COAL INDUSTRY RETIREE HEALTH BENEFIT ACT OF 1992

         Congress enacted the Coal Industry Retiree Health Benefit Act of 1992, also known as the Coal Act, to provide for the funding of health benefits for certain UMW retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 1992 and September 1994 and whose former employers are no longer in business. Some of the companies that are liable under the Coal Act must pay premiums to the Combined Fund. Payments made by the Company's subsidiaries under the Coal Act totaled $2.8 million during the nine-month period ended September 30, 2001. The Company's proportionate payment obligations to the Combined Fund could increase if other coal companies currently paying into the Combined Fund become insolvent in the future.

         WITHDRAWAL LIABILITY

         The Company contributes to a UMW-sponsored multiemployer pension plan for the benefit of its union employees. Multiemployer plans are pension plans set up under collectively bargained agreements involving more than one unrelated employer, generally in one common industry, that provide a specified monthly benefit for covered employees at retirement. These plans are regulated by the federal Employee Retirement Income Security Act, or ERISA. Actuaries estimate the amount a participating employer must contribute to the plan to keep it fully-funded, based on the assumption that employees covered under the plan will remain with the employer until retirement. ERISA imposes liability on employers who completely or partially "withdraw" from a multiemployer plan equal to each employer's share of the plan's unfunded vested benefits. A complete withdrawal occurs when the employer permanently stops contributing to the plan, either because it no longer has an obligation to contribute to the plan or because it has ceased all operations covered by the plan. A partial withdrawal occurs when an employer reduces its union workforce such that it falls below the actuarial estimate of its contribution requirements. Withdrawal liability extends broadly to all businesses under common control with the withdrawing employer, as well as to all successors of the withdrawing employer.

         The Company has received no notice that it has incurred withdrawal liability under its multiemployer plan. However, it cannot predict whether it will incur such liability in the future or the amount of such liability should it arise.

         WORKERS' COMPENSATION

         The Company is required to compensate employees for work-related injuries. The Company's workers' compensation liabilities (including black lung claims) totaled approximately $127.5 million on the Company's pro forma balance sheet as of September 30, 2001, $10.8 million of which is a current liability. The amount that was included as an operating expense for such liability for the pro forma nine-month period ended September 30, 2001 was $14.3 million, while the related cash cost for such period was $10.8 million. The Company also has significant bonding requirements with regard to workers' compensation benefits. See "--Bonding Requirements" and "Business--General."

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

ENVIRONMENTAL LAWS

         The Company is subject to various federal and state environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit the Company's mines and other facilities to ensure compliance.

         STATE AND LOCAL PERMITS

         Most states in which the Company has active mining operations have achieved primary control of enforcement through approved state programs. Mining companies must obtain numerous permits that strictly regulate environmental, health and safety matters in connection with coal mining. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large have the right to comment on and otherwise engage in the permitting process, including through intervention in the courts. The Company cannot assure you that its permits will be renewed or granted in the future or that permit issues will not adversely affect its operations.

         SURFACE MINING CONTROL AND RECLAMATION ACT

         The Federal Surface Mining Control and Reclamation Act of 1977, or SMCRA, and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan, and require that the Company obtain and periodically renew permits for mining operations. The Company accrues for the costs of final mine closure over the estimated useful mining life of the property and for rectifying current mine disturbance through reclamation prior to final mine closure. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at underground mines. Other reclamation costs common to both types of mining are related to reclaiming refuse and slurry ponds. In addition, the Abandoned Mine Land Fund, which is part of the SMCRA, imposes a federal tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum federal tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal. In addition, similar taxes are imposed by states, also on a per ton basis.

         The establishment of the final mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with costs, facilities and disturbed acreage. Annually, the Company reviews its entire environmental liability under SMCRA and makes necessary adjustments, including mine reclamation plan and permit changes and revisions to costs and production levels to optimize mining and reclamation efficiency. The economic impact of such adjustments is recorded to the cost of coal sales. The Company accrues the entire reclamation liability for operating mines which it acquires and begins to accrue for the cost of final mine closure at new mines (which the Company develops) upon the commencement of mining activities. The accruals for end of mine reclamation costs and mine-closing costs totaled approximately $205.5 million on the Company's pro forma balance sheet as of September 30, 2001, of which $33.2 million was a current liability. The amount that was included as an operating expense for such liability for the pro forma nine-month period ended September 30, 2001 was $15.8 million, while the related cash cost for such period was $22.3 million. Although the Company's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient.

         A mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operations from the Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority.

         CLEAN AIR ACT

         The Clean Air Act, the Clean Air Act Amendments of 1990, and corresponding state laws that regulate the emissions of materials into the air affect coal mining operations both directly and indirectly. The Clean Air Act's permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter (measuring 2.5 micrometers in diameter or smaller) can directly affect coal mining and processing operations. In July 1997, the Environmental Protection Agency, or EPA, adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with new more stringent National Ambient Air Quality Standards. Because coal mining operations emit particulate matter, the Company's mining operations and utility customers are likely to be affected directly when these standards are implemented by the states. State and federal regulations relating to implementation of the new air quality standards may restrict the Company's ability to develop new mines or could require the Company to modify its existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Clean Air Act also indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-fueled electric generating plants. Title IV of the Clean Air Act Amendments places limits on sulfur dioxide emissions from electric power generation plants. The limits set baseline emission standards for such facilities. Reductions in such emissions under Title IV of the Clean Air Act Amendments have occurred in two phases: (i) Phase I began in 1995 and applied only to certain identified facilities and (ii) Phase II began in 2000 and applies to all coal-fueled utility power plants, including those subject to the 1995 restrictions. The affected utilities have been and may be able to meet these requirements by, among other methods, switching to lower sulfur coal or other low-sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or purchasing excess emission allowances from other facilities. See "Government Regulation--Environmental Laws--Clean Air Act." The effect of these provisions of the Clean Air Act Amendments on the Company cannot be fully determined at this time. The Company believes that continued implementation of Phase II will likely exert a downward pressure on the price of higher sulfur coal, as additional coal-burning utility power plants become subject to the restrictions of Title IV. This price effect is expected to result after the large surplus of emission allowances which has accumulated in connection with Phase I has been reduced, and before utilities electing to comply with Phase II by installing sulfur-reduction technologies are able to implement such a compliance strategy. The extent to which this expected price decrease will materially adversely affect the Company will depend upon a number of factors, including the Company's ability to secure long-term sales contracts for its coal reserves with higher sulfur content. Moreover, if the price of compliance coal rises as Phase II is implemented, scrubber compliance strategies may become more attractive to utility customers, thereby lessening the downward pressure on the price of high sulfur coal.

         The Clean Air Act Amendments also indirectly affect coal mining operations by requiring utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the stricter ozone National Ambient Air Quality Standards, as discussed above, are expected to be implemented by the EPA in the future. Under 1998 NOx SIP Call rule and Section 126 rule, the EPA will require 19 eastern states to amend their state implementation plans to reduce nitrogen oxide emissions substantially by 2004.

         The EPA expects that states subject to the implementation plan will achieve the reductions by requiring power plants to make substantial reductions in their nitrogen oxide emissions. Installation of reasonably available control technology and additional control measures required under the implementation plan will make it more costly to operate coal-fueled utility power plants and, depending on the requirements of individual state attainment plans and the development of revised new source performance standards, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. In addition, other regulatory or legislative initiatives including the New Source Review Enforcement Initiative, regulation of toxic emissions such as mercury, implementation of regional haze regulations, potential legislation mandating "three-pollutant" reductions could result in reduced use of coal as utilities utilizing electricity generators switch to other sources of fuel. See "Government Regulation - Environmental laws - Clean Air Act."

         Any reduction in coal's share of the capacity for power generation could have a material adverse effect on the Company's business, financial condition and results of operations. The effect such regulations or other requirements that may be imposed in the future could have on the coal industry in general and on the Company in particular cannot be predicted with certainty. Such legislation and regulation may limit the ability of some of the Company's customers to burn higher sulfur coal unless such customers have or are willing to install scrubbers, blend coal or bear the cost of acquiring emission credits that permit them to burn higher sulfur coal. The Company has endeavored to mitigate the  potential  adverse  effects of the  legislation's  limitations  on sulfur dioxide emissions through the acquisition and development of super-compliance, compliance and low-sulfur coal reserves. The

Company cannot provide any assurances, however, that the implementation of the Clean Air Act, the new National Ambient Air Quality Standards or any other future regulatory provisions will not materially adversely affect its business.

         CLEAN WATER ACT

         The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

         MOUNTAINTOP REMOVAL LITIGATION

         In October 1999, U.S. District Judge Charles H. Hayden II, Chief Judge of the U.S. District Court for the Southern District of West Virginia, issued a ruling restricting how coal companies could dispose of wastes from mountaintop removal mining operations in the State of West Virginia. The Company uses mountaintop removal mining wherever possible because it allows the Company to recover more tons of coal per acre and facilitates the permitting of larger projects, which allows mining to continue over a longer period of time than would be the case using other mining methods. See "Business--Coal Production." Judge Hayden held that the practice of "valley fills" commonly used in mountaintop removal violated the "dredge and fill" provisions of the Clean Water Act and the "stream buffer zone rule" under SMCRA, and enjoined the West Virginia Department of Environmental Protection ("DEP") from issuing surface mining permits authorizing the placement of excess spoil in intermittent or perennial streams. The ruling resulted in a lawsuit filed by several citizens groups and coalfield residents, who claimed that the DEP was issuing permits in violation of federal and state water quality laws. The West Virginia Coal Association and others immediately appealed Judge Hayden's decision, and the judge stayed the implementation of the order ten days after the initial ruling.

         In April 2001, a three-judge panel of the U.S. Court of Appeals for the Fourth Circuit overturned the valley fill portion of Judge Hayden's ruling on jurisdictional grounds, holding that the plaintiffs should have filed their lawsuit in state court because it challenged a state action. However, it upheld a consent order issued by Judge Hayden in February 2000, which disposed of a number of the plaintiff's claims against the DEP. In August 2001, citizen groups filed a new suit before Judge Hayden focusing specifically on the DEP's authority to issue permits for valley fills under the Clean Water Act. The Kentucky Coal Association and some coal companies have been permitted to intervene on behalf of the DEP in this new litigation. The Company has also filed a motion to intervene in the suit; a hearing on the motion is currently pending.

         Both the Fourth Circuit's decision and the currently pending litigation pose a number of potential risks to coal companies, including the Company, using the mountaintop removal method in West Virginia and in other states. First, because the decision was based narrowly on jurisdictional grounds, there remains some uncertainty concerning the proper interpretation of the DEP's permitting authority with respect to valley fills under the Clean Water Act and SMCRA. This has already prompted citizen groups to bring new litigation in federal court, and may prompt them to bring similar suits in state court. Alternatively, it may prompt these groups to seek to have West Virginia's state regulatory program "disapproved" by the federal government on the basis that it is not at least as restrictive as federal regulations. As a result, the federal government may experience considerable pressure to exercise some level of regulatory oversight of the surface mining program in West Virginia. Finally, the Fourth Circuit decision could prompt citizen groups in other states to bring similar suits. The Company cannot predict the outcome of the new litigation currently pending before Judge Hayden or similar suits that may be brought in other federal or state courts. However, if any such suits are decided in favor of the plaintiffs, they could have a material adverse effect on AEI and the AEI Subsidiaries, individually or in the aggregate.

         RESOURCE CONSERVATION AND RECOVERY ACT

         The Resource Conservation and Recovery Act, or RCRA, which Congress enacted in 1976, affects coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under RCRA by statute. The Company cannot, however, predict whether this exclusion will continue.

         FEDERAL AND STATE SUPERFUND STATUTES

         The Comprehensive Environmental Response Compensation and Liability Act, or Superfund, and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. To the Company's knowledge, none of the environmental claims currently asserted against the Company are based on Superfund or similar state statutes; however, it cannot assure that it will not be subject to such claims in the future.

         GLOBAL CLIMATE CHANGE

         The U.S. and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the U.S. would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the U.S. has not ratified the emission targets and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price and demand for coal. According to the Energy Information Administration's Emissions of Greenhouse Gases in the U.S. 1999, coal accounts for 30% of greenhouse gas emissions in the U.S., and efforts to control greenhouse gas emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions.

CERTAIN RISKS RELATED TO FEDERAL INCOME TAX TREATMENT

         The Company will not recognize any cancellation of indebtedness income upon consummation of the Plan but will be required to reduce certain of its tax attributes (including, to the extent applicable, net operating losses and net operating loss carryforwards) by the amount of any cancellation of indebtedness income not recognized as gross income (subject to certain modifications). As a result, the Company believes that some of its net operating losses and loss carryforwards may be eliminated upon consummation of the Plan. Moreover, consummation of the Plan will also trigger an "ownership change" of the Company's consolidated group for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, which will result in either an additional reduction in the amount of net operating losses available to the Company after the Effective Date or the imposition of an annual usage limitation on the net operating losses existing on the Effective Date. See "Certain Federal Income Tax Considerations" for additional details. Holders are urged to review the discussion in "Certain Federal Income Tax Considerations" regarding whether the transactions occurring pursuant to the Plan may result in the recognition of gain or loss with respect to their Secured Bank Claims, the Old Senior Notes, the Subordinated Notes and the IRBs, and the tax treatment of the New Common Stock, the New Senior Secured Term Notes and the New Senior Notes received pursuant to the Plan.

                       SELECTED HISTORICAL FINANCIAL DATA

         The selected consolidated financial data below as of December 31, 1999 and 2000 and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000, have been derived from the Consolidated Annual Financial Statements of AEI, which have been audited by Arthur Andersen LLP, independent public accountants. Also set forth below are selected financial data for the nine months ended
September 30, 2000 and September 30, 2001 which have been derived from the unaudited Consolidated Financial Statements of AEI and which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of AEI and subsidiaries for such periods. The following data is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of AEI and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                           AEI RESOURCES HOLDING, INC.
                              (DOLLARS IN MILLIONS)

                                                                                                            NINE MONTHS ENDED
                                                                                                              SEPTEMBER 30,
                                                         FOR THE FISCAL YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                              -------------------------------------------------------     --------------------
                                               1996      1997        1998         1999         2000         2000        2001
                                              ------   -------     --------     --------     --------     --------    --------
COAL SALES (MILLIONS OF TONS)                    4.2       6.5         25.2         49.1         51.5         39.5        37.2

TOTAL REVENUE                                 $123.2   $ 175.3     $  733.4     $1,330.8     $1,338.6     $1,019.9    $1,079.3
COSTS & EXPENSES

  Cost of Operations .......................    97.1     145.2        590.8      1,040.9      1,123.2        833.2       874.8
  Depreciation, Depletion & Amortization ...     6.9      10.8         76.8        208.3        253.5        190.7       198.3
  Selling, General & Administration ........     9.1      13.9         32.5         48.9         41.7         32.6        29.4
  Writedowns and special items .............      -         -          16.5         87.7         11.7          4.8        10.3
                                              ------   -------     --------     --------     --------     --------    --------
TOTAL COSTS & EXPENSES                         113.1     169.9        716.6      1,385.8      1,430.1      1,061.3     1,112.8
                                              ------   -------     --------     --------     --------     --------    --------
INCOME FROM OPERATIONS                          10.1       5.4         16.8        (55.0)       (91.5)       (41.4)      (33.5)
                                              ------   -------     --------     --------     --------     --------    --------

OTHER INCOME/(EXPENSE)
   Gain/(Loss) on Sale of Fixed Assets .....     0.3       0.3          1.0       (101.4)        (0.2)         0.3         6.0
   Interest Expense ........................    (5.5)     (9.2)       (65.3)      (140.2)      (167.6)      (120.5)     (147.1)
   Other, Net ..............................     0.2       0.1          3.7          3.7          9.5          8.7        12.4
                                              ------   -------     --------     --------     --------     --------    --------

TOTAL OTHER INCOME/(EXPENSE)                    (5.0)     (8.8)       (60.6)      (237.9)      (158.3)      (111.5)     (128.7)
                                              ------   -------     --------     --------     --------     --------    --------
   Pre-tax  Income/(Loss) ..................     5.1      (3.4)       (43.8)      (292.9)      (249.8)      (152.9)     (162.2)
                                              ------   -------     --------     --------     --------     --------    --------
   Income Tax Provisions (Benefit) .........      -       17.5        (20.4)       (93.5)       (53.1)       (33.5)       (0.4)
                                              ------   -------     --------     --------     --------     --------    --------

INCOME BEFORE EXTRAORDINARY ITEM                 5.1     (20.9)       (23.4)      (199.4)      (196.7)      (119.4)     (161.8)
                                              ------   -------     --------     --------     --------     --------    --------
   Extraordinary Loss ......................      -       (1.3)       (10.2)          -            -           --          --
                                              ------   -------     --------     --------     --------     --------    --------
NET INCOME (LOSS) ..........................     5.1     (22.2)       (33.6)      (199.4)      (196.7)      (119.4)     (161.8)

PLUS:
   Depreciation, Depletion & Amortization ..     6.9      10.8         76.8        208.3        253.5        190.7       198.3
   Interest Expense ........................     5.5       9.2         65.3        140.2        167.6        120.5       147.1
   Income Tax Provisions (Benefit) .........      -       17.5        (20.4)       (93.5)       (53.1)       (33.5)       (0.4)
   Other Non-Recurring Items(1) ............      -        1.3         26.7        183.0         12.7          5.2        10.3
                                              ------   -------     --------     --------     --------     --------    --------
   Adjusted EBITDA(2) ......................    17.5      16.6        114.8        238.6        184.0        163.5       193.5


OTHER DATA:
Cash Flows from Operating Activities .......     4.8     (11.4)       (49.4)        71.4         42.5         15.4       111.5
Cash Flows from Investing Activities .......   (12.5)    (38.7)      (655.7)      (140.8)       (42.8)       (23.3)      (63.8)
Cash Flows from Financing Activities .......     7.3     133.2        664.0         47.8         34.1         23.9       (38.2)
Capital Expenditures .......................    14.1      32.2         40.9         93.6         69.9         48.3        61.8
Ratio of Adjusted EBITDA to Interest
    Expense (2) ............................     3.2x      1.8x         1.8x         1.7x         1.1x         1.4x        1.3x
Ratio of Total Debt to Adjusted EBITDA (2)..     3.7x     13.1x        10.6x         5.5x         7.3x         8.2x        6.8x
Ratio of Earnings to Fixed Charges (3) .....     1.6x       *            *            *            *            *            *

OPERATING DATA:
Coal Reserves (at period end, in millions
    of tons) ...............................      N/A      166        2,436        2,000        1,769        1,794       1,727
Average coal sales price per ton ...........  $ 24.84  $ 25.19      $ 27.42      $ 25.34    $   24.44    $   24.44     $ 26.74
Average coal cost per ton (4) ..............    21.32    22.08        21.52        22.01        22.91        22.31       24.09

BALANCE SHEET DATA (END OF PERIOD):
Working capital ............................  $(11.6)  $  85.1     $  (72.9)      $(68.5)   $(1,373.9)   $(1,308.1)  $(1,423.7)
Total Assets ...............................   106.9     265.4      2,490.1      2,391.6      2,203.2      2,263.0     2,095.9
Total Debt (including current portion) .....    64.1     217.0      1,215.6      1,304.7      1,350.9      1,337.6     1,319.6
Stockholders' equity (deficit) .............     0.3     (18.1)       (92.7)      (291.8)      (488.6)      (411.3)     (650.3)

-------------
(1) Other non-recurring items include unusual charges that are added back to net income (loss) per the terms in the Company's then existing indenture to calculate certain financial covenant ratios. In 1997, the non-recurring item was $1.3 million included in extraordinary loss related to costs of early debt retirement. In 1998, the non-recurring items included $10.2 million included in extraordinary loss related to costs of early debt retirement and $16.5 million included in write downs and special items related to integration of acquired operations as the Company closed certain mines and considered others for disposal resulting in asset impairment and reclamation and closure charges. In 1999, the non-recurring items included $87.7 million included in write downs and special items (including mine closure costs as in 1998, charges for reduction in estimated disposal proceeds and terminated financial project costs) and $95.3 million included in loss or sale of assets for disposed operations. In 2000, the non-recurring items included $11.7 million ($4.8 million through September 30) included in write downs and special items primarily for professional fees related to debt restructuring and $1.0 million ($0.4 million through September 30) included in loss on sale of assets for disposed operations. Through September 30, 2001, the non-recurring item was $10.3 million included in write downs and special items primarily for professional fees related to debt restructuring.

(2) Adjusted EBITDA as presented above and as used elsewhere in this Solicitation Statement consists of earnings before interest, taxes, depletion, depreciation, amortization and other non-cash charges as adjusted to exclude certain unusual or nonrecurring charges. Adjusted EBITDA is presented because it is used in calculating certain financial ratios under Company debt covenants. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income tax provision plus fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (which includes amortization of deferred financing cost) whether expensed or capitalized and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were inadequate to cover fixed charges for 1997, 1998, 1999, 2000, and the nine months ended 2000 and 2001 by, $3.8 million, $57.9 million, $292.9 million, $249.8 million, $152.9 million and $162.2 million, respectively.

(4) Average cost per ton sold is calculated as total coal operating costs included in cost of operations (including purchased coal costs, exclusive of MTI and Synfuel operating costs), plus depreciation costs related to mining activities, all divided by coal sold.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations presented on the following pages are based upon the audited historical consolidated results of operations of the Company for the year ended December 31, 2000, and the unaudited historical consolidated balance sheet and consolidated results of operations of the Company as of and for the nine months ended September 30, 2001. The pro forma adjustments made to the historical results of operations (based on the assumptions set forth below) give effect to the reorganization as if that entire series of transactions, including the issuance of the New Common Stock to holders of the Old Senior Notes, IRBs and Subordinated Notes and the issuance of the New Senior Secured Term Notes and the New Senior Notes to the holders of Secured Bank Claims, had occurred on January 1, 2000. In addition, since the reorganization is to be effectuated through a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code, the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," which require the application of fresh start reporting, have been reflected in the unaudited pro forma financial statements. The unaudited pro forma consolidated balance sheet as of September 30, 2001, presented below is based upon the historical balance sheet as of September 30, 2001, and includes pro forma adjustments as if the reorganization had been completed on that date. The pro forma consolidated balance sheet and pro forma consolidated statements of operations are unaudited and were derived by adjusting the historical financial statements of the Company for certain transactions as described in the respective notes thereto. THESE PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

         The pro forma adjustments are based on available information and upon certain assumptions and fair value estimates that the Company believes are reasonable under the circumstances. The fair value estimates of assets and liabilities of the Reorganized Company are subject to revision following the results of appraisals and other studies which will be performed after consummation of the reorganization and related transactions. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and the other information pertaining to the Company appearing elsewhere in this Solicitation Statement.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                              (DOLLARS IN MILLIONS)

                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS
                                                                          AEI               (NOTE A)           AS ADJUSTED
                                                                    ---------------    -----------------      -------------
ASSETS

Current Assets:
   Cash and cash equivalents..................................      $          64.2    $   (54.2)    (1)      $           -
                                                                                           (10.0)    (2)
   Accounts receivable........................................                151.2             -                     151.2
   Inventories................................................                 82.9           1.2    (3)               50.0
                                                                                           (34.1)    (4)
   Deferred tax asset.........................................                 12.3          13.4    (5)               25.7
   Prepaid expenses and other.................................                 17.8             -                      17.8
                                                                    ---------------    ----------             -------------
   Total Current Assets.......................................                328.4        (83.7)                     244.7

   Property, Plant and Equipment, including mineral reserves
      and mine development costs, net.........................              1,647.9       (786.7)    (4)              861.2
   Reorganizational value.....................................                    -       1,354.5    (6)            1,354.5
   Debt issuance costs, net...................................                 71.1        (61.1)    (2)               10.0
   Other Assets, net..........................................                 48.5             -    (7)               41.4
                                                                                              3.0    (8)
                                                                                           (10.1)    (9)
                                                                    ---------------    ----------             -------------
Total Assets..................................................      $       2,095.9    $    415.9             $     2,511.8
                                                                    ===============    ==========             =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Accounts Payable...........................................      $          77.6    $    -  .6             $        77.6
   Current portion of long-term debt and capital lease
   obligations................................................              1,313.5       (713.2)    (1)              103.5
                                                                                          (496.8)   (10)

   Accrued expenses and other.................................                361.0       (103.5)    (1)              173.7
                                                                                           (10.1)    (9)
                                                                                           (73.7)   (10)
                                                                    ---------------    ----------             -------------
   Total Current Liabilities..................................              1,752.1     (1,397.3)                     354.8

Non-Current Liabilities:
   Long-term debt and capital lease obligations, net of
      current portion.........................................                  6.1         844.1    (1)              850.2
   Employee benefits..........................................                564.7          32.1   (11)              596.8
   Reclamation and mine closure...............................                309.3       (137.0)   (12)              172.3
   Deferred Income Taxes......................................                 12.3          13.4    (5)               25.7
   Other non-current liabilities..............................                101.7        (15.8)    (1)               62.0
                                                                                           (23.9)   (12)
                                                                    ---------------    ----------             -------------

   Total Non-Current Liabilities..............................                994.1         712.9                   1,707.0
                                                                    ---------------    ----------             -------------

Total Liabilities.............................................              2,746.2       (684.4)                   2,061.8
                                                                    ---------------    ----------             -------------
Stockholders' Equity (Deficit)................................              (650.3)       1,100.3   (13)              450.0
                                                                    ---------------    ----------             -------------
Total Liabilities and Stockholders' Equity (Deficit)..........      $       2,095.9    $    415.9             $     2,511.8
                                                                    ===============    ==========             =============


PRO FORMA ADJUSTMENTS FOR REORGANIZATION

NOTE A (DOLLARS IN MILLIONS)

Pro forma adjustments include discharge of existing credit facility to new term loan and debt securities, discharge of certain debt to equity and fresh start accounting. The following notes describe the pro forma adjustments.

1. Reflects Company exchanging old credit facility for new debt. Cash available assumed to be $0 after payments to holders of Secured Bank Claims and other entities as well as payments for debt issuance and related costs. Accordingly, currently estimated new debt at emergence from bankruptcy is $925 million.

                                          Old Debt        New Debt     Net Adjusted
        Current Portion - Term Notes...    $    794.1      $    80.9      $  (713.2)
        Non-current Portion - Notes
        & Term Notes...................             -          844.1           844.1
                                           ----------      ---------      ----------
        Total Principal................    $    794.1      $   925.0      $    130.9
                                           ==========      =========      ==========
        Accrued Interest...............         103.5              -         (103.5)
        Accrued Exit Fees..............          15.8              -          (15.8)

2. Reflects removal of debt issuance costs related to old extinguished debt and addition of debt issuance costs associated with new restructured debt.

3.   Reflects write-up of coal stockpile inventory to net realizable value.

4. Reflects estimated adjustments to fair values as follows. Also reflects reclass of deferred overburden inventory account to mine development as part of fair value adjustments.

                                      Net Book
                                        Value              Adjustment            Fair Value
                                   ---------------      ---------------      -----------------
Property, Plant & Equipment......   $       355.8        $        -           $         355.8
Mine Development Costs...........            39.3                34.1                    73.4
Contract Costs...................            74.2               (74.2)                    -
Mineral Reserves.................         1,178.6              (746.6)                  432.0
                                    -------------        ------------         ---------------
Total............................   $     1,647.9        $     (786.7)        $         861.2
                                    =============        ============         ===============

5. Reflects the adjustment of deferred tax assets and liabilities for pro forma adjustments.

6.   Reflects   reorganization   value  in  excess  of  amounts   allocable   to
     identifiable tangible and intangible net assets. This is the final balancing entry for pro forma balance sheet.

7. Fair value of sales contracts and certain intangibles not currently identified. Actual valuation to be determined and recorded (reclassified from reorganizational value) at a later time.

8.   Reflects   previously   unrecognized   recoupable  advanced  royalties  now
     recognizable due to change in mine plans.

9. Reflects elimination of Zeigler IRB's deferred non-cash debt service fund. Under terms of the IRBs because the Company did not reach mandated fixed charges ratios, the Company was required to deposit funds in to escrow. At September 30, 2001, this amount was accrued but not paid.

10.  Reflects debt discharged for equity as follows:

                                                                    Accrued Interest and
                                                   Principal             Penalties
                                                 -------------      --------------------
  Senior Notes..............................      $     200.0           $       35.6
  Senior Subordinated Notes.................            150.0                   27.8
  Zeigler IRB - Pier IX.....................            115.0                    8.1
  Zeigler IRB - Shipyard....................             30.8                    2.2
  Perry County IRB..........................              1.0                      -
                                                  -----------           ------------
  Total.....................................      $     496.8           $       73.7
                                                  ===========           ============

11.  Reflects net unfunded amounts on employer benefit obligations as follows:

                                                                   Under/ (Over)
                                                                       Funded
                                                                   -------------
   SFAS 106 - Postretirement Health and Welfare benefits.........     $   2.9
   SFAS 87 - Pension benefits....................................        26.5
   Black Lung benefits...........................................        10.3
   Workers' Compensation benefits................................        (0.1)
   SFAS 112  - Postemployment benefits...........................         0.5
   Coal Act benefits.............................................        (8.0)
                                                                   -------------
   Total.........................................................     $  32.1
                                                                   =============

12. Reflects adjustment of reclamation and closure obligation from the adoption of SFAS 143, Asset Retirement Obligation, and the adjustment of other non-current obligations to fair value.

13.  To record equity valued at $450.0 million.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                              (DOLLARS IN MILLIONS)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                               AEI         (NOTE B)                AS ADJUSTED
                                                        --------------   --------------           -------------
OPERATING DATA:

Revenues...........................................      $   1,338.6      $      -                 $   1,338.6
Costs and expenses:
     Costs of operations...........................          1,123.2           (1.4)          (1)      1,135.0
                                                                               (1.4)          (2)
                                                                               14.6           (3)
     Depreciation, depletion and amortization......            253.5         (104.8)          (4)        148.7
     Selling, general and administrative...........             41.7             -                        41.7
     Write downs and special items.................             11.7          (11.7)          (5)           -
                                                        --------------   --------------           -------------
          Total costs and expenses.................          1,430.1         (104.7)                   1,325.4
                                                        --------------   --------------           -------------
     Income (loss) from operations.................            (91.5)         104.7                       13.2

Interest and other income (expense)
     Interest expense..............................           (167.6)          (3.3)          (6)       (116.1)
                                                                               10.3           (7)
                                                                               44.5           (8)
     Loss on sale of assets........................             (0.2)            -                        (0.2)
     Other, net....................................              9.5             -                         9.5
                                                        --------------   --------------           -------------
                                                              (158.3)          51.5                     (106.8)
                                                        --------------   --------------           -------------
          Income (loss) before income taxes........           (249.8)         156.2                      (93.6)
Income tax provision (benefit).....................            (53.1)          54.4           (9)          1.3
                                                        --------------   --------------           -------------
          Net income (loss)........................      $    (196.7)     $   101.8                $     (94.9)
                                                        ==============   ==============           =============

OTHER DATA:

Adjusted EBITDA (Note C)...........................            184.0          (12.8)                     171.2
Capital expenditures...............................             69.9             -                        69.9
Cash interest expense (Note D).....................            144.4          (44.5)                      99.9
Ratio of Adjusted EBITDA to cash interest expense..              1.3x           N/A                        1.7x
Ratio of earnings to fixed charges (Note E)........               *             N/A                         *

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                              (DOLLARS IN MILLIONS)

                                                                                         PRO FORMA
                                                                 AEI                ADJUSTMENTS (NOTE B)       AS ADJUSTED
                                                        ----------------------- ------------------------- ---------------------
OPERATING DATA:

Revenues..............................................    $      1,079.3                       -              $     1,079.3
Costs and expenses:
      Costs of operations.............................             874.8            $        (0.2)   (1)              886.2
                                                                                             11.6    (3)
      Depreciation, depletion and amortization........             198.3                    (83.2)   (4)              115.1
      Selling, general and administrative.............              29.4                       -                       29.4
      Write downs and special items...................              10.3                    (10.3)   (5)                 -
                                                          ----------------         ---------------          ----------------
           Total costs and expenses...................           1,112.8                    (82.1)                  1,030.7
                                                          ----------------         ---------------          ----------------
Income (loss) from operations.........................             (33.5)                    82.1                      48.6
Interest and other income (expense)
      Interest expense................................            (147.1)                    (2.5)    (6)             (87.5)
                                                                                              9.7     (7)
                                                                                             52.4     (8)
      Gain on sale of assets..........................               6.0                       -                        6.0
      Other, net......................................              12.4                       -                       12.4
                                                          ----------------         ---------------          ----------------
                                                                  (128.7)                    59.6                     (69.1)
                                                          ----------------         ---------------          ----------------
           Income (loss) before income taxes..........            (162.2)                    141.7                    (20.5)
Income tax provision (benefit)........................              (0.4)                     2.9    (9)                2.5
                                                          ----------------         ---------------          ----------------
           Net income (loss)..........................    $       (161.8)           $       138.8             $       (23.0)
                                                          ================         ===============          ================

OTHER DATA:

Adjusted EBITDA (Note C)...............................            193.5                    (11.4)                    182.1
Capital expenditures...................................             61.8                       -                       61.8
Cash interest expense (Note D).........................            126.7                    (52.5)                     74.2
Ratio of Adjusted EBITDA to cash interest expense                    1.5x                     N/A                       2.5x
Ratio of earnings to fixed charges (Note E)............               *                       N/A                        *


PRO FORMA ADJUSTMENTS FOR REORGANIZATION

NOTE B (DOLLARS IN MILLIONS)

Pro forma adjustments include purchase accounting and accounting policy changes related to the debt and equity restructuring assuming the restructuring occurred on January 1, 2000.

The following notes describe the pro forma adjustments.

1. Reflects the adjustment in expense due to the net change in deferred overburden account. The Company reclassed deferred overburden to mine development costs as part of fair value adjustments.

2. Reflects removal of amortization for net unfunded amounts on benefit obligations.

3. Reflects reduction in operating expense for reclamation and closure expense and the increase in accretion expense due to early adoption of SFAS 143 pursuant to balance sheet fair value adjustment as follows.

                                                    December 31, 2000     September 30, 2001
                                                    -----------------     ------------------
             Reduction in Operating Expense.......    $          (6.5)    $             (4.2)
             Increase in Accretion Expense........               21.1                   15.8
                                                      ---------------     ------------------
             Net..................................    $          14.6     $             11.6
                                                      ===============     ==================


4. Reflects change in Depreciation, Depletion & Amortization due to Property, Plant & Equipment and related fair value adjustments.

              YEAR ENDED DECEMBER 31, 2000:                           AEI         ADJUSTMENT        AS ADJUSTED
                                                                 ----------      ------------       -----------
              Property, Plant, and Equipment .................    $  104.2         $    -            $  104.2
              Mine Development ...............................         7.3             17.7              25.0
              Contract Costs .................................        23.0            (23.0)              -
              Mineral Reserves ...............................       119.0            (99.5)             19.5
              Identified Intangibles .........................         -                -                 -
                                                                 ----------      ------------       -----------
              Total ..........................................    $  253.5         $ (104.8)         $  148.7
                                                                 ==========      ============       ===========
              NINE MONTHS ENDED SEPTEMBER 30, 2001:
              Property, Plant, and Equipment .................    $   79.2         $    -            $   79.2
              Mine Development ...............................         7.7             14.3              22.0
              Contract Costs .................................        26.7            (26.7)              -
              Mineral Reserves ...............................        84.7            (70.8)             13.9
              Identified Intangibles .........................         -                -                 -
                                                                 ----------      ------------       -----------
              Total ..........................................    $  198.3         $  (83.2)         $  115.1
                                                                 ==========      ============       ===========

     An accounting rule change related to recording goodwill in purchase accounting for a mineral resource company has occurred since the significant acquisitions in 1998. In 1998, AEI recorded for its mining company acquisitions the "excess" portion of the purchase price (i.e., goodwill) within mineral reserves and depleted the basis over the life of the reserves. For Fresh Start accounting in 2002, AEI will record "reorganization value" as a separate account not included in mineral reserves which, pursuant to SFAS 141 & 142, is to be accounted for similar to goodwill and not amortized, but will be subject to an annual impairment test. This is the primary cause of the pro forma depreciation, depletion and amortization decrease when compared to historical amounts.

     Identified intangibles valuation is not complete. Accordingly, amortization is not known or recorded herein. In addition, pro forma statements do not assume reorganizational value impairment during the periods presented.

5. Reflects removal of professional fees incurred in connection with debt and equity restructuring.

6. Reflects adjustment for interest accretion of other long-term liabilities pursuant to balance sheet fair value adjustment.

7. Reflects removal of debt issuance cost amortization of old debt offset by amortization of new debt issuance cost.

8. Reflects adjustment to interest expense based on emerging debt structure. Interest is estimated as follows:

           YEAR ENDED DECEMBER 31, 2000:                                 PRINCIPAL           RATE            EXPENSE
                                                                       -------------    ------------      -------------
           New Credit Facility - Term..............................     $   475.0           7.75%          $     36.8
           New Credit Facility - Notes.............................         450.0          11.75%                52.9
           Seller Financing........................................          14.9           7-12%                 1.6
           Capital Lease & Other...................................          29.0          11-12%                 1.8
           Revolver - LC & Commitment Fees.........................                                               6.8
           Non Cash Accretion (after pro forma adjustments)........                                              14.2
           Non Cash Amortization (after pro forma adjustments).....                                               2.0
                                                                       -------------                      -------------
           Total...................................................     $   968.9                          $    116.1
                                                                       =============                      =============

           NINE MONTHS ENDED SEPTEMBER 30, 2001:
           New Credit Facility - Term..............................     $   475.0           7.75%          $     27.6
           New Credit Facility - Notes.............................         450.0          11.75%                39.7
           Seller Financing........................................           8.4           7-12%                 0.6
           Capital Lease & Other...................................          20.3          11-12%                 1.2
           Revolver - LC & Commitment Fees.........................                                               5.1
           Non Cash Accretion (after pro forma adjustments)........                                              11.8
           Non Cash Amortization (after pro forma adjustments).....                                               1.5
                                                                       -------------                      -------------
           Total...................................................     $   953.7                          $     87.5
                                                                       =============                      =============

9. Reflects pro forma tax expense (benefit) net of adjustments to the valuation allowance. As of December 31, 1999, AEI reported a net deferred tax liability which allowed for certain deferred tax assets to the realizable in 2000. As of December 31, 2000, the net deferred tax liabilities were no longer sufficient to realize the deferred tax assets generated. Accordingly, the deferred tax assets, net of the valuation allowance, and deferred tax liabilities net to $ 0. In fresh start accounting, the decrease in deferred tax liabilities is exceeding the decrease in deferred tax assets. Based on the realizability of the deferred tax assets, the valuation allowance is being increased and the deferred taxes, net of the valuation allowance, is still being reported at $ 0.

NOTE C

Adjusted EBITDA as presented above and as used elsewhere in this Solicitation Statement consists of earnings before interest, taxes, depletion, depreciation, amortization and other non-cash charges as adjusted to exclude certain unusual or nonrecurring charges. Adjusted EBITDA is presented because it is used in calculating certain financial ratios under Company existing debt covenants. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

Adjusted EBITDA is calculated as follows for each period:

NINE MONTHS ENDED SEPTEMBER 30, 2001:

                                                                                       PRO FORMA
                                                                         AEI          ADJUSTMENTS        AS ADJUSTED
                                                                 ----------------  ----------------    ---------------
          Net Income (loss) from                                   $   (161.8)       $    138.8          $   (23.0)
            continuing operations......................
          Plus provision (benefit) for income taxes....                  (0.4)              2.9                2.5
          Plus interest expense........................                 147.1             (59.6)              87.5
          Plus depreciation, depletion and amortization                 198.3             (83.2)             115.1
          Plus other nonrecurring charges..............                  10.3             (10.3)               -
                                                                 ----------------  ----------------    ---------------
          Adjusted EBITDA..............................            $    193.5        $    (11.4)         $   182.1
                                                                 ================  ================    ===============

YEAR ENDED DECEMBER 31, 2000:

                                                                                       PRO FORMA
                                                                         AEI          ADJUSTMENTS        AS ADJUSTED
                                                                 ----------------  ----------------    ---------------
                Net Income (loss) from continuing operations.      $    (196.7)      $      101.8        $     (94.9)
                Plus provision (benefit) for income taxes....            (53.1)              54.4                1.3
                Plus interest expense........................            167.6              (51.5)             116.1
                Plus depreciation, depletion and amortization            253.5             (104.8)             148.7
                Plus other nonrecurring items................             12.7              (12.7)               -
                                                                 ----------------  ----------------    ---------------
                Adjusted EBITDA..............................      $     184.0       $      (12.8)       $     171.2
                                                                 ================  ================    ===============

NOTE D

Cash interest expense is calculated as interest expense plus capitalized interest less interest accreted on discounted notes and amortization of deferred financing costs.

NOTE E

In calculating the ratio of earnings to fixed charges, earnings consist of income before income tax provision plus fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (which includes amortization of deferred financing cost) whether expensed or capitalized and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. The Company's pro forma earnings were inadequate to cover fixed charges for the pro forma periods of the nine months ended September 30, 2001 and fiscal 2000 by $20.5 million and $93.6 million, respectively.

                         PROJECTED FINANCIAL INFORMATION

         The following Projections (as defined below) were prepared by the Company, based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Company.

         Although the forecasts represent the best estimates of the Company, for which the Company believes it has a reasonable basis as of the date hereof, of the results of operations and financial position of the Company after giving effect to the reorganization contemplated under the Plan, they are only estimates, and actual results may vary considerably from forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the forecast results will be achieved.

         The Company does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, after the Effective Date, the Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in December 2001 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, the Reorganized Company will disclose its actual financial condition and results of operations during the period covered by the Projections in the quarterly and annual financial statements and accompanying discussion and analysis, contained in the quarterly and annual reports it will provide to holders of its senior debt pursuant to the terms of the New Senior Secured Term Notes and New Senior Notes.

         The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with Rule 11-03 of Regulation S-X of the SEC. In addition, the Company's independent auditors have neither examined nor compiled the Projections and accordingly assume no responsibility for them. See "Risk Factors--Risks Related to the Projections".

         The Company believes that a reasonable estimate of the Effective Date is April 15, 2002. Because the Company's financial projection model uses month-end numbers, the projected unaudited consolidated income statements, balance sheets, and cash flow statements for the Company assumes an Effective Date of March 31, 2002. So long as the Company is able to draw upon the DIP Facility as planned, the Company believes that the projections will not change materially even if the Effective Date does not occur on the assumed Effective Date. Projected unaudited consolidated financial statements for the Company are included for each twelve month period ending December 31, 2002, 2003, 2004, 2005 and 2006.

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "Risk Factors" for a discussion of various other factors that could materially affect the Company's financial condition, results of operations, businesses, prospects and securities.

         For the purpose of providing projected financial information, the Company has defined its core business as the mining and marketing of steam coal. Within this context, the following points represent the major assumptions underlying the attached projected financial data (the "Projections"):

         1. EFFECTIVE DATE AND PLAN TERMS. The Projections assume that the Plan will be consummated in accordance with its terms, and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Company including, but not limited to, an increased risk of inability to meet State bonding obligations, and higher reorganization expenses.

         2.  REVENUE.   The  following  revenue  assumptions   employed  in  the
Projections are based on the recent historical results of the Company and current conditions in the coal mining industry. These assumptions include, but are not limited to, (i) increases in sales price where known escalation factors exist, (ii) premiums and penalties where appropriate, based on submitted quality, (iii) spot prices remain consistent at each company (rates vary based on company), (iv) renewal contracts are executed with similar terms, (v) uncommitted tons are sold on the spot market or entered into new contracts, (vi) no significant delays in transportation (barge, truck or rail), (vii) ability to either purchase or produce coal to meet contract/spot specifications, (viii) ability of customers to pay for coal on a timely basis as based on current and historical statistics, (ix) ability of customers to remain in sound financial position, and (x) the demand for coal remains constant. The Company's primary source of revenue is generated by long-term contracts with low-cost electric utility companies in the eastern U.S. The Company also generates revenue under short-term contracts and on the spot market and supplies premium-quality, mid- and low-volatile metallurgical coal to steel producers.

         3. PRODUCTION COSTS. The following assumptions relating to production costs employed in the Projections are based on the recent historical results of the Company and current conditions in the coal mining industry. These assumptions include, but are not limited to, (i) labor costs at non-union sites are forecasted to remain constant through 2006, (ii) labor costs at union sites are set at union contract rates, (iii) hourly employee and salaried employee head counts are assumed to be aligned with production, (iv) fuel costs are kept at current rates per gallon for all periods, (v) explosive costs are kept at constant rates per pound after 2002, (vi) employee benefit costs are based on actuarial assumptions and historical rates, (vii) uncommitted sales tons are assumed to be shipped from production mine loadouts with no additional trucking or loading fees, (viii) trucking expense is a function of distance traveled to loadout sites, and (ix) repair and maintenance expenses are based on historical trends and based on production levels.

         4. SELLING COSTS. The following assumptions relating to selling costs employed in the Projections are based on the recent historical results of the Company and current conditions in the coal mining industry. These assumptions include, but are not limited to, (i) inventory levels are assumed to remain constant, (ii) selling related taxes are at current state/federal statutory rates, and (iii) royalty expenses fluctuate based on terms of the lease.

         5. CAPITAL EXPENDITURES. The following assumptions relating to capital expenditures employed in the Projections are based on the capital expenditure needs of the Company and current conditions in the coal mining industry. These assumptions include, but are not limited to, (i) areas not experiencing significant changes (major capital projects) capital expenditures are based on historical averages, (ii) the factoring in of specific capital projects, (iii) the expectation to have adequate capital to maintain and expand its mining equipment/facilities to meet budgeted production levels, and (iv) equipment rebuilds will be performed as scheduled.

         6. INDIRECT COSTS. The following assumptions relating to indirect costs employed in the Projections are based on the recent historical results of the Company and current conditions in the coal mining industry. These assumptions include, but are not limited to, (i) bonding based on projected rates across the industry, (ii) increasing insurance expenses due to growing costs affecting the insurance industry, and (iii) declining general corporate overhead in 2002 reflecting the completion of the Company's restructuring and then held constant thereafter.

         7. DEPLETION, DEPRECIATION AND AMORTIZATION (DD&A). Depreciation, depletion and amortization consists of the following items: property, plant and equipment (PPE) depreciation, depletion of mineral reserves, amortization of contract costs, development costs and goodwill. The old basis of accounting is used up to the Effective Date and the new basis is used after that time. The Company straight-lines its PPE costs over estimated useful lives ranging from 2 to 45 years. Mineral reserves are depleted using the units-of-production method based on estimated recoverable tons. Mine development costs are amortized using the units-of-production method based on estimated recoverable reserves. Costs related to coal sales contracts are amortized as tons are delivered based on contracted tonnage requirements. Goodwill is not amortized (pursuant to SFAS
142) but subject to an annual impairment test. The accompanying projections do not assume any impairment charge during the projection periods.

         8. INTEREST EXPENSE - NEW SENIOR SECURED TERM NOTES AND NEW SENIOR NOTES. Represents the accrued interest on the New Senior Secured Term Notes and New Senior Notes, which pursuant to the terms of the Plan have interest rates of LIBOR plus 5.25%, and 11.75%, respectively.

         9. INCOME TAXES. Projected income taxes are based on the statutory rates, applied to income from operations considering Alternative Minimum Tax and Net Operating Loss carryover limitations. All taxes will accrue and be paid on an annual basis.

         10. GAIN ON FORGIVENESS OF DEBT. The gain results from the extinguishment of debt in exchange for the issuance of the New Common Stock. The gain is calculated based on the carrying value of the Old Senior Notes, IRBs and Subordinated Notes as of September 30, 2001 (including principal, accrued interest and deferred issuance costs).

         11. FRESH START ACCOUNTING. The Projections have been prepared using the basic principles of "fresh start" accounting for the periods after March 31, 2002. These principles are contained in SOP 90-7. The fair values of the assets and liabilities of the Reorganized Company (and thus the amount allocable to reorganization value in excess of amounts allocable to identifiable tangible and intangible assets) are subject to revision following the results of appraisals and other studies which will be performed after consummation of the reorganization and the related transactions. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets will not be amortized (pursuant to SFAS 142) but subject to an annual impairment test. The accompanying projections do not assume any impairment charge during the projection periods. The amount of stockholders' equity in the "fresh start" balance sheet is not an estimate of the trading value of the New Common Stock after the confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Company nor its financial advisors make any representation as to the trading value of the shares to be issued under the Plan.

         12. FINANCIAL PROJECTIONS. Each of the following tables summarizes the Company's projections for several distinct periods including each of the twelve months ending December 31, 2002, 2003, 2004, 2005, and 2006.

         The   projections   include   Projected   Consolidated   Statements  of
Operations, Projected Consolidated Balance Sheets, and Projected Consolidated Statements of Cash Flows.

                           AEI RESOURCES HOLDING, INC.
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                    THE REORGANIZED COMPANY
                                        ---------------------------------------------------------------------------------
                                                       PROJECTED FISCAL YEAR ENDING DECEMBER 31, (UNAUDITED)
                                        ---------------------------------------------------------------------------------
                                          2002              2003             2004             2005             2006
                                        ------------      ------------     ------------     ------------     ------------
Total Revenues...................       $  1,660,175      $  1,694,697     $  1,789,162     $  1,806,678     $  1,832,056

Costs and expenses:
   Cost of operations............          1,301,351         1,328,862        1,388,396        1,369,620        1,365,979
   Depreciation, depletion and
     amortization................            175,859           105,976          107,147          105,381          112,908
   Selling, general and
     administrative..............             36,945            37,088           35,514           34,253           34,175
   Writedowns and Special items..              9,402                 -                -                -                -
                                        ------------      ------------     ------------     ------------     ------------
Total Costs and Expenses.........          1,523,557         1,471,926        1,531,057        1,509,255        1,513,062
                                        ------------      ------------     ------------     ------------     ------------

Income from Operations...........            136,618           222,771          258,105          297,424          318,994

Interest and Other Income
   (Expense)
   Interest expense..............          (123,791)         (118,811)        (108,173)        (101,921)         (90,483)
   Gain on sale of assets........              5,000             4,000            3,000            2,000            1,000
   Other, net....................             27,581            26,045            5,045            5,108            5,108
                                        ------------      ------------     ------------     ------------     ------------
Total Interest and Other Income
(Expense)........................           (91,210)          (88,766)        (100,128)         (94,813)         (84,375)
Income before income taxes.......             45,408           134,005          157,977          202,611          234,619
Income tax expense...............             26,875            36,848           42,858           51,567           60,811
                                        ------------      ------------     ------------     ------------     ------------

   Net income....................       $     18,533      $    97,157      $    115,119     $    151,044     $    173,808
                                        ============      ============     ============     ============     ============

Add Back EBITDA Adjustments:
  Income Tax Expense.............             26,875            36,848           42,858           51,567           60,811
  Interest Expense...............            123,791           118,811          108,173          101,921           90,483
  Depreciation, depletion, and
  amortization...................            175,859           105,976          107,147          105,381          112,908
  Writedowns and special items...              9,402                 -                -                -                -
                                        ------------      ------------     ------------     ------------     ------------

     Total EBITDA Adjustments....            335,927           261,635          258,178          258,869          264,202

EBITDA...........................            354,460           358,792          373,297          409,913          438,010
                                        ============      ============     ============     ============     ============

                           AEI RESOURCES HOLDING, INC.
                      PROJECTED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   THE REORGANIZED COMPANY
                                       ------------------------------------------------------------------------------
                                                                        DECEMBER 31,
                                       ------------------------------------------------------------------------------
                                           2002             2003            2004             2005            2006
                                       -----------      -----------      -----------     -----------      -----------
ASSETS

CURRENT ASSETS
   Cash.......................         $    10,468           26,446           51,370          90,186          178,282
   Accounts Receivable - Coal
     Sales....................             137,587          146,780          156,149         158,468          161,112
   Accounts Receivable - Other              13,895           14,974           14,951          14,960           14,959
   Accounts Receivable Affiliates            3,961            3,961            3,961           3,961            3,961
   Stockpile Inventory........              23,105           23,105           23,097          23,097           23,097
   Pit Inventory..............               5,461            5,461            5,461           5,461            5,461
   Inventory-Other............              24,587           24,587           24,587          24,587           24,587
   Advance Royalties - Current               5,658            5,658            5,658           5,658            5,658
   Deferred Tax Asset - Current             25,691           25,691           25,691          25,691           25,691
   Prepaid Expenses & Other...              29,647           41,814           53,979          66,148           78,314
                                       -----------      -----------      -----------     -----------      -----------
TOTAL CURRENT ASSETS..........             280,060          318,477          364,904         418,217          521,121
                                       -----------      -----------      -----------     -----------      -----------

PROPERTY & EQUIPMENT
   Property & Equipment.......             441,264          528,437          618,313         688,812          751,118
   Mineral Development........              81,841           90,341           98,841         107,341          115,841
   Mineral Reserves...........             460,999          461,000          461,000         461,000          461,000
   Accumulated Depreciation...           (109,397)        (211,374)        (315,521)       (418,902)        (530,809)
                                       -----------      -----------      -----------     -----------      -----------
NET PROPERTY, PLANT & EQUIPMENT            874,707          868,404          862,633         838,251          797,150
                                       -----------      -----------      -----------     -----------      -----------

   Advance Royalties..........              18,065           18,065           18,065          18,065           18,065
   Financing Costs............               7,119            5,443            3,768           2,093              418
   Other Assets...............              71,884           71,884           71,884          71,884           71,884
   Goodwill...................           1,252,598        1,252,598        1,252,598       1,252,598        1,252,598
                                       -----------      -----------      -----------     -----------      -----------
TOTAL ASSETS..................         $ 2,504,433      $ 2,534,871      $ 2,573,852     $ 2,601,108      $ 2,661,236
                                       -----------      -----------      -----------     -----------      -----------

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts Payable...........              68,798           70,609           73,079          71,313           71,860
   Accounts Payable - Affiliates            11,682           11,682           11,682          11,682           11,682
   Current Portion Long Term Debt          110,122          125,385          181,809         115,000          120,000
   Current Portion of
     Reclamation & Mine Closure
     Costs....................              32,882           32,882           32,882          32,882           32,882
   Deferred Revenue...........               2,949            2,863            2,808           2,782            2,756
   Current Employee Benefits..              33,492           33,469           33,473          33,487           33,484
   Income Taxes Payable.......                 935              935              935             935              935
   Accrued Interest...........              13,320           13,219           13,219          13,219           13,219
   Accrued Expenses & Other...              95,133           97,302           98,391          96,870           97,103
                                       -----------      -----------      -----------     -----------      -----------

TOTAL CURRENT LIABILITIES.....             369,313          388,346          448,278         378,170          383,921

   Long Term Debt Less Current
     Portion..................             793,770          704,626          552,131         481,357          342,656
   Deferred Employee Benefits.             613,435          619,776          632,138         643,591          656,358
   Deferred Reclamation & Mine
     Closure Cost.............             143,255          139,753          141,193         144,142          147,924
   Deferred Income Taxes......              25,691           25,691           25,691          25,691           25,691
   Other Long Term Liabilities              64,349           64,902           67,525          70,218           72,938
                                       -----------      -----------      -----------     -----------      -----------
TOTAL LIABILITIES.............           2,009,813        1,943,094        1,866,956       1,743,168        1,629,488
                                       -----------      -----------      -----------     -----------      -----------

STOCKHOLDERS' EQUITY
   Common Stock...............             449,639          449,639          449,639         449,639          449,639
   Retained Earnings..........              44,981          142,138          257,257         408,301          582,109
                                       -----------      -----------      -----------     -----------      -----------

TOTAL STOCKHOLDERS' EQUITY....             494,620          591,777          706,896         857,940        1,031,748
                                       -----------      -----------      -----------     -----------      -----------

TOTAL LIABILITIES &
   STOCKHOLDERS' EQUITY.......         $ 2,504,433      $ 2,534,871      $ 2,573,852     $ 2,601,108      $ 2,661,236
                                       ===========      ===========      ===========     ===========      ===========

                           AEI RESOURCES HOLDING, INC.
                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                      PROJECTED FISCAL YEAR ENDING DECEMBER 31, (UNAUDITED)
                                             ------------------------------------------------------------------------
                                                  2002          2003           2004           2005           2006
                                             ------------   ------------   ------------   ------------   ------------
CASH FLOW FROM OPERATING ACTIVITIES
   NET INCOME...........................     $     18,533   $     97,157   $    115,119   $    151,044   $    173,808

   ADJUSTMENTS TO NET INCOME
     Depreciation & Amortization........          175,859        105,976        107,147        105,381        112,908
     Amortization of Finance Costs
       included in Interest Expense.....            4,365          1,675          1,675          1,675          1,675
     Loss/(Gain) on Sale of Assets......          (5,000)        (4,000)        (3,000)        (2,000)        (1,000)

     CHANGE IN ASSETS & LIABILITIES

      (INCREASE)/DECREASE IN:
       Accounts Receivable..............         (26,953)       (10,272)        (9,346)        (2,328)        (2,642)
       Stockpile Inventory..............               70              -             10              -              -
       Prepaid Expenses & Other.........         (79,167)       (12,167)       (12,167)       (12,167)       (12,167)

      INCREASE/(DECREASE) IN:
       Accounts Payable.................          (4,756)          1,811          2,470        (1,767)            548
       Reclamation & Mine Closure Costs.         (15,955)        (3,502)          1,439          2,949          3,782
       Employee Benefits................           12,032          6,319         12,365         11,469         12,763
       Accrued Interest.................           35,768          (101)              -              -              -
       Deferred Revenue.................          (3,225)           (86)           (56)           (26)           (26)
       Accrued Expenses & Other.........            7,239          2,722          3,714          1,169          2,953
                                             ------------   ------------   ------------   ------------   ------------

     TOTAL ADJUSTMENTS..................          100,277         88,375        104,251        104,355        118,794
                                             ------------   ------------   ------------   ------------   ------------

   NET CASH PROVIDED BY OPERATING
     ACTIVITIES.........................          118,810        185,532        219,370        255,399        292,602
                                             ------------   ------------   ------------   ------------   ------------

   CASH FLOWS FROM INVESTING ACTIVITIES
     Net Proceeds from Sale of Assets...            5,000          4,000          3,000          2,000          1,000
     Additions to Property, Plant &
       Equipment........................        (123,575)       (99,672)      (101,376)       (80,999)       (71,807)
                                             ------------   ------------   ------------   ------------   ------------

   NET CASH USED IN INVESTING ACTIVITIES        (118,575)       (95,672)       (98,376)       (78,999)       (70,807)
                                             ------------   ------------   ------------   ------------   ------------
   NET CASH PROVIDED BEFORE FINANCING
     ACTIVITIES.........................              235         89,860        120,994        176,400        221,795
                                             ------------   ------------   ------------   ------------   ------------

   CASH FLOWS FROM FINANCING ACTIVITIES.
     Net Loan (Repayments)/Proceeds.....         (51,982)       (73,882)       (96,070)      (137,584)      (133,699)

   NET CASH USED IN FINANCING ACTIVITIES         (51,982)       (73,882)       (96,070)      (137,584)      (133,699)
                                             ------------   ------------   ------------   ------------   ------------

   NET INCREASE/(DECREASE) IN CASH .....         (51,747)         15,978         24,924         38,816         88,096

     Cash and Cash Equivalents, beginning
       of period........................           62,215         10,468         26,446         51,370         90,186
                                             ------------   ------------   ------------   ------------   ------------
   CASH AND CASH EQUIVALENTS, END OF
     PERIOD.............................     $     10,468   $     26,446   $     51,370   $     90,186   $    178,282
                                             ============   ============   ============   ============   ============

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements of AEI for the nine months ended September 30, 2000 and 2001 and the Consolidated Financial Statements of AEI and accompanying notes for the years ended December 31, 1998, 1999 and 2000. The statements in this discussion regarding the industry outlook, the Company's expectations regarding the future performance of its business, and the other non-historical statements in this discussion are forward-looking statements. The following forward-looking statements are subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

         The results of AEI and its consolidated subsidiaries for the nine-month period ended September 30, 2001 began to reflect rising coal prices. Several of the Company's sales contracts have been renegotiated to reflect the upward movement of coal prices during the first half of 2001. The Company began realizing a higher sales price per ton late in the first quarter of 2001. The full effect of the higher sales prices will not be fully realized until the first quarter of 2002.

         Revenue gains from price increases have been offset by a decrease in the overall quality of mining conditions encountered this year. Higher mining ratios and generally unfavorable geologic conditions in part due to bonding constraints continued to result in generally declining productivity and increasing unit production costs at the Company's mines. Productivity through September 30, 2001 declined 5% from the rate achieved for the first nine months of 2000, while the cost of sales per ton increased by approximately 9% in the first three quarters of 2001 compared with the same period in 2000.

         In October 2000, the Company suspended significant interest and principal payments on its outstanding debt and began discussions with its bankers and bondholders to financially restructure the Company. Since the Company is not in compliance with the covenants of various debt instruments, its lenders can exercise a number of rights and remedies, including the right to (1) accelerate all outstanding borrowings, and (2) foreclose on the collateral securing its senior bank debt. Thus, the Company's future is contingent upon the implementation of a successful financial restructuring. There can be no assurance that the Company can arrange third party participation to resolve the Company's current default problems in a manner acceptable to all parties. Any solution is dependent upon remedy of the defaults under the Company's existing debt as well as access to new sources of financing.

         In addition to working on a plan for refinancing and/or restructuring its debt, the Company continues to focus on maximizing stakeholder value by taking actions designed to reduce costs and increase earnings, net cash flow and productivity. The Company is engaged in ongoing cost reduction efforts focusing on key cost drivers and is also pursuing cost savings and productivity improvements designed to enable the Company to achieve its financial and operating goals.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2000.

         REVENUES

         The following table depicts revenues for the periods ended September 30, 2001 and September 30, 2000 for the indicated categories:

                                                          (REVENUES IN MILLIONS)
                                            COAL          SYNFUEL          OTHER            TOTAL
                                       -------------  -------------   --------------   ----------------
AS OF SEPTEMBER 30, 2001
Revenue                                $    995.4      $    44.1        $     39.8       $   1,079.3
Tons                                         37.2            1.7               -                38.9
Revenue/Ton                                  26.74          25.69              -                27.71

AS OF SEPTEMBER 30, 2000
Revenue                                $    966.3      $    17.7        $     35.9       $   1,019.9
Tons                                         39.5             .8               -                40.3
Revenue/Ton                                  24.44          22.88              -                25.30

Percent Change
Revenue                                       3%           150%               11%                6%
Tons                                         (6)%          122%                -                (3)%
Revenue/Ton                                   9%            12%                -                10%


         Revenue was $1,079.3 million for the period ended September 30, 2001 compared to $1,019.9 million for the period ended September 30, 2000, an increase of $59.4 million or 6%. The increase in revenues was primarily attributable to an increase in the market price of coal and greater revenues from the sale of synfuel. Coal sales were $995.4 million for the period ended September 30, 2001 compared to $966.3 million for the period ended September 30, 2000, an increase of $29.1 million. Coal sales tonnage was 37.2 million tons for the period ended September 30, 2001 compared to 39.5 million tons for the period ended September 30, 2000, a decrease of 2.3 million tons. Average sales price per ton of coal was $26.74 for the period ended September 30, 2001 compared to $24.44 per ton for the period ended September 30, 2000, an increase of $2.30 per ton. The increase in average price was due to stronger market prices compared to the same period last year and the ability of the Company to rework existing sales contracts. Revenues from the sale of synfuel were $44.1 million for the period ended September 30, 2001 compared to $17.7 million for the period ended September 30, 2000, an increase of $26.4 million. Synfuel tons sold were 1.7 million tons in 2001 compared to .8 million tons in 2000, an increase of .9 million tons. Other revenues were $39.8 million for the period ended September 30, 2001 compared to $35.9 million for the period ended September 30, 2000, an increase of $3.9 million. The increase in other revenues was mainly due to an increase in highwall miner lease income of $2.5 million and an increase in royalty income of $.9 million from the sublease of reserves.

         COST OF OPERATIONS

         The following table depicts cost of operations for the periods ended September 30, 2001 and September 30, 2000 for the indicated categories:

                                                          (COSTS IN MILLIONS)
                                        PRODUCTION       PURCHASED        OTHER             TOTAL
                                      --------------  --------------  -------------   -----------------
AS OF SEPTEMBER 30, 2001
Cost of Operations                     $   771.4       $     53.1       $     50.3       $     874.8
Tons                                        35.0              1.9              -                36.9
Cost/Ton                                    22.04            27.24             -                23.68

                                                          (COSTS IN MILLIONS)
                                        PRODUCTION       PURCHASED        OTHER             TOTAL
                                      --------------  --------------  -------------   -----------------
AS OF SEPTEMBER 30, 2000
Cost of Operations                     $   754.0       $     51.0       $     28.2       $     833.2
Tons                                        37.2              2.0              -                39.2
Cost/Ton                                    20.29            25.40             -                21.28

Percent Change
Cost of Operations                           2%               4%              78%                5%
Tons                                        (6)%             (3)%              -                (6)%
Cost/Ton                                     9%               7%               -                11%

         Cost of goods sold totaled $874.8 million for the period ended September 30, 2001 compared to $833.2 million for the period ended September 30, 2000, an increase of $41.6 million or 5%. Overall coal production volume was
35.0 million tons for the period ended September 30, 2001 compared to 37.2 million tons for the period ended September 30, 2000, a decrease of 2.2 million tons or 6%. Higher mining ratios and other generally adverse geologic conditions in part due to bonding constraints resulted in an increase in per ton mining costs and lower productivity. Total cash production cost per ton was $22.04 for the first nine months of 2001 compared to $20.29 in the same period in of 2000, an increase of $1.75, or about 9%. Total cash production cost per ton excluding Mining Technologies ("MTI") and synfuel was $21.75 for the period ended September 30, 2001 compared to $20.03 for the period ended September 30, 2000, an increase of $1.72 per ton. The increase in cash production costs per ton resulted primarily from increases in the following cost components: 1) labor and benefits of $.66 per ton, 2) repairs and maintenance of $.42 per ton, 3) production supplies of $.40 per ton, and 4) fuel of $.14 per ton. Productivity in terms of clean tons produced per man-hour was 5.63 tons per man-hour for the first nine months of 2001 compared to 5.90 tons per man-hour for the same period in 2000, a decrease of approximately 5%. For the period ended September 30, 2001 coal purchased for resale totaled 1.9 million tons for $53.1 million compared to
2.0 million tons for $51.0 million for the same period in 2000. The average cost of purchased coal increased $1.84 per ton due to increased market prices compared to the same period last year. Other production costs totaled $50.3 million for the period ended September 30, 2001 compared to $28.2 million for the period ended September 30, 2000, an increase of $22.1 million. This increase was mainly due to increased repurchase of coal for synfuel sales during the nine month period ended September 30, 2001.

         DEPRECIATION, DEPLETION AND AMORTIZATION

         Depreciation, depletion and amortization totaled $198.3 million for the period ended September 30, 2001 compared to $190.7 million for the period ended September 30, 2000, an increase of $7.6 million or 4%. The increase in depreciation, depletion and amortization resulted primarily from an increase in the amortization rate of capitalized contract costs, partially offset by a decrease in mineral depletion due to a decrease in tons sold for the period.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses were $29.4 million for the period ended September 30, 2001 compared to $32.6 million for the period ended September 30, 2000, a decrease of $3.2 million or 10%. This decrease was primarily related to professional fees associated with amending and restating the Company's Bank Credit Agreement in 2000.

         INTEREST EXPENSE

         Interest expense for the period ended September 30, 2001 was $147.1 million compared to $120.5 million for the period ended September 30, 2000, an increase of $26.6 million or 22%. This increase resulted primarily from additional interest of approximately $18.8 million on the Bank Credit Agreement as a result of higher rate default interest and additional liquidated damages of approximately $2.0 million incurred on the Old Senior Notes and the Subordinated Notes.

         The Company agreed to file a registration statement under the Securities Act for the Old Senior Notes and the Subordinated Notes that would provide for their resale. Because the registration statements were not filed or declared effective within the time periods allotted in the relevant indentures, the Company was required to accrue damages to the holders of these notes.

         PROVISION (BENEFIT) FOR INCOME TAXES

         An income tax benefit of $0.4 million was recorded for the period ended September 30, 2001, compared to an income tax benefit of $33.5 million for the period ended September 30, 2000, a variation of $33.1 million or 99%. The income tax benefit for the period ended September 30, 2001 was limited due to valuation allowance considerations.

         NET LOSS

         For the periods ended September 30, 2001 and 2000, the Company incurred net losses of $161.8 million and $119.4 million, respectively. The $42.4 million increase in the net loss for the period ended September 30, 2001 is due primarily to a combination of higher unit production costs (as detailed above), $26.6 million more in interest charges on the Company's outstanding debt, special items of $10.3 million for costs incurred relative to potential financial restructuring alternatives, and a decrease in the income tax benefit recorded of $33.1 million due to valuation allowance considerations, offset in part by increased revenues.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999.

         Revenues were $1,338.6 million for the period ended December 31, 2000 compared to $1,330.8 million for the year ended December 31, 1999, an increase of $7.8 million. The increase in revenues was attributable to a slight increase in coal mining revenues, which were $1,258.5 million for the year ended December 31, 2000 compared to $1,244.2 million for the year ended December 31, 1999, an increase of $14.1 million. Coal sales tons were 51.5 million tons for the year ended December 31, 2000 compared to 49.1 million tons for the year ended December 31, 1999, an increase of 2.4 million or 5%. Shipments of synfuel in 2000 totaled 1.4 million tons for revenue of $31.7 million. The growth in total sales volume from 1999 to 2000 was primarily attributable to an increase in total production of 1.8 million tons and a .7 million ton increase in the sale of purchased coal. Average sales price per ton of coal was $24.44 for the year ended December 31, 2000 compared to $25.34 per ton for the year ended December 31, 1999, a decrease of $.90 per ton. The decline in average sales price was due to a combination of weaker market prices compared to the same period in the previous year and the expiration of sales contracts with above market prices during the second half of 2000. The average per ton price received for synfuel in 2000 was $22.64, resulting in a weighted-average price per ton of $24.39 for coal and synfuel combined. This represents a decrease of $.95 per ton sold when compared to the 1999 average price of $25.34 per ton sold. Gains from the additional tons sold in 2000 were reduced by the decline in average sales price. The following table reflects the details of the price-volume variance between 1999 and 2000.

                                                                         (RESULTS IN MILLIONS)
                                                              2000                 1999               CHANGE
                                                        ------------------   -----------------   ------------------
Average Price Per Ton                                   $           24.39    $          25.34    $          (0.95)
Total Tons Sold                                                      52.9                49.1                  3.8
Total Sales - Coal and Synfuel                          $         1,290.2    $        1,244.2    $            46.0

PRICE-VOLUME VARIANCE
Unfavorable price variance (price decrease of $.95 at 52.9 million tons sold in 2000)            $          (50.3)
Favorable volume variance (increase in tons sold of 3.8 million at 1999 price of $25.34)                      96.3
                                                                                                 ------------------
Total Sales Dollar Variance for Coal and Synfuel                                                 $            46.0
                                                                                                 ==================

         Technology equipment revenues decreased by $9.6 million for the year ended December 31, 2000 primarily due to the Company's operation of three fewer Addcar(TM) Highwall Mining Systems under lease in 2000.

         COST OF OPERATIONS

         The cost of operations totaled $1,123.2 million for the year ended December 31, 2000, compared to $1,040.9 million for the year ended December 31, 1999, an increase of $82.3 million or 7%. The growth in total cost of operations was predominately due to an increase in total production volume and significantly higher costs for fuel and transportation. Coal production was 48.2 million tons for the year ended December 31, 2000 compared to 46.4 million tons for the year ended December 31, 1999, an increase of approximately
1.8 million tons or 4%. The increase in production was mainly due to the net effect of the following differences between the 1999 and 2000 periods:

         o Additional production in 2000 due to the installation of Bowie Resources' longwall mining system. Bowie Resource's production increased by 3.3 million tons, from 1.8 million tons in 1999 to 5.1 million tons in 2000.

         o Increased production in 2000 from Marrowbone Resources' Triad surface mine and Triad highwall mines of approximately .8 million tons each.

         o Approximately 1.5 million tons of additional production in 2000, resulting from the Sunny Ridge acquisition.

         o 1 million tons of added production in 2000 from Leslie Resources' Beech Creek mine.

         o 4 million fewer tons of production in 2000 from operations shut down in either 1999 or 2000. These include the Dunn and Mine 165 operations (2 million tons), Ikerd-Bandy's Alamo and Stoney Fork operations (1 million tons) and Kindill's #1 Mine (1 million tons).

Unit operating cost was $21.07 for the year ended December 31, 2000 compared to $21.19 for the year ended December 31, 1999 , a decrease of $.12 per ton of coal sold. The decrease in operating cost per ton occurred despite an increase in fuel and transportation costs of $.80 per ton. Rising fuel and transportation costs were compensated for by an overall growth in productivity resulting from restructuring some operations and by reallocating production to lower cost and more efficient properties whenever possible. Productivity in terms of tons per man-shift was 49.4 tons per man-shift in 2000 compared to 45.8 tons per man-shift in 1999, an increase of approximately 8%.

         DEPRECIATION, DEPLETION AND AMORTIZATION

         Depreciation, depletion and amortization for the year ended December 31, 2000, totaled $253.5 million compared to $208.3 million for the year ended December 31, 1999, an increase of $45.2 million or 22%. The increase in depreciation, depletion and amortization resulted primarily from additional depreciation on 1999 and 2000 capital expenditures, slightly increased depletion due to increased production volume in 2000 and purchase accounting adjustments made in the latter part of 1999 that increased the depletion rate.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the year ended December 31, 2000 were $41.7 million compared to $48.9 million for the year ended December 31, 1999, a decrease of $7.2 million or 15%. The decrease in 2000 was related primarily to payments in 1999 of $4.5 million for severance agreements and bonuses and $2.2 million of other employee benefits.

         SPECIAL ITEMS

         Special items for the year ended December 31, 2000 were $11.7 million, compared to $87.7 million for the year ended December 31, 1999, a decrease of $76.0 million. The 2000 costs relate primarily to non-deferrable costs associated with the Company's debt refinancing. Most of the 1999 charges were to record closing costs and to write-off non-recoverable assets associated with various mine closings.

         INTEREST EXPENSE

         Interest expense for the year ended December 31, 2000 was $167.6 million compared to $140.2 million for the year ended December 31, 1999, an increase of $27.4 million or 20%. This increase resulted primarily from higher liquidated damage costs and increased interest rates on variable rate debt. The Company agreed to file a registration statement under the Securities Act for the Old Senior Notes and Subordinated Notes that would provide for their resale. Because the registration statements were not filed or declared effective in the time periods allotted in the indentures, the Company has been required to pay liquidated damages to the note holders. Liquidated damages expense was $7.2 million for the year ended December 31, 2000 compared to $3.8 million for the year ended December 31, 1999, an increase of $3.4 million or 89%.

         LOSS ON SALE OF ASSETS

         The Company incurred a loss of $.2 million on the sale of assets for the year ended December 31, 2000 compared to a loss of $101.4 million on the sale of assets for the year ended December 31, 1999. Various miscellaneous asset sales combined to make up the small loss in 2000, but the 1999 loss resulted primarily from two transactions. As previously reported, in 1999 the Company disposed of 28 million tons of non-strategic mineral reserves in exchange for another 5.1 million tons of mineral reserves and a royalty adjustment. In a separate transaction the Company disposed of 6.0 million tons of mineral reserves and other miscellaneous assets in exchange for another 4.5 million tons of mineral reserves and cash of $1.2 million. Due to the purchase accounting premium allocated to the reserves transferred in each trade, these two exchanges resulted in book losses of $95.0 million and $5.8 million, respectively.

         INCOME TAX PROVISION (BENEFIT)

         An income tax benefit of $53.1 million was recorded for the year ended December 31, 2000, compared to a $93.5 million tax benefit for the year ended December 31, 1999. The income tax benefit for the year ended December 31, 2000 was recorded due to a net loss before income taxes of $249.8 million. The income tax benefit for the year ended December 31, 1999 was recorded based upon a net loss before income taxes of $292.9 million. The change in the effective benefit rate from 38% to 22% was due mainly to the change in the deferred tax valuation allowance caused by alternative minimum tax considerations.

         NET LOSS

         For the years ended December 31, 1999 and 2000, the Company incurred net losses of $199.4 million and $196.7 million, respectively.

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

         REVENUES

         Revenues were $1,330.8 million for the year ended December 31, 1999 compared to $733.4 million for the year ended December 31, 1998, an increase of $597.4 million or 81%. The increase was due to the acquisitions made in 1999 and the inclusion of a full year of sales in 1999 from the acquisitions made during 1998. Coal sales were 49.1 million tons for the year ended December 31, 1999 compared to 25.2 million tons for the year ended December 31, 1998, an increase of 23.9 million tons or 95%. Coal sales revenues were $1,244 million for the year ended December 31, 1999 compared to $691 million for the year ended December 31, 1998, an increase of $553 million or 77%. The average sales price per ton was $25.34 for year ended December 31, 1999 compared to $27.42 per ton for the year ended December 31, 1998, a decrease of $2.08 per ton. The decline in average sales price was due to weaker market conditions in 1999 when compared with the same period in 1998 and the expiration of certain long term sales contracts with above market prices in 1999.

The following table reflects 1998 and 1999 revenues for each of the major acquisitions:

                              ANALYSIS OF REVENUES

                                                  (Revenues in Millions)
                                       Months Included
                                           in 1998            1998              1999
                                      ------------------ ---------------    -------------
          AEI Holding Company                 12         $      300.2       $    301.1
          Cyprus                               6                177.4            236.7
          CC Coal                              6                  3.2              9.9
          Mid-Vol Leasing                      6                 15.8             28.6
          Zeigler Coal                         4                199.4            518.8
          Kindill Mining                       4                 23.5             96.5
          17 West Mining                       2                  7.2             57.0
          Princess Beverly                     -                  -               37.8
          Sunny Ridge                          -                  -               21.8
          Technology Equipment                12                  6.7             22.6
                                                         ---------------    -------------
                                                         $      733.4       $  1,330.8
                                                         ===============    =============

         Coal mining revenues from the predecessor company, AEI Holding Co. increased slightly from $300.2 million in 1998 to $301.1 million in 1999. In late 1999, Bowie began to fully utilize the newly installed longwall miner. This installation increased production tons by .5 million and revenues by $4.1 million over 1998. Bowie's increase in production was offset by decreased production at Addington Mining's 17 South operation and Ikerd Bandy.

         Revenues for the Cyprus subsidiaries totaled $177.4 million in 1998 compared to $236.7 million for 1999. Revenues were affected by the closing of the Skyline and Chinook operations and the shifting of contracts to lower cost operations. The Skyline sales contract was shifted to the Kanawha River region in West Virginia and the Chinook contract was transferred to Kindill Mining.

         Zeigler revenues for 1998 totaled $199.4 million compared to $518.8 million for 1999. Revenues were affected by the sale, in December 1998, of R&F Coal (which contributed $13.1 million in revenues in 1998) and the shifting of contracts to lower cost operations. Certain shipments to Georgia Power, Carolina Power & Light ("CP&L"), and Duke Power were shipped from Sunny Ridge Mining and 17 West operations.

         Kindill Mining's revenues increased due to the transfer of a contract previously sourced from the higher-cost Chinook mine which was acquired in the Cyprus acquisition, and due to Kindill's procurement of two new contracts in 1999.

         Revenues for 17 West Mining (Martiki) in 1998 totaled $7.2 million compared to $57.0 million for 1999. The increase was primarily attributable to the increased ownership period and the transfer of a contract from a higher-cost operation, see above.

         The Company acquired the Princess Beverly mining operations in February 1999 and revenues for the year totaled $37.8 million. These revenues include two contracts transferred in the acquisition, and a third contract transferred during the year from the Company's higher-cost Skyline operations (acquired as part of the Cyprus acquisition). The Company also acquired Sunny Ridge in April 1999, where revenues for the year totaled $21.8 million, which include a single contract transferred in the acquisition.

         Revenues from technology equipment increased 237%, from $6.7 million in 1998 to $22.6 million in 1999. In late 1998, the Company entered into agreements to lease two highwall mining systems. Revenues under these agreements in 1999 exceeded 1998 revenues by $3.4 million. The Company had income of $9.6 million in December 1999 from the sale of three highwall mining systems to a company that previously had been leasing two of the systems. Additionally, the Company entered into contract mining agreements in March and September of 1999, which increased contract mining revenues by $3.9 million in 1999 over 1998.

         COST OF OPERATIONS

         The cost of operations totaled $1,040.9 million in 1999 compared to $590.8 million in 1998, an increase of $450.1 million or 76%. The increase was primarily attributable to inclusion of 1998 acquisitions for a full year in 1999 as well as the 1999 acquisitions. Production volumes increased 63% from 28.5 million tons in 1998 to 46.5 million tons in 1999. The production cost per ton increased 6% from $20.70 per ton to $21.97 per ton. Increased average fuel costs of $0.15 per gallon, from an average of $0.47 per gallon in 1998 to an average of $0.62 per gallon in 1999, contributed to the increased cost per ton.

         DEPRECIATION, DEPLETION AND AMORTIZATION

         Depreciation, depletion and amortization totaled $208.3 million in 1999 compared to $76.8 million in 1998, an increase of $131.5 million or 171%. Depreciation of property, plant and equipment increased by $57.0 million from 1998 to 1999. This increase was attributed to depreciation related to the 1998 and 1999 acquisitions along with depreciation for 1998 and 1999 capital expenditures. Mineral reserve depletion increased $74.9 million or 203%, from $36.9 million in 1998 to $111.8 million in 1999. This increase was attributable to amortization of purchase price costs assigned to mineral reserves for the 1998 and 1999 acquisitions and related increased production levels.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses totaled $48.9 million in 1999 compared to $32.5 million in 1998, an increase of $16.4 million or 51%. The increase was primarily attributable to increased corporate staffing and corporate costs required due to the 1998 and 1999 acquisitions and increases in sales commissions incurred. General and supervisory salaries and related benefits increased $10.5 million from 1998 to 1999, and sales commissions increased $3.4 million from 1998 to 1999 due to increased sales volumes. Other increases included professional services, rent and technology costs.

         WRITE DOWNS AND SPECIAL ITEMS

         In connection with integrating operations, certain higher-cost mines were closed during 1998 and 1999. In 1998, the Company recorded a loss for non-recoverable assets of $2.1 million and for additional reclamation and closure costs of $14.4 million. In 1999 the Company recorded a loss for non-recoverable assets of $59.9 million. These costs included closing the Kindill No. 1 mine, Skyline, Ikerd-Bandy operations, Pike County Coal Mine 460, the Dunn mine, certain Addington Mining mines, and Leslie Resources' Ball Creek mine. Additional estimated reclamation and closure costs of $10.0 million were recorded. Also, the carrying basis in the Turris mine was reduced to potential estimated sales proceeds.

         INTEREST EXPENSE

         Interest expense totaled $140.2 million in 1999 compared to $65.3 million in 1998, an increase of $74.9 million or 115%. The 1999 increase was primarily attributable to a longer outstanding period for the debt the company incurred in connection with the 1998 acquisitions along with additional borrowings and higher interest rates during 1999.

                             (Amounts in Thousands)

                                                              Months Included
                                                                  in 1998              1998           1999
                                                              ---------------          ----           ----
    $875,000 Bank Credit Agreement                                   4               $20,577        $ 66,718
    $150,000 Subordinated Notes                                      0.5                 719          17,300
    $200,000 Old Senior Notes                                       12                20,000          21,000
    Zeigler IRBs                                                     4                 1,587           8,328
    Interest Accretion on Employee Benefit Obligations               4                 3,217          10,594
    Liquidated Damages for unregistered Senior Notes &
      Senior Subordinated Notes                                      8.5                 577           3,226
    Bridge Facility                                                  6                21,199             533
    Bond Cost/Finance Cost Amortization                             12                 7,349           7,875
    Other Obligations                                                6                 4,082           4,664
         Less Capitalized Interest                                  12               (14,060)              -
                                                                                     -------        --------
                                                                                     $65,247        $140,238
                                                                                     =======        =========

         The Company financed its 1998 acquisitions through a series of bridge loans (which were ultimately replaced by the $875.0 million Bank Credit Agreement consisting of two term loans and a revolving line of credit) and the $150.0 million of Senior Subordinated Notes. During 1999 the Company borrowed an additional $127.7 million on the revolving line of credit to fund acquisitions and operations. Of the outstanding balance on the revolving line of credit, $100,000 was converted to the Tranche B term loan during 1999. Interest for 1999 on the Bank Credit Agreement exceeded 1998 interest on comparable debt by $36.8 million and interest on the revolving Subordinated Notes exceeded 1998 interest by $16.6 million. Additionally, in 1999 the Company refinanced the Zeigler IRBs to remove the required letter of credit support and make additional funds available under the line of credit. The higher interest rate and extended debt period (four months in 1998 compared to twelve months in 1999) caused 1999 interest on the Ziegler IRBs to exceed 1998 interest by $6.7 million. In December 1998 the Company also reissued its senior notes at 10.5% (compared to the old rate of 10%) resulting in higher interest for 1999 of $1.0 million.

         In connection with the Zeigler and Cyprus acquisitions the Company acquired benefit plans under which the obligations are recorded at present value. Beginning in 1999, these plans were expanded to include virtually all employees of the Company. Interest accretion on these obligations in 1999 exceeded 1998 by $7.4 million.

         The Company agreed to file a registration statement under the Securities Act for the Old Senior Notes and the Subordinated Notes that would provide for their resale. Because the registration statements were not filed or declared effective in the time periods allotted in the relevant indentures, the Company has been required to pay liquidated damages to the holders of these notes. The related liquidated damages expense in 1999 exceeded that in 1998 by $3.2 million.

         In 1998, $14.1 million of interest was capitalized in development projects and purchased assets held for sale. No interest was capitalized in 1999.

         GAIN (LOSS) ON SALE OF ASSETS

         In 1998, the Company had a gain on asset sales of $1.0 million. This was primarily attributable to the sale of an aircraft. In 1999, the Company had a loss on asset sales of $101.4 million. The 1999 loss was primarily attributable to two separate transactions in December 1999, pursuant to which the Company exchanged assets (including mineral reserves) with other coal companies. In connection with the purchase accounting for the 1998 acquisitions described above, the mineral reserve balance increased significantly to reflect the fair value of assets acquired. Consistent with industry practice, in 1998 the Company did not record goodwill in its purchase accounting for these acquisitions but included any excess allocation amount in mineral reserve basis. Thus, the Company's basis in mineral reserves ranges in amounts up to five dollars per ton.

         In the first December 1999 transaction the Company disposed of 28 million tons of mineral reserves that did not fit into its mine plans in exchange for 5.1 million tons of mineral reserves (valued at the per-ton rate of the disposed tons), cash of $9.6 million and a royalty adjustment. The reclamation liability related to the disposed mineral reserves was transferred to the acquiring company. A loss of $95.0 million was recognized from this transaction primarily due to the basis of the disposed mineral reserves.

         In the second December 1999 transaction the Company disposed of 6 million tons of mineral reserves as well as other assets and development costs related to the mining area. The Company received 4.5 million tons of mineral reserves (valued at the per-ton rate of the disposed tons) and cash of $1.2 million. A loss of $5.8 million was recognized from this transaction.

         OTHER INCOME, NET

         Other income was consistent from 1998 to 1999. Interest income decreased by $1.4 million (from $2.4 million in 1998 to $1.0 million in 1999) due to less cash on hand. This decrease was offset by incidental favorable litigation settlements and insurance proceeds received in 1999.

         INCOME TAX BENEFIT

         The 1998 income tax benefit was 47% of pretax loss. The benefit included 8.9% of percentage depletion in excess of tax cost basis and was reduced by 2.3% for amortization on permanent non-deductible mineral reserves recorded in purchase accounting.

         The 1999 income tax benefit was 32% of pretax loss. The benefit included 1% percentage depletion in excess of tax cost basis. The percentage depletion deduction is a function of taxable income, which was lower in 1999 than in 1998. The income tax benefit was reduced 5% for amortization on permanent non-deductible mineral reserves recorded in purchase accounting and 2% for an increase in the valuation allowance recorded on deferred tax assets for alternative minimum tax credits using the more likely than not methodology. These credits may not be realized due to the Company's alternative minimum tax position for the foreseeable future.

         EXTRAORDINARY LOSS FROM DEBT REFINANCING

         In 1998 the Company incurred an extraordinary loss of $10.2 million (net of a $6.8 million tax benefit) from the early retirements of its then outstanding credit facilities. All unamortized debt issuance costs associated with the retired facilities were written off. No such extraordinary items occurred in 1999.

         NET LOSS

         The Company's net loss for the year ended December 31, 1999 was $199.4 million compared with $33.6 million for the year ended December 31, 1998. The increased loss of $165.8 primarily was due to pretax losses on asset sales of $101.4 million, special write-downs of $87.7 million and higher than expected interest and fuel costs. Other factors included the decline in coal prices and sales volumes impacted by the mild weather in the Eastern U.S. that reduced coal demand by utilities.

LIQUIDITY AND CAPITAL RESOURCES

         The following is a summary of cash provided by or used in the indicated categories for the nine-month periods ended September 30, 2001 and September 30, 2000.

                              (Amounts in Millions)

    Cash Provided by (Used In)        SEPTEMBER 30, 2001     SEPTEMBER 30, 2000
                                      ------------------     ------------------
         Operating Activities            $   111.5               $  15.4
         Investing Activities                (63.8)                (23.3)
         Financing Activities                (38.2)                 23.9

         During the nine-month period ended September 30, 2001, the Company had a net loss of $161.8 million compared to a net loss of $119.4 million for the same period in 2000. The 2001 loss included depreciation, depletion, and amortization charges of $198.3 million as opposed to depreciation, depletion and amortization charges of $190.7 million for the 2000 period.

         Cash provided by operations was $111.5 million and $15.4 million for the periods ended September 30, 2001 and 2000, respectively. Cash flow from operations for the period ended September 30, 2001 was enhanced by an increase in accrued expenses and other non-current liabilities of $110.2 million, primarily related to accrued and unpaid interest on outstanding loans. Cash flow from operations was curtailed by an increase in accounts receivable of $28.9 million as coal sales grew due to rising demand. Also lowering cash flow from operations was a decrease in accounts payable of $21.5 million as the Company continued to work toward bringing vendor payments current.

         Cash used in investing activities was $63.8 million and $23.3 million for the periods ended September 30, 2001, and 2000, respectively. During the period ended September 30, 2001, cash was used in investing activities for capital expenditures of $61.8 million and long-term investing activities of $13.9 million. During the first quarter of 2001, the Company invested $5.0 million in a five-year CD with Kentucky Bank and Trust. This CD provides security which allows the Company to lease equipment through an affiliated company. Additionally in this first quarter, the Company deposited cash in an investment account with a financial institution (balance of $6.9 million at September 30, 2001). This investment account is convertible to cash on demand, but the Company is required to maintain the balance to support a line of credit covering self-insured workers' compensation liabilities with the state of West Virginia. During the second quarter, the Company invested $2.5 million in a two-year CD with Kentucky Bank and Trust. The CD serves as security for the Company's non-union workers' compensation insurance policy. Both CDs and the investment account are classified as restricted cash within other long-term assets as of September 30, 2001. Partially offsetting those uses of cash were proceeds from the sale of assets of $11.9 million. During the period ended September 30, 2000, cash paid for capital expenditures totaled $48.3 million. Offsetting those uses of cash were proceeds from the sale of assets of $25.0 million.

         Cash provided by (used in) financing activities was $(38.2) million and $23.9 million for the periods ended September 30, 2001 and 2000, respectively. During the period ended September 30, 2001, cash was used in financing activities for repayments on long-term debt of $36.5 million and capital leases of $1.7 million. During the period ended September 30, 2000, cash was provided from net borrowings on the revolving line of credit of $60.6 million. Cash was used in financing activities for repayments of long-term debt and capital leases of $35.4 million and for the payment of financing costs totaling $1.3 million.

         The Company's operating results have been adversely impacted by various unfavorable factors, including significant increases in mining and interest costs and state bonding constraints. These factors contributed to the Company's inability to meet its debt service obligations during the fourth quarter of 2000 and continuing in 2001. The Company has substantial leverage and significant debt service obligations. As a result of its debt service problems, in October 2000 the Company suspended significant interest and principal payments on its long-term debt and began discussions with banks and bondholders to financially restructure the Company. Since September 30, 2000, the Company has not made any scheduled principal or interest payments on the Bank Credit Agreement, Old
Senior Notes, Subordinated Notes or the Charleston County Bonds and Port Authority Bonds (the "Zeigler IRBs"), and as a result has violated various provisions and covenants under this debt, including financial covenants. On October 31, 2001, the holders of the Zeigler IRBs gave the Company notice that they were accelerating the amounts due under such bonds, but have not taken any action with respect to such notice. Because the Company is currently in default under its Bank Credit Agreement, Old Senior Notes, Subordinated Notes and Zeigler IRBs, this debt has been reflected as a current liability in the accompanying interim financial statements.

         Since the Company is not in compliance with the covenants under its Bank Credit Agreement, Holders of Secured Bank Claims can exercise various rights and remedies provided thereunder, including the right to (1) accelerate all outstanding borrowings and (2) foreclose on the collateral securing the Secured Bank Claims. Similarly, because the Company is not in compliance with the covenants in the Old Senior Notes, the Subordinated Notes, the Zeigler IRBs or the KB&T Credit Facility, and because the Company has defaulted on its payment obligations under its Bank Credit Agreement, the respective trustees and the bondholders, in the case of the Old Senior Notes, the Subordinated Notes and the IRBs, and the lenders in the case of the KB&T Credit Facility, can exercise various rights and remedies, including the right to call the Old Senior Notes, the Subordinated Notes, the IRBs or the loans under the KB&T Credit Facility.

         In addition, beginning in 2000, the Company was notified by the states of Kentucky, Indiana, Illinois, West Virginia, Tennessee and Colorado that its primary bonding company, Frontier, was unacceptable for the purpose of obtaining new mining reclamation bonds and workers' compensation bonds. At the time, Frontier provided over $533 million of surety bonds for reclamation obligations. Frontier began experiencing financial difficulties in 1999 due to losses from medical malpractice bonds it had issued, and eventually, in August 2001, went into voluntary rehabilitation in New York. In response to Frontier's financial problems, states in which the Company has mining operations have required the Company to obtain costly replacement bonds and to post 100% cash collateral to back those bonds. As a result, the Company was required to provide cash collateral of approximately $8.4 million during 2000 and $55.6 million in 2001.

         As a result of its liquidity and capital needs, the Company entered into negotiations with the agent (the "Bank Agent") under its secured credit agreement in January 2000 and in June 2000, amended and restated the secured credit agreement (i.e., the Bank Credit Agreement) which, among other things, converted $75 million in amortization payments which were due or to become due into a new tranche of term loans thereunder having significantly reduced scheduled amortization payments and an extended maturity. The Company also decided that it was necessary to restructure the Company's capital in order to enable the Company to meet its state bonding obligations and debt service requirements, preserve the Company's going concern value and ensure the long-term viability of the Company. In October, 2000, the Company hired Houlihan to serve as its financial advisor and, beginning in October, 2000, commenced intensive negotiations with various creditors (including, with respect to the Old Debt Securities, the Informal Noteholders' Committee and, with respect to the Secured Bank Claims, initially with the Bank Agent, and later with the Informal Bank Steering Committee), in an effort to enable the Company to restructure its indebtedness through several alternative means, including a prepackaged bankruptcy plan filing.

         The states in which the Company has Frontier bonds outstanding have demanded the replacement of all Frontier bonds by the Company in those states, and have set deadlines in early March 2002 (the earliest such deadline being March 1, 2002) for the Company to replace those bonds. If the Company does not replace the Frontier bonds by this March 1, 2002 deadline, any of these states could attempt to shut down the Company's mining operations within the relevant state. Attempts by one state to shut down the Company's mining operations may result in attempts by other states to shut down the Company's operations in those other states. The Company does not believe that any extension of these state deadlines to replace the Frontier bonds is likely to be forthcoming. These bonding obstacles have further hindered the Company's ability to comply with the terms of the Bank Credit Agreement and its other debt instruments, thereby raising substantial doubt as to its ability to continue as a going concern.

         The Company has received separate commitments from Traveler's and AIG, which taken together, will provide bonds sufficient to replace the Frontier surety bonds on a funding schedule that will have all required bond replacements completed prior to confirmation of the Plan and will enable the Company to comply with the March deadlines imposed by several states. The Company requires both commitments because each is insufficient alone to replace the required Frontier surety bonds and because the Traveler's commitment is contingent upon the Company obtaining sufficient bonding (when taken together with the Traveler's bonds) to permit it to do so. The continuation of the commitment with AIG is conditioned upon, among other things, (i) execution of Agreements Concerning Voting by a satisfactory number of parties, which condition the Company believes that it has fulfilled and (ii) satisfactory progress towards and completion of a prepackaged reorganization. The continuation of the Traveler's commitment is conditioned upon, among other things, its satisfaction with the financial arrangements of the Company both during and after the Reorganization Cases. The Company believes that the proposed restructuring will be satisfactory to AIG and Traveler's. To implement the bond replacement schedule by the March 1, 2002 deadline, the Company will need to draw upon the DIP Facility, which first must be approved by the bankruptcy court. There are numerous factors which could impede or delay the implementation of the bond replacement schedule and/or the approval of the DIP Facility. See "Risk Factors--Risks Related to the Company--Bonding; Risks of Delay or Non-Approval". If approval of the DIP Facility is obtained and the Company is able to draw on funds thereunder according to the Company's funding schedule, (a) approximately $27 million of Frontier reclamation bonds securing permits for inactive properties, permits pending transfer to unrelated parties, and permits pending final release from the states will remain outstanding, and (b) the remaining Frontier bonds securing workers' compensation obligations of approximately $25 million (and other miscellaneous obligations estimated at approximately $24 million that may be required to be replaced) will be secured with letters of credit at such time as the beneficiaries of those Frontier bonds require their replacement.

         The following is a summary of cash provided by or used in the indicated categories for the twelve-month periods ended December 31, 2000, December 31, 1999, and December 31, 1998.

                                               (Amounts in Millions)
Cash Provided by (Used In)              2000           1999             1998
                                        ----           ----             ----
     Operating Activities            $   42.5      $     71.4        $   (49.4)
     Investing Activities               (42.8)         (140.8)          (655.7)
     Financing Activities                34.1            47.8            664.0

         For the period ended December 31, 2000, the net loss of $196.7 million included depreciation, depletion, and amortization charges of $253.5. For the period ended December 31, 2000, cash flows from operations were increased by a decrease in receivables of $22.6 million and inventories of $18.4 million. Cash flows from operations were reduced by a $40.7 million net decrease in accounts payable as the Company sought to recover vendor payments from 1999. Other assets increased $7.8 million primarily due to the prepayment of royalties and finance costs. Accrued expenses increased $15.5 million due primarily to interest accruals and FAS 106 charges. Cash expenditures for reclamation exceeded accruals in 2000 by $31.7 million. Other long-term liabilities increased by $23.8 million primarily due to the adjustment of purchase accounting estimates. For the period ended December 31, 1999, the $199.4 million loss included non-cash pretax losses on asset sales of $101.4 million and special write-downs of $87.7 million as well as $208.3 million in depreciation, depletion, and amortization charges. Accounts receivable and inventories decreased by $3.6 million and $4.6 million, respectively. Prepaid expenses and other assets decreased by $2.3 million primarily due to decreases in prepaid insurance being partially offset by increases in advanced royalties. Accounts payable increased $12.1 million, employee benefits increased $14.3 million, and accrued interest increased $2.5 million during the year. The Company had a decrease in the accrual for reclamation and mine closure costs of $42.6 million for costs associated with recent acquisitions. The severance liability for former Zeigler employees decreased $11.1 million, and accrued royalties decreased $6.2 million during the year as a result of the Company's changing its mining plans. Accrued expenses and other liabilities decreased $6.5 million primarily due to changes in reserves and other long-term liabilities. For the period ended December 31, 1998, the net loss of $33.6 millions included depreciation, depletion, and amortization charges of $76.8 million. During the year ended December 31, 1998, cash flow from operations was decreased by the increase in the net loss of $11.4 million, and a decrease in non-current liabilities of $65.7 million primarily due to increased reclamation activities resulting from the closure of higher cost operations. Partially offsetting were decreases in accounts receivable of $13.3 million and an increase in accounts payable of $5.1 million.

         Cash used in investing activities was $42.8 million, $140.8 million, and $655.7 million for the periods ended December 31, 2000, 1999, and 1998, respectively. The $98 million decrease in cash used for investing activities during 2000 as compared to 1999 is due in large part to the Princess Beverly, Sunny Ridge, and McCoy acquisitions in 1999. During the year ended December 31, 2000, net cash used in investing activities of $42.8 million was the result of capital expenditures totaling $69.9 million being partially offset with proceeds from the sale of assets totaling $27 million. During the period ended December 31, 1999, cash was used in investing activities for capital expenditures of $93.6 million and the acquisitions of Princess Beverly Coal, Sunny Ridge and McCoy Coal Company for $68.4 million. Partially offsetting those uses of cash were proceeds from the sale of assets of $21.2 million. During the year ended December 31, 1998, cash was used in investing activities for capital expenditures of $40.9 million and for the 1998 acquisitions of $939.6 million. These uses of cash were partially offset by proceeds from the sale of assets of $324.4 million, primarily the sale of Triton.

         Cash provided from financing activities was $34.1 million, $47.8 million, and $664.0 million for the periods ended December 31, 2000, 1999, and 1998, respectively. During the period ended December 31, 2000, cash was provided from net borrowings on the Company's revolving line of credit of $75.6 million. Cash was used in financing activities for repayments of long-term debt and capital leases of $39.8 million and for the payment of debt issuance costs totaling $1.7 million. During the period ended December 31, 1999, cash was provided from borrowings on the Company's revolving line of credit of $127.7 million to fund the acquisitions of Princess Beverly,

Sunny Ridge and McCoy and to help fund the Company's working capital needs. During the same period, cash was provided from long-term borrowing to refinance the outstanding $8.2 million balance of the $500 million Senior Subordinated Credit Facility, dated September 2, 1998, among Resources as borrower, certain AEI Subsidiaries as guarantors, Warburg Dillon Read LLC, as arranger and syndication agent, UBS AG, Stamford Branch, as administrative agent, and the lenders party thereto. Cash was used in financing activities for repayments on long-term debt and capital leases of $71 million and the payment of financing costs in the amount of $17.2 million. During the year ended December 31, 1998, cash was provided from borrowings of $1,760.0 million, primarily from a bridge facility, to fund the 1998 acquisitions, retire certain existing and acquired debt, pay fees related to the financing agreements, and help meet the Company's working capital needs. During the same period, cash was used in financing activities for repayments on long-term debt and capital leases of $963.2 million and a charge to equity of $51.0 million in connection with the purchase of Mining Technologies, Inc. from Addington Enterprises.

         The liquidity of the Company was adversely affected during 2000 by operating losses, poor cash flows, problems with its state bonding obligations and credit constraints. After September 30, 2000, the Company suspended interest and principal payments as discussed above and began discussions with banks and bondholders to financially restructure the company.

         Prior to November 15, 1999, the Company's lenders granted a waiver of compliance with certain of the financial covenants contained in its credit facility until December 15, 1999. Under the terms of the waiver, the Company agreed not to draw on its credit facility for the duration of the waiver, except to the extent that it made any repayments of its revolving credit facility after the date of the waiver. On November 22, 1999, the Company obtained an additional waiver of compliance with certain other financial covenants until December 15, 1999, which was necessitated by its third quarter financial results, and agreed to a reporting requirement. As of December 14, 1999, the Company's lenders granted a fourth waiver of compliance with certain of the financial covenants contained in the credit facility until March 15, 2000. A waiver dated as of March 15, 2000 extended the waiver of compliance with certain of the financial covenants contained in the credit facility until March 30, 2000. In a waiver dated March 30, 2000, the Company's lenders granted a waiver of compliance with certain provisions of the credit facility and the prior waivers through April 14, 2000. In a waiver dated April 14, 2000, the Company's lenders granted a waiver of compliance with certain provisions of the credit facility and the prior wavers through May 15, 2000. In June 2000, the Company and its lenders amended and restated the secured credit agreement (i.e., the Bank Credit Agreement), which, among other things, converted $75 million in amortization payments which were due or to become due into a new tranche of term loans thereunder having significantly reduced scheduled amortization payments and an extended maturity.

         Because at December 31, 2000, the indebtedness under the Bank Credit Agreement was capable of being called by the lenders within 12 months of the balance sheet date, generally accepted accounting principles requires that such indebtedness be classified as a current liability. Accordingly, the Company recorded the entire indebtedness outstanding under its Bank Credit Agreement of $745.7 million December 31, 2000, as a current liability. If the Company's indebtedness were not callable within 12 months, the current portion of long-term debt would have been $119.5 million as of December 31, 1999 and $95.8 million as of December 31, 2000.

INFLATION

         Due to the capital-intensive nature of the Company's activities, inflation may have an impact on the development or acquisition of mining operations, or the future costs of final mine reclamation and the satisfaction of other long-term liabilities, such as health care or pneumoconiosis (black lung) benefits.

         However, inflation in the U.S. has not had a significant effect on the Company's operations in recent years.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         Market Risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

         The Company's interest expense is sensitive to changes in the general level of interest rates in the United States. At September 30, 2001, the Company had $517.4 million aggregate principal amount of debt under fixed rate instruments and $802.2 million of debt under variable rate instruments, with the Bank Credit Agreement making up $794.1 million of the variable rate instruments. Under the terms of the Bank Credit Agreement, the interest rate on borrowings thereunder is usually determined at the Company's option as being either based on a LIBOR Rate or an Alternate Base Rate (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus an Applicable Margin (each as defined in the Bank Credit Agreement). Since the Company is currently in default under its Bank Credit Agreement, the interest rate has been set using the Alternate Base Rate. Based on the variable rate debt outstanding as of September 30, 2001, a 100 basis point increase in interest rates would increase annual interest expense by approximately $8.0 million. From time to time, the Company will enter into interest rate protection agreements to better manage its interest rate exposure. The most recent agreement, which terminated on June 30, 2001, capped the LIBOR Rate at 8.15%.

         The Company is subject to commodity price risk based on the fluctuating market price of coal. The Company manages this risk through securing long-term coal supply agreements rather than through use of derivative instruments. In the future, as existing long-term contracts expire or become subject to price reopeners, the Company's coal sales will be made at then-current market prices. As a result the Company's revenues and net income will be significantly affected by fluctuations in the price of coal.

         Some products used in mining activities, such as diesel fuel, are subject to price volatility. The Company uses forward contracts to manage the volatility related to this exposure.

         All of the Company's transactions are denominated in U.S. dollars, and as a result, it does not have material exposure to currency exchange rate risk.

         The Company is not currently engaged in any interest rate, foreign currency exchange rate or commodity price hedging transactions.

NEW ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Boards (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Effects of adopting SFAS 133 on January 1, 2001 have had no material impact on the earnings and financial position of the U.C. company.

         In September 2001, the staff of the Financial Accounting Standards Board cleared SFAS No. 133 Implementation Issue Number C16 ("C16") which relates to scope exceptions in applying the normal purchases and normal sales exception under paragraph 10b to contracts that combine a forward contract and a purchased option contract. Prior to C16, the Company expected sold coal would be shipped to the customer for consumption, thus exempting such contracts from further consideration under SFAS No. 133 under the normal use exception in paragraph 10b. However, C16 states that the inclusion of a volume purchase option at an established price disqualifies the entire "compound derivative" contract from being eligible to qualify for the normal purchases and sales exception in 10b. Because of the embedded tonnage optionality in the forward sales contract, neither the option component nor the forward component of the coal supply contract is eligible to meet the 10b exception out of derivatives accounting. C16 is effective for the Company on April 1, 2002. At this date, any combined (forward and option) contracts would be reported at their fair value on the balance sheet with the offsetting entry recorded in current period earnings. The Company is assessing its volume purchase options embedded in its existing forward contracts and determining whether to seek to bifurcate the optionality out of those contracts or record such contracts at fair value with an offsetting entry to earnings. The net effect of adoption has not been determined but would be influenced by the market value of coal (both current and forward) and could be material.

         Effective June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Asset Retirement Obligation." SFAS No. 141 eliminates the pooling-of-interests method and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. It also requires intangible assets acquired in a business combination to be recognized separately from goodwill. SFAS No. 141 is expected to have no future impact on the Company's financial position or results of operations with respect to business combination transactions that have occurred prior to June 30, 2001. The primary impact to the Company will be in the allocation of the purchase price of any future business combinations to the fair value of net assets acquired, including goodwill and other intangible assets. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for upon their acquisition and afterwards. The Company is currently analyzing the impact of SFAS No. 142, which is required to be adopted January 1, 2002. The primary impact of SFAS No. 142 is that goodwill and intangible assets with indefinite lives will no longer be amortized beginning in 2002. Instead of amortization, goodwill will be subject to an assessment for impairment by applying a fair-value-based test annually, and more frequently if circumstances indicate a possible impairment. If the carrying amount of goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company does not have recorded significant goodwill or intangible assets. Accordingly, these new accounting rules SFAS No. 141 and 142 will not presently have a significant impact on the Company, although they will become relevant in the event of fresh start accounting.

         SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. The adoption of SFAS No. 143 will affect the Company's recording of reclamation and closure obligations and disclosure requirements. Currently, the Company records the full (undiscounted) liability for end-of-mine reclamation obligations of all acquired mines in current dollars. Developed mines accrue at a rate per ton over its active life to the end-of-mine obligation. SFAS No. 143 will require the Company to cease the per-ton accrual approach and to discount the end-of-mine obligations to its fair value. The future accretion of the obligation will be recorded to cost of operations. The Company is currently analyzing the impact of this statement, which is required to be adopted January 1, 2003.

         The AICPA has issued an exposure draft Statement of Position (SOP) titled "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment." This proposed SOP applies to all nongovernmental entities that acquire, construct or replace tangible property, plant, and equipment (PP&E) including lessors and lessees. A significant element of the SOP requires that entities use component accounting for PP&E to the extent future component replacement will be capitalized. At adoption, entities would have the option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. The proposed effective date of the SOP for the Company is January 1, 2003. The Company is currently analyzing the impact of this proposed SOP.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is required to be adopted January 1, 2002. SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of", and APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and combines the two accounting models into a single model based on the framework established in SFAS 121. The Company is currently analyzing the impact of SFAS 144.

                                THE COAL INDUSTRY

INTRODUCTION

         Coal is one of the most abundant, efficient and affordable natural resources, used primarily to provide fuel for the generation of electricity. According to the International Energy Agency, in 1997, coal provided 26% of the world's primary energy supply and was responsible for approximately 44% of the world's power generation. Coal was responsible for approximately 52% of electricity generation in the U.S. in 2000.

         The U.S. is the second largest coal producer in the world, exceeded only by China. Other leading coal producers include Australia, India and South Africa. The U.S. has the largest coal reserves in the world, with an estimated 250 years of supply based on current usage rates. U.S. coal reserves are more plentiful than U.S. oil and natural gas reserves, with coal representing more than 85% of the nation's fossil fuel reserves. Approximately 62% of U.S. coal is produced by surface mining methods, while the remaining 38% is produced by underground mining methods.

         U.S. coal  production has nearly  doubled during the past 30 years.  In
2000, total U.S. coal production was estimated to be 1.1 billion tons, representing a 5.3% increase from 1999. Coal production is projected to increase at an annual rate of 1.8% through the year 2020. Factors driving this steady increase in coal production include:

         o the lower cost of generating electricity with coal, compared to oil, natural gas and nuclear power;

         o  decreased reliance on nuclear powered generation;

         o  volatile natural gas prices; and

         o  strong economic growth

         The U.S. coal industry operates in a highly regulated environment that governs all mining and mine safety activities, including land reclamation, which requires mined land to be restored to a condition equal to or better than that existing before the mining. Coal mining in the U.S. has become a relatively safe occupation, relying on sophisticated technology and a skilled work force to become one of the safest, most productive coal industries in the world.

         Utilities used approximately 90% of the coal consumed in the U.S. for the generation of electricity. Coal continues to be the principal energy source for U.S. utilities, with coal-fired plants generating over half (approximately 52%) of U.S. electricity, as compared with 20% from nuclear, 16% from gas-fired and 7% from hydroelectric facilities in 2000. Beginning in the 1980s and continuing through mid-2000, coal prices under long-term sales contracts have generally decreased, but coal prices increased significantly beginning in the second half of 2000. Spot market coal prices generally have fluctuated due to seasonal variations in supply and demand caused by weather, but the coal market saw a significant increase in spot pricing beginning in the late summer of 2000 and continuing through the early spring of 2001. Though spot pricing has moved up and down during 2001, spot pricing remains above the levels of the late 1990's and early 2000. The increase in spot pricing has allowed for increased contract prices for coal sold under long term contracts entered into during this same period. Although no one can truly predict what the market may do, the Company expects contract and spot prices to stay at or slightly above current levels because demand for coal has increased but supply is constrained.

         Until recently, despite the increased consumption and the many inefficient mines that had closed in the last ten years, coal mining companies with improving productivity had filled the increasing demand without price increases. According to statistics compiled by the federal government, although the number of operating mines declined 53.6% from 1990 through 1999, production during that same time had increased 21.2%. Thus, productivity gains contributed to the decline of coal prices prior to 2000.

         The recent price increases are attributable largely to demand for coal outpacing supply, which has occurred for several reasons. Lower coal prices from the 1980s through 1999 have caused mining companies to shut down operations. Increased permitting requirements have made it more difficult and time-consuming to obtain new mining permits and begin mining. Additionally, many mining companies are too highly leveraged to open new mines. The U.S. coal industry has undergone significant consolidation since 1987. The ten largest coal producers in 1987 accounted for 36.4% of total domestic coal production. After giving pro forma effect to the Company's acquisitions in 1999, the ten largest coal companies accounted for 62% of total domestic coal production. These companies incurred significant debt in connection with such consolidation.

         A recent report by Energy Ventures Analysis, Inc. ("Energy Ventures Analysis") forecasts that the demand for steam coal and the demand for coal by electric utilities in the U.S. generally will increase steadily over the next 13 years. In addition, clean air concerns and legislation have increased consumption of coal with a lower sulfur content mined in Central Appalachia and the western U.S. The following table highlights the increases in coal demand as projected by Energy Ventures Analysis:

                                                               COAL DEMAND FORECAST
                                       -------------------------------------------------------------------
                                        1995         1997            2000            2005            2010
                                       ------      ------           ------         -------          ------
                                                              (IN MILLIONS OF TONS)
Domestic
    Utility......................        828          885              979           1,057           1,112
    Metallurgical................         33           32               30              29              27
    Industrial/Other.............         81           77               78              81              79
                                       -----       ------           ------         -------          ------
    Total Domestic...............        942          994            1,087           1,167           1,218

Export
    Steam........................         40           31               31              30              31
    Metallurgical................         50           52               45              40              36
                                       -----       ------           ------         -------          ------
    Total Export.................         90           83               76              70              67
                                       -----       ------           ------         -------          ------

Total Demand.....................      1,032        1,077            1,163           1,237           1,285
    Consumers Stock Change.......         (2)         (16)              --              --              --
                                       -----       ------           ------         -------          ------
    Total Consumption............      1,030        1,061            1,163           1,237           1,285
                                       =====       ======           ======         =======          ======

COAL TYPES

         In general, coal is classified by Btu content and sulfur content. In ascending order of heat values, measured in British Thermal Units or "Btus," the four basic types of coal are lignite, subbituminous, bituminous and anthracite. Coal of all geological composition may be used as steam coal. Bituminous coal must have certain characteristics to qualify for use as metallurgical coal.

         LIGNITE COAL. Lignite coal is a brownish-black coal with a Btu content that generally ranges from 3,500 to 8,300 Btus per pound. Major lignite operations are located in Texas, North Dakota, Montana and Louisiana. Lignite coal is used almost exclusively in power plants adjacent to the mine because the addition of any transportation costs to the mining costs would exceed the price a customer would pay for such low-Btu coal.

         SUBBITUMINOUS COAL. Subbituminous coal is a black coal with a Btu content that ranges from approximately 8,300 to 11,500 Btus per pound. Most subbituminous reserves are found in Montana, Wyoming, Colorado, New Mexico, Washington and Alaska. Subbituminous coal is used almost exclusively by electric utilities and some industrial consumers.

         BITUMINOUS COAL. Bituminous coal is a "soft" black coal with a Btu content that ranges from 10,500 to 14,000 Btus per pound. This coal is found in Appalachia, the Midwest, Colorado and Utah, and is the type most commonly used for electric power generation in the U.S. Bituminous coal is used to generate steam by utility and industrial customers, and as a feedstock for metallurgical purposes in steel production. Coal used in metallurgical processes has higher expansion/contraction characteristics than steam coal.

         ANTHRACITE COAL. Anthracite coal is a "hard" coal with a Btu content as high as 15,000 Btus per pound. Anthracite deposits are found primarily in eastern Pennsylvania, and are used primarily for utility, industrial and home heating purposes.

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

COAL QUALITIES

     STEAM COAL

         The primary factors considered in determining the value and marketability of steam coal include the Btu content, sulfur content, and the percentage of ash (small particles of inert material), moisture and volatile matter.

         BTU CONTENT. The Btu content provides the basis for satisfying the heating requirements of boilers. Coal having a lower Btu content frequently must be blended with coal having a higher Btu content to allow the consumer to use the coal efficiently in its operations.

         SULFUR CONTENT. Due to the restrictive environmental regulations regarding sulfur dioxide emissions, coal is commonly described with reference to its sulfur content, measured by pounds of sulfur dioxide produced per million Btus (SO/2/ /MMBtu).

                                                           SULFUR CONTENT
                           CLASSIFICATION              (POUNDS SO/2/ /MMBTUS)
                     ------------------------       ----------------------------
                     Super-compliance                        Up to 0.8
                     Compliance                              Up to 1.2
                     Low-sulfur                              Up to 1.6
                     Near low-sulfur                   Over 1.6 and up to 2.5

         Super-compliance and compliance coal exceed the current requirements of Phase I of the Clean Air Act Amendments of 1990 and meet or exceed the requirements of Phase II of that legislation. Consumers using super-compliance and compliance coal can either earn sulfur emission credits, which they can sell to other coal consumers, or blend the coal with higher sulfur coal to lower the overall sulfur emissions without having to install expensive sulfur-reduction "scrubber" technology. Super-compliance coal is desirable because utilities can burn it without blending and earn sulfur emission credits or blend it with higher-sulfur non-compliance coal even under Phase II requirements. Generally, a utility can burn near low- sulfur coal without scrubbing by blending with super-compliance coal or by purchasing reasonable quantities of emissions credits to comply with the Phase II requirements.

         ASH CONTENT. The non-combustible nature of ash diminishes the heating value of the coal. Therefore, coal with a higher percentage of ash will have a lower heating value. For electric utilities, the percentage of ash is important not only for its effect on heating value, but also because it affects the amount of combustion by-products. Electric utilities typically require coal with an ash content ranging from 6% to 15%, depending on individual power plant specifications. More stringent ash standards apply for metallurgical coal, typically requiring less than 8% ash. Moisture content also diminishes the heating value of coal. A high percentage of moisture also may cause customers to experience problems handling the coal. Moisture concerns arise principally with coal from the Powder River Basin. Volatile matter, combustible matter that vaporizes easily during combustion, is important for electric utilities because most utility power plant boilers are designed to burn coal having a medium to high percentage of volatile matter.

     METALLURGICAL COAL

         Metallurgical coal is a type of coal used in making steel, and is distinguished by special quality characteristics that include high carbon content, low expansion pressure, low sulfur content, and various coal chemistry attributes, Metallurgical coal is also high in heat content, and therefore is desirable to utilities as fuel for electrical generation. Consequently, metallurgical coal producers have the ongoing opportunity to select the market that provides maximum revenue. The premium price offered by steel makers for the metallurgical quality attributes is typically higher than the price offered by utility coal buyers that value only the heat content. According to RDI, the primary concentration of U.S. metallurgical coal reserves is in the Central Appalachian region.

COAL REGIONS

         The majority of U.S. coal production comes from six regions: Northern Appalachia, Central Appalachia, Southern Appalachia, the Illinois Basin, the Rocky Mountains, and the Powder River Basin.

         NORTHERN APPALACHIA. Northern Appalachia includes northern West Virginia, Pennsylvania and Ohio. Coal from this region generally has a high Btu content (12,000-13,000 Btus per pound of coal). However, its sulfur content (1.5%-2.5%) generally does not meet the Phase II standards.

         CENTRAL APPALACHIA. Central Appalachia includes southern West Virginia, eastern Kentucky and Virginia. Coal from this region generally has a low sulfur content (0.7%-1.5%) and high Btu content (12,000-13,500 Btus per pound of coal). Most of this coal complies with Phase I standards. Central Appalachia sources provide most of the U.S.'s overseas export coal.

         SOUTHERN APPALACHIA. Southern Appalachia includes Tennessee and Alabama. Coal from this region also has a low sulfur content (0.7%-1.5%), which generally satisfies Phase I standards, and a high Btu content (12,000-13,000 Btus per pound of coal). While the region's highly variable thin seams impair productivity, readily accessible waterways and proximity to southern utility plants help to reduce delivery costs of coal from this region to utility customers.

         THE ILLINOIS BASIN. The Illinois Basin includes western Kentucky, Illinois and Indiana. Coal from this region varies in Btu content (10,000-12,000 Btus per pound of coal) and has a high sulfur content (2.5%-3.5%). Generally, unwashed Illinois Basin coal will not satisfy the Phase I or Phase II standards. However, Illinois Basin coal is burned in plants equipped with scrubbers, blended with low-sulfur coal or burned by plants with sulfur dioxide emission credits.

         THE ROCKY MOUNTAINS. The Rocky Mountain region consists of Utah and Colorado. The coal from this region has a low sulfur content (0.4%-0.5%) and varies in Btu content (10,500-12,800 Btus per pound of coal). This coal complies with Phase I and Phase II standards. A portion of U.S. coal exports come from this region.

         THE POWDER RIVER BASIN. The Powder River Basin consists mainly of northeastern Wyoming and southeastern Montana. This coal has a very low sulfur content (0.25% to 0.65%), a low Btu content (8,000-9,200 Btus per pound of coal) and a very high moisture content (20%-35%). All of this coal complies with Phase I and Phase II standards, but many utilities cannot burn it without lowering the efficiency of their plants, unless it is blended with higher Btu coal.

MINING METHODS

         Coal is mined using either surface or underground methods. The method used depends upon several factors, including the proximity of the target coal seam to the earth's surface, and the geology of the surrounding area. The mining methods used at each of the Company's mining operations are described under "Business-- Mining Operations."

         Surface techniques generally require a favorable stripping ratio, which indicates the amount of overburden that must be removed to excavate a given quantity of coal. Underground techniques are used for deeper seams. In 1996, surface mining accounted for approximately 62% of total U.S. coal production, with underground mining accounting for the balance of production. Surface mining generally costs less and has a higher recovery percentage than underground mining. Surface mining typically results in the recovery of 80% to 90% of the total coal from a particular deposit, while underground mining typically results in the recovery of 50% to 60%.

     SURFACE MINING METHODS

         MOUNTAINTOP REMOVAL MINING. Mountaintop removal mining involves removing all material above the coal seam before removal of the coal, leaving a relatively level plateau in place of the hilltop after mining. This method achieves a more complete recovery of the coal. However, its feasibility depends on the amount of overlying material in relation to the coal to be removed.

         AREA MINING. Area mining essentially involves a large-scale moving trench. After removal of the initial overburden from a trench, the trench progresses forward over the coal seam. As the trench moves forward, the stripped overburden is moved to the back side of the trench. Area mining is usually performed with draglines, truck and shovel units and large dozers.

         CONTOUR MINING. Contour mining is conducted on coal seams where mountaintop removal is not feasible because of the high overburden ratios. Mining proceeds laterally around a hillside, at essentially the same elevation, assuming the seam is fairly flat. The contour cut in a coal seam provides a flat surface that can be used to facilitate highwall mining or the less efficient auger mining (both discussed below). This is a common surface mining method in the steeper slopes of the Appalachian coalfields.

         AUGER MINING. In auger mining, the miners remain outside of the mine and a large, corkscrew-like machine (the "auger") bores into the side of a hill and extracts coal by "twisting" it out. Many of the Company's competitors use this method, which is less efficient than highwall mining. Auger mining generally permits the extraction of coal to depths of only 300 feet or less.

         HIGHWALL MINING. Highwall mining is an innovative mining method that uses a highwall mining system. This mining system bores into the face of a coal seam using a continuous miner and transports coal to the surface using a variety of transportation methods. Projects requiring large volumes of coal production can use the highwall mining system as the primary production machine for mining in trench, box, open-pit or contour cuts which are types of excavations commonly used in surface mining to gain access to coal seams.

     UNDERGROUND MINING METHODS

         ROOM AND PILLAR MINING. Room and pillar mining uses remote-controlled continuous miners that cut a network of interconnected 20-foot wide passages as high as the coal seam. Roof bolters stabilize the mine roof and pillars are left to provide overall roof support. As a result of significant technological advances, this mining method has become the most common method of underground mining. Room and pillar mining is used as a primary recovery method in smaller mines and for developing a network of panels for longwall mining.

         LONGWALL MINING. Longwall mining uses powerful hydraulic jacks, varying from four to 12 feet in height, to support the roof of the mine while mobile shearing machines extract the coal. High capacity chain conveyors then move the coal to a high capacity mine belt system for delivery to the surface. The longwall machine generally cuts blocks of coal, referred to as longwall panels, that have a width of approximately 900 feet and a length of approximately 10,000 feet. Longwall mining is a low-cost, high-output method of underground mining that results in the recovery of approximately 60% of coal reserves. In addition, longwall mining is much faster than room and pillar mining. After a longwall panel is cut, the longwall machine must be disassembled and moved to the next panel location, a process which generally takes one to two weeks.

COAL PREPARATION AND BLENDING

         Depending on coal quality and customer requirements, raw coal may be shipped directly from the mine to the customer. Generally, raw coal from mountaintop removal, contour and strip mines can be shipped in this manner. However, the quality of most raw coal does not allow it to be shipped directly to the customer without processing in a preparation plant. Preparation plants separate impurities from coal. This processing upgrades the quality and heating value of the coal by removing or reducing sulfur and ash-producing materials, but entails additional expense and results in some loss of coal. Coals of various sulfur and ash contents can be mixed or "blended" at a preparation plant or loading facility to meet the specific combustion and environmental needs of customers. Coal blending helps increase profitability by reducing the cost of meeting the quality requirements of specific customer contracts, thereby optimizing contract revenue.

CUSTOMERS

         The U.S. coal industry's principal customers are electricity generators. Over the last ten years, annual coal consumption in the U.S. has grown steadily, reaching a level of approximately 1.1 billion tons in 2000. This steady growth in coal consumption reflects the growth in the demand for electricity over the same period, because the electric utility industry accounts for 90% of domestic coal consumption. In 2000, coal-fired utilities generated approximately 52% of the nation's electricity, followed by nuclear (20%), gas-fired (16%) and hydroelectric (7%) utilities. Energy Venture Analysis and other industry sources expect electricity usage to increase at an average annual rate of 1.4% to 1.9% over the next several years. Because coal is one of the least expensive and most abundant resources for the production of electricity, and imports of coal historically have not exceeded 1.0% of domestic coal consumption, industry analysts expect domestically produced coal to continue to play a significant role in generating electricity in the future.

         Electricity can be generated less expensively using coal than natural gas, oil or nuclear energy. The delivered cost of coal for utilities averaged $1.20/MMBtu in 2000 compared to an average cost of $4.22/MMBtu for natural gas. Although the cash operating costs of nuclear and hydroelectric energy are less expensive than coal, no new nuclear plant permits have been issued since 1978, and some existing plants are approaching the end of their useful lives. Additionally, the availability of hydroelectricity is limited. Oil and all other petroleum by-products accounted for less than 3.0% of all utility fuel consumption in 2000.

UTILITY DEREGULATION

         Since 1935, domestic electric utilities have operated in a regulated environment, with prices and return on investment being determined by state utility and power commissions. In April 1996, the Federal Energy Regulatory Commission established rules providing for open access to electricity transmission systems, thereby initiating consumer choice in electricity purchasing and encouraging competition in electricity generation. Industry analysts anticipate that the open access rules will create a national market for the sale of wholesale electricity where competition will primarily focus on price. Within the electric utility industry, the increased focus on price should favor low-cost producers of electricity. Among the eastern states, Kentucky, South Carolina, West Virginia, Indiana, Virginia, Ohio and Georgia are in the top half of low cost electricity producers. Competition will likely benefit the coal industry generally because coal is a relatively low-cost fuel for electricity generation. Within the coal industry, companies with customers that are low-cost producers and have excess capacity are likely to see the greatest increase in coal demand.

         The Company's primary customers are low-cost electricity producers located in the eastern half of the U.S., where the Company focuses its marketing efforts. The following table highlights the states where the Company sells significant quantities of coal. Since utilities are currently regulated, the Company believes that the sales price of their electricity is a reasonable proxy for the relative generation costs within those states. The Company believes that it is a low-cost coal supplier to those utilities which have relatively low cost and can benefit from deregulation. Consequently, the Company believes that it shares the opportunity to benefit from electric utility deregulation.

         (TABLE FOLLOWS NEXT PAGE)

        STATE                                  2000 INDUSTRIAL ELECTRIC RATE
        ---------------                       -------------------------------
                                                      (CENTS PER kWh)
        KENTUCKY*.............................             4.13
        WEST VIRGINIA*........................             5.11
        ILLINOIS*.............................             5.13
        INDIANA*..............................             5.14
        SOUTH CAROLINA*.......................             5.46
        Alabama...............................             5.57
        TENNESSEE*............................             5.61
        Wisconsin.............................             5.69
        Mississippi...........................             5.91
        VIRGINIA*.............................             5.95
        GEORGIA*..............................             6.17
        NORTH CAROLINA*.......................             6.49
        OHIO*.................................             6.51
        Pennsylvania..........................             6.57
        Maryland..............................             6.75
        Delaware..............................             6.81
        Florida...............................             6.91
        Michigan..............................             7.11
        New Jersey............................             9.05
        Massachusetts.........................             9.48
        Connecticut...........................             9.53
        Maine.................................             9.88
        Vermont...............................             10.14
        Rhode Island..........................             10.19
        New York..............................             11.15
        New Hampshire.........................             11.60
        Idaho.................................             4.18
        Wyoming...............................             4.38
        Washington............................             4.48
        Oregon................................             4.78
        Utah..................................             4.81
        Montana...............................             5.09
        Nebraska..............................             5.21
        North Dakota..........................             5.52
        Arkansas..............................             5.73
        Minnesota.............................             5.79
        Iowa..................................             5.82
        Oklahoma..............................             5.83
        Missouri..............................             5.95
        Colorado..............................             5.98
        Nevada................................             6.10
        Kansas................................             6.21
        South Dakota..........................             6.31
        Texas.................................             6.40
        Louisiana.............................             6.55
        New Mexico............................             6.58
        Arizona...............................             7.09
        California............................             8.50

----------------
An asterisk indicates states where the Company has significant customers.

Statistic represents the monthly average for the twelve months ended December 31, 2000.

SOURCE: Department of Energy/Energy Information Administration, Electric Sales and Revenue, 2000.

ENVIRONMENTAL LAWS

         Various federal, state and local environmental laws have had, and will continue to have, a significant effect on the domestic coal industry. These laws govern matters such as employee health and safety, limitations on land use, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the electric utility industry is subject to extensive regulation regarding the environmental impact of electricity generation activities which could affect demand for coal. New legislation or regulations could be adopted that may have a significant impact on coal mining operations or the ability of coal customers to use coal. See "Risk Factors--Risks Related to Government Regulation" and "Government Regulation--Environmental Laws."

                                    BUSINESS

GENERAL

         Collectively, AEI and its various direct and indirect subsidiaries comprise one of the largest coal producers in the U.S., mining and marketing primarily steam coal. Resources, the wholly-owned subsidiary holding company of AEI, was formed in 1998 to organize and manage the coal mining operations AEI and its various subsidiaries have acquired since October 1, 1997. Resources holds one hundred percent of the stock of each of the five principal operating companies in the AEI corporate group: AEI Coal Sales Company, Coal Ventures Holding Company, West Virginia-Indiana Coal Holding Company, AEI Holding Company, and Zeigler Coal Holding Company. Each of these five companies, in turn, holds directly or indirectly 100% of the stock of several other companies in the AEI corporate structure. Substantially all of the affiliates and subsidiaries of AEI are parties to the Plan of Reorganization.

         Beginning in October 1997, the Company pursued a consolidation strategy by acquiring coal mining operations. From October 1997 through April 1999, the Company consummated 11 separate transactions for the acquisition of coal mining operations for an aggregate purchase price in excess of $1.2 billion (including assumption of debt). By 1999, the Company had experienced unanticipated challenges affecting its financial performance. Mild weather led to reduced demand for steam coal, resulting in decreased prices. The Company's cash flows were further negatively impacted in 1999, among other things, by significant reclamation expenses resulting from the necessity of bringing current the reclamation obligations of recently acquired companies, and by higher than expected capital expenditures. The Company's margins and cash flows were negatively impacted in 2000, among other things, by continued decreased pricing and problems related to state bonding obligations resulting from the financial troubles of its principal bonding company, Frontier Insurance Company, as discussed below. These items contributed to the Company's inability to meet its significant debt service obligations during the fourth quarter of 2000 and continuing in 2001. Since September 30, 2000, the Company has not made any scheduled principal or interest payments on the Bank Credit Agreement, Old Senior Notes, Subordinated Notes and Zeigler IRBs, and as a result has violated various provisions and covenants under this debt, including financial covenants. As of December 31, 2001, the Company has missed scheduled principal and interest payments of $77.5 million and $198.4 million (excluding penalty interest of $13.4 million), respectively.

         As a result of its liquidity and capital needs, the Company entered into negotiations with the Bank Agent in January 2000 and, in June 2000, amended and restated its secured credit agreement (i.e., the Bank Credit Agreement) which, among other things, converted $75 million in amortization payments which were due or to become due into a new tranche of term loans thereunder having significantly reduced scheduled amortization payments and an extended maturity. The Company also decided that it was necessary to restructure the Company's capital in order to enable the Company to meet its state bonding obligations (discussed below) and debt service requirements, preserve the Company's going concern value and ensure the long-term viability of the Company. Toward that end, in October, 2000, the Company hired Houlihan to serve as its financial advisor and, beginning in October, 2000, commenced intensive negotiations with various creditors (including, with respect to the Old Debt Securities, the Informal Noteholders' Committee and, with respect to the Secured Bank Claims, initially the Bank Agent, and later the Informal Bank Steering Committee), in an effort to enable the Company to restructure its indebtedness through several alternative means, including a prepackaged bankruptcy plan filing. In connection with these negotiations, management has concluded that the best alternative for recapitalizing the Company over the long term and maximizing the recovery of creditors of the Company is through a prepackaged plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code. The Plan represents the results of such negotiations and efforts.

         In addition to its significant debt burden, decreased margins and cash flows and greater than expected costs associated with acquisitions, the Company has experienced problems over the past two years related to reclamation bond obligations, pursuant to which it must post surety bonds to guarantee reclamation of the lands it mines. Frontier, the Company's principal bonding company, provides over $533 million of surety bonds to the Company. Frontier began experiencing financial difficulties in 1999 due to losses from medical malpractice bonds it had issued and as a result its financial rating was delisted by the U.S. Department of Treasury. The delisting resulted in many states over the past two years refusing to accept Frontier's reclamation bonds for new mining projects and requiring replacement of existing Frontier bonds. On August 24, 2001, the New York Superintendent of Insurance and Frontier jointly filed a petition to place Frontier into voluntary rehabilitation, and on October 15, 2001, the Supreme

Court of the State of New York entered an order appointing the New York Superintendent of Insurance as supervisor of Frontier in rehabilitation. As a result of those proceedings, all states in which the Company operates now require the replacement of existing Frontier bonds.

         States in which the Company has mining operations have taken the following actions in connection with Frontier reclamation bonds:

         o COLORADO: As a result of Frontier's financial difficulties, the State of Colorado has refused to continue to accept surety bonds issued by Frontier as adequate security for the Company's reclamation obligations under Colorado law. In December 2000, the State of Colorado notified the Company that, as a result of
            Frontier's difficulties, it considered the Company to be in violation of applicable Colorado financial regulations and that the Company's mining operations in that state would be halted if the surety bonds issued by Frontier were not replaced with bonds from another financial institution acceptable to Colorado. At that time, Frontier provided approximately $11.7 million of reclamation bonds for the Company in Colorado and those bonds have been replaced.

         o KENTUCKY: In August 2001, the Kentucky Commissioner of Insurance issued an order suspending Frontier's certificate of authority and requiring Frontier to cease writing any and all new and renewal business in Kentucky. Under Kentucky law, during such a suspension, an insurer may service its business already in place as if its certificate of authority continued in full force. Pursuant to an order issued by the Kentucky Department of Insurance on November 2, 2001, Frontier may continue to collect premiums from Kentucky insureds during its suspension. In August 2001, the Kentucky Cabinet for Natural Resources and Environmental Protection (the "NREP") issued letters to all Kentucky coal companies with Frontier reclamation bonds, including the Company, notifying them that they had until November 26, 2001, to replace existing Frontier bonds. On November 21, 2001, the NREP issued new letters to all Kentucky coal companies with Frontier reclamation bonds, including the Company, extending the original November 26 deadline and requiring all such bonds to be replaced between December 5, 2001 and March 5, 2002. The Company posted $6.8 million in letters of credit to replace 5% of these bonds. On December 27, 2001, the Company filed suit in Boyd Circuit Court, Boyd County, Kentucky, against the NREP, seeking a order restraining it from requiring the Company to replace its existing Frontier bonds. A temporary restraining order was issued the same day. On January 10, 2002, the Company reached an agreement with the NREP, pursuant to which the Company was given until March 1, 2002 to replace all of its existing Frontier bonds. As a condition to receiving this extension, the Company has agreed to dismiss its suit without prejudice, and to post a $1 million letter of credit with the NREP as further security for the bonds. This letter of credit will be released upon replacement of all existing Frontier bonds. The Company is currently engaged in efforts to replace these bonds, but will also continue to contest the NREP's authority to require such replacement bonds. Frontier currently provides approximately $189.5 million of reclamation bonds for the Company in Kentucky.

         o WEST VIRGINIA: As a result of Frontier's rehabilitation proceedings, on November 1, 2001, the West Virginia Department of Environmental Protection (the "DEP") issued notices of violation ("NOVs") to certain of the Company's operations in West Virginia, requiring such companies to replace their reclamation bonds provided by Frontier within fifteen (15) days therefrom. The Company responded by providing the DEP with information clarifying the nature of Frontier's rehabilitation proceedings, and as a result, the DEP granted a deadline extension of 75 days from November 1, 2001. In addition, the DEP has suggested to representatives of the Company that it would rescind all NOVs issued to the Company if it is assured by an acceptable bonding company that it will replace the reclamation bonds provided by Frontier within the extension period. The DEP has since confirmed to the Company in writing that the replacement deadline has been extended to March 1, 2002. Frontier currently provides approximately $62.5 million of reclamation bonds for the Company in West Virginia.

         o INDIANA: In a letter dated June 9, 2000, the Indiana Department of Natural Resources (the "Indiana DNR") notified the Company that it had until July 10, 2001, to replace its Frontier reclamation bonds in Indiana. To allow the Company time to negotiate with financial institutions for replacements bonds, the Indiana DNR has granted several extensions of the replacement deadline. The Company currently has until March 4, 2002, to replace its Frontier reclamation bonds in Indiana. As a condition to receiving this last extension, the Company was required to post a $1 million letter of credit with the Indiana DNR. Frontier currently provides approximately $61.9 million of reclamation bonds for the Company in Indiana.

         o ILLINOIS: In a letter dated October 12, 2001, the Illinois Department of Natural Resources (the "Illinois DNR") notified the Company that it had 90 days to replace its Frontier reclamation bonds in Illinois. To allow the Company time to negotiate with financial institutions for replacements bonds, the Illinois DNR has granted several extensions of the replacement deadline. The Company currently has until March 15, 2002 to replace its Frontier reclamation bonds in Illinois. As a condition to receiving this extension, the Company must post a $1 million letter of credit with the Illinois DNR. Frontier currently provides approximately $26.5 million of reclamation bonds for the Company in Illinois.

         o TENNESSEE: In a letter dated June 15, 2000, the U.S. Department of the Interior, Office of Surface Mining, Tennessee Division (the "OSM"), notified the Company that it had 30 days to replace its Frontier reclamation bonds in Tennessee. To allow the Company time to negotiate with financial institutions for replacement bonds, the OSM has granted several extensions of the replacement deadline. The Company currently has until March 5, 2002 to replace its Frontier reclamation bonds in Tennessee. As a condition to receiving this extension, the Company was required to post a $1 million letter of credit with the OSM, in addition to a $4 million letter of credit posted in connection with a previous extension. Frontier currently provides approximately $22.5 million of reclamation bonds for the Company in Tennessee.

         As a result of Frontier's financial situation, the Company has also experienced problems related to its workers' compensation bond obligations, pursuant to which it must post surety bonds to guarantee workers' compensation obligations. The Company was self-insured under Kentucky's workers' compensation program until the fall of 1999. Approximately $23.4 million of Frontier bonds were previously provided to the Kentucky Department of Workers' Claims (the "DWC") as security for the Company's obligations to injured employees under the self-insured program. The DWC has initiated proceedings requiring the Company to present proof that it has the ability to pay workers' claims that arose during the self-insured period as those claims may come due and owing prospectively, or to provide new surety bonds. A hearing for the presentation of the Company's ability to pay these claims was initially scheduled for October 4, 2001, but was postponed indefinitely. The Company is working with the DWC to resolve the Frontier surety issue without the need of a hearing, but also is contesting the right of the DWC to take such action. To allow the Company time to negotiate with financial institutions for replacement bonds, the DWC initially granted an extension of 45 days from November 26, 2001, for replacement, subject to the Company's posting of a $5 million letter of credit with the DWC. Pursuant to the agreement reached with the NREP on January 10, 2002, the Company now also has until March 1, 2002 to replace its existing Frontier workers' compensation bonds. In exchange for this deadline extension, the Company must fully collateralize the remaining obligations by posting a $2 million bond or letter of credit with the DWC by January 15, 2002; a $3 million bond or letter of credit with the DWC by February 1, 2002; and another $3 million bond or letter or credit with the DWC by March 1, 2002. All such bonds or letters or credit will be released upon replacement of all existing Frontier bonds. The Company has paid each claim arising under the self-insured program to date in the amount and manner due and no worker has asserted any claims for non-payment. In 2001, under the Kentucky self-insured program, the Company paid approximately $2 million in claims to employees injured prior to the fall of 1999. The Company projects that the remaining actuarial value of prospective injury claims is approximately $13 million with annual payouts of $1 million to $2 million. In addition, the bonds provided by Frontier are included in a "consumable" reinsurance agreement by National Indemnity, a Berkshire Hathaway related company, which originally provided approximately $858 million in reinsurance on Frontier bonds, including all bonds from Frontier to the Company. The reinsurance balance remaining is unknown.

         The Company was also self-insured under Illinois' workers compensation program until January 30, 2001. Approximately $19.4 million of Frontier bonds were previously provided to the Illinois Industrial Commission as security for the Company's obligations to injured employees under the self-insured program. In letters dated October 28 and 29, 2001, the Office of Self-Insurance Administration ("OSIA") of the Commission's Advisory Board notified the Company that it is required to replace the Frontier bonds securing its workers' compensation obligations in Illinois. These letters provide no deadline for compliance, although OSIA has communicated orally that it is giving the Company until March 1, 2002 to replace these bonds. The Company has paid each claim arising under the self-insured program to date in the amount and manner due and no worker has asserted any claims for non-payment. In 2001, the Company paid approximately $1 million in claims to employees injured prior to January 30, 2001. The Company projects that the remaining actuarial value of prospective injury claims is approximately $13 million with annual payouts of $1 million. The Company plans to work with Illinois to resolve the Frontier surety issue without the need of a hearing, but is also considering options with respect to contesting the right of OSIA to take such action.

         The Company does not believe that any extension of the state deadlines to replace the Frontier bonds is likely to be forthcoming. If the Company does not replace the Frontier bonds by these March 2002 deadlines, the earliest of which is March 1, 2002, any of these states could attempt to shut down the Company's mining operations within the relevant state. Attempts by one state to shut down the Company's mining operations may result in attempts by other states to shut down the Company's operations in those other states.

         The Company has received separate commitments from Traveler's and AIG, which taken together, will provide bonds sufficient to replace the Frontier surety bonds on a funding schedule that will have all required bond replacements completed prior to confirmation of the Plan and will enable the Company to comply with the March deadlines imposed by several states. The Company requires both commitments because each is insufficient alone to replace the required Frontier surety bonds and because the Traveler's commitment is contingent upon the Company obtaining sufficient bonding (when taken together with the Traveler's bonds) to permit it to do so. The continuation of the commitment with AIG is conditioned upon, among other things, (i) execution of the Agreements Concerning Voting by a satisfactory number of parties, which condition the Company believes that it has fulfilled and (ii) satisfactory progress towards and completion of a prepackaged reorganization. The continuation of the Traveler's commitment is conditioned upon, among other things, its satisfaction with the financial arrangements of the Company both during and after the Reorganization Cases. The Company believes that the proposed restructuring will be satisfactory to AIG and Traveler's. Though it has received the commitments under the Agreements Concerning Voting, the Company must receive a sufficient number of votes in favor of the Plan on or prior to the Voting Deadline and then commence the Reorganization Cases in sufficient time to seek and obtain bankruptcy court approval of the DIP Facility prior to March 1, 2002. There are various factors which could delay or impede the Company's ability to gain such approvals and file with the bankruptcy court and, even if it files with the bankruptcy court in advance of the March 1 deadline, which could impede the Company's ability to implement the DIP Facility. See "Risk Factors--Risks Related to the Company". If such approval of the DIP Facility is obtained on a timely basis and the Company is able to draw on funds under the DIP Facility, according to the Company's funding schedule, (a) approximately $27 million of Frontier reclamation bonds securing permits for inactive properties, permits pending transfer to unrelated parties, and permits pending final release from the states will remain outstanding, and (b) the remaining Frontier bonds securing workers' compensation obligations of approximately $25 million (and other miscellaneous obligations estimated at approximately $24 million that may be required to be replaced) will be secured with letters of credit at such time as the beneficiaries of those Frontier bonds require their replacement.

         If the Company does not receive sufficient votes in favor of the Plan and file the Reorganization Cases in time to seek approval of the DIP Facility in advance of March 1, 2002, it is likely that the Company will have to file directly for protection under Chapter 11 of the Bankruptcy Code, without proceeding with the Plan, to attempt to avoid having its operations shut down by any of the above-referenced states. There can be no assurance that, in the event of such a filing, the bankruptcy court would grant a stay of any state agency action to shut down the Company's operations in such state (see "Risk Factors--Risks Related to the Company--Bonding Requirements and; Risk of Delay or Non-Approval"), or that the Company would be able to negotiate a bond replacement program with insurers and obtain the necessary DIP financing to implement such a program. In such event, the Chapter 11 proceeding could be prolonged and take a significant period of time to complete. If an alternative reorganization plan could not be confirmed, it is possible that the Company would have to liquidate its assets, in which case it is likely that Holders of Claims would receive less than they would have received pursuant to the Plan. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis."

OVERVIEW OF BUSINESS

         The Company conducts mining operations in five states at a total of 44 mines, including 27 surface mines and 17 underground mines in three regions:
Central Appalachia, the Illinois Basin and the Rocky Mountains. With over 46 million tons produced in 2001 and over 48 million tons projected for production in 2002, the Company is the fourth-largest coal producer in the United States. Historically, approximately 60% of the Company's production has originated from its surface mines, and the remaining production has originated from its underground mines. According to the reserve studies prepared by Marshall Miller & Associates ("Marshall Miller"), the Company controls approximately 1.7 billion tons of proven and probable coal reserves available for mining projects.

         The Company's primary customers are low-cost electric utility companies in the eastern U.S. The Company currently generates approximately 75% of its revenues from 48 long-term contracts to sell steam coal to domestic electric utilities. As of September 30, 2001, the Company's long-term sales contracts had an average remaining term of 4.27 years on a volume-weighted basis. The Company also sells steam coal under short-term contracts and on the spot market and supplies premium-quality, mid- and low-volatility metallurgical coal to steel producers.

         The Company's use of diverse mining methods and mobile equipment gives it flexibility to adjust its operations to meet changing market conditions. The Company believes that its use of several different mining methods ensures maximum production, lower costs and efficient reserve utilization. These methods include (i) large-scale surface mining using draglines and smaller-scale surface mining using mobile equipment and (ii) large-scale underground mining using longwall mining equipment and smaller-scale underground mining using continuous mining equipment. See "The Coal Industry--Mining Methods." In addition, the Company's patented Addcar highwall mining system gives the Company both a proprietary low-cost mining method and a source of revenue from the lease of Addcar systems and related contract operations to outside entities. The Addcar system allows the Company to drive down effective stripping ratios, resulting in a significant decrease in the extraction cost per ton of coal. The Addcar system also enables the Company to reduce operating costs and to extract coal profitably from reserves that may otherwise have been uneconomical to mine. See "--Highwall Mining Business."

BUSINESS STRATEGY

         The Company has adopted a business strategy of regional consolidation, which involves integrating the businesses it has acquired since October 1997, acquiring complementary reserves and continuing to focus on its existing customer base. To implement this strategy, the Company will seek to:

         o OPTIMIZE THE COMPANY'S PORTFOLIO OF MINING ASSETS. The Company believes that the primary advantage of its consolidation strategy is its ability to optimize the matching of multiple contracts to multiple production sources. This flexibility allows the Company to reduce transportation costs, maximize pricing and ensure a more efficient fulfillment of coal contracts. By increasing production at the Company's most efficient mines and shifting production to sites that are closest to its customers' facilities, the Company believes it can improve its operating margins.

         o CONTINUE TO USE LOW-COST MINING METHODS. The Company will continue to concentrate its cost reduction efforts on using low-cost mining methods to the fullest possible extent, reducing transportation costs by producing coal from multiple mines and eliminating certain redundant corporate expenses. By continuously optimizing its mix of assets, mining methods, product quality and logistics, the Company has been and believes it will continue to be a low-cost producer in the regional markets in which it participates.

         o FOCUS ON KEY ELECTRIC UTILITY CUSTOMERS. The Company intends to focus on maintaining and increasing its portfolio of long-term sales contracts with key customers. Except for certain customers served by its Rocky Mountain mine, all of these key customers are located in the eastern half of the U.S. Currently, the Company ships coal to 27 utilities under long-term agreements. More than one-third of its coal sales for 2001 were to operating divisions of the Tennessee Valley Authority,

            American Electric Power, the Southern Company and Carolina Power & Light. The Company's portfolio of mines has enabled it to add new electric utility customers.

         o GENERATE REVENUE FROM ADDCAR SYSTEMS. In addition to reducing costs by using the Addcar systems in its West Virginia and eastern
            Kentucky operations, the Company is also leasing three Addcar systems to a third party and intends to pursue additional leasing and other opportunities to increase its revenue stream from the patented Addcar technology.

COAL PRODUCTION

         The Company currently conducts mining operations at 27 surface mines and 17 underground mines in three regions: Central Appalachia, the Illinois Basin and the Rocky Mountains. Historically, approximately 60% of the Company's production has come from surface mines, and the remaining production has come from its underground mines. The following table presents each mining region's expected production, in millions of tons, for the present year, and budgeted production for the year 2002:

                                                2001                2002
                                             ----------          ----------
                                                 (IN MILLIONS OF TONS)

Mining Region

    Central Appalachia......................   32,337              34,437
    Illinois Basin..........................    8,665               8,388
    Rocky Mountains.........................    5,334               5,782
                                               ------              ------
         Total..............................   46,336              48,607
                                               ======              ======

         The Company uses mountaintop removal mining wherever possible because it allows the Company to recover more tons of coal per acre and facilitates the permitting of larger projects, which allows mining to continue over a longer period of time than would be the case using other mining methods. The Company also uses other surface mining techniques, including contour mining, to the extent practicable. The Company currently uses six Addcar highwall mining systems for its highwall mining operations. The Addcar system is more cost-effective than traditional mining methods in areas where it can be used.

         As part of the Company's strategy to expand its low-cost operations, the Company operates an underground longwall mining system at its Bowie mine in Colorado. Using the longwall mining system enhances the Company's ability to produce large volumes of high quality, low-cost compliance coal. This compliance coal is sold to electric utilities in the west, as well as to eastern coal customers such as the Tennessee Valley Authority.

MINING OPERATIONS

         The following table sets forth (in thousands of tons) estimated proven and probable coal reserves for the Company's mining operations as of September 30, 2001. Proven and Probable Reserves are those reserves that are currently being mined or have been developed so they could be mined with minimal additional preparation. The data are derived from reserve studies prepared by Marshall Miller. While the Company believes the estimates are reasonable, it cannot assure that the coal reserve data are accurate in all respects.

                                                         PROVEN AND
                                                     PROBABLE RESERVES
                                NUMBER   --------------------------------------                              YEAR
                                 OF        TOTAL                       AVERAGE   AVERAGE                  ESTABLISHED
                               ACTIVE    (THOUSANDS   OWNED   LEASED     BTU     PERCENT      MINING          OR
      MINING OPERATION          MINES     OF TONS)      %        %     CONTENT    SULFUR     METHOD(1)     ACQUIRED
      ----------------         ------    ----------   -----   ------   -------   -------     ---------    -----------
I.  CENTRAL APPALACHIA

KENTUCKY (EAST)
Addington Mining.............     4         6,442       0       100     12,300     0.9          SM           1984
Leslie Resources.............     4        29,503       0       100     12,000     1.1          SM           1998
Pike County Coal.............     4        12,522      74        26     12,700     1.1          DM           1998
Pine Mountain................     1         4,363      50        50     12,800     1.1          DM           1998
StarFire.....................     2        40,847      70        30     12,800     1.1          SM           1998
Straight Creek Surface.......     1         1,088       1        99     12,800     1.0          SM           1998
Straight Creek Underground...     1         2,453       7        93     12,900     1.0          DM           1998
Sunny Ridge Mining
   Company...................     4        16,429       5        95     12,600     1.1          SM           1999
17 West Mining...............     1        17,884       0       100     12,000     1.0         SM/DM         1998
Russell Fork Reserves........     0        20,000       0       100     12,000     1.4        SM/HWM         1998
East Kentucky Energy Corp....     0        34,490       0       100     12,700     1.3         SM/DM         1998

WEST VIRGINIA
CC Coal (Battle Ridge).......     2        28,073       0       100     12,200     0.8          SM           1998
Cyprus of West Virginia......     1         8,323       1        99     12,300     0.9         DM/SM         1998
Marrowbone Development
   Company...................     6        15,028       5        95     12,000     0.7       DM/SM/HWM       1998
Evergreen Mining Co. ........     1        48,689      55        45     12,300     0.9          SM           1998
East Kentucky Energy Corp.        0        70,441       0       100     12,000     0.9        DM/SM/         1998
(Heritage)...................                                                                   HWM
Mid-Vol......................     5        20,752       0       100     13,000     0.6         SM/DM         1998
Hanna Land Co., LLC..........     0        25,642       0       100     12,500     0.8          SM           1998
Princess Beverly.............     1         3,319       0       100     12,500     0.8          SM           1998
    Subtotal.................    38

II. SOUTHERN APPALACHIA

TENNESSEE
Cyprus of Tennessee..........     0        10,902      100       0      12,300     1.0          SM           1998
Tennessee Mining, Inc........     0        42,141      100       0      12,200     2.2         DM/SM         1995
    Subtotal.................     0

III.  ILLINOIS BASIN

ILLINOIS
Turris Coal Company..........     1       132,078      33        67     10,500     3.0          DM           1998
Old Ben Coal Co. Mine #11....     1        19,334      25        75     11,100     3.0          DM           1998
Unassigned Reserves..........     0       822,999      90        10     11,070     2.9          DM           1998

INDIANA
Midwest Coal Co.
   (Chinook) ................     0         7,850      99        1      10,750     3.8          SM           1998
Kindill Mining Inc. #1.......     0        35,917      19        81     11,500     3.9          SM           1998
Kindill Mining Inc. #2.......     1        13,928      58        42     11,600     3.8          SM           1998
Kindill Mining Inc. #3.......     1        18,572      96        4      10,800     1.2          SM           1998
Beech Coal Co. (Sycamore)....     1        17,413      79        21     10,900     2.0          SM           1998
Other Indiana Deep Reserves..     0        32,004      85        15     11,300     3.8         SM/DM         1998

KENTUCKY (WEST)
Muhlenberg (West Kentucky)...     0        13,058      100       0      11,400     3.3          DM           1998
Cyprus Ayrgem................     0             0      100       0      11,300     2.5          SM           1998
    Subtotal.................     5

                                                         PROVEN AND
                                                     PROBABLE RESERVES
                                NUMBER   --------------------------------------                              YEAR
                                 OF        TOTAL                       AVERAGE   AVERAGE                  ESTABLISHED
                               ACTIVE    (THOUSANDS   OWNED   LEASED     BTU     PERCENT      MINING          OR
      MINING OPERATION          MINES     OF TONS)      %        %     CONTENT    SULFUR     METHOD(1)     ACQUIRED
      ----------------         ------    ----------   -----   ------   -------   -------     ---------    -----------

IV.  ROCKY MOUNTAINS

COLORADO
Bowie Resources, Ltd........      1        50,491      28        72     12,800     0.4         DM         1998

V.   OTHER COAL
     PROPERTIES

ARKANSAS
BCD Sparta..................      0        39,150       0       100      5,650     0.4         DM         1998

CALIFORNIA
Cyprus Stone Canyon.........      0        10,000     100        0      11,700     3.5         DM         1998

MONTANA
Crow Property...............      0        12,000     100        0       8,900     0.3         SM         1998

WASHINGTON
FLC Vader...................               43,077      26        74      7,025     0.5         SM         1998

VI.   TOTAL.................     44     1,727,202

(1) DM = Deep Mining; SM = Surface Mining and HWM = Highwall Mining.

         Reserve studies are estimates based on an evaluation of available data. Actual reserves may vary substantially from the estimates. Estimated minimum recoverable reserves are comprised of coal that is considered to be merchantable and economically recoverable by using mining practices and techniques prevalent in the coal industry at the time of the reserve study, based upon then-current prevailing market prices for coal. The Company uses the mining method that it believes will be most profitable with respect to particular reserves. The Company believes the volume of its current reserves exceeds the volume of its current contractual delivery requirements. Although the reserves shown in the table above include a variety of qualities of coal, the Company presently blends coal of different qualities to meet contract specifications, a practice which it has done for many years. See "Risk Factors Risks Related to the Industry--Reliance on Estimates of Proven and Probable Reserves."

         The operating characteristics of the principal mines and reserves of each of its mining units is described below.

CENTRAL APPALACHIA REGION

         This region includes all of the Company's mining operations in southern West Virginia and eastern Kentucky. The Company owns and leases 38 surface and underground mines in this region, which will produce approximately 31.49 million tons of coal in 2001, or approximately 13.0% of the total coal production in the region. As of May 1, 2001, the Company had 663 union and 1,609 union-free employees in this region. In 2001 the Company's production in this region accounted for approximately 62.2% of its total coal production.

      KENTUCKY

         ADDINGTON MINING

         The four Addington Mining mines are located in Pike and Breathitt Counties in eastern Kentucky. The Company uses the mountaintop removal method to mine four seams of coal at these mines. Production from these mines in 2000 totaled approximately 4.65 million tons, and is projected by the Company to total approximately 3.25 million tons for the year ending December 31, 2001. Coal mined from these operations has an average sulfur content of 0.9%, an average ash content of 10% and an average Btu content of 12,300. The Company employs 232 union-free employees and no union employees at these mines. Coal from these mines is transported by truck to river and rail loadout facilities. The Company estimates these Addington mines contain approximately 6.4 million tons of proven and probable reserves.

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         LESLIE RESOURCES

         The Leslie Resources mines are located in Perry, Knott and Leslie Counties in eastern Kentucky. The Company uses mountaintop removal mining and contour mining to mine four seams of coal at these mines. Production from these mines in 2000 totaled approximately 6.35 million tons, and is projected by the Company to total approximately 5.24 million tons for the year ending December 31, 2001. Coal mined from these operations has an average sulfur content of 1.1%, an average ash content of 12% and an average Btu content of 12,000. The Company employs 401 union-free employees and no union employees at these mines. Coal from these mines is transported by truck to a unit train loading facility which is owned and operated by the Company. The Company estimates that these Leslie Resources mines contain 29.5 million tons of proven and probable reserves.

         PIKE COUNTY COAL

         The Pike County Coal mines are located in Pike and Knott Counties, in eastern Kentucky. The Company uses the room and pillar method to mine three seams of coal at these mines. Production from these mines in 2000 totaled approximately 2.10 million tons, and is projected by the Company to total approximately 1.41 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 1.1%, an average ash content of 9% and an average Btu content of 12,700. The Company employs 168 union-free employees and no union employees at these mines. The Company estimates these Pike County Coal mines contain 12.5 million tons of proven and probable reserves. The Company owns and operates a coal preparation plant and a unit train loading facility in connection with these mines.

         MOUNTAIN COALS--STARFIRE MINE

         The Starfire Mine is located near Perry and Knott Counties in eastern Kentucky. The Company uses a dragline/shovel operation utilizing loader spreads, and bulldozers to supplement production, to mine four main seams and an occasional fifth seam of coal. Production from this mine for the year ending December 31, 2001 is projected to total approximately 1.91 million tons. Coal quality from this operation has an average sulfur content of 1.1%, an average ash content of 13% and an average Btu content of 12,800. The Company employs 136 union and 20 salary employees at this mine. Coal from this mine is transported by truck to various locations. The Company estimates this mine contains 40.8 million tons of proven and probable reserves.

         STRAIGHT CREEK

         The Straight Creek mines, which include the Pine Mountain mine, are located in Leslie County, Kentucky. The Company uses room and pillar mining and mountaintop removal mining to mine multiple seams of coal at these mines. Production from these mines in 2000 totaled approximately 2.59 million tons, and is projected by the Company to total approximately 2.0 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 1.0%, an average ash content of 8% and an average Btu content of 12,800 for surface mines and 12,900 for underground mines. Contract mine operators are used at the Straight Creek mining operations. The company employs 37 union-free employees at these mines to operate the preparation plants and unit train loadout operations. The Company estimates these mines contain 3.5 million tons of proven and probable reserves. The Company owns and operates two preparation plants, a coal blending facility and a unit train loading facility in connection with these mines.

         SUNNY RIDGE

         The Sunny Ridge mines are located in Pike County, Kentucky. The Company uses mountaintop removal and contour mining to produce coal from four seams at these mines. Production from these mines in 2000 totaled approximately 2.20 million tons, and is projected by the Company to total approximately 2.41 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 1.1%, an average ash content of 12% and an average Btu content of 12,600. The Company employs 196 union-free employees and no union employees at these mines. The Company estimates that these Sunny Ridge mines contain 16.4 million tons of proven and probable reserves. The Company operates a unit train loadout facility in conjunction with these mines.

         17 WEST

         The 17 West mine is located in Martin County, Kentucky. The Company uses mountaintop removal and contour mining to produce coal from three seams of coal at this mine. Production from the 17 West mine in 2000 totaled approximately 2.56 million tons, and is projected by the Company to total approximately 1.80 million tons for the year ending December 31, 2001. Coal qualities average 1.0% sulfur, 13% ash and 12,000 Btu per pound. The Company employs 139

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union-free  employees and no union employees at this mine. The Company estimates this mine contains 17.9 million tons of proven and probable reserves. The Company owns a 1,000 ton per hour preparation plant and a unit train loading facility.

      WEST VIRGINIA

         CC COAL--BATTLE RIDGE

         The Company operates the former Battle Ridge mines at its CC Coal operations in Kanawha and Boone Counties, West Virginia. The Company uses the mountaintop method to mine eleven seams of coal at these mines. Production from these mines in 2000 totaled approximately 0.93 million tons and is projected by the Company to total 0.75 million tons for the year ending December 31, 2001. Coal mined from these operations has an average sulfur content of 0.8%, an average ash content of 13% and an average Btu content of 12,200. The Company employs 94 union-free employees and no union employees at this mine. Coal from these mines is transported by truck to river loadout facilities. The Company estimates these mines contain 28.1 million tons of proven and probable reserves. The Company owns two river dock facilities on the Kanawha River and one on the Big Sandy River that are used in connection with these facilities.

         KANAWHA RIVER OPERATIONS

         The Company owns and operates the Stockton Mine (Cyprus of West Virginia) at its Kanawha River operations. This mine is located in Kanawha County, West Virginia. The mine operates continuous miners and shuttle cars utilizing room and pillar mining in the Stockton seam of coal. Production from this mine totaled 2.21 million tons in the year 2000, and is projected by the Company to total approximately 2.38 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 0.9%, an average ash content of 13.75% and an average Btu content of 12,300. The Company employs 186 union and 36 salary employees at the Stockton Mine and 40 union and 12 salary employees at the preparation plant and river loadout facility used in conjunction with the Stockton Mine. The Company estimates this mine contains 8.3 million tons of proven and probable reserves. Coal from this operation is transported by conveyor belt to its preparation plant and shipped by barge on the Kanawha River.

         MARROWBONE OPERATIONS

         The Company operates three underground coal mines, North Marrowbone Creek, Morris Way Lovins, and East Dingess Tunnel, and a surface mine, Triad, in Mingo County, West Virginia. At the Triad operation, the Company utilizes mountaintop removal and contour mining and operates a preparation plant and rail loadout facility. The Company mines three main seams, the Five Block, Clarion, and Coalberg, at the underground mines. The Company uses continuous miners that room and pillar in the Coalberg seam of coal and utilizes loader and dozer spreads to mountaintop and contour mine at the other surface operations. Production from these mines in 2000 totaled approximately 4.31 million tons and is projected by the Company to total approximately 4.66 million tons in the year ending December 31, 2001. Coal quality from these operations has an average sulfur content of 0.7%, ash content of 12%, and average Btu content of 12,000. The Company employs 326 union and 65 salary employees, including those employees at the Tug Valley preparation plant operated in conjunction with the Marrowbone operation. Coal from these mines is transported by truck or conveyor to a preparation plant or loading dock and is shipped either by unit trains at the plant or by barge at one of the docks. The Company estimates these mines contain
15.0 million tons of proven or probable reserves.

         EVERGREEN

         The Evergreen mine is located in Webster County, West Virginia. The Company uses the mountaintop removal method to mine five seams of coal at this mine. Production from this mine in 2000 totaled approximately 3.19 million tons, and is projected by the Company to total approximately 3.27 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 0.9%, an average ash content of 12.7% and an average Btu content of 12,300. The Company employs 156 union-free employees and no union employees at this mine. Coal from this mine is transported by beltline to a rail loadout facility. The Company estimates that the Evergreen mine contains 48.7 million tons of proven and probable reserves. The Company owns and operates a preparation plant and a unit train loading facility in connection with this mine.

         MID-VOL

         The Mid-Vol mines are located in McDowell County, West Virginia. The Company uses mountaintop removal, contour mining, and room and pillar underground mining to mine five seams of coal at these mines. Production from these mines in 2000 totaled approximately 0.78 million tons, and is projected by the Company to total approximately 0.86 million

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tons for the year ending  December 31, 2001.  Coal mined from this operation has an average sulfur content of 0.6%, an average ash content of 6% and an average Btu content of 13,000. The Company employs 81 union-free employees and no union employees at these mines. Coal from these mines is trucked to the Norfolk Southern rail line. The Company estimates that these mines contain 20.8 million tons of proven and probable reserves. The Company owns and operates a rail loading facility in connection with these mines.

         PRINCESS BEVERLY

         The Princess Beverly Mine is located in Kanawha and Raleigh Counties, West Virginia. The Company uses mountaintop removal mining methods to mine six seams of coal at the mine. Production from this mine was 1.82 million tons in 2000 and is projected by the Company to total approximately 1.55 million tons for the year ending December 31, 2001. Coal quality from this operation has an average sulfur content of 0.8%, an average ash content of 12.5%, and an average Btu content of 12,500. The Company employs 70 union and 9 salary employees at this location. Coal from this mine is transported to either a preparation plant or loading dock by truck. The Company estimates this mine to contain 3.3 million tons of proven and probable reserves with 25.6 millions tons available on another adjacent permit.

         ILLINOIS BASIN REGION

         This region includes all of the Company's mining operations in Illinois and Indiana. The Company owns and operates five surface and underground mines in this region. The Company estimates that production from these mines will be approximately 8.68 million tons of coal in 2001, or approximately 10% of the total coal production in the region. As of May 1, 2001, the Company had 614 union and 395 union-free employees in this region. In 2000, the Company's coal production in this region accounted for approximately 22% of its total coal production.

      ILLINOIS

         TURRIS

         The Turris Mine is located approximately 20 miles northeast of Springfield, Illinois. The Company uses the room and pillar mining method to mine one seam of coal at this mine. Production from this mine in 2000 totaled approximately 1.95 million tons, and is projected by the Company to total approximately 2.08 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 3.0%, an average ash content of 9.0% and an average Btu content of 10,500. The Company employs 225 union-free employees and no union employees at this mine. Coal from this mine is trucked directly to the customers. The Company estimates this mine contains
132.1 million tons of proven and probable reserves. The Company owns and operates a preparation plant in connection with this mine.

         OLD BEN COAL CO.--MINE #11

         Mine No. 11 is located in Randolph County, Illinois. The Company uses the room and pillar mining method to mine one seam of coal at this mine. Production from this mine totaled approximately 2.42 million tons in 2000, and is projected by the Company to total approximately 2.63 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 3.0%, an average ash content of 9.8% and an average Btu content of 11,100. The Company employs 224 union and 52 union-free employees at this mine. Coal from this mine is transported by truck or rail. The Company estimates this mine contains 19.3 million tons of proven and probable reserves. The Company owns and operates a preparation plant and a unit train loading facility in connection with this mine.

      INDIANA

         KINDILL #2

         The Kindill #2 mine is located in Pike County, Indiana. The Company uses the area mining method to mine two seams of coal at this mine. Production from this mine totaled approximately 2.11 million tons in 2000, and is projected by the Company to total approximately 1.96 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 3.8%, an average ash content of 10% and an average Btu content of 11,600. The Company employs 123 union and 31 union-free employees at this mine. Coal from this mine is transported by rail. The Company estimates this mine to contain
13.9 million tons of proven and probable reserves. The Company owns and operates a preparation plant and a unit train loading facility in connection with this mine.

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         KINDILL #3

         The Kindill #3 mine is located in Sullivan County, Indiana. The Company uses the area mining method to mine two seams of coal at this mine. Production from this mine totaled approximately 1.35 million tons in 2000, and is projected by the Company to total approximately 1.30 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 1.2%, an average ash content of 9% and an average Btu content of 10,800. The Company employs 95 union and 19 union-free employees at this mine. Coal from this mine is transported by rail. The Company estimates this mine contains 18.6 million tons of proven and probable reserves. The Company owns and operates a preparation plant and a unit train loading facility in connection with this mine.

         BEECH COAL CO.--SYCAMORE

         The Sycamore mine is located in Knox County, Indiana. The Company uses the area mining method to mine three seams of coal at this mine. Production from this mine as of December 31, 2000, totaled approximately 0.73 million tons, and in 2001 will be approximately 0.71 million tons. Coal mined from this operation has an average sulfur content of 2.0%, an average ash content of 10.3% and an average Btu content of 10,900. The Company employs 47 union and 10 union-free employees at this mine. Coal from this mine is transported by truck. The Company estimates this mine contains 17.4 million tons of proven and probable reserves. The Company owns and operates a preparation plant in connection with this mine.

         ROCKY MOUNTAIN REGION

         This region includes all of the Company's mining operations in Colorado. The Company owns and operates one underground mine in this region, which will produce approximately 5.39 million tons of coal in 2001. The Company has 214 union-free employees and no union employees in this region. In 2001, the Company's coal production in this region has accounted for approximately 11% of the Company's total coal production.

      COLORADO

         BOWIE

         The Bowie mine is located in Delta County, Colorado. The Company operates a longwall mining system to mine one seam of coal at this mine. Production from Bowie totaled approximately 5.05 million tons in 2000, and is projected by the Company to total approximately 5.39 million tons for the year ending December 31, 2001. Coal mined from this operation has an average sulfur content of 0.4%, an average ash content of 8% and an average Btu content of 12,800. The Company employs 214 union-free employees and no union employees at Bowie. Coal from Bowie is transported by rail. The Company estimates that the Bowie mine contains 50.5 million tons of proven and probable reserves. The Company owns and operates a unit train loading facility at this mine.

COAL RESERVES

         EXISTING RESERVES

         The majority of the Company's reserves are bituminous and subbituminous coal. Studies of the Company's reserves assigned to existing operations prepared by the mining engineering firms identified under "Experts" indicate:

         o approximately 3% of the Company's coal reserves is super-compliance coal,

         o  approximately   25%  of  the  Company's   reserves  meet  or  exceed
            compliance coal requirements,

         o  approximately   39%  of  the  Company's   reserves  meet  or  exceed
            low-sulfur coal standards; and

         o approximately 71% of the Company's reserves meet or exceed near low-sulfur coal requirements.

         The high percentage of the Company's reserves comprised of super-compliance, compliance, low-sulfur and near low-sulfur coal gives it a long-term competitive advantage as more stringent air quality requirements under Phase II of the Clean Air Act Amendments take effect. According to Energy Venture Analysis, 94% of the utilities that are affected by Phase II and have made a decision on their compliance strategy have indicated they will switch to compliance coal, whereas only 5% of

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

those utilities have indicated they will use scrubbers. See "Government Regulation--Clean Air Act" and "Risk Factors--Risks Related to Government Regulation--Environmental Laws."

         The Company leases a substantial part of the reserves currently available to it. Most of the Company's leases are for the life of the relevant mine and require the Company to periodically pay either an advance royalty or a delay rental payment as long as mining has not begun on the property. After mining commences, the leases generally require the payment of a royalty based on the tonnage mined and sold.

         The Company believes that it can satisfy its current requirements under long-term sales contracts from leased reserves for which it has preserved its renewal rights, together with the reserves that it owns. The Company currently has additional reserves on other leased properties, however, the Company cannot assure that these other reserves will be available when the Company may wish to mine them. Moreover, uncertainties that arise from matters such as the lessor's title to the coal and precise boundaries can often limit the availability of reserves on leased property.

         The extent to which the Company will mine its coal reserves depends upon several factors over which it has no control, such as future economic conditions, the price and demand for the quality and type of coal available to it, the price and supply of alternative fuels, and future mining practices and government regulation. The Company's ability to mine in areas covered by the reserves depends upon its ability to maintain control of the reserves it leases through extensions or renewals of the leases or other agreements and its ability to obtain new leases or agreements for other reserves.

         The Company has title examinations performed on the properties it owns by qualified title examiners. Because of the short-term nature of its leases and the expense involved, the Company does not have all titles to the leases reviewed by qualified title examiners. In most cases, the Company conducts a limited title investigation and, to the extent possible, a determination of the precise boundaries of a leased property only as a part of the process of securing a mining permit shortly before it begins mining operations. The Company verifies title to a property before it begins mining operations. The Company believes its practices are consistent with customary industry practices in the region in which the reserves are located and are adequate to enable it to acquire the right to mine such properties.

         ACQUISITION OF ADDITIONAL RESERVES

         The Company intends to continue expanding its coal reserves by making strategic acquisitions of reserves, such as the following:

         o To reduce production and transportation costs and maintain its status as a low-cost operator, the Company will continue to focus on acquiring reserves that are both suitable for low-cost mining methods and located near its customers, existing operations or efficient transportation facilities.

         o The Company will continue to add low-sulfur and compliance coal reserves because they are more likely to yield a premium as environmental regulations become more stringent.

         o The Company will seek to utilize the competitive advantage its Addcar system provides by acquiring, at below-market rates, reserves that its competitors cannot economically mine.

         o The Company will seek to increase its market share in geographic areas where it currently has operations by acquiring additional coal reserves in those areas, including leases for property contiguous to existing leases.

         o The Company also will acquire additional reserves as necessary to ensure it can meet the coal quality requirements under its current and future contracts.

COAL TRANSPORTATION

         The Company delivers its coal to customers by rail, barge and truck. Depending on the proximity of a customer to the mine and the transportation available for delivering coal to that customer, transportation costs can range from 10% to 90% of the mine cost of a customer's coal order. The Company generally pays truck charges to deliver coal to a barge or rail loadout facility, and customers typically pay the transportation costs from the loadout facilities to the customer's plant. As a result, the availability and cost of transportation constitute important factors for the marketability of coal.

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         In 2001, approximately 75% of the Company's tonnage traveled by rail on
Norfolk Southern, CSX Corporation and Union Pacific Railroad Company trains. The remaining 25% traveled by truck to either the customer's plant or its designated barge loading facility. The rates set and practices followed by the railroad serving a particular mine can affect, either adversely or favorably, how the Company markets coal produced from the mine. See "Risk Factors Risks Related to the Company--Transportation." Operations representing approximately 50% of the Company's production have access to alternative transportation sources.

MINING PERMITS AND APPROVALS

         Before the Company begins mining on a particular property, it must obtain mining permits. State regulatory authorities must also approve a reclamation plan for restoring the mined property to its prior condition, productive use or another permitted condition. The Company typically begins the permitting process between 24 and 30 months before it plans to mine a specific area. Based on prior experience, permits generally are approved within 14 to 24 months after a completed application is submitted.

         As mining operations on a property advance, the Company reclaims and restores mined areas by grading, shaping and preparing the soil for seeding. Upon completion of mining, the Company generally completes reclamation by seeding with grasses or planting trees for use as pasture or timberland, as specified in the approved reclamation plan. The Company believes that it has all material permits required to carry on its mining operations and that it has complied in all material respects with applicable regulations relating to reclamation. Over the past 10 years, the Company has received several reclamation awards, including:

         o  Kentucky Outstanding Reclamation Award;

         o  Ohio Greening of the Lands Award;

         o Kentucky Department for Surface Mining Reclamation & Enforcement Reclamation Award;

         o  Kentucky  Governor's  Conference  on  the  Environment   Outstanding
            Reclamation Award; and

         o Nomination for the Kentucky Natural Resources and Environmental Protection Cabinet's 1997 Mining Reclamation (Eastern Kentucky) Award.

LONG-TERM COAL CONTRACTS

         GENERAL

         The Company has a significant portfolio of long-term sales contracts. In 2000 the Company generated approximately 75% of its revenues from long-term sales contracts. At September 30, 2001, the Company's long-term sales contracts had terms ranging from one to 19 years, with an average volume-weighted remaining term of 4.27 years. As of September 30, 2001, the Company had long-term sales contracts for more than 190 million tons of coal. Typically, customers enter into long-term sales contracts to secure reliable sources of coal at predictable prices. Conversely, the Company enters into such contracts to secure stable sources of revenue to support the investments required to open, expand, maintain or improve productivity at mines. The Company negotiates sales contracts in the ordinary course of business.

         CONTRACT TERM

         Long-term sales contracts involve extensive negotiations with customers. Consequently, the terms of such contracts typically vary significantly in many respects, including price adjustment features and mechanics, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, treatment of environmental constraints, term extension options, force majeure, termination and assignment provisions.

         Most of the Company's recently negotiated contracts over three years in duration include price reopeners, which usually occur midway through the contract, depending upon the length of the contract. Reopeners allow the parties to renegotiate the contract to be in line with prevailing market prices. In some circumstances, the customer has the option to terminate a contract if the price has increased by over 20% from the price at the commencement of the contract or if the parties do not agree on a new price.

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         Base  prices  are  set  at  the  beginning  of a  contract  and  may be subsequently adjusted at intervals for changes caused by inflation and, in many cases, changes in costs including taxes, reclamation fees, black lung fees and royalties. Inflation adjustments are based upon published indices, the most common of which is the implicit price deflator for the gross domestic product as published by the U.S. Department of Commerce. The base price is then adjusted in a positive or negative manner to account for inflation.

         Long-term sales contracts stipulate quality and volumes for the coal, although buyers normally have the option to vary volume by 10% to 20%. Variations in quality and volume of coal may lead to adjustments in the contract price. Long-term sales contracts typically stipulate procedures for quality control, sampling and weighing.

         Some long-term contracts include provisions that set forth events of force majeure, which include such events as strikes, adverse mining conditions or serious transportation problems. More recent contracts may stipulate that lost tonnage can be made up by mutual agreement or at the discretion of the buyer. Similarly, buyers often insert clauses which provide for alternative coal sources in the event of changes in environmental laws. The Company, as a practice, has negotiated the right to supply substitute coal that complies with any new environmental requirements rather than allowing the contract to terminate if the customer claims that the coal type previously supplied may no longer be used under environmental standards. Long-term sales contracts typically contain termination clauses if either party fails to comply with the terms and conditions of the contract.

         In certain contracts, the Company has a right of substitution, allowing it to provide coal from different mines as long as the coal meets the specified quality and will be sold at the same delivered cost.

         Most contracts contain the terms described above. However, there are certain contract terms that differ between a standard "eastern U.S." contract and a standard "western U.S." contract. One difference relates to the sampling locations. In the eastern U.S., many customers require that the coal be sampled and weighed at the destination, whereas in the western U.S. most samples are taken at the source. Also, historically, contracts have been of shorter duration in eastern regions. There are a greater number of smaller mining operations in the eastern coal market, which enables customers to negotiate new contracts more frequently, and participate in a larger number of spot market transactions. Eastern and western long-term contacts are now of a more similar average duration, although a larger percentage of eastern coal continues to be purchased on the spot market compared to western coal. Western U.S. contracts normally stipulate that the buyer must reimburse the seller for certain production taxes and coal royalties rather than integrating such payments as a component of the price. These payments thus comprise a greater portion of the western coal price than the eastern coal price.

         Historically, coal prices under long-term sales contracts were lower than the prevailing spot prices for coal. However, in the past several years the price of coal has been very competitive, and coal prices under new contracts have not differed significantly from existing spot rates. See "The Coal Industry--Introduction."

         The term of sales contracts has decreased significantly over the last two decades as competition in the coal industry has increased and, more recently, as electricity generators have prepared themselves for the Clean Air Act Amendments and the impending deregulation of their industry. See "Government Regulation--Clean Air Act". The Company believes that the average term of long-term sales contracts was 20 years in the 1970s and 10 years in the 1980s, but fell to one to five years in the early 1990s and currently. Although contracts of five to ten years in duration have become more prevalent in the last three years, customers have insisted on price reopeners every two or three years, which provide them with the security of having coal under contract the knowledge that prices will not significantly exceed the market price. The Company sells most of its coal to utilities under long-term contracts. The Company believes that long-term sales contracts tend to limit the Company's exposure to fluctuations in spot market prices and the uncertainty of marketing its production capacity.

         CONTRACT EXPIRATIONS

         On a pro forma basis as of September 30, 2001, the Company's long-term sales contracts had an average volume-weighted remaining term of 4.27 years. As the Company's long-term sales contracts expire, the Company intends to negotiate new contracts in order to maintain its high percentage of volume sold through long-term sales contracts. When a coal company's contracts expire without being replaced, that company is exposed to the risk of having to sell coal into the spot market, which may be subject to lower and more volatile prices.

         As of September 30, 2001, the Company had commitments to sell approximately 190 million tons of coal under its long-term contracts, assuming all existing contracts run to their expiration dates. This tonnage commitment may vary depending on future performance, buyer contractual elections and other contractual provisions.

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         The Company's profits could decline as its major contracts reprice from the existing prices to market rates at the contract reopener or expiration dates. The Company believes that its volume of coal sales will not change substantially and that it will enter into new coal sales contracts as current contracts expire. The Company strives to negotiate prices at above-spot rates to decrease potential loss of profits in the event spot rates go down. The Company cannot assure that it can successfully re-negotiate its major contracts at above-spot market rates.

COMPETITION

         The U.S. coal industry is highly competitive, with numerous producers in all coal producing regions. The largest producer is estimated to have less than 15% (based on tonnage sold) of the total U.S. market. The U.S. Department of Energy reports 1,453 active coal mines in the U.S. in 2000, the latest year for which government statistics are available. In recent years the U.S. coal industry has gone through a period of rapid consolidation. Oil, steel and utility companies have been selling their coal assets, which have been acquired for the most part by mining companies. The Company's principal competitors are other large coal producers, including Arch Coal, Inc., Massey Energy Company, CONSOL Energy Inc., Peabody Energy Corp., along with hundreds of small producers in the U.S. and overseas.

         The most important factors on which the Company competes are coal price at the mine, coal quality, transportation costs from the mine to the customer and the reliability of supply. There exist a number of other factors beyond the Company's control that affect the markets in which the Company sells its coal. Continued demand for the Company's coal and the prices that the Company obtains for its coal are affected by demand for electricity, environmental and other government regulation, technological developments and the availability and price of competing coal and alternative fuel supplies, including nuclear, natural gas, oil or renewable energy, such as hydroelectric power.

HIGHWALL MINING BUSINESS

         The Company operates or leases seven mines using its patented Addcar highwall mining system and intends to build additional Addcar systems as required. The Addcar highwall mining system is an innovative, efficient mining system, capable of producing more than 300,000 tons of raw coal per month. The system is often deployed at reserves that cannot be economically mined by other methods.

PATENTS AND TRADEMARK

         Mining Technologies, Inc. ("MTI" ), an indirect, wholly-owned subsidiary of AEI, holds 13 U.S. patents and one registered trademark in North America relating to the Addcar highwall mining system. MTI acquired the patents and trademark from Addington Enterprises in 1998. The patents will expire between December 10, 2010 and November 20, 2015, and the registered trademark will expire September 28, 2013.

MANUFACTURING FACILITIES

         The Company manufactures Addcar systems at facilities in Ashland, Kentucky. These facilities, owned by the Company, include the 17,646 square-foot fabrication shop, where the Company constructs launch vehicles and continuous miners, and the 41,930 square-foot (including warehouse space) car shop, where the Company constructs Addcar systems. Skilled subcontractors perform machining, heat treating, electric motor repair, and other aspects of manufacturing and repairing of the Addcar systems at the fabrication shop. Both the fabrication shop and the car shop also perform major repairs and rebuilds on a routine basis. The Company has the capacity to manufacture eight Addcar systems per year. This capacity permits the Company to expand its highwall mining operations and to lease, sell or license Addcar systems to other coal companies.

ADMINISTRATIVE OFFICES

         The Company maintains administrative offices in Ashland and three other cities in Kentucky (Owensboro, Hazard and Pikeville), and in Chelyn, West Virginia. The Owensboro, Kentucky office is a leased space consisting of 5,000 square-feet. The Company owns the 9,075 square-foot Hazard office in Kentucky. The Company owns the 9,408 square-foot Pikeville building and occupies the space, including a 3,600 square-foot lab, under a sale-leaseback arrangement.

CERTAIN LIABILITIES

         The Company has long-term liabilities for pensions, retiree health care, work-related injuries and illnesses, and mine reclamation.

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

         All U.S. coal companies must comply with laws and regulations governing mine reclamation and other environmental liabilities for work-related injuries and illnesses. In addition, labor contracts with unionized employees include long-term benefits, the most significant portion of which consists of health care coverage for retirees and their dependents. These environmental and worker-related obligations fall into four principal categories: reclamation, workers' compensation (including black lung), pensions and retiree health care.

         RECLAMATION. All coal mining companies must return the land on which they mine to its original state or to an alternative productive use, as applicable. Reclamation liabilities primarily represent the future costs to restore the lands as required by law. The Company undertakes short-term ongoing reclamation activities as it disturbs areas in the mining process. Upon commencement of a mining operation, the Company projects long-term reclamation and mine closing costs over the life of the relevant mine or mines. The end of mine reclamation and mine-closing cost accruals totaled approximately $342.5 million on the Company's balance sheet as of September 30, 2001, of which $33.2 million was a current liability. See "Business--General" and "Risk Factors--Risks RelateD to Government Regulation--Surface Mining Control and Reclamation Act."

         WORKERS' COMPENSATION. Workers' compensation liabilities represent the actuarial estimates for compensable, work-related injuries (traumatic claims) and occupational disease, primarily black lung disease (pneumoconiosis). Federal law requires coal-mining employers to pay black lung awards to former employees who filed claims after July 1, 1973. The federal black lung trust fund, which is supported by an excise tax on all U.S. coal production, pays claims filed prior to July 1, 1973. On a pro forma basis, in accordance with generally accepted accounting principles, these liabilities will be discounted at 7.25%. These liabilities totaled approximately $117.4 million on the Company's balance sheet as of September 30, 2001, $10.8 million of which was a current liability.

         PENSION RELATED PROVISIONS. These costs represent the unfunded cost, based on actuarial estimates, of paying pension benefits to current active employees when they retire. Provisions for active employees reflect their service to date and provide for additional amounts to meet the total projected liability when the employees retire. Consulting actuaries determine annual contributions to the pension plans based on ERISA minimum funding standards. These liabilities are discounted at 7.25%. Pension liabilities totaled approximately $2.6 million on the Company's balance sheet as of September 30, 2001, none of which was a current liability. See "Risk Factors--Risks Related to the Company--Post-Retirement Benefits and Pension Plan Liabilities."

         POST-EMPLOYMENT   BENEFITS.   These  liabilities   represent  actuarial
estimates of various benefits to be provided to former or inactive employees after termination of employment with the Company but before retirement. Examples of such benefits are severance benefits and disability-related benefits. The Company accrues post-employment benefits over the working life of an employee in accordance with generally accepted accounting principles. These post-employment benefit liabilities are discounted at an average rate of 7.25%. These liabilities totaled approximately $2.3 million on the Company's balance sheet as of September 30, 2001, $1.3 million of which was a current liability. See "Risk Factors--Risk Related to the Company--Post-retirement BenefitS and Pension Plan Liabilities."

         RETIREE HEALTH CARE. Consistent with SFAS 106, the Company records a liability representing the estimated cost of providing retiree health care benefits to current retirees and active employees who will retire in the future. Provisions for active employees represent the amount recognized to date, based on their service to date; additional amounts are provided periodically so that the total liability is accrued when the employee retires. These liabilities are discounted at 7.25%.

         The Company's retiree health care obligations also include a liability representing future contributions to the Combined Fund. This multi-employer fund provides health care benefits to a closed group of former employees who retired prior to 1977. No new retirees will be added to this group unless the Social Security Administration assigns new retirees to the Company. The liability may increase or decrease depending on changes in per capita health care costs, offset by the mortality curve in this aging population of beneficiaries. See "Government Regulation--Mine Health and Safety." As a result of a 1998 U.S. Supreme Court decision, companies that first signed the National Bituminous Coal Wage Agreement after 1974 bear a greater portion of liability to ensure that the Combined Fund is fully funded. The premiums the Company pays to the Combined Fund are relatively small, totaling $2.8 million for the period ended September 30, 2001. The Company does not expect that any increase in its contributions to the Combined Fund will have a material adverse effect on its financial condition or results of operations.

         Retiree health care liabilities totaled approximately $424.9 million on the Company's balance sheet as of September 30, 2001, $16.2 million of which was a current liability. Obligations to the Combined Fund totaled $50.8 million on the Company's balance sheet as of September 30, 2001, of which $4.8 million was a current liability.

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

EMPLOYEES

         As of September 30, 2001, the Company had a total of 3,901 employees, 3,325 of whom worked in coal production, and 576 of whom worked in the management of its coal business.

         Approximately 34% of the Company's coal employees are affiliated with unions. The Company views its relations with union labor as extremely important. The United Mine Workers of America (the "UMW") represents the Company's union employees who are subject to separate wage agreements negotiated with the UMW or under the National Bituminous Coal Wage Agreement. The Company has several collective bargaining agreements with the UMW. Substantially all of the UMW agreements terminate at the end of 2006, with two agreements covering approximately 47 employees and 136 employees, respectively, expiring in April 2004 and January, 2006, respectively. These agreements contain rolling provisions requiring two weeks' notification prior to any termination. The Company cannot assure that its unionized labor will not go on strike upon expiration of existing contracts.

LEGAL PROCEEDINGS

         The Company currently has a number of litigation claims pending against it that will not be discharged under the Plan. The Company is defending each of these claims vigorously, but if some are decided in favor of the plaintiffs, they could have a material adverse effect on AEI and its subsidiaries, individually or in the aggregate. In addition, some of the plaintiffs in these actions are likely to claim in the Reorganization Cases that their claims threaten the feasibility of the Plan. See "Risk Factors--Risks Related to the Company--CertaiN Risks of Non-Confirmation and Non-Consummation of the Plan--Litigation."

         A subsidiary of Pittston Minerals Group, Inc. (the "Pittston Subsidiary") has made demands for indemnification from the Company. To the Company's knowledge, no lawsuit has been filed or otherwise threatened by the Pittston Subsidiary against the Company. The claimed indemnification covers a number of items, including alleged delinquent taxes and fees, alleged assumed liabilities, alleged failure to transfer specific licenses, assets and permits and alleged non-compliance with certain agreements and applicable laws and permits. The demands arose from the January 1994 sale of several indirect subsidiaries by Addington Resources, Inc. to the Pittston Subsidiary. Addington Resources also guaranteed the obligations of its subsidiaries under the agreement underlying the 1994 sale. Addington Enterprises assumed Addington Resources' indemnity obligations when Addington Enterprises purchased Addington Resources' coal mining subsidiaries in 1995. Holding assumed those obligations when it acquired substantially all of Addington Enterprises' coal assets in November 1997. Addington Enterprises is investigating and negotiating the claims with the Pittston Subsidiary. Many of the demands have been resolved without any payment by or liability to the Company. The Company does not believe the indemnification claims are valid and intends to defend these claims vigorously. At this time it is not possible to predict the outcome of these indemnification claims. However, even if the Pittston Subsidiary successfully pursued its indemnification claims through a lawsuit or other formal dispute resolution process, the Company believes that the liability arising from those claims would not have a material adverse effect on the business or results of operations of the Company. See "Related Party Transactions--Arrangements Involving Affiliates."

         In September 1996, Joseph D. Weddington filed a suit against Cyprus Amax Coal Company ("Cyprus Amax"), in the Circuit Court of Perry County, Kentucky. The plaintiff alleged competing claims to approximately 1,425 acres of property in eastern Kentucky upon which the Company conducts coal mining activities. The lawsuit claims damages of approximately $400.0 million. The Company assumed this potential liability in its June 1998 acquisition of subsidiaries of Cyprus Amax. Based on a prior federal appellate court decision related to a similar claim of different plaintiffs based on the same alleged source of claim rights, the Company believes it is likely to prevail. The Company believes that an adverse result would not require it to pay significant damages and would not likely have a material adverse effect on the business or results of operations of the Company. However, the plaintiff will likely argue that if he were awarded the damages he has claimed, he would be a large unsecured creditor of the Company and that, therefore, the Plan would not be feasible.

         In April, 1998, Sunny Ridge Enterprises, Inc. ("Sunny Ridge"), which was purchased by a wholly-owned subsidiary of Resources in 1999, was sued in the Circuit Court of Boyd County, Kentucky, by Kentucky Electric Steel, Inc. ("Kentucky Electric"), which alleged that it suffered a shut down at its steel production facility in Boyd County as a result of the accidental smeltering of a device containing radioactive material. Kentucky Electric alleges that the device was contained in a shipment of scrap delivered to it by Raleigh Junk and Cremer Iron & Metal ("Raleigh Junk"), which was also named in the suit. Kentucky Electric further alleges that the device originated from a coal prep plant owned by Sunny Ridge, which was demolished pursuant to a contract between it and Raleigh Junk. Kentucky Electric claims that Sunny Ridge had a duty to ensure that the scrap produced by the demolition of the prep plant was safe for reuse, and that Sunny Ridge breached that duty by allowing a device containing radioactive material to become commingled with the scrap. Based on Kentucky Electric's answers to the

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Company's  interrogatories,  Kentucky Electric seeks damages of approximately $8 million, which with accrued interest could result in damages in excess of $10 million. The Company answered the complaint and denied any liability. The Company also filed a cross claim against Raleigh Junk. The Company believes that if the damages alleged by Kentucky Electric were caused by the smelting of a device containing radioactive material, there is evidence that the device containing radioactive material could have come from a source other than the prep plant. The Company intends to defend this claim vigorously, and at this time it is not possible to predict the outcome of the claim. However, even if Kentucky Electric is successful in its claim, the Company believes that the liability arising from that claim would not have a material adverse effect on the business or results of operations of the Company.

         The Company is involved in three actions relating to claims asserted by and against American Electric Power and its affiliates (together "AEP"). On September 21, 2001, AEP, Appalachian Power Co. and Indiana Michigan Power Co. filed suit against AEI Coal Sales Company in the U.S. District Court for the Southern District of Ohio. On September 24, 2001, AEP and Kentucky Power Company filed suit against AEI Coal Sales Company and AEI Holding Company in the Court of Common Pleas of Franklin County, Ohio. On September 26, 2001, AEI Coal Sales Company, AEI Holding Company, and two AEI Subsidiaries, Bluegrass Development Company and Evergreen Mining Company, filed a related action against Kentucky Power Company, Ohio Valley Electric Corporation, Appalachian Power Company, Cardinal Operating Company, AEP, and Indiana Michigan Power Company in Boyd Circuit Court in Boyd County, Kentucky. In each action, AEP alleges similar claims that the Company breached certain coal supply agreements by refusing to ship coal as required under those agreements. The Company believes that any such failures are excused as a result of force majeure, failure of a mutual assumption of the contract, duress, commercial impracticability, and, in some cases, fraud in the inducement of the agreements involved. Moreover, the Company has alleged that AEP and its affiliates materially breached the agreements by systemically under-reporting the weights and quality of shipments received from the Company, and by paying substantially less than the amount due under the terms of the various agreements. The actions filed by AEP seek to recover the value to AEP of the agreements at issue, which value is subject to fluctuations in coal prices but could be in excess of tens of millions of dollars. The Company's action seeks a declaration that its obligations were excused on the various grounds discussed above and seeks damages in a comparable amount for the underpayments by AEP of those contracts and based upon tort law theories. This litigation is at the initial stage and no discovery has yet taken place.
Therefore, it is impossible to anticipate the eventual outcome of the AEP litigation. For the years 2001 through 2011, the minimum and maximum aggregate amounts of coal to be delivered under the AEP contracts are approximately 5.1 million tons and 7.37 million tons, respectively. The average base price of the coal to be delivered under the AEP contracts is $24.75 per ton in 2001 and $25.40 in 2002. The Company plans to vigorously defend against AEP's claims against it and to vigorously pursue its claims against AEP. The Company does not believe that the magnitude of the claims asserted by AEP could affect the feasibility of the Plan if AEP were successful. However, AEP will likely argue that if it prevails in its claims, it would be a large unsecured creditor of the Company and that, therefore, the Plan would not be feasible.

         In addition, AEI and its various direct and indirect subsidiaries currently are defendants in various actions in the ordinary course of their businesses. These actions generally involve such matters as property boundaries, mining rights, blasting damage, personal injury and royalty payments. The Company believes these proceedings are incidental to its business and are not likely to have a materially adverse effect on the Company's business or results of operations.



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                              GOVERNMENT REGULATION

         Federal, state and local authorities regulate the U.S. coal mining industry as to several matters, including:

         o  employee health and safety,

         o  limitations on land use,

         o  permitting and licensing requirements,

         o  air quality standards,

         o  water pollution,

         o  plant and wildlife protection,

         o reclamation and restoration of mining properties after mining is completed,

         o  the discharge of materials into the environment,

         o  surface subsidence from underground mining,

         o  the effects of mining on groundwater quality and availability.

         In addition, taxes on coal production fund health benefits paid to current and retired coal miners.

         Mining operations require many federal, state and local governmental permits and approvals. The Company believes it has obtained all permits currently required to conduct its present mining operations. The Company also believes that it will not encounter substantial difficulty obtaining or renewing necessary permits in the future, which generally require it to file required information with the appropriate regulatory agencies. The Company may be required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration or production of coal may have on the environment. These requirements could prove costly and time consuming, and could delay the Company's exploration or production operations. Future environmental legislation and administrative regulations could cause the Company's operations to become more closely regulated. New legislation and regulations, or more rigorous interpretations and enforcement of existing laws, could cause the Company's equipment and operating costs to increase substantially and cause delays, interruptions or termination of the Company's operations. The Company cannot predict the extent to which these regulatory changes might affect its operations. In addition, as discussed below, the extensive regulation of the environmental impact of electricity generation by utilities may affect demand for coal.

         The Company attempts to conduct its mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. None of the Company's violations to date or the monetary penalties assessed upon it has been material, and the Company believes it is in substantial compliance with all applicable laws and regulations.

ENVIRONMENTAL LAWS

         The Company's operations are subject to various federal, state and local environmental laws. These laws require approval of many aspects of its coal mining operations, and both federal and state inspectors regularly visit the Company's mines and facilities to ensure compliance.

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

SURFACE MINING CONTROL AND RECLAMATION ACT

         The Federal Surface Mining Control and Reclamation Act is administered by the Office of Surface Mining Reclamation and Enforcement, which establishes mining and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The Reclamation Act and similar state statutes, among other things, require that mined property be restored in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Lands Act, which is part of the Reclamation Act, imposes a tax on all current mining operations the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal.

         The Reclamation Act also requires that the Company meet comprehensive environmental protection and reclamation standards during the course of and upon completion of mining activities. For example, the Reclamation Act requires the Company to restore a surface mine to the approximate original contour as contemporaneously as practicable during surface coal mining operations. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Either the Office of Surface Mining or the appropriate state regulatory authority issues and renews permits for surface mining operations. The Company accrues for the liability associated with all end of mine reclamation on a ratable basis as it mines the coal reserve. The Company also evaluates its annually estimated cost of reclamation, and the corresponding accrual on its financial statements. A reclamation bond cannot be released sooner than five years after reclamation to the approximate original contour or to a productive use, as applicable.

         Most states in which the Company conducts active mining operations have primary jurisdiction for the Reclamation Act enforcement through approved state programs. These state programs have established reclamation and environmental standards that generally correspond to, and are not less stringent than, those of the Reclamation Act. Each state must enforce its own laws and, subject to federal oversight, the Reclamation Act.

         The Reclamation Act requires the issuance and periodic renewal of permits to conduct mining operations. Although the Company does not anticipate significant permit issuance or renewal problems, it cannot assure that its permits will be renewed or granted in the future or that permit issues will not adversely affect operations. Under previous Reclamation Act regulations, responsibility for any coal operator currently in violation of the Reclamation Act could be imputed to other companies deemed, according to regulations, to "own or control" the coal operation. Sanctions included being blocked from receiving new permits and rescission or suspension of existing permits. Because of 1997 and 1999 federal court rulings invalidating these Reclamation Act regulations, the scope and potential impact of the "ownership and control" requirements on the Company is not clear. While the Office of Surface Mining has responded to the court rulings by promulgating new regulations that more narrowly apply the ownership and control standards to coal companies, state agencies have yet to adopt these changes at the state level. Although the federal action should, by analogy, have a precedential effect on state "ownership and control" regulations, which in many instances are similar to the invalidated federal regulation, the Company cannot predict the impact the federal court decision will have on these state regulations.

CLEAN AIR ACT

         The Federal Clean Air Act, including the Clean Air Act Amendments, and corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly.

         Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements or emissions control requirements relating to particulate matter (e.g., "fugitive dust"), including future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. In July 1997, the U.S. Environmental Protection Agency, or "EPA," adopted new, more stringent National Ambient Air Quality Standards for particulate matter and ozone. As a result, states must change their existing implementation plans to comply with the new air quality standards. Because coal mining operations emit particulate matter, the Company's mining operations and utility customers will likely be affected directly when the states revise their implementation plans. Any related state and federal regulations could restrict the Company's ability to develop new mines or require the Company to modify its existing operations. The potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act. The new air quality standards could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Clean Air Act indirectly affects coal mining operations by extensively regulating the emissions of sulfur dioxide (believed to be a cause of "acid rain"), nitrogen oxide and other compounds by coal-fueled utility power plants. The limits on sulfur dioxide emissions were reduced in 1995 by Phase I of the Clean Air Act Amendments and reduced again in 2000 when Phase II took effect. The affected utilities are able to meet these requirements by, among other ways, switching to low-sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or purchasing or trading emission allowances. Utilities will receive these emission allowances for specific emission sources they operate, and they can trade or sell the allowances to permit other units to emit higher levels of sulfur dioxide.

         The Company currently cannot determine completely how the continued implementation of the stricter Phase II emission limits will affect it. The Company believes the price of higher sulfur coal is likely to decrease as more coal-fueled utility power plants become subject to the lower sulfur dioxide emission limits. The Company expects this price effect to occur after the large surplus of emission allowances that has accumulated in connection with Phase I has been reduced, and before the utilities that choose to comply with Phase II by installing sulfur-reduction technologies can do so.

         The Clean Air Act Amendments also require utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA will implement the stricter ozone standards in the future. Under the 1998 NOx SIP Call Rule and Section 126 rule, the EPA will require 19 eastern states to amend their state implementation plans to reduce nitrogen oxide emissions substantially by 2004. Installation of reasonably available control technology and additional control measures required under the more recent rules will make it more costly to operate coal-fueled utility power plants. In 1999, the EPA commenced its New Source Review Enforcement Initiative against eight major utilities alleging that they had modified their coal-fueled plants without complying with the more stringent requirements under the Prevention of Significant Deterioration (PSD) and New Source Review (NSR) programs. Depending on requirements of individual state attainment plans and future determinations on the applicability of PSD and NSR requirements to operation of existing coal-fueled generating units and any associated NSR reform, regulatory developments could make coal a less attractive fuel alternative for current operations and in the planning and building of utility power plants in the future.

         The Clean Air Act Amendments also require a study of utility power plant emissions of certain toxic substances, including mercury, and direct the EPA to regulate these substances if warranted. In December, 2000, the EPA issued a regulatory determination declaring the need for additional regulations to control mercury emissions from power plants and announcing that it anticipated issuing such regulations by 2004. If these requirements are enacted, they could result in reduced use of coal if utilities switch to other sources of fuel.

         In addition, Clean Air Act Amendment regulations that protect visibility in Class I Federal areas, such as national parks and wilderness areas, apply to air emissions of sulfur dioxide, particulate matter, and nitrogen oxide. Previously, these regulations addressed visibility impairment reasonably attributable to a single source or small group of sources in 35 states and one territory. In July 1999, the EPA issued final regulations that expanded the applicability of the regional haze program to all states, including those that may not have any Class I areas, imposed requirements for implementation of Best Available Retrofit Technology (BART) on certain sources, and established presumptive reasonable progress targets for states. The states will be required to change their existing implementation plans. Although the regulations do not identify specific sources as potential contributors to visibility impairment, coal-fueled utilities emit the substances which purportedly contribute to visibility impairment. Depending on the requirements of the individual state implementation plans, efforts to reduce sulfur dioxide, particulate matter, and nitrogen oxide emissions may make it more costly to operate coal-fueled utility power plants. Existing strategies for other air quality programs, such as those previously discussed, may improve visibility and thereby limit the potential adverse effects of any final regulations on the Company.

         In 2001, the Bush administration endorsed a "three-pollutant" plan for additional reductions of sulfur dioxide, nitrogen oxides, and mercury emissions from coal-fueled power plants. Various bills have been introduced to achieve multiple pollutant from such plants, but no legislation has been enacted to date. To the extent that such legislation is enacted, it could also result in reduced use of coal if utilities switch to other sources of fuel.

CLEAN WATER ACT

         The Federal Water Pollution Control Act (the "Clean Water Act") affects coal mining operations by:

         o imposing effluent discharge restrictions on pollutants discharged into water;

         o  imposing regular monitoring and reporting requirements;

         o  requiring the issuance and renewal of permits for the discharge of

         o  pollutants into waters; and

         o imposing performance standards as a requirement for the issuance of permits.

         In addition, states in which the Company operates regulate the water pollution effects of coal mining operations. Each state must enforce its state laws and the Clean Water Act in its jurisdiction, subject to federal oversight.

         The environmental impact of valley fills associated with surface mining activities, including mountaintop removal mining, and the authority of the Corps of Engineers to issue permits for valley fills is currently the subject of litigation and various state and federal initiatives. Clean Water Act provisions that authorize the discharge of fill material into navigable waters currently permit valley fills. Ongoing citizen suits against permitting authorities in federal court in both Pennsylvania and West Virginia allege that valley fill permits violate the anti-degradation provisions of the Clean Water Act and therefore should not be issued. In addition, various task forces and agencies at the state and federal level are currently exploring environmental issues associated with valley fills in general, as well as environmental issues associated with mountaintop removal mining in particular. The Company cannot predict the outcome of the pending litigation or whether legislation and/or regulations, if enacted, regarding valley fills or mountaintop removal mining could have a material adverse effect on it.

RESOURCE CONSERVATION AND RECOVERY ACT

         The Federal Resource Conservation and Recovery Act and similar state laws affect coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Although the Resource Conservation and Recovery Act exempts coal mining wastes covered by Reclamation Act permits, the Company cannot predict whether this exclusion will continue.

FEDERAL AND STATE SUPERFUND STATUTES

         The Federal Comprehensive Environmental Response, Compensation and Liability or "Superfund" Act, and similar state laws affect coal mining operations by:

         o  creating  investigation and remediation  obligations for releases of
            hazardous   substances  that  may  endanger  public  health  or  the
            environment, and

         o  providing for natural resource damages.

         Under the Superfund Act, waste generators, past and present site owners and operators, as well as others, may be jointly and severally liable regardless of fault or the legality of the disposal activity at the time it occurred. Waste substances generated by coal production and processing are not generally subject to action under the Superfund Act. However, the statute governs products used by coal companies in operations, such as certain chemicals, and the disposal of these products. If AEI at any time conducts back hauling of utility ash to its mine sites, such practice could potentially result in action under the Superfund Act in the event that environmental problems arise at those sites. Although the Company does not currently anticipate that it will incur material liabilities or costs associated with the Superfund Act or similar state laws, it can give no assurances that it will not do so in the future.

GLOBAL CLIMATE CHANGE

         The U.S. and over 160 other nations have signed the 1992 Framework Convention on Global Climate Change, which is intended to limit or capture emissions of greenhouse gases such as carbon dioxide. The December 1997 Kyoto Protocol established a binding set of emissions targets for developed nations. The specific limits under the terms of the Kyoto Protocol vary from country to country. The U.S. would be required to reduce emissions to 93% of its 1990 levels over a five-year budget period from 2008 through 2012. The U.S. has not ratified the Kyoto Protocol, and no comprehensive requirements focusing on greenhouse gas emissions are currently in place. However, the imposition of measures intended to stabilize or reduce greenhouse gas emissions, whether through ratification of the Kyoto Protocol or otherwise, could adversely affect the price and demand for coal. According to the Department of Energy's Annual Energy Outlook for 1998, coal accounts for 34% of the man-made greenhouse gas emissions in the U.S. While the Bush Administration has opposed regulation of greenhouse gas emissions, legislation to control greenhouse gas emissions has been introduced in Congress. Efforts to control greenhouse gas emissions could result in reduced use of coal if electric generators switch to lower carbon sources of fuel.

MINE HEALTH AND SAFETY

         Since the Federal Coal Mine Health and Safety Act of 1969 was adopted, federal legislation has imposed stringent health and safety standards. That legislation resulted in increased operating costs and reduced productivity. The Federal Mine Health and Safety Act of 1977 significantly expanded the enforcement of health and safety standards and imposed health and safety standards on all aspects of mining operations.

         All of the states in which the Company conducts coal mining operations have programs for mine health and safety regulation and enforcement. In combination, federal and state health and safety regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. Together with the federal requirements, these programs provide extensive and comprehensive requirements for protection of employee safety and health.

BLACK LUNG

         Under the black lung provisions of the Coal Mine Health and Safety Act of 1969, the Black Lung Benefits Revenue Act of 1977, the Black Lung Benefits Reform Act of 1977, as amended in 1981, and provisions of state workers' compensation acts, each coal mine operator must secure payment of federal black lung benefits:

         o  to claimants who are current and former employees, and

         o to a federal trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973.

         On a program-wide basis, the federal government awards federal black lung benefits to fewer than 7% of the miners who currently seek these benefits. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, and neither amount can exceed 4.4% of the sales price. The Company passes this tax on to the purchaser under many of its coal sales agreements.

         Since 1980, sponsors have repeatedly introduced federal legislation to increase the black lung approval rate. The last such bill died when Congress adjourned in 1997. Similar legislation will likely be introduced in future sessions of Congress. Black lung claims may also be filed under the provisions of workers compensation laws in states in which a company operates. Kentucky, the state with the most costly black lung provisions, has seen a significant decrease in claims awards since a 1996 law reformed the state workers' compensation system. However, future changes in Kentucky's workers' compensation statutes could result in a return to higher levels of claims.

         In 1997, the U.S. Department of Labor ("DOL") issued proposed regulations ("Regulations") that would amend the existing regulations of the federal black lung program in place since 1982. After a reproposal in late 1999 and extensive comments from the coal and insurance industry, DOL published final Regulations on December 20, 2000. The final Regulations went into effect briefly on January 19, 2001 but were stayed by an agreement with DOL before the Federal District Court for the District of Columbia, pending the Court's response to an application by the coal and insurance industries for a permanent injunction against the use of the Regulations. The Federal District Court issued a decision on August 9, 2001 which granted no relief on any of the multiple requests made to stay specific parts of the Regulations. The Regulations thus went into effect and claims are currently being administered under the Regulations, pending the outcome of an appeal to the U.S. Court of Appeals for the D.C. Circuit. A decision on the appeal is expected sometime after the oral arguments in April of 2002. The Regulations, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. DOL in testimony and in various pleadings maintains that the approval rate under the new Regulations will not exceed the historic approval rate of claims not assigned to individual coal operations (Trust Fund Claims), which is approximately 13%. DOL has not processed a sufficient number of claims to a high enough level of adjudication to measure the actual activity under the new Regulations meaningfully. Ultimately the effects of administrative hearings at the Office of Administrative Law Judges at DOL must be considered to gauge the impact on the ultimate claim approval rate. Such hearings are not expected to begin until the spring of 2002, at the earliest.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT OF 1992

         The Coal Industry Retiree Health Benefit Act of 1992, or "Coal Act," provides for the funding of health benefits for certain UMW retirees. The Coal Act merged previously established UMW benefit plans into a newly created fund called the "Combined Fund," into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund, the "1992 Fund," to provide health benefits for miners who retired between July 21, 1992 and September 30, 1994 and whose former employers are no longer in business. Companies that sign labor agreements under the National Bituminous Coal Wage Agreement must pay premiums to the Combined Fund and the 1992 Fund. The Social Security Administration assigns retired miners and their beneficiaries to the coal companies with which they were formerly employed or related for purposes of assessing the premium. A 1998 U.S. Supreme Court ruling held that the assessment of premiums under the Coal Act against only those coal companies that were signatories to UMW wage agreements only before 1974 is an unconstitutional taking under the Fifth Amendment.

         The Company currently must pay premiums to both the Combined Fund and the 1992 Fund. The possibility exists that the Company will be assessed for more miners than could be reasonably foreseen, or that higher premiums will be assessed for the Combined Fund and the 1992 Fund.

FEDERAL LAND POLICY

         The U.S. government is the largest owner of coal reserves in the nation. It exercises its authority through several agencies, but primarily through the Bureau of Land Management. The majority of these reserves are located in the western U.S. Some are on lands on which the Company has conducted surface coal mining operations since 1995 and on which it will mine in the future.

         The federal government's authority over public lands exceeds the rights of any private owner of coal. The federal government possesses both the customary property rights of a private owner and the rights of the sovereign over the management of public lands. Although the relevant statutes and regulations, including the Mineral Leasing Act of 1920, as amended by the Federal Coal Leasing Amendments Act of 1976, the Federal Land Policy Management Act of 1977 and the Reclamation Act, are well-established, they create a complex and cumbersome process for a lease applicant. The consequence is that an opponent of federal coal leasing has numerous opportunities to delay the issuance of a federal coal lease.

PENALTIES

         Under certain circumstances, the Bureau of Land Management can impose substantial fines and penalties, including revocation of mining permits, under the laws described above. The Bureau can impose monetary sanctions and, in severe circumstances, criminal sanctions for failure to comply with these laws. Regulations also provide that the Bureau can deny or revoke a mining permit if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity which has outstanding permit violations. Although the Company has been cited for violations, neither
AEI nor any of its subsidiaries has ever had a permit suspended or revoked because of any violation by AEI, its subsidiaries or any of their affiliates. The penalties assessed for these violations have not been material, and most of the violations have been abated without any penalty being assessed.

COMPLIANCE WITH REGULATORY REQUIREMENTS

         The Company conducts its mining operations in compliance with all applicable federal, state and local laws and regulations. The Company believes that it currently is in substantial compliance with all of these laws and regulations. However, because of the extensive and comprehensive regulatory requirements, minor, inadvertent violations during mining operations are not unusual. Although the Company has no intention to commit infractions, and seeks to prevent their occurrence, it may have violations in the future. The Company believes its compliance record compares favorably with that of other coal mining companies.

         Because of the extensive nature of its land holdings, the Company has not undertaken an investigation of environmental conditions on most of its land holdings that might subject it to liability under existing environmental laws. From time to time during the course of normal operations there have been discharges of hazardous materials onto lands owned or leased by the Company. The Company is not aware of other adverse environmental conditions on such lands that might subject it to material liability under existing environmental laws.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF AEI

         The name, age, present principal occupation or employment, and the material occupations, positions, offices or employments for the past five years, of each person who is an executive officer or director of AEI are set forth below. For information regarding the directors and executive officers of
Reorganized AEI, see " The Plan of Reorganization--The Reorganized Company--Directors and Management of Reorganized AEI."

Name                                 Age      Position with Company
----                                 ---      ---------------------
Don Brown......................      56       Chief Executive Officer, Chairman of the
                                              Board and Director
Stephen Addington..............      35       President and Director
Jim Campbell...................      49       Chief Operating Officer
Michael Nemser.................      51       Chief Financial Officer
Keith Sieber...................      49       Vice President--Western Operations
Robert Addington...............      62       Vice President--Eastern Operations, Director
Bernie Mason...................      44       Vice President--Technical Services and
                                              Business Development
Marc Merritt...................      48       Senior Vice President--Sales and Marketing
                                              and
                                              President of AEI Coal Sales Company, Inc.
Vic Grubb......................      41       Treasurer
John Lynch.....................      52       Vice President--Supply/Maintenance,
                                              Secretary
Scott Perkins..................      46       Vice President of Operations
Frank Matras...................      48       President of West Virginia-Indiana Coal
                                              Holding Company
C.K. Lane......................      41       Vice President of Administration
Stonie Barker..................      75       Director
Robert Anderson................      75       Director

         Don Brown, Robert Addington, Stonie Barker, Robert Anderson and Stephen Addington are the directors of AEI. All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. All officers spend substantially full time working for AEI or its subsidiaries.

         DON BROWN, Chief Executive Officer and Chairman of the Company since June 14, 2001, has worked in the coal industry since 1968, and has extensive experience in all phases of coal mining operations. From 1987 to 1993, Mr. Brown served as President of Cyprus Coal Company. From 1993 to 1995, Mr. Brown served as President of Cyprus Amax, which during his tenure as President became the second largest coal company in the U.S. From 1995 until September 1997, Mr. Brown was Chief Executive Officer of International Executive Services LLC, a coal mining consulting business, and Chief Executive Officer of Beaver Brook Coal Company, LLC, a coal leasing and exploration company. From September 1997 until January 1999, Mr. Brown served as President and Chief Executive Officer of the Company. From January 1999 until November 2000, Mr. Brown served as Vice Chairman of the Company.

         STEPHEN ADDINGTON, President since December 1999 and director of the Company since its formation, has worked in the coal industry since 1985. He was a Regional Manager of Addington Resources from 1990 until 1992. From 1992 until 1995, he was the Vice President of Operations for Addington Environmental, Inc. From 1995 until 1999, he was a Division Manager of Tennessee Mining, Inc. and a consultant to Kindill Mining, Inc. Stephen Addington and Robert Addington are brothers.

         JIM CAMPBELL, Chief Operating Officer since December 1999, joined AEI in November 1998 and has worked in the coal industry since 1974. Prior to joining AEI, Mr. Campbell spent 24 years with Pittston Coal Company and has extensive experience in all phases of the coal business. From 1996 to 1998, Mr. Campbell was Executive Vice President of Pittston Coal Company and President of Pittston Coal Sales Company. From 1992 to 1996, Mr. Campbell served as Senior Vice President of Pittston Coal Company and President of Pittston Coal Group. Prior to 1992, Mr. Campbell held progressive operating positions within the Pittston Company.

         MICHAEL NEMSER, Chief Financial Officer since November 2000, has worked in the coal industry since 1987. From January 1999 to July 2000, he was Senior Vice President - Chief Financial Officer for CONSOL Inc., a major coal and coal-bed methane gas producer. He was Vice President and Treasurer for CONSOL Inc. from January 1992 to January 1996. He was also Vice President and Treasurer of CONSOL Energy Inc. from January 1992 to July 2000. Mr. Nemser joined Consolidated Coal Company in 1987 as Vice President and Treasurer. Pursuant to an engagement letter dated November 1, 2001, Mr. Nemser is a consultant to the Company and not an employee.

         KEITH SIEBER, Vice President--Western Operations of the Company since November 1997, has worked in the coal industry since 1972. From 1992 until his employment by the Company in 1997, he was employed as a Vice President by Cyprus Amax.

         ROBERT ADDINGTON, Vice President--Eastern Operations of the Company since its formation, has worked in the coal industry since 1970. With Larry Addington and Bruce Addington, he founded Addington Brothers Mining, which was sold to Ashland Oil in 1976. He served as an officer and director of Addington Resources from 1986 until 1995. Since 1995, he has been employed by the Company or its predecessor. Stephen Addington and Robert Addington are brothers.

         BERNIE MASON, Vice President--Technical Services and Business Development for the Company since January 1999. Mr. Mason has been employed in the coal industry for the past 23 years. He has been employed by various
Addington-related entities for the past 18 years, where he has held various positions in engineering, exploration, and land management. He was named President of Tennessee Mining in 1998, a position which he continues to hold.

         MARC MERRITT, Senior Vice President--Sales and Marketing and President of AEI Coal Sales Company, Inc. since January 1998, has worked in the coal industry since 1975. From October 1986 until January 1994, he was Sales Manager for Addington, Inc., and from January 1994 until September 1997, he served as Executive Vice

President--Coal Sales for Pittston Coal Sales Corp. From October 1997 through December, 1998 he served as President of M&M Management, Inc., a coal industry consulting company.

         VIC GRUBB, Treasurer since 1995, has worked in the coal industry since 1989. From 1989 to 1995, he was an accountant with Addington Resources, and since 1995 he has been the Chief Financial Officer of Addington Enterprises.

         JOHN LYNCH, Vice President--Supply/Maintenance and Secretary of the Company since September 1997, has worked in the coal industry since 1983. From 1983 until his employment by the Company, he worked as a manager and an equipment purchaser for various Addington-affiliated companies. He has been the Vice President and Corporate Secretary of Addington Enterprises since 1987.

         SCOTT PERKINS, Vice President of Operations since 1999, has worked in the coal industry since 1977. From 1998 until his employment by the Company in 1999, he served as President of Amvest Minerals Company. From 1993 to 1998, he was Executive Vice President of Amvest, Inc.

         FRANK MATRAS, President of West Virginia-Indiana Coal Holding Company since 1998, has worked in the coal industry since 1975. From 1997 to joining AEI in 1998, Mr. Matras was a General Manager of Cyprus Amax. From 1993 to 1997, Mr. Matras was a General Superintendent of CONSOL, Inc.

         C.K. LANE, Vice President of Operations since 1998, has worked in the coal industry since 1982. From 1995 until joining AEI in 1998, Mr. Lane served as President of Bluegrass Coal Development Company. From 1994 to 1995, he served as President of Old Ben Coal Company.

         STONIE BARKER, a director of the Company since November 1997, has worked in the coal industry since 1951. He has served as President, Chief Executive Officer and Chairman of the Board of Island Creek Coal Company and Executive Vice President of Occidental Petroleum Corporation. Since 1984, Mr. Barker has served as President of the Executive Energy Company, a coal industry consulting group. He is also a director of Kaiser Steel Corporation.

         ROBERT ANDERSON, a director of the Company from August 1998 to November 2000 and from September 2001 to the present, has worked in the coal industry since 1953. He has served in various senior executive capacities, including as President of ANDALEX Resources, Inc. from 1990 until 1994 and Vice Chairman of the Board of Directors of ANDALEX Resources, Inc. from 1990 until 1995. From 1995 until 1996, he served as Chief Executive Officer and from 1995 until October 1998 he served as Chairman of the Board of Directors of Centennial Resources, Inc. ("Centennial"). On October 13, 1998, Centennial filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court, District of Delaware.

BOARD COMMITTEES

         AEI maintains an audit committee. The audit committee reviews the internal accounting procedures of AEI and consults with and reviews the services provided by independent auditors. Messrs. Anderson and Barker serve on the Audit Committee.

                             EXECUTIVE COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION

         Non-employee directors of AEI receive an annual retainer of $25,000 (the "Annual Retainer"), plus an additional $2,000 per meeting actually attended and $500 for each committee meeting actually attended which was not held in conjunction with a Board of Directors meeting and are reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors' meetings or committee meetings.

EXECUTIVE OFFICERS' COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation earned by AEI's current and former Chief Executive Officer and each of the six other most highly compensated individuals who were serving as executive officers on December 31, 2001, whose annual salary and bonus during 2001 exceeded $100,000 (the "Named Executive Officers").

                            SALARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
            NAME AND                             ----------------------------------------
        PRINCIPAL POSITION           FISCAL                                  OTHER ANNUAL
                                      YEAR        SALARY        BONUS        COMPENSATION
-----------------------------------  ------      ---------      -----        ------------
Larry Addington, Former Chief         2001       $      --      $ - -         $ 126,706(1)
Executive Officer                     ----       ---------      -----         ---------

Don Brown, Chairman of the Board      2001       $ 379,808      $500,000      $  - -
of Directors and Chief Executive      ----       ---------      --------      ------
Officer

Robert Addington, Vice President      2001       $ 500,000      $ - -         $ - -
Eastern Operations                    ----       ---------      -----         -----

Jim Campbell, Chief Operating         2001       $ 360,769      $ 461,221     $ - -
Officer                               ----       ---------      ---------     -----

Keith Seiber, Vice President          2001       $ 335,000      $ 383,333     $ - -
Western Operations                    ----       ---------      ---------     -----

Stephen Addington, President          2001       $ 400,000      $ - -         $ - -
                                      ----       ---------      -----         -----


Marc Merritt, Senior Vice-President   2001       $ 309,693      $533,221      $ - -
- Sales and Marketing and President   ----       ---------      --------      -----
of AEI Coal Sales Company, Inc.

Michael Nemser, Chief Financial       2001       $ 320,000(2)   $475,000      $ 71,648(3)
Officer                               ----       ---------      --------      --------

----------------------------

(1) Other annual compensation includes costs associated with the use of the Company's corporate aircraft by Mr. Addington and Addington Racing, Inc.

(2)  Monthly consulting fees.

(3) Other annual compensation includes, $65,648 for reimbursement of travel and residential expenses and $6,000 for reimbursement of executive insurance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         AEI has no compensation committee. The Board of Directors has performed all of the functions that might otherwise be performed by such committee. Except with respect to his own compensation, Mr. Nemser participated in the deliberations of the Board of Directors regarding executive compensation. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers of such entities.

STOCK OPTION PLAN

         AEI currently has adopted the AEI Stock Option Plan, which provides for the issuance to certain key employees of or advisors to AEI, its parent and its subsidiaries (as defined in the plan) for up to 75,000 shares of Common Stock (as defined in the plan) of AEI. The options will be issued from time to time, subject to adjustment to reflect certain events such as stock dividends, stock split-ups, subdivisions or consolidations of share or other events which necessitate a similar adjustment. The stock option plan is intended to:

         o  increase the profitability and growth of AEI and its subsidiaries;

         o motivate key employees to contribute to the success of AEI and its subsidiaries; and

         o provide competitive compensation while obtaining the benefits of tax deferral.

         The Board of Directors of AEI or a committee appointed by the Board of Directors will administer the plan. The Board or the committee has the authority to designate which employees and advisors are granted options and the number of shares of Common Stock for each grant, subject to various limitations and conditions specified in the Stock Option Plan (including certain legal restrictions).

         The Board has the authority to make amendments to any terms and conditions applicable to outstanding grants as are consistent with the stock option plan, unless the optionee's prior approval is required. Any amendment which adversely affects any rights of an optionee requires the consent of the optionee.

         In connection with the restructuring, all stock options will be cancelled and the AEI Stock Option Plan will be revised by the new Board of Directors of Reorganized AEI.

RETIREMENT PLANS

         All non-union employees of AEI and its subsidiaries are eligible to participate in the AEI Resources, Inc. Employee Pension Plan or the West Virginia-Indiana Coal Holding Company, Inc. Employee Pension Plan, defined benefit pension plans intended to qualify under Section 401(a) of the Code (together, the "Pension Plan"). The Pension Plan is a cash balance plan whereby each participant's benefit is determined based upon the assumed cash balance credits and earnings which are credited to the participant's hypothetical account. The cash balance credits are 3% of the participant's annual compensation. Each account is credited with assumed earnings equal to the 5-year "Treasury Constant Maturities" rate, subject to a 5% minimum and a 12% maximum rate. The normal retirement age under the Pension Plan is age 60. Certain participants may be entitled to a minimum benefit under the Pension Plan equal to the amount which would have been provided under a prior defined benefit formula. Benefits are computed on a straight life annuity basis and payable under several actuarially determined alternatives.

         Compensation under the Pension Plan generally refers to the base salary (up to $200,000 for 2002, as limited by the Code) for services rendered to AEI and its subsidiaries including pre-tax deferrals, but excluding items such as bonuses, the value of stock awards and other forms of extraordinary remuneration. As of December 31, 2000, the estimated annual benefit (assuming a 5% return on each participant's hypothetical account) payable at normal retirement age to and the current years of credited service for each of the named executive officers who participated in the Pension Plan is as follows:

NAMED EXECUTIVE OFFICER       ESTIMATED ANNUAL ACCRUED BENEFIT        YEARS OF CREDITED SERVICE
-----------------------       --------------------------------        -------------------------
Don Brown                                  $1,068                                 2
Robert Addington                           $  852                                 2
Jim Campbell                               $1,488                                 2
Keith Sieber                               $1,356                                1.64
Stephen Addington                          $2,880                                 2
Marc Merritt                               $1,464                                 2

EMPLOYMENT AGREEMENTS

         DONALD P. BROWN - AEI entered into an employment  agreement with Donald
P. Brown on June 14, 2001. Mr. Brown serves as the Chief Executive Officer and Chairman of the Board of Directors of AEI at an annual base salary of $750,000, with such annual merit increases and bonus compensation as determined by AEI. AEI paid Mr. Brown a sign-on bonus of $500,000 as an incentive to join its management team. He is also entitled to participate in any employee benefit plans sponsored by AEI. During the term of his agreement, Mr. Brown will have the use of an automobile and will receive a term life insurance policy in the amount of $500,000. If AEI terminates Mr. Brown's employment at any time before his employment agreement expires, other than due to death, disability or cause, AEI must continue to pay him the remaining compensation over the term of his agreement.

         JIM  CAMPBELL  - AEI  entered  into an  employment  agreement  with Jim
Campbell on October 15, 2001, effective as of September 17, 2001. Mr. Campbell serves as AEI's Chief Operating Officer at an annual base salary of $390,000, with such annual merit increases and bonus compensation as AEI may determine. Mr. Campbell is entitled to participate in any employee benefit plan sponsored by AEI. During the term of his agreement, Mr. Campbell will have the use of an automobile and will receive a term life insurance policy in the amount of $750,000. If AEI terminates Mr. Campbell's employment at any time before his employment agreement expires on September 16, 2004, other than due to death, disability or cause, it must continue to pay him his remaining annual base salary over the term of his agreement. In the event of a corporate restructuring which results in a person or entity owning more than 50% of AEI's voting interest, Mr. Campbell will have the right to terminate his agreement and will continue to receive his annual base salary for a period of 12 months.

         KEITH H. SIEBER - Our subsidiary, Bowie Resources Limited, entered into an amended employment agreement with Keith H. Sieber on September 30, 2001. Mr. Sieber serves as President of Bowie Resources and the Vice-President - Western Operations of AEI. Under the terms of Mr. Sieber's prior agreement Bowie Resources had agreed to pay him a lump sum payment of $2,200,000 upon the earlier of a change of control or February 28, 2003. Bowie Resources has agreed that in lieu of such payment it will pay Mr. Sieber a non-forfeitable, non-refundable bonus of $2,000,000 to be paid in 24 monthly installments of $83,333.33, commencing September 30, 2001. Under the terms of Mr. Sieber's prior agreement, AEI had entered into a draw promissory note dated March 22, 2000 with Mr. Sieber as obligor, which note has a current outstanding balance of $787,049 in principal and interest. Interest on the principal amount under this note accrues at a rate of 6.02% per annum. Bowie Resources has agreed that no further monthly payments shall be made by Mr. Sieber pursuant to the note and no further interest shall accrue on the outstanding balance of the note. Bowie Resources further agreed to forgive $262,349.66 of the outstanding balance of the note on March 1, 2002, $262,349.66 of the outstanding balance of the note on March 1, 2003 and $262,349.68 on March 1, 2004. If Mr. Sieber's employment is terminated for cause or if Mr. Sieber terminates his employment prior to the forgiveness of a portion of the outstanding balance, Mr. Sieber will be obligated to pay the remaining outstanding balance of the note immediately. Mr. Sieber is entitled to participate in any employee benefit plans sponsored by Bowie Resources. During the term of his employment, Mr. Sieber will have the use of an automobile and will receive a term life insurance policy in the amount of $500,000. Mr. Sieber is also entitled to a non-forfeitable, non-refundable bonus in the amount of $1,000,000 upon the closing of a joint venture agreement between Bowie Resources and an unrelated third party.

         STEPHEN ADDINGTON - AEI entered into an employment agreement with Stephen Addington on January 15, 2002. Mr. Addington serves as President of AEI at an annual base salary of $400,000 with such annual merit increases and bonus compensation as determined by AEI. Mr. Addington is entitled to participate in any employment plan sponsored by AEI and will have the use of an automobile during the term of his agreement. Mr. Addington's agreement has a term of three years commencing on January 1, 2001 and ending on December 31, 2003. The agreement may be terminated at any time by either party upon 30 days written notice. If Mr.

Addington's employment is terminated by AEI at any time before his agreement expires, other than due to death, disability or cause, AEI must continue to pay him his remaining base salary over the term of his agreement.

         MICHAEL F. NEMSER - AEI entered into an amended consulting agreement with Michael F. Nemser on October 1, 2001. Mr. Nemser serves as Chief Financial Officer for AEI. As an independent contractor, Mr. Nemser receives a monthly fee in the amount of $30,000 with incentive fees of (i) at least $500,000 if a confirmation order for a written restructuring plan is entered in bankruptcy court or (ii) $1,000,000 if a confirmation order for a written restructuring plan is entered in bankruptcy court within less than four months of filing, an out of court written restructuring plan acceptable to AEI is executed, or a new equity investment in the Company is successfully closed. Mr. Nemser also receives incentive fees of up to $250,000 on November 13, 2001 and upon the close of each 12-consecutive month period thereafter as AEI determines. AEI also will reimburse Mr. Nemser for all reasonable out-of-pocket expenses. If AEI terminates this consulting agreement at any time before it expires on September 30, 2004 other than due to death, disability or cause, AEI must continue to pay him the monthly service fee over the remaining term of his agreement. In the event that the Company files for bankruptcy, AEI has agreed to designate this agreement an executory contract under which Mr. Nemser will continue to perform under the agreement and will receive all fees as an expense of administration.

         MARC R. MERRITT - AEI entered into an amended employment agreement with Marc R. Merritt on October 15, 2001. Mr. Merritt serves as AEI's senior vice-president of sales and marketing and president of AEI Coal Sales, Inc. at an annual base salary of $360,000 with an annual incentive bonus of up to $500,000 as determined by AEI. Mr. Merritt is entitled to participate in any employee benefit plans sponsored by AEI. During the term of his employment, Mr. Merritt receives a life insurance policy in the amount of $750,000 and will have the use of an automobile. If AEI terminates Mr. Merritt's employment at any time before his employment agreement expires on September 16, 2004 other than due to death, disability or cause, AEI must continue to pay him the compensation remaining over the term of his agreement.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information concerning ownership of the Old Common Stock of AEI owned as of the date of this Solicitation Statement by each director, each person who is known to AEI to be the beneficial owner of more than 5% of such outstanding Old Common Stock, all Named Executive Officers and all directors and officers of AEI as a group. Each stockholder listed below has sole voting and dispositive power with respect to the shares listed next to his name unless otherwise indicated. AEI owns all of the issued and outstanding capital stock of Resources, and Resources owns all of the outstanding capital stock of Holding, as of the date of this Solicitation Statement.

                                                                  SHARES
                                                            BENEFICIALLY OWNED
                                                       -------------------------------
             NAME OF BENEFICIAL OWNER                     NUMBER            PERCENT
--------------------------------------------------     -------------     -------------
Larry Addington (1)                                       88,345             97%
  1500 North Big Run Road
  Ashland, Kentucky  41101

Addington Enterprises, Inc. (2)                           26,402             29%
  1500 North Big Run Road
  Ashland, Kentucky  41101

Named Executive Officers (3)                               3,100              3%

Directors and Executive Officers as a group (3)            3,100              3%

-------------------------
(1) Larry Addington's beneficial ownership includes 26,402 shares owned by Addington Enterprises.

(2) Addington Enterprises is owned 80%, 10% and 10% by Larry Addington, Robert Addington and Bruce Addington, respectively.

(3)    These 3,100 shares are owned directly by Robert Addington.

                           RELATED PARTY TRANSACTIONS

GENERAL

         The Company is closely held and has entered into transactions with related individuals and entities. Under the terms of the Bank Credit Agreement, the Old Senior Notes and the Subordinated Notes, all related party transactions or loans must be for a bona fide business purpose on terms at least as favorable as those obtainable from an unaffiliated party unless otherwise authorized under the applicable agreement or indenture. In addition, under the Bank Credit Agreement and these indentures all such transactions or loans must be approved or ratified by a majority of the independent directors of the issuer. In situations where there will be an ongoing relationship with related parties for the purchase of services or products, the indentures provide that a majority of the independent directors must approve initiation or continuation of the relationship and will periodically review such transactions to assure that they meet the aforementioned standard. The Company believes it is in substantial compliance with these provisions.

ARRANGEMENTS INVOLVING AFFILIATES

         Pursuant to an agreement dated November 6, 1997, Task Trucking, Inc. ("Task"), which is owned by Austin Dickerson, Larry Addington's brother-in-law, provides trucking brokerage services to the Company. Task's responsibilities include negotiating on behalf of the Company transportation rates to be paid to many of the trucking companies utilized by the Company as well as generally coordinating for the Company the trucking schedule with respect to those companies. The Company paid Task gross payments of approximately $18.2 million, $23.9 million and $24.2 million for trucking services in 1998, 1999 and 2000, respectively, and $15.1 million for the period ending September 30, 2001. A substantial portion of these gross payments were distributed by Task to the trucking services it coordinates. Out of the Company's gross payments, Task receives an amount equal to $0.10 per ton of coal hauled by the trucking services it coordinates. Those services hauled approximately 8 million tons during 2001, and the Company believes that those services hauled approximately
6.5 million, 7 million, and 5.5 million tons during 2000, 1999 and 1998, respectively. The Company utilizes other brokers for these services and believes that the price charged by Task for such trucking services was not greater than the prices generally charged by non-affiliated entities providing the same services in the area.

         The Company purchases mining supplies from numerous vendors, one of which, Raleigh (as defined below), is partially owned by Robert Addington and Bruce Addington and two of which are wholly-owned subsidiaries of Raleigh:

         Raleigh Mine & Industrial, Inc. ("Raleigh"): Gross payments to Raleigh were approximately $2.42 million and $4.16 million for mining supplies in 1999 and 2000, respectively, and approximately $2.81 million for the period ending September 30, 2001. Bruce Addington and Robert Addington own 12.5% and 26.0% of Raleigh, respectively.

         Blizzard Industrial Supply ("Blizzard"): Gross payments to Blizzard were approximately $1.78 million and $3.31 million for mining supplies in 1999 and 2000, respectively, and approximately $4.79 million for the period ending September 30, 2001. Blizzard is a wholly-owned subsidiary of Raleigh.

         Eastern States Mine Supply ("Eastern States"): Gross payments to Eastern States were approximately $0.45 million and $1.75 million for mining supplies in 1999 and 2000, respectively, and approximately $1.47 million for the period ending September 30, 2001. Eastern States is a wholly-owned subsidiary of Raleigh.

         The Company purchases mining supplies from other vendors and believes that the prices charged by Raleigh, Blizzards and Eastern States for such supplies are not greater than the prices generally charged by non-affiliated vendors in the area.

         Resources has a service agreement, dated October 22, 1997, with Mining Machinery, Inc. (together with its affiliates, "MMI"), of which John Lynch and Larry Addington own more than 10% and 86% of the capital stock, respectively. Under the agreement, MMI maintains and repairs much of the Company's mining and related equipment, providing a combination of preventative maintenance programs, repair procedures management and vendor interaction services to assist in reducing costs and establishing strategic repair options. On January 28, 2000, Resources entered into a Waiver and Amendment Agreement with MMI, pursuant to which MMI agreed to waive its rights with respect to unpaid overdue interest incurred by the Company. In addition, it extended the term of the agreement from November 30, 2007 until November 30, 2012 (subject to earlier termination upon 90 days prior written notice by MMI), and established a minimum level of service during each remaining year of the extended term equal to at least 90% of 1999 volumes (which was approximately $38.0 million). This minimum payment is subject to termination upon confirmation of the Plan. Many of the AEI Subsidiaries also have similar service agreements with MMI which renew yearly and are cancelable upon 90 days written notice by either party at the end of any calendar quarter. The Company pays minimum monthly fees under these agreements of $15,000 and has a security deposit with MMI of $250,000. The Company also has several operating leases with MMI, whereby MMI leases approximately 291 pieces of mining and related equipment. The Company paid MMI a total of $31.7 million and $43.4 million under the MMI leases and service agreements for the years ended December 31, 1999 and 2000, respectively, and paid MMI $45.8 million for leases and service agreements for the nine months ended September 30, 2001. The Company utilizes other repair and maintenance service entities and has leases with other entities, and believes that the prices charged by MMI under the service agreements for such repair and maintenance services and the prices charged by MMI for such leases are not greater than prices generally charged by non-affiliated entities in the area.

         In addition, in 2001 the Company posted a letter of credit in the amount of $5 million in favor of MMI, as security for the Company's performance under agreements with MMI. This letter of credit was required by one of MMI's lenders, CAT Financial as a condition to permitting MMI to continue to obtain new mining and related equipment, which it leases to the Company in its mining operations. This arrangement was necessary because the Company, due to its financial condition has been unable to secure leases with third parties to meet its equipment needs.

         In January 2000, Larry Addington purchased a $10 million participation in revolving loans under the Bank Credit Agreement. In connection with the restructuring of the Bank Credit Agreement in June, 2000, this loan participation was subordinated to all other revolving loans outstanding or to be made under the Bank Credit Agreement, and has otherwise received the same treatment as all other debt outstanding under the Bank Credit Agreement. Under the terms of the Master Agreement, the Company will cause the Bank Agent to make a pro-rata distribution to Larry Addington in respect of this loan participation under the Bank Credit Agreement. See "The Plan of Reorganization--Master Agreement".

         In addition to Stephen Addington and Robert Addington (see "Management" and "Executive Compensation"), the Company employed five immediate family members of Larry Addington in 2001. The Company employed six such immediate family members in 2000, and eight in each of 1999 and 1998. In the aggregate, these employees received compensation in the aggregate of approximately $348,952 for 1998, $626,690 for 1999, $578,860 for 2000, and received approximately $236,106 as of September 30, 2001.

         Pursuant to a Technology Sharing Agreement, dated as of April 29, 1998, Mining Technologies, Inc. ("MTI"), one of the AEI Subsidiaries, and Addington Enterprises agreed to share with each other certain technology developed by each of them, and subsequent technology developments thereof, relating to highwall mining. This agreement arose out of MTI's acquisition from Addington Enterprises in 1998 of 13 U.S. patents and one registered trademark in North America relating to the Addcar highwall mining system. Addington Enterprises currently holds the foreign patent rights for the system in Australia, China, France, Germany, Spain, the United Kingdom, India, Indonesia, Poland, Russia and South Africa. The Company has not acquired, and currently does not intend to acquire from Addington Enterprises, the foreign patent rights for the system. See "Business--Highwall Mining Business " and "--Patents and Trademark."

         Pursuant to a Manufacture and Service Agreement, dated as of November 12, 1998, between MTI and Addington Enterprises, MTI agreed to manufacture Addcar highwall mining systems for Addington Enterprises on a cost plus ten percent basis.

         Four of the AEI Subsidiaries, Meadowlark, Inc. ("Meadowlark"), Old Ben Coal Company ("Old Ben"), Kindill Mining, Inc. ("Kindill") and Appalachian Realty Company, have lease agreements with EnviroPower, LLC ("EnviroPower"), of which Larry Addington owns approximately 10%, Stephen Addington owns approximately 7%

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and Bruce Addington  (individually and beneficially)  owns  approximately 14% of the membership interests therein. Each lease commenced on December 1, 1999, and terminates on December 1, 2098.

o Meadowlark leases to EnviroPower approximately 1,280 acres of real property located in Sullivan County, Indiana, primarily for purposes of the withdrawal of riparian ground water lying beneath the property. Rent under this lease totals $1,095,000, of which EnviroPower was initially to make periodic payments and was to pay in full during the first eighteen (18) months of the lease term, with a final balloon payment of $1,020,000 due June 1, 2002. This lease was amended, however, to extend the final payment due date to July 1, 2002, and to postpone two of the periodic payments until that date, bringing the final balloon payment due on July 1, 2002, to $1,070,000. The final payment bears interest during the extension period at a rate of 9.0%.

o Old Ben leases to EnviroPower approximately 1,814 acres of surface land located on three (3) of its mine sites located in Franklin County, Illinois, for purposes of removing coal waste therefrom. In addition, EnviroPower has assumed all environmental reclamation responsibility for such coal waste. Rent under this lease totals $816,110, of which EnviroPower was initially to make periodic payments and was to pay in full during the first eighteen (18) months of the lease term, with a final balloon payment of $716,110 due May 1, 2001. The lease was amended, however, to extend the final payment due date to July 1, 2002. The final payment bears interest during the extension period at a rate of 9.0%.

o Kindill leases to EnviroPower approximately 2,204 acres of real property in Pike County, Indiana, in which Kindill holds seam coal and fee simple title. Rent under this lease totals $1,792,665, of which EnviroPower was initially to make periodic payments and was to pay in full during the first eighteen
   (18) months of the lease term. The lease was amended, however, so that the final payment is due on July 1, 2002, with a final balloon payment of $1,692,665 due on or before May 1, 2001. The lease was amended, however, to extend the final payment due date to July 1, 2002. The final payment bears interest during the extension period at a rate of 9.0%.

o Appalachian Realty leases to EnviroPower approximately 4,000 acres of surface land located in Knott County, Kentucky. Rent under this lease totals $1,200,000, of which EnviroPower was initially to make periodic payments and was to pay in full during the first eighteen (18) months of the lease term, with a final balloon payment of $1,100,000 due on or before June 1, 2001. The lease was amended, however, to extend the final payment due date to July 1, 2002. The final payment bears interest during the extension period at a rate of 9.0%.

o In addition, Kindill has entered into three option agreements with EnviroPower, granting an exclusive two-year option to recover waste coal from the Kindill No. 1, No. 2 and No. 3 Mines and to lease those portions of such mine locations containing coal slurry impoundments and coarse refuse piles. EnviroPower paid $1,000 at the signing of each option agreement, and agreed to provide copies to Kindill of all surveys, maps, sampling analysis and related information prepared by EnviroPower's consultants and contractors with respect to the property and subject waste coal.

         Another of the AEI Subsidiaries, Mountain Coals Corporation, is party to an agreement to take waste, dated February 24, 2000, with EnviroFuels, LLC ("EnviroFuels"), a wholly-owned subsidiary of EnviroPower. Under this Agreement, EnviroFuels has the right to enter certain property (comprising approximately 311 acres) on the Harris Branch of Upper Lost Creek in Perry County, Kentucky, for purposes of removing a stockpile of coal waste. EnviroFuels paid an advance rental of $5,000 upon execution of the agreement for an initial term of twenty years, and is obligated to pay Mountain Coals $0.25 per ton for each ton of coal waste removed from the property. The Company believes that the terms and conditions contained in the Company's leases, options and agreements with EnviroPower and EnviroFuels are comparable to terms and conditions generally governing similar arrangements between non-affiliated entities in the area.

         Pursuant to a lease agreement dated April 26, 1999, the Company leases its "Corporate Center" administrative offices located 2000 Ashland Drive, Ashland, Kentucky, from Addington Corporate Center, LLC, of which Stephen Addington, Robert Addington, Bruce Addington and John Lynch each own 10% of the membership interests therein. The lease is for a ten-year term which commenced on May 1, 1999 and expires on April 30, 2009. Annual base rent under the lease agreement is $9.25 per square foot, totaling approximately $1.76 million per year payable in equal monthly installments, and subject to reduction in the event that part of the premises is leased to

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another tenant. The Company currently  subleases a portion of the premises to an independent third party for approximately $1 million per year, which reduces the Company's annual rent to approximately $764,000. The Company's rent is further offset by incentive tax credits available through the Kentucky Jobs Development Act and the local enterprise zone. In addition, the Company is obligated to pay all taxes and utilities and other operating expenses associated with the Corporate Center. The Company believes that the rent paid under this lease agreement is not greater than rent generally charged and paid by non-affiliated commercial landlords and tenants in the area.

         During 2000 and 2001,  the Company  permitted  Addington  Racing,  Inc.
("Addington Racing"), which is owned by Larry Addington's son, Michael Addington, to use its corporate aircraft. Costs to the Company associated with Addington Racing's use of the Company's aircraft totaled $91,721 for 2000 and $25,968 as of June 26, 2001.

         In addition, Larry Addington has had use of the Company's aircraft. Costs to the Company associated with Mr. Addington's use totaled $86,032 for 2000 and $100,738 through June 26, 2001, the date that Mr. Addington resigned as an officer and director of the Company. Use of the Company's aircraft by both Addington Racing and Mr. Addington prior to Mr. Addington's resignation was considered personal use and was treated as compensation to Mr. Addington. Mr. Addington has had use of the Company's aircraft since his resignation. Costs associated with his use totaled $61,190 from June 26, 2001 through November 30, 2001. These costs have been reimbursed to the Company on Mr. Addington's behalf.

         The Company stores and maintains its aircraft at a hangar located at the Huntington Tri-State Airport in Huntington, West Virginia. The hangar is owned by Addington Land Company, LLC ("Addington Land"), approximately 82.4%, 8.31%, 8.31% and 1.00% of which is owned by Addington Enterprises, Robert Addington, Bruce Addington and Stephen Addington, respectively. Addington Land charges no fee to the Company for use of its hangar.

         Beginning in the fall of 2000, the Company began to consider cost reduction measures with respect to mining property in Kentucky from which production had ceased or had been idled due to poor quality, difficult mining conditions and generally high production costs compared with low market prices for coal. According to the Company's budget for 2000, the Company estimated that all of its idled or closed properties in Kentucky would require approximately $139.0 million in reclamation and other obligations over the next five years as a result of their closed or idled status. Some of these properties, however, still contained mineable coal reserves, although not enough for the Company to justify incurring costs associated with continuing these operations given low market prices. As a result, the Company entered into agreements with Appalachian Fuels, LLC ("Appalachian Fuels"), which is wholly-owned by John C. Smith, Jr., Larry Addington's son-in-law, to mine and assume primary reclamation liability with respect to some of the properties. Those mine sites and agreements are as follows:

o Bearville Permit (Ball Fork Job #28, Knott County): Leslie Resources, Inc. ("Leslie Resources"), an AEI Subsidiary, ceased mining the Bearville permit in March 2000 due to excessive costs and difficult mining conditions. The Bearville permit had approximately 800,000 tons remaining at that time, but the ratio of yards of overburden removed to tons of coal mined was too costly for the Company to justify continuing operations. Leslie Resources received pressure from the Kentucky Department of Surface Mining Reclamation and Enforcement ("DSMRE") to reclaim this site; at the same time, it continued to pay required minimum royalty payments to the lessors of the property in excess of $75,000 per month, which were recoupable only from coal production on the property. Leslie Resources initially leased the permit to Reatta Coal Company, a non-affiliate of the Company in April 2001, who subsequently subleased the permit to Appalachian Fuels later during the same month after Reatta determined that it could not mine the property successfully. As a result, the Company receives a $0.50 per ton override fee for all currently permitted tons that are mined by Appalachian Fuels, and a $0.60 per ton override for any additional areas added to the permit. In addition, Appalachian Fuels assumed reclamation obligations with respect to the property. As a result of Appalachian Fuels' production from these reserves, the Company is able to save approximately $1 million in pre-paid minimum royalty liability owed to the lessors of the property.

o 17 South Permit (Western Pocahontas/Consol Lease, Breathitt County): These reserves were leased from Consol Energy, Inc. by Addington Mining, Inc., an AEI Subsidiary, in exchange for a minimum annual royalty fee of $350,000. Addington Mining ceased production from this reserve in 1999 due to the low quality of coal

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   mined from the reserve, low  market price  resulting  from low  quality,  and comparatively high costs associated with mining from the reserve. There was a substantial amount of unreclaimed land on the property resulting from the implementation of contour and highwall mining at the site, including over 125 holes left by the highwall miner used on the site. As a result, the DSMRE required the Company to commence reclamation activities. In addition, the original lease term was set to expire during 2001, which would have resulted in the Company losing its re-entry rights to the property for reclamation purposes. On the other hand, were the Company to seek an extension of the lease, it would have been required to continue paying a costly royalty on property that it no longer mined. Appalachian Fuels negotiated a lease with Consol at the expiration of the Company's expired lease, and pursuant to an agreement with the Company executed in 2001, agreed to operate under the Company's 17 South permit and to pay the Company an override of $0.50 per ton mined from the property. As part of this agreement, Appalachian Fuels assumed primary reclamation liability with respect to the site. It also leases a highwall miner from the Company under this Agreement for use on the site, for which the Company charges market rates.

o Wooten Permit (Perry County): Leslie Resources determined that there were not enough reserves remaining on this site to justify continuing its mining operations. This permit contains approximately 600,000 tons with several encumbrances, including gas and electric transmission lines. In addition, the Company had received increasing pressure from Kycoga Company, LLC, the lessor of the Wooten permit property and from whom the Company leases a great deal of other mining property, to increase production from this property. Reclamation liability under this permit is limited to permit maintenance. Pursuant to an agreement executed in July 2001, Appalachian Fuels pays the Company a $0.50 per ton override for all currently permitted tons mined from the property, and has assumed all costs associated with permit maintenance.

o In addition, pursuant to an agreement executed in August 2001 between Appalachian Fuels and Appalachian Realty Company, an AEI Subsidiary,
   Appalachian Fuels mines property owned by the Company northeast of its Starfire Mine operation in Knott County, which is isolated and has never been part of the Company's mine plan. Appalachian Fuels pays the Company a royalty equal to 8.5% of the gross sale price of the coal mined from the property.

The Company estimates that reclamation and related obligations associated with these permits will total approximately $10.6 million over the next five years.

         In addition, the Company entered into the following agreements with Appalachian Fuels in 2001:

o Leslie Resources and Mountaineer Coal Development Company, also an AEI Subsidiary, entered into a total of three "through-put" agreements with Appalachian Fuels in 2001, pursuant to which the Company loads coal mined by Appalachian Fuels through the Company's Typo, Kragon and Marrowbone loadout facilities. These agreements have terms ranging from three to five years, which may be extended upon mutual agreement of the parties. In addition, Mountaineer agreed to wash the coal loaded by Appalachian Fuels through the Marrowbone loadout. In the event that the Company decides to idle the Typo facility during the term of the agreement, Appalachian Fuels would have the right to step in and operate the loadout, at its own expense. The Company receives a market-level override fee per ton from Appalachian Fuels under each of these agreements.

o MTI entered into a six-month highwall miner agreement with Appalachian Fuels in 2001, pursuant to which Appalachian Fuels leases a highwall miner from the Company for use at its mining operations. In addition, the Company provides labor and services for the highwall miner. The Company charges market rates under this agreement. The highwall miner leased under this agreement is not the highwall miner used by Appalachian Fuels at 17 South, which is governed by the agreement covering that mine site summarized above.

o AEI Coal Sales Company, Inc., an AEI Subsidiary, and Appalachian Fuels entered into short-term coal sales agreements in May 2001, pursuant to which Appalachian Fuels purchases coal from various coal-producing AEI Subsidiaries through the year ending December 31, 2001. Tons sold to Appalachian Fuels under these agreements through September 31, 2001, totaled approximately 434,400 tons, representing approximately $12.9 million in revenues, with approximately 150,000 tons remaining to be purchased under the agreements. The price per ton paid by Appalachian Fuels is based on published prices in effect at the time of origination of

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   shipments,  which the Company  believes  reflect  competitive  market prices.
   Through these agreements, the Company has been able to enhance revenues by selling uncommitted tonnage which is available due to lagging market conditions. In addition, the Company purchased a total of less than 10,000 tons of coal from Appalachian Fuels during 2001, with no further transactions pending.

o During 2001, the Company permitted Appalachian Fuels to use its corporate aircraft. Costs to the Company associated with Appalachian Fuels' use of the Company's aircraft totaled approximately $201,520 as of November 30, 2001. Appalachian Fuels generally reimburses these costs within sixty days of the company incurring them.

         The Company believes the fees and prices received under its agreements with Appalachian Fuels are not less than similar fees and prices generally charged to non-affiliated mining operators in the area.

TERMINATION RIGHTS AGREEMENT

         In connection with the related party agreements which survive the confirmation of the Plan, the Company and various affiliates of the Company will enter into a Termination Rights Agreement on the Effective Date. This agreement provides that for a period of 6 months from the Effective Date of the Plan, if the Company believes that prices for goods or services provided by its affiliates under the existing related party agreements exceed market price, the Company may enter into negotiations with such affiliates under all agreements involving the same type of transaction to obtain the same goods or services at market price. If the parties' agreed-upon methodology for determining market price does not produce a market price that is reasonably acceptable to the parties, either party may terminate all (but not less than all) such related party agreements. Any termination of an agreement pursuant to the immediately preceding sentence will be effective six months after receipt of notice. This agreement also provides that for a period of six months from the Effective Date, the Company, as lessee, will have the right to terminate up to 30% of its existing equipment leases with affiliates that do not relate to new equipment. Any termination of a lease pursuant to the immediately preceding sentence will be effective either six or twelve months after receipt of notice. New equipment is defined as any mining equipment which is purchased or leased by a Service Provider (as defined in the Termination Rights Agreement) within the two years prior to the confirmation of the Plan and which, at the time of such purchase or lease had less than ten hours on its meter. For additional information regarding the Termination Rights Agreement, see the form of Termination Rights Agreement attached as Exhibit 6.1 to the Master Agreement.









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                           THE PLAN OF REORGANIZATION

INTRODUCTION

         Beginning in 1999, due to problems associated with integrating several large acquisitions and decreased pricing for coal, the Company has experienced problems meeting payments due under its substantial debt outstanding, resulting in its default on its payment obligations and other covenants under the Bank Credit Agreement, Old Senior Debt and Subordinated Notes. These liquidity problems were exacerbated by the financial troubles of the Company's principal bonding company, Frontier, and consequent demands by states in which the Company operates first to cash collateralize, and then to replace, the Frontier bonds posted by the Company for its reclamation and workers' compensation obligations in such states. Please refer to "Business--General" and "Risk Factors--Risks Related to the Company's Current Condition", for a detailed discussion of the Company's current financial situation and difficulties, including the impending March 1, 2002 deadline for replacing surety bonds posted by the Company in several states in which the Company operates.

         In light of its liquidity and capital needs, the Company decided it was necessary to restructure its capital in order to enable it to meet its state bonding and debt service requirements, preserve the Company's going concern value and enhance the long-term viability of the Company. Toward that end, the Company over the past approximately 18 months has conducted intensive negotiations with various creditors (including, with respect to the Old Senior Debt, the Informal Noteholders' Committee and, with respect to the Secured Bank Claims, initially the Bank Agent and following its formation in 2001, the Informal Bank Steering Committee), in an effort to enable the Company to restructure its indebtedness through several alternative means, including a prepackaged bankruptcy plan filing. In connection with these negotiations, management has concluded that the best alternative for recapitalizing the Company over the long term and maximizing the recovery of creditors and equity holders of the Company is through a prepackaged plan of bankruptcy pursuant to Chapter 11 of the Bankruptcy Code. The Plan represents the results of such negotiations and efforts.

         The terms of the Plan were determined largely through negotiation by the Company and its legal and financial advisors with (i) the Informal
Noteholders' Committee and its legal and financial advisors and (ii) the Informal Bank Steering Committee and its legal and financial advisors. Generally, in order for the Plan to be approved, acceptances must be received from Holders of Claims constituting at least two-thirds in dollar amount, and more than one-half in number, of allowed Claims in each impaired Class of Claims that votes to accept or reject the Plan.

         Generally, in order for the Plan to be approved, acceptances must be received from Holders of Claims constituting at least two-thirds in dollar amount, and more than one-half in number, of allowed Claims in each impaired class of Claims that votes to accept or reject the Plan.

         The members of the Informal Bank Steering Committee have represented to the Company that they beneficially own, and/or are investment advisors or managers with the power to vote on behalf of beneficial owners of approximately 78% of the outstanding principal amount of the Secured Bank Claims. Each member of the Informal Bank Steering Committee, as well as certain other lenders under the Bank Credit Agreement, has executed an Agreement Concerning Voting pursuant to which it has agreed to vote its Secured Bank Claims to approve the Plan.

         The members of the Informal Noteholders' Committee have represented to the Company that they beneficially own, in the aggregate, approximately $271.8 million in principal amount of Old Senior Debt (representing approximately 78.4% of the outstanding principal amount), and approximately $97.1 million principal amount of Subordinated Notes (representing 64.7% of the outstanding principal amount). Each member of the Informal Noteholders' Committee has executed an Agreement Concerning Voting pursuant to which it has agreed to vote its Old Senior Debt or Subordinated Notes, as the case may be, to approve the Plan.

         Though not entitled to vote on the Plan, the Holders of Old Common Stock have signed an Agreement Concerning Voting under which such Holders have agreed, subject to the terms of the Agreement Concerning Voting, not to delay or impede the confirmation of the Plan.

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         BASED ON THE  REPRESENTATIONS IN THE AGREEMENTS  CONCERNING VOTING, THE
AMOUNT OF CLAIMS COMMITTED TO VOTE IN FAVOR OF THE PLAN IN EACH OF THE CLASS OF SECURED BANK CLAIMS AND THE CLASS OF OLD SENIOR DEBT MEETS THE STATUTORY SUPERMAJORITY (66.7% IN AMOUNT OF CLAIMS THAT VOTE) NEEDED FOR APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY HAS RECEIVED COMMITMENTS UNDER AGREEMENTS CONCERNING VOTING FROM HOLDERS IN THE CLASS OF SUBORDINATED NOTES REPRESENTING APPROXIMATELY 64.7% IN AMOUNT OF CLAIMS IN SUCH CLASS. UNDER APPLICABLE STATUTE, A MAJORITY IN NUMBER OF HOLDERS WHO VOTE ON THE PLAN ALSO IS NEEDED FOR APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT. THE COMPANY CANNOT BE CERTAIN AT THIS TIME THAT THESE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING REPRESENT A MAJORITY IN NUMBER OF HOLDERS OF CLAIMS IN EACH SUCH CLASS WHO VOTE ON THE PLAN. ALTHOUGH AGREEMENTS CONCERNING VOTING HAVE BEEN EXECUTED AS DISCUSSED ABOVE, CERTAIN MINISTERIAL MATTERS ARE REQUIRED TO TAKE PLACE BEFORE THESE AGREEMENTS BECOME EFFECTIVE. THE COMPANY EXPECTS THAT THESE MATTERS WILL OCCUR IN THE NEAR FUTURE. IN ADDITION, THE COMMITMENTS UNDER THE AGREEMENTS CONCERNING VOTING ARE SUBJECT TO CERTAIN CONDITIONS, INCLUDING MEETING CERTAIN DEADLINES FOR THE FILING, CONFIRMATION AND CONSUMMATION OF THE PLAN. IN ORDER TO
BEGIN  THE  REORGANIZATION   CONTEMPLATED   HEREIN,  THE  COMPANY  MUST  RECEIVE
SUFFICIENT VOTES IN FAVOR OF THE PLAN ON OR PRIOR TO THE VOTING DEADLINE, AND THEN COMMENCE THE REORGANIZATION CASES IN TIME TO SEEK AND OBTAIN BANKRUPTCY COURT APPROVAL OF THE DIP FACILITY. THE COMPANY MUST BE ABLE TO DRAW UPON THE DIP FACILITY TO REPLACE THE SURETY BONDS ISSUED BY A FINANCIALLY TROUBLED BONDING COMPANY IN SEVERAL STATES IN WHICH THE COMPANY OPERATES BY A MARCH 1, 2002 DEADLINE. FAILURE TO MEET THESE DEADLINES COULD RESULT IN THE ATTEMPT BY ONE OR MORE OF THESE STATES TO SHUT DOWN THE COMPANY'S OPERATIONS IN THE RELEVANT STATE. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL OBTAIN SUFFICIENT VOTES IN FAVOR OF THE PLAN BY THE VOTING DEADLINE, IF EVER, OR THAT THE BANKRUPTCY COURT WILL APPROVE THE DIP FACILITY IN A TIMELY MANNER OR THAT THE BANKRUPTCY COURT WILL ULTIMATELY CONFIRM THE PLAN. SEE "RISK FACTORS--RISKS RELATED TO THE COMPANY".

         In connection with the Company's negotiations with the Informal Bank Steering Committee and the Informal Noteholders' Committee, the Bank Agent retained Weil Gotshal & Manges LLP as legal counsel and Blackstone Capital Group, L.P. as its financial advisor; the Informal Noteholders' Committee has retained Stroock & Stroock & Lavan LLP as legal counsel and Rothschilds LLC as its financial advisor; and the Holders of the IRBs have retained Mintz Levin as legal counsel regarding issues unique to such debt securities. Pursuant to agreements with the Informal Noteholders' Committee, the Bank Agent and the Informal Bank Steering Committee, the Company has agreed to pay the reasonable fees and expenses of counsel and financial advisors for each of the Bank Agent, the Informal Bank Steering Committee and the Informal Noteholders' Committee. The Company was assisted in preparing for such discussions and negotiations by Latham & Watkins (its restructuring counsel); Frost Brown Todd LLC (its corporate and litigation counsel) and Houlihan (its financial advisor).

         AEI entered into a letter agreement (the "Houlihan Agreement") with Houlihan effective October 12, 2000, pursuant to which, among other things, AEI agreed to pay Houlihan certain fees in consideration of Houlihan's agreement to provide financial advisory services to AEI and the AEI Subsidiaries. As compensation for its services, AEI agreed to pay Houlihan $200,000 per month from September 12, 2000 through December 11, 2000, and $150,000 per month thereafter, and a transaction fee payable upon the consummation of a transaction as defined in the Houlihan Agreement, in the amount of $8,000,000 if consummated without a bankruptcy proceeding, $7,500,000 if consummated within 120 days of a bankruptcy filing, $7,250,000 if consummated after 120 days of a bankruptcy filing (reduced by $250,000 for each ninety day period following the initial 120 day period), in each case subject to a minimum transaction fee of $6,000,000. On or about the Petition Date, AEI intends to seek to assume the Houlihan Agreement pursuant to Section 365 of the Bankruptcy Code. To the extent that AEI is unable to assume the Houlihan Agreement, AEI will file an application to retain Houlihan pursuant to Sections 327 and 328 of the Bankruptcy Code.

OVERVIEW OF THE PLAN

         The Company submits this Solicitation Statement in connection with its solicitation of acceptances of the Plan. The overall purpose of the Plan is to provide for the reorganization of the Company's liabilities in a manner designed to maximize recoveries to all stakeholders. Specifically, the Plan is designed to eliminate all of the Company's existing obligations to Holders of the Secured Bank Claims, Holders of the Old Senior Notes, Holders of the IRBs, Holders of the Subordinated Notes and Holders of the Old Common Stock, by exchanging such Allowed Claims for, in the case of the Secured Bank Claims, the New Senior Secured Term Notes, New Senior Notes and

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Cash, and in the case of the Old Debt Securities,  the New Common Stock; holders of Old Common Stock will not receive any distributions on account of their Old Common Stock.

         In general, the Plan provides for, among other things: (i) a cash distribution to Holders of Administrative Claims, Priority Claims and general Unsecured Claims (to the extent any of such claims are not paid in the ordinary course during the pendency of the Reorganization Cases); (ii) issuing and distributing the New Senior Secured Term Notes, New Senior Notes and Cash to Holders of the Secured Bank Claims, (iii) issuing and distributing an aggregate of 80% of the New Common Stock to Holders of Old Senior Notes and IRBs; (iv) issuing and distributing an aggregate of 20% of the New Common Stock to Holders of Subordinated Notes; (v) cancelling the Old Common Stock; (vi) leaving unimpaired Penalty Claims (if any) and Secured Claims other than the Secured Bank Claims; and (vii) assuming or rejecting executory contracts and (if any) unexpired leases to which AEI or any of the AEI Subsidiaries is a party. See "--Securities to be Issued and Transferred Under the Plan" and "-- Distributions Under the Plan," together with the other information regarding the foregoing and related matters contained elsewhere in this Solicitation Statement.

         THE COMPANY INTENDS TO CONTINUE OPERATING ITS BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS EMPLOYEES, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME. SUCH CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

         At this time, none of AEI or any of the AEI Subsidiaries has commenced the Reorganization Cases; however, they are soliciting acceptances of the Plan from the following Holders of Impaired Claims against the Company: Holders of Secured Bank Claims, Holders of the Old Senior Notes and IRBs, and Holders of the Subordinated Notes. If sufficient votes for acceptance of the Plan by Holders of these Solicited Classes are received, the Company expects to file the Reorganization Cases shortly after votes on the Plan have been tabulated and to seek confirmation of the Plan immediately following the bankruptcy court's approval of a disclosure statement in substantially the same form as this Solicitation Statement. See "-- Overview of the Plan." If the Company does not receive the requisite acceptances by Holders in the Solicited Classes by the Voting Deadline (as set forth below), it will be forced to evaluate its available options, including proceeding with filing the prepackaged Chapter 11 cases and the Plan (in the event the Holders of Secured Bank Claims, Old Senior Notes and IRBs, but not Holders of Subordinated Notes, vote to accept the Plan) and filing non-prepackaged Chapter 11 cases.

         THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN AND RETURN THEIR BALLOTS BEFORE THE VOTING DEADLINE OF FEBRUARY 25, 2002. As described in greater detail elsewhere in this Solicitation Statement, among the factors which have led the Company and the Board of Directors to conclude that the Plan is preferable to all other alternatives and in the best interests of all creditors and equity holders, are the following:
(i) the Plan restructures the Company's balance sheet in a manner that will allow the Company to go forward with a significantly lower debt load; (ii) the solicitation of acceptances and rejections of the Plan prior to a bankruptcy filing minimizes the time the Company must endure the costs and disruptions associated with Chapter 11 proceedings; (iii) the Plan provides for the maximum return for the Company's creditors; (iv) the Plan reflects a consensual agreement between the Company and representatives of substantial majorities of its bank credit facility and bondholder constituencies; (v) further delay in the implementation of a restructuring plan may lead to further deterioration of the Company's financial condition and enterprise value to the detriment of all creditors and equity holders; (vi) the Plan serves to minimize disruption to business and to help maintain customer and vendor relations by leaving general unsecured creditors unimpaired; (vii) the Plan will allow the Company's bank creditors to realize the benefits of an improved credit for the New Senior Secured Term Notes and New Senior Notes and (viii) the Plan provides a greater recovery than that which the Company's creditors would receive in a Chapter 7 liquidation, as set forth in more detail in "The Plan of Reorganization--Chapter 7 Liquidation Analysis." For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         THE MEMBERS OF THE INFORMAL BANK STEERING COMMITTEE AND THE HOLDERS OF THE INFORMAL NOTEHOLDERS' COMMITTEE HAVE AGREED TO VOTE IN FAVOR OF THE PLAN AND RECOMMEND, RESPECTIVELY, THAT HOLDERS OF SECURED BANK CLAIMS, OLD SENIOR NOTES AND IRBS AND SUBORDINATED NOTES VOTE TO ACCEPT THE PLAN. However,

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neither  the  Informal  Bank  Steering  Committee,   the  Informal  Noteholders'
Committee nor any member of such committees will be a proponent of the Plan, and
neither  the  Informal  Bank  Steering  Committee,   the  Informal  Noteholders'
Committee nor any member of such committees has solicited or will solicit any vote in favor of the Plan by, or offered to join in any offer of any securities to any other holder of Secured Bank Claims, Old Senior Notes, IRBs or Subordinated Notes, whether by this Solicitation Statement or any other means. In addition, there are numerous events set forth in the Agreements Concerning Voting which, if they occur, would allow Holders of Secured Bank Claims, Old Senior Notes, IRBs and Subordinated Notes who have signed such agreements to change their votes, such as a failure to meet various deadlines regarding the filing, confirmation and consummation of the Plan.

         The Bankruptcy Code provides that only Holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances of the Classes of Claims have been received. Failure by a Holder of a Claim to deliver a duly completed and signed ballot will constitute an abstention by such Holder with respect to a vote on the Plan. Abstentions will not be counted as votes to accept or reject the Plan and, therefore, will have no effect on the voting with respect to the Plan. The requirements for confirmation of the Plan, including the vote of creditors and equity holders to accept the Plan and certain of the statutory findings that must be made by the bankruptcy court, are described below under the caption "--Voting and Confirmation of the Plan."

         Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in "--Treatment of Claims and Interests Under the Plan--ConditionS Precedent to Confirmation and Consummation of the Plan." There can be no assurance that these conditions will be satisfied or waived.

     BRIEF EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a company is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of a company, another goal of Chapter 11 is to promote equality of treatment of creditors and equity holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a company's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against a company and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the such company's Chapter 11 case.

         Consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a company. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the company, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity holder of the company, whether or not such creditor or equity holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the company from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity holders.

         The following is an overview of certain material provisions of the Plan of the Company, which is attached hereto as Appendix A. The Plan (and related Ballots, Master Ballots and other related documents) contemplates the filing of the Reorganization Cases with the bankruptcy court in the Eastern District of Kentucky. The Company, however, reserves the right to file the Reorganization Cases in any other jurisdiction it determines to be appropriate and advisable (and, in such case, to make appropriate changes to the Plan, Ballots, Master Ballots and other related documents). The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Solicitation Statement are used, such defined terms shall have the meanings assigned to them in the Plan. For a description of certain other significant terms and provisions of the Plan, see "-- Securities to be Issued and Transferred Under the Plan," "-- Overview of the Plan" and "-- Distributions Under the Plan." See also "Risk Factors" for a description oF significant risk factors related to the Plan.

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

VOTING AND CONFIRMATION OF THE PLAN

     SOLICITATION OF ACCEPTANCES OF THE PLAN

         This Solicitation Statement and the appropriate Ballot are being distributed to all Holders of Claims who are entitled to vote on the Plan, including Holders of Old Senior Debt, Subordinated Notes, and Secured Bank Claims. There is a separate Ballot designated for each impaired Class of Claims entitled to vote on the Plan in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claim.

         Under Section 1126(b) of the Bankruptcy Code, a holder of a claim or interest that has accepted a plan of reorganization before the commencement of a Chapter 11 case will be deemed to have accepted the plan for purposes of confirmation under Chapter 11 of the Bankruptcy Code if the bankruptcy court determines that the solicitation of such acceptance was in compliance with any applicable nonbankruptcy and bankruptcy law governing the adequacy of disclosure in connection with such a solicitation. Solicitation of acceptances of a plan of reorganization before the commencement of a Chapter 11 case will be rejected by a bankruptcy court if the court finds that (i) the plan was not transmitted to substantially all creditors and equity interest holders of the same class, (ii) an unreasonably short time was prescribed for such creditors or equity interest holders to vote on the plan or (iii) the solicitation was not in compliance with
Section 1126(b) of the Bankruptcy Code. The Company believes that its solicitation of acceptances of the Plan complies with the requirements of
Section 1126(b) and all applicable securities laws for purposes of solicitation of acceptances or rejections of the Plan. If the bankruptcy court finds such compliance, then Holders casting Ballots to accept or reject the Plan will be deemed by the bankruptcy court to have accepted or rejected the Plan. Unless the bankruptcy court later determines that any acceptances of the Plan may be revoked, all such acceptances will remain in full force and effect until the bankruptcy court determines whether such acceptances constitute acceptances or rejections for purposes of confirmation under the Bankruptcy Code. The Company also reserves the right to use acceptances of the Plan received in this solicitation to seek confirmation under any other circumstances, including in connection with a case under the Bankruptcy Code for the Company commenced by the filing of one or more involuntary petitions, subject to approval of the bankruptcy court.

     WHO MAY VOTE

         Pursuant to the Bankruptcy Code, only classes of claims and interests that are "impaired," as defined in Section 1124 of the Bankruptcy Code, and that receive or retain property under a reorganization plan are entitled to vote to accept or reject the plan. A class is impaired if the legal, equitable or contractual rights to which the claims or interests of that class entitle the holders of such claims or interests are modified under the terms of the plan, other than by curing defaults thereunder and reinstating the maturity thereof. Classes of claims and interests that are not impaired are conclusively presumed to have accepted the plan and thus are not entitled to vote on the plan. Classes of claims and interests whose holders receive or retain no property under the plan are deemed to have rejected the plan and are not entitled to vote on the plan.

         Under the Plan, the Claims against and the Equity Interests in the Company are divided into eight (8) Classes as more fully described below under "--Treatment of Claims and Interests Under the Plan."

         Class 3 (Secured Bank Claims), Class 4 (Senior Debt Claims), and Class 6 (Subordinated Claims), are the only classes of Claims under the Plan that are impaired but which receive or retain property under the Plan and thus are entitled to vote to accept or reject the Plan. Each Holder as of the Distribution Record Date (as defined in the Plan), of the preceding classes of Claims, or their authorized signatories, are eligible to vote on the Plan. See "--Beneficial Owners of Voting Securities" below.

         Classes 1, 2, 5 and 7 are not impaired under the Plan and, therefore, will not be entitled to vote on the Plan. Class 8 is impaired but receives or retains no property under the Plan and, therefore, is deemed to reject the Plan. The Company therefore will not solicit votes from members of Classes 1, 2, 5, 7 and 8.

         The Company will pay the costs of solicitation of acceptances of the Plan, including the cost of assembling and mailing this Solicitation Statement and the materials enclosed herewith. In addition to the use of the mails, acceptances of the Plan may be solicited personally, or by telephone or telegraph, by corporate officers and employees of the Company who will not receive any additional compensation in connection with such solicitations. The Company intends to request brokers and banks holding Old Debt Securities in their names or as nominees to facilitate the process of collecting votes on the Plan from their customers who own such Old Debt Securities, where applicable, and will reimburse them for their reasonable expenses of mailing solicitation materials to their customers.

     VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

         Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of the class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan by each of Class 3, 4 and 6 will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims that cast their Ballots in such Class vote in favor of acceptance.

         Management of the Company believes that the Plan provides consideration to Classes of Claims reflecting an appropriate resolution of their Claims, taking into account the differing nature and priority of such Claims. The bankruptcy court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the bankruptcy court. If at least one impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), for example, the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan of reorganization may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class. See "--Acceptance or Cramdown." The Company has reserved the right to request confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan, if and to the extent necessary, if certain Classes of Claims fail to accept the Plan. Although the Company believes that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code if certain Classes of Claims do not accept it, there can be no assurance that the requirements of such provisions would be satisfied.

     VOTING PROCEDURES

         If you are a holder of Secured Bank Claims, or a registered holder of Voting Securities, who is entitled to vote on the Plan, you will receive a Ballot relating to such Secured Bank Claims or the Voting Securities you hold of record. Registered holders of Voting Securities may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Voting Securities for their own account, they or their agents should provide copies of this Solicitation Statement and appropriate Ballots to the beneficial owners of the Voting Securities. For further instructions, see "--Beneficial Owners of Voting Securities" below. Any beneficial owner who has not received a Solicitation Statement or Ballot should contact his, her or its brokerage firm or nominee or the Information Agent.

         All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm or other nominee holding Voting Securities in its own name on behalf of a beneficial owner, the Master Ballot, enclosed with the Solicitation Statement. Brokerage firms or other nominees holding Voting Securities for the account of only one beneficial owner may use a Ballot. Purported votes which are cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Information Agent by the Voting Deadline (5:00 p.m., New York City time, on February 25, 2002, which Voting Deadline may be extended at the Company's discretion.)

         A Holder may receive a Ballot relating to Secured Bank Claims or Voting Securities that such Holder did not beneficially own on the Record Date. Holders should complete only Ballots corresponding to the Secured Bank Claims or Voting Securities which they beneficially owned on the Record Date. Holders who purchase or whose purchase is registered after the Record Date and who wish to vote on the Plan must arrange with their sellers to receive proxies from the Holders of record on the Record Date.

         Holders of Secured Bank Claims and Holders of Voting Securities who elect to vote on the Plan should complete and sign the Ballot in accordance with the instructions thereon being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Holders may not split their vote on the Plan with respect to their Secured Bank Claims Claim or with respect to a particular class of Voting Securities. A Holder of Voting Securities must vote all securities beneficially owned in a particular class in the same way (I.E., all "accept" or all "reject"), even if such Voting Securities are owned through more than one broker or bank. Abstentions and broker non-votes will not be counted in determining the number of Voting Securities voted in favor of the Plan.

         In addition to voting to accept or reject the Plan, individual Holders of Secured Bank Claims, Old Senior Debt and Subordinated Notes may elect to grant releases (the "Voluntary Releases") of claims to officers, directors and shareholders of the Company (and certain of their affiliates). The Voluntary Releases may be granted only by individual election; no class vote or other mechanisms under the Plan will deem a Voluntary Release to have been granted by an individual Holder absent such election. Electing to grant the Voluntary Releases is not mandatory; Holders may vote to accept or reject the Plan without electing to grant the Voluntary Releases. Electing to grant the Voluntary Release will not affect the distribution to which a Holder is entitled under the Plan. Holders should consider carefully whether they wish to grant the Voluntary Releases because granting the Voluntary Releases will bind the Holder granting the Voluntary Release and such Holder will no longer be able to assert claims or causes of actions against officers, directors, or shareholders of the Company. For a complete description of the scope of the Voluntary Release, see "--Indemnifications and Releases Under the Plan--Voluntary Releases" below.

         HOLDERS MAY RECEIVE MULTIPLE MAILINGS OF THIS SOLICITATION STATEMENT, ESPECIALLY IF THEY OWN VOTING SECURITIES THROUGH MORE THAN ONE BROKER OR BANK. ANY HOLDER THAT SUBMITS MORE THAN ONE BALLOT FOR A CLASS OR ISSUE OF VOTING SECURITIES BECAUSE HE, SHE OR IT BENEFICIALLY OWNS SUCH VOTING SECURITIES THROUGH MORE THAN ONE BROKER OR BANK, SHOULD BE SURE TO INDICATE IN ITEM 3 OF THE BALLOT(S) FOR SUCH VOTING SECURITIES THE NAMES OF ALL OTHER BROKER DEALERS OR OTHER INTERMEDIARIES WHO HOLD VOTING SECURITIES FOR SUCH HOLDER.

         Votes on the Plan may be revoked  at any time  prior to the  earlier of
(a) the commencement by the Company of the Reorganization Cases under Chapter 11 of the Bankruptcy Code and (b) the Voting Deadline. After a bankruptcy filing, revocation may be effected only with the approval of the bankruptcy court. The Company reserves the right to amend the terms of the Plan or waive any conditions thereto if and to the extent the Company determines that such amendments or waivers are necessary or desirable in order to consummate the Plan. The Company will give holders of Claims and Equity Interests notice of such amendments or waivers as may be required by applicable law.

         Each custodian bank, agent, broker, or other nominee voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities shall retain all ballots for possible inspection for a period of at least six years the Effective Date.

         BENEFICIAL OWNERS OF VOTING SECURITIES

         Section 1126(b) of the Bankruptcy Code has been interpreted to require that a solicitation for acceptances prior to filing a plan of reorganization must include the beneficial owners of securities, regardless of whether such beneficial owners are the holders of record. Accordingly, a beneficial owner of Voting Securities on the Record Date is eligible to vote on the Plan, whether the Voting Securities were held on the Record Date in such beneficial owner's name or in the name of a brokerage firm, commercial bank, trust company or other nominee (each, a "Nominee" and collectively "Nominees").

         IF A BENEFICIAL OWNER'S CLAIM OR INTEREST IS A RESULT OF SUCH BENEFICIAL OWNER'S OWNERSHIP OF VOTING SECURITIES AND SUCH BENEFICIAL OWNER'S VOTING SECURITIES ARE HELD ON SUCH BENEFICIAL OWNER'S BEHALF IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, ONLY THE BENEFICIAL OWNER MAY EXECUTE A BALLOT WITH RESPECT TO SUCH CLAIM OR INTEREST TO ACCEPT OR REJECT THE PLAN, PROVIDED THAT BENEFICIAL OWNERS MUST TRANSMIT THEIR COMPLETED BALLOTS TO THE RECORD HOLDER (IF NOT "PREVALIDATED" AS DESCRIBED BELOW) WHO MUST IN TURN RETURN MASTER BALLOTS TO THE INFORMATION AGENT WHICH PROVIDE IN SUMMARIZED TABULAR FORM THE VOTES BY EACH BENEFICIAL OWNER.

         ANY BENEFICIAL OWNER, AS OF THE RECORD DATE, HOLDING VOTING SECURITIES IN PHYSICAL CERTIFICATED FORM, REGISTERED IN HIS, HER OR ITS OWN NAME can vote by completing and signing the enclosed Ballot and returning the original directly to the Information Agent using the enclosed pre-addressed, postage-paid envelope so that it is actually received by the Information Agent before the Voting Deadline of 5:00 p.m., New York City Time on February 25, 2002 (the "Voting Deadline"), which date may be extended at the Company's sole discretion. If no envelope was enclosed with this Solicitation Statement, contact the Information Agent for instructions.

         ANY BENEFICIAL OWNER HOLDING, AS OF THE RECORD DATE, VOTING SECURITIES IN "STREET NAME" (I.E., through a brokerage firm, commercial bank, trust company or other nominee), or a beneficial owner's authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner), can vote by completing and signing the enclosed Ballot (unless the Ballot has already been signed, or "prevalidated," by a Nominee (as defined below)) and returning the completed original Ballot to the Nominee in sufficient time for the Nominee to then forward such vote to the Information Agent so that it is actually RECEIVED by the Information Agent before the Voting Deadline. Any Ballot submitted to a Nominee will not be counted unless and until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Information Agent. Ballots already signed, or "prevalidated" by a Holder's Nominee and forwarded to such Holder must be completed by the Holder, and returned directly to the Information Agent so that it is actually RECEIVED by the Information Agent before the Voting Deadline. If no envelope was enclosed with this Solicitation Statement, contact the Information Agent for instructions.

         Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such Ballot to the Information Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Information Agent.

         Each Holder of Voting Securities who submits a vote for or against the Plan thereby certifies that he, she or it is the beneficial owner of the Voting Securities being voted, or an authorized signatory for such beneficial owner. Any person or entity that submits a Ballot will also be deemed to request that such person or entity (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such Voting Securities for purposes of voting on the Plan.

         BROKERAGE FIRMS, BANKS AND OTHER NOMINEES

         A brokerage firm, commercial bank, trust company or other nominee which is the registered holder on the Record Date of Voting Securities for a beneficial owner, or is a participant in a securities Clearing System and is authorized to vote in the name of such securities Clearing System pursuant to an omnibus proxy, assignment letter form, or similar document (as described below) and is acting for a beneficial owner, can obtain the vote of the beneficial owner of such Voting Securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

         (i) The Nominee may "prevalidate" a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the Nominee or registered holder, the amount of Voting Securities held by the Nominee for the beneficial owner, and the account number for the accounts in which such Voting Securities are held by the Nominee; and (iii) forwarding such Ballot, together with the Solicitation Statement, return envelope and other materials requested to be forwarded (if any), to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot and return the original Ballot directly to the Information Agent in the pre-addressed, postage-paid envelope so that it is actually RECEIVED by the Information Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by each Nominee for inspection for at least one year following the Voting Deadline.

         (ii) If the Nominee elects NOT to prevalidate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Solicitation Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the original Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute

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         the  Ballot  and  return  the  original  Ballot to the  Nominee.  After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot and deliver the original Master Ballot to the Information Agent so that it is actually RECEIVED by the Information Agent before the Voting Deadline. All Ballots returned by beneficial owners to their Nominees should either be forwarded to the Information Agent (along with the Master Ballot) or retained by the Nominee for inspection for at least six years following the Effective Date. PLEASE
         NOTE: the Nominee should advise the beneficial owner to return his, her or its Ballot to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Information Agent so that it is actually received by the Information Agent before the Voting Deadline.

         A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in (i) or (ii) above to vote on behalf of a beneficial owner. A Nominee which is the registered holder of a Voting Security for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate Ballot and by distributing a copy of the Solicitation Statement and such executed Ballot to such beneficial owner for voting and returning such original Ballot to the Information Agent so that it is actually received by the Information Agent before the Voting Deadline.

         SECURITIES CLEARING SYSTEMS

         The Company expects that The Depository Trust Company ("DTC"), as nominee holder of certain Voting Securities, will arrange for its participants to vote by executing an omnibus proxy, assignment letter form, or similar document in favor of its respective participants. As a result, each such participant will be authorized to vote such Voting Securities owned by it and held in the name of DTC.

     VOTING DEADLINE AND EXTENSIONS

         In order to be counted for purposes of voting on the Plan, each Ballot must be properly completed and signed. Ballots indicating acceptance or rejection of the Plan must be actually received by the Information Agent at its address set forth on the back cover of this Solicitation Statement no later than 12:00 Midnight, New York City Time, on MONDAY, FEBRUARY 25, 2002, the Voting Deadline. The Company reserves the right, in its sole discretion, to extend the Voting Deadline, in which case the term "Voting Deadline" will mean the latest date on which a Ballot will be accepted.

         In order to extend the Voting Deadline, the Company will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City Time, on the next business day immediately after the previously scheduled Voting Deadline. Such announcement may state that the Company is extending the Voting Deadline for a specified period of time or on a daily basis until 12:00 Midnight, New York City Time, on the date on which sufficient acceptances required to seek confirmation of the Plan have been received.

         Delivery of all documents must be made to the Information Agent at its address set forth on the back cover of this Solicitation Statement. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

     WITHDRAWAL OF VOTES ON THE PLAN

         A properly submitted Ballot may be withdrawn by delivering a written notice of withdrawal to the Information Agent at its address set forth on the back cover page of this Solicitation Statement at any time prior to the earlier of (i) the Voting Deadline and (ii) the Petition Date (as defined below). Thereafter, withdrawal may be effected only with the approval of the bankruptcy court.

         In order to be valid, a notice of withdrawal must (i) specify the name of the Holder who submitted the votes on the Plan to be withdrawn; (ii) contain the description of the Claim to which it relates and the aggregate principal

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amount  represented by such Claim; and (iii) be signed by the Holder in the same manner as on the Ballot. The Company expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

         Any Holder who has previously submitted to the Information Agent prior to the Voting Deadline a properly completed Ballot may revoke and change such vote by submitting to the Information Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one which bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

     INFORMATION AGENT

         The Altman Group, Inc. has been appointed as Information Agent (the "Information Agent") for the Plan. Questions on the voting procedures and requests for assistance with respect to such procedures may be directed to the Information Agent, whose address and telephone number are set forth on the back of this Solicitation Statement. Requests for additional copies of this Solicitation Statement, the Ballots or the Master Ballots should be directed to the Information Agent.

     ACCEPTANCE OR CRAMDOWN

         Under the Bankruptcy Code, a plan of reorganization is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of the holders of such claims of that class who cast their ballots vote to accept the plan. A plan is accepted by an impaired class of equity interests if holders of at least two-thirds of the allowed equity interests in such class that cast ballots vote to accept the plan.

         In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan of reorganization be accepted by each holder of a claim or equity interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or equity interest in such class. In addition, each impaired class must accept the plan of reorganization for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in
Section 1129(b) of the Bankruptcy Code discussed below.

         The Bankruptcy Code contains provisions authorizing the confirmation of a plan of reorganization even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted the plan. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code. As indicated above, a plan of reorganization may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed equity interests, no holder of claims or equity interests in any junior class may receive or retain any property on account of such claims or equity interests. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

         (a) Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a percentage value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

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

         (b) Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

         (c) Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

         The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan of reorganization more than 100% of its allowed claims. The requirement that a plan of reorganization not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

         The Company believes that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Equity Interests, in view of the treatment proposed for such Classes. See "--Treatment of Claims and Interests Under the Plan" below for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Company intends to amend the Plan to permit cramdown of dissenting Classes of Claims or Equity Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes.

         In addition, the Company does not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Company believes the Plan does not discriminate unfairly.

         Subject to the conditions set forth in the Plan, a determination by the bankruptcy court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Company's ability to modify the Plan to satisfy the confirmation requirements of Section 1129 of the Bankruptcy Code.

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

     SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and equity interests of a company's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Equity Interests into eight (8) Classes and sets forth the treatment for each Class. In accordance with Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Company also is required, under Section 1122 of the Bankruptcy Code, to classify claims against and equity interests in the Company into classes that contain claims and equity interests that are substantially similar to the other claims and equity interests in such classes. The Company believes that the Plan has classified all Claims and Equity Interests in compliance with the provisions of Section 1122, but once the Reorganization Cases have been commenced, it is possible that a Holder of a Claim or Equity Interest may challenge the classification of Claims and Equity Interests and that the bankruptcy court may find that confirmation of the Plan requires a different classification. In such event, the Company intends, to the extent permitted by the bankruptcy court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Equity Interest AFTER approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

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

         The classification of Claims and Equity Interests and the nature of distributions to Holders of impaired Claims or impaired Equity Interests in each class are summarized below. See "--Securities to be Issued and Transferred Under the Plan" for a description of the manner in which the number of shares of New Common Stock will be determined and "Certain Risk Factors" for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan. The treatment of Claims described below is subject to the Plan provisions described in "--Additional Information Regarding Treatment of Certain Claims."

     DESCRIPTION OF CLAIMS AND EQUITY INTERESTS

         CLASSIFIED CLAIMS AGAINST AND INTERESTS IN THE COMPANY

         CLASS 1--PRIORITY NON-TAX CLAIMS. Class 1 Claims are unimpaired. Class 1 consists of the Allowed Priority Non-Tax Claims against the Company. A Priority Non-Tax Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7), or 507(a)(9) of
the Bankruptcy Code, and does not include any Priority Non-Tax Tax Claim. These unsecured Priority Non-Tax Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

         The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Class 1 Claim will be entitled to receive (i) cash equal to the amount of such Claim on the latest of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Non-Tax Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Company and the Holder of such Claim, and/or (ii) such other treatment, as determined by the bankruptcy court, required to render such Claim unimpaired. Allowed Claims in Class 1 are unimpaired under the Plan and Holders of Allowed Claims in Class 1 will be deemed to have accepted the Plan.

         Assuming the bankruptcy court authorizes the Company to pay certain Employee Claims in the ordinary course of business and as and when such obligations become due and owing during the pendency of the Reorganization Cases, the Company expects that there will be no Allowed Priority Non-Tax Claims as of the Effective Date.

         Under the Plan, Holders of Claims in Class 1 will not be required to file proofs of claim with the bankruptcy court and no deadline for filing proofs of claims or interests ("Bar Date") will be enforced as to such Claims.

         CLASS 2--OTHER SECURED CLAIMS. All Allowed Secured Claims against the Company that are not included in Class 3 (defined in the Plan as "Secured Bank Claims") are classified in Class 2 ("Other Secured Claims"). Each Allowed Other Secured Claim against the Company will be treated as follows: either (a) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Company will cure any default with respect to such Claim that occurred before or after the Petition Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code),
(ii) the maturity of such Claim will be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim will be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim will receive such other treatment to which the Holder consents. The Holder of each Allowed Other Secured Claim against the Company which is treated as set forth in clause (a), (b) or (c) of this paragraph will be unimpaired and will not be entitled to vote for or against the Plan.

         Under the Plan, Holders of Claims in Class 2 will not be required to file proofs of claim with the bankruptcy court and no Bar Date will be enforced as to such Claims.

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

         CLASS 3--SECURED BANK CLAIMS. Class 3 consists of all Allowed Secured Bank Claims, if any, against the Company arising under the Bank Credit Agreement including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Under the Plan, the Secured Bank Claims shall be deemed Allowed Claims in the aggregate amount of $984,223,719, plus fees and expenses (based upon an assumed petition date of February 25, 2002). Class 3 Claims are impaired and, accordingly, Holders of Allowed Class 3 Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 3 Claim will receive on account of such Claim (i) a Ratable Proportion of the New Senior Secured Term Notes, (ii) a Ratable Proportion of the New Senior Notes, (iii) a Ratable Proportion of the Bank Claims Cash Distribution Amount in Cash and (iv) the releases described in
Section 11.7 of the Plan. In addition, any letters of credit issued pursuant to the Bank Credit Agreement which are outstanding as of the Effective Date shall be cancelled. The sum of (i) the aggregate principal amount of the New Senior Secured Term Notes, (ii) the aggregate principal amount of the New Senior Notes,
(iii) the amount of the Bank Claim Cash Distribution Amount and (iv) the aggregate undrawn face amount of any letters of credit originally issued pursuant to the Bank Credit Agreement which are outstanding on the Petition Date and that as of the Effective Date have been cancelled shall be equal to the Allowed Secured Bank Claims including interest in accordance with section 3.02(b) of the Bank Credit Agreement through the actual Petition Date. In addition, during any period from the Petition Date through the Effective Date in which the Banks are paid current postpetition interest (as adequate protection or otherwise) at the non- default rate under the Bank Credit Agreement (as opposed to the default rate set forth in section 3.02(b) of the Bank Credit Agreement), each Holder of an Allowed Secured Bank Claim shall be entitled to retain such amounts; PROVIDED, HOWEVER, each Holder of an Allowed Secured Bank Claim shall be entitled to interest on the Allowed Secured Bank Claim which shall accrue at the default rate (in accordance with section 3.02(b) of the Bank Credit Agreement) during any period from the Petition Date through the Effective Date in which the Banks are not paid current postpetition interest (as adequate protection or otherwise). To the extent, if any, that the classification and manner of satisfying Claims and Equity Interests under the Plan do not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 3 Claims may have against Holders of Claims or Equity Interests with respect to distributions made pursuant to the Plan, each Holder of an Allowed Class 3 Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have, including, without limitation, any such rights arising out of the Bank Credit Agreement or otherwise.

         Holders of Claims in Class 3 will not be required to file proofs of claim with the bankruptcy court and no Bar Date will be enforced as to such Claims. Based upon an assumed Petition Date of February 25, 2002, the Bank Claims will be Allowed in the amount of $984,223,719, plus fees and expenses. The Company estimates that the overall recovery for Class 3 will be 100%.

         CLASS 4--SENIOR DEBT CLAIMS. Class 4 consists of the Allowed Unsecured Claims against the Company: (i) Holders of Old Senior Notes (including all
Claims and causes of action arising therefrom or in connection therewith) including an aggregate principal amount of $200.0 million, and aggregate accrued and unpaid interest of approximately $38 million and unpaid liquidated damages resulting from the Company's failure to register the Old Senior Notes of $9.5 million through, but not including, the Petition Date (assuming the Petition Date occurs on February 25, 2002) and related fees, costs and expenses and (ii) Holders of IRBs (including all Claims and causes of action arising therefrom or in connection therewith) including an aggregate principal amount of $146.8 million and aggregate accrued and unpaid interest of approximately $14.6 million through, but not including the Petition Date, and related fees, costs and expenses. The Claim of each Holder of Old Senior Notes and IRBs as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Old Senior Notes or IRBs, as the case may be, plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Senior Notes or IRBs, as the case may be) plus, in the case of Holders of Old Senior Notes, any unpaid liquidated damages resulting from the Company's failure to register the Old Senior Notes which accrued prior to the Petition Date. Class 4 Claims are impaired and, accordingly, Holders of Allowed Class 4 Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim will receive on account of such Allowed Claim (a) a Ratable Proportion of 80% of the New Common Stock to be issued by Reorganized AEI and outstanding on the Effective Date and (b) the releases described in Section 11.7 of the Plan. To the extent, if any, that the classification and manner of satisfying Claims and Equity Interests under the Plan do not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 4 Claims may have against Holders of Claims or Equity Interests with respect to distributions made pursuant to the Plan, each Holder of an Allowed Class 4 Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have,

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including,  without  limitation,  any such rights  arising out of the Old Senior
Notes, IRBs, the Subordinated Notes, the Old Indentures or otherwise.

         The recovery for the Holders of Allowed Class 4 Claims depends significantly on the value of the New Common Stock on the Effective Date. The Company estimates that the overall recovery for Class 4 will be approximately 87.9% under the Plan, assuming that Allowed Class 4 Claims represent Claims in the aggregate amount of approximately $409 million of principal, accrued interest and liquidated damages (in the case of the Old Senior Notes) (as of an assumed Petition Date of February 25, 2002). The Company estimates that Class 4 will receive New Common Stock valued at approximately $359.7 million (based on an estimated value of $22.48 per share on a fully diluted basis). See
"Description of New Common Stock," "Pro Forma Financial Statements" and "Projected Financial Information."

         Under the Plan, Holders of Claims in Class 4 will not be required to file proofs of claim with the bankruptcy court and no Bar Date will be enforced as to such Claims

         CLASS 5--OTHER UNSECURED CLAIMS. Class 5 is unimpaired. Class 5 consists of all Other Unsecured Claims. Holders of Allowed Other Unsecured Claims (other than Allowed Trade Claims), at the option of the Company, shall be accorded one of the following treatments: (i) payment by the Company in full in Cash the Allowed Amount of such Unsecured Claim in full satisfaction and discharge of such Claim, (ii) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder, (iii) treatment in accordance with an agreement between the Company and the Holder of such Claim or (iv) such other treatment which will render the Allowed Claim unimpaired.

         Class 5 includes liabilities of the Company incurred in connection with a loan made to the Company by Kentucky Bank & Trust and liabilities to various parties in connection with notes issued by the Company as part of the purchase price for various assets previously acquired by the Company. The Company estimates that its total liability for such claims is approximately $16.5 million; however, these liabilities are not due and payable upon the Effective Date, and under the Plan the Company may pay such liabilities in accordance with their terms or otherwise unimpair them.

         In addition, Class 5 includes significant long term liabilities of the Company such as required payments under the Company's pension plan, reclamation obligations and black lung legislation. These liabilities are not due and payable upon the Effective Date, and the Company intends to pay the Benefits Revenue in accordance with their terms or otherwise unimpair them.

         Class 5 also includes all Allowed Trade Claims. A "Trade Claim" is defined in the Plan as any unsecured Claim arising from (i) the delivery of goods or services in the ordinary course of business or (ii) insurance-related service (including insurance premiums). Trade Claims exclude (i) Claims arising under Section 502(e) and 502(g) of the Bankruptcy Code, (ii) Claims of the type described in Section 726(a)(4) of the Bankruptcy Code, and (iii) Tort Claims. The Plan reflects the Company's intention to treat Trade Claims as if the Reorganization Cases had never been commenced. Accordingly, after commencement of the Reorganization Cases, the Company intends to seek bankruptcy court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to the Company or who have previously agreed to compromise their Claims in a manner acceptable to the Company. In any event, any Allowed Trade Claim in Class 5 that has become due and owing on or before the Effective Date (unless previously paid during the Reorganization Cases) will be paid in full, in cash (with interest, to the extent required by the bankruptcy court), on, or as soon as practicable after, the Effective Date, or at such other time as is mutually agreed upon by the Company and the Holder of such Claim, or if not due and owing on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code. The legal, equitable, and contractual rights of the Holders of these Claims will be unaffected by the Plan.

         Assuming the bankruptcy court authorizes the Company to pay Holders of Trade Claims in the ordinary course of business and as and when such obligations become due and owing during the pendency of the Reorganization Cases, the Company expects that there will be no prepetition Trade Claims against them as of the Effective Date except to the extent that trade payables were not payable by their terms until after the Effective Date, in which case the Company expects that such trade payables would be minimal. If the bankruptcy court does not

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authorize the Company to do so, the Company estimates that the allowed amount of
Trade Claims against it, as of the Effective Date, will be minimal, if any.

         Allowed Claims in Class 5 are not impaired and will be deemed to have accepted the Plan. Holders of Claims in Class 5 will not be required to file proofs of claim with the bankruptcy court.

         CLASS 6--SUBORDINATED CLAIMS. Class 6 consists of Allowed Claims against the Company in respect of the Subordinated Notes (including all Claims and causes of action arising therefrom or in connection therewith) including an aggregate principal amount of approximately $150.0 million and aggregate accrued and unpaid interest of approximately $31.5 million through, but not including, the Petition Date (assuming the Petition Date occurs on February 26, 2002). The Claim of each Holder of Subordinated Notes as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Subordinated Notes plus unpaid interest (calculated in accordance with the provisions of the Old Indenture governing the Subordinated Notes) plus any unpaid liquidated damages resulting from the Company's failure to register the Subordinated Notes which accrued prior to the Petition Date. Class 6 is impaired and, accordingly, Holders of Allowed Class 6 Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim will receive on account of such Allowed Claim (a) a Ratable Proportion of 20% of the New Common Stock to be issued by Reorganized AEI and outstanding on the Effective Date and (b) the releases described in
Section 11.7 of the Plan.

         The recovery for the Holders of Allowed Class 6 Claims depends significantly on the value of the New Common Stock. The Company estimates that the overall recovery for Class 6 will be approximately 47.9% under the Plan, assuming that Allowed Class 6 Claims represent Claims in the aggregate amount of approximately $187.6 million in principal and accrued interest and unpaid liquidated damages (as of an assumed Petition Date of February 25, 2002). The Company estimates that Class 6 will receive New Common Stock valued at approximately $89.9 million (based on an estimated value of $22.48 per share on a fully diluted basis). See "Description of Common Stock--Description of New Common Stock," "Unaudited Pro Forma Consolidated Financial Statements" and "Projected Financial Information."

         Holders of Claims in Class 6 will not be required to file proofs of claim with the bankruptcy court and no Bar Date will be enforced as to such Claims.

         CLASS 7--PENALTY CLAIMS. Class 7 is unimpaired. Class 7 consists of all Allowed Penalty Claims. Holders of Allowed Penalty Claims, at the option of the Company, shall be accorded one of the following treatments: (i) payment by the Company in full in cash the Allowed Amount of such Claim in full satisfaction and discharge of such Claim, (ii) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder, (iii) treatment in accordance with an agreement between the Company and the Holder of such Claim or (iv) such other treatment which will render the Allowed Claim unimpaired. Allowed Claims in Class 7 are not impaired and will be deemed to have accepted the Plan. The Company does not believe that there will be any Allowed Penalty Claims.

         Under the Plan, Holders of Claims in Class 7, if any, will not be required to file proofs of claim with the bankruptcy court and no Bar Date will be enforced as to such Claims.

         CLASS 8--OLD AEI COMMON STOCK INTERESTS. Class 8 is impaired. Class 8 consists of the Allowed Interests of Holders of Old Common Stock Interests, including (without limitation) any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest (including, without limitation, any rights with respect to AEI under any registration rights agreement or stockholders agreement to which AEI is a party). The Old Common Stock Interests will be cancelled on the Effective Date and no distribution will be made in respect thereof. Class 8 is impaired but will receive no distribution, and is deemed to have rejected the Plan. Accordingly, holders of Equity Interests in Class 8 will not be entitled to vote on the Plan.

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     ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS

         TREATMENT OF UNCLASSIFIED CLAIMS

         The Bankruptcy Code does not require classification of certain priority claims against a company. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

         ADMINISTRATIVE CLAIMS. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(l) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code. Under the Plan, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, cash equal to the amount of such Allowed Administrative Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Company or the Reorganized Company, as the case may be, agree or will have agreed to other treatment of such Claim, or an order of the bankruptcy court provides for other terms; PROVIDED, that if incurred in the ordinary course of business or otherwise assumed by the Company pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

         The Postpetition Financing will be repaid in full in Cash on or prior to the Effective Date with the proceeds of the Exit Facility.

         CLAIMS BY PROFESSIONALS. As part of confirmation of the Plan, the Company intends to request that the bankruptcy court establish the following procedures for claims by professionals. Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date (including, without limitation, any compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Cases) shall file and serve on Reorganized AEI and counsel for Reorganized AEI, an application for final allowance of compensation and reimbursement of expenses no later than (i) 60 days after the Effective Date, or
(ii) such later date, if any, as the bankruptcy court orders upon application made prior to the end of such 60-day period; PROVIDED, HOWEVER, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further bankruptcy court review or approval to the extent provided in the Ordinary Course Professionals' Order. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be filed and served on Reorganized AEI, counsel for Reorganized AEI and the requesting professional or other Person on or before the later of
(x) ninety (90) days after the Effective Date and (y) thirty (30) days after such date as the bankruptcy court establishes as the deadline for filing such applications.

         Subject to the approval of the bankruptcy court, unpaid fees and expenses of counsel to the Informal Noteholders' Committee incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date.

         PRIORITY TAX CLAIMS. A Priority Tax Claim is a claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Unless otherwise agreed to by the Company and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the Company's sole option, (i) cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim or as soon thereafter as is practicable, or (ii) deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. All Allowed Priority Tax Claims which are not due and

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payable on or before the Effective Date shall be paid in the ordinary  course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under section 1129(a)(9) of the Bankruptcy Code. The Company does not believe that there will be any Priority Tax Claims due and payable on the Effective Date. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(l) of the Bankruptcy Code, Priority Tax Claims are not designated as a Class of Claims for purposes of the Plan.

     TREATMENT OF TRADE CREDITORS, EMPLOYEES AND CERTAIN PROFESSIONALS UNDER THE PLAN

         PROVISIONS FOR TRADE CREDITORS. When the Company files the Plan, it intends that all Claims of its trade creditors will be unimpaired and paid in full. The Plan's treatment of Trade Claims (a portion of Other Unsecured Claims, Class 5 under the Plan) is intended to maximize the preservation of working capital by encouraging the maintenance of favorable trade credit terms. Notwithstanding provisions of the Bankruptcy Code that may defer payment of pre-petition Claims until the effectiveness of the Plan, the Company intends to seek immediate authorization from the bankruptcy court to make payments of Trade Claims reflected on their books and records arising in the ordinary course of business. The Company will ask the bankruptcy court for authority to make payments to creditors holding such Claims who, following commencement of the Reorganization Cases, agree to continue to provide the Company with customary trade terms or to reinstate customary trade terms.

         Any undisputed, noncontingent and liquidated Trade Claim that has become due and owing on or before the Effective Date (unless previously paid during the Reorganization Cases) will be paid in full, in cash (with interest, to the extent required by the bankruptcy court) on, or as soon as practicable after, the Effective Date, or at such other time as is mutually agreed upon by the Company and the Holder of such Claim, or if not due and owing on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired. If the Company or Reorganized Company dispute any Trade Claim, such dispute will be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim will survive the Effective Date and the consummation of the Plan to the extent that such Claim has not been allowed and has not received the treatment afforded Allowed Class 5 under the Plan on or before the Effective Date.

         Any Claim arising from the rejection of an executory contract or unexpired lease under the Plan will not be treated as a Trade Claim, will be determined in accordance with the provisions set forth in Section 9 of the Plan and will be paid as a Class 5 Claim when and to the extent such Claim is Allowed by the bankruptcy court. See "Overview of the Plan--Executory Contracts and Unexpired Leases."

         PROVISIONS FOR EMPLOYEES. Claims of employees that accrue pre-petition will receive unimpaired treatment under the terms of the Plan. To ensure the continuity of the Company's work force and further to accommodate the unimpaired treatment of employee claims, the Company, upon the filing of the Plan, intends to seek immediate authorization from the bankruptcy court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date and to continue paying medical and other benefits under all applicable insurance plans. Employee claims and benefits not paid or honored prior to the Effective Date will be paid or honored upon the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of employee claims. If the Company or the Reorganized Company dispute any employee claim, such dispute or Claim will be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim will survive the Effective Date and the consummation of the Plan to the extent that such Claim has not been allowed and has not received the treatment afforded Allowed Class 1 Claims or Allowed Class 5 Claims, as applicable, under the Plan on or before the Effective Date.

RESOLUTION OF DISPUTES AS TO OLD INDENTURE TRUSTEES' FEES AND EXPENSES

         On or as soon as practicable after the Effective Date, the Reorganized Company will pay the contractual claims of the Old Indenture Trustees for their reasonable fees and expenses including their reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Company disputes the reasonableness of any such fees and expenses, the Reorganized Company will pay such fees and expenses as are not disputed, and will submit to the applicable Old Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Company as not being reasonable. To the extent that the Reorganized Company and the applicable Old Indenture

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Trustee are unable to resolve the  dispute,  the dispute will be resolved by the bankruptcy court. Pending the resolution of any such dispute by consent or by final order of the bankruptcy court, an amount of cash equal to the disputed portion of the applicable Old Indenture Trustee's request for fees and expenses will be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent (as defined) for the benefit of the applicable Old Indenture Trustee, accounted for separately, and paid to the Old Indenture Trustee and/or returned to the Reorganized Company, as required by the agreement of the Reorganized Company and the Old Indenture Trustee or the final order of the bankruptcy court, as the case may be. The Old Indenture Trustees will not attach or set off any of their fees and expenses against distributions to Holders of Old Senior Debt or Subordinated Notes and will not otherwise withhold or delay any such distributions.

SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

         Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Company to make the payments pursuant to the Plan will be obtained from the Reorganized Company's cash balances, the operations of the Company or the Reorganized Company, as the case may be, or the Exit Facility.

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         Confirmation of the Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the bankruptcy court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Company, and the Confirmation Order expressly authorizes and directs the Company and the Reorganized Company to perform those actions specified in the Plan. Finally, it will be a condition to confirmation that each of the events and actions required by the Plan to occur or to be taken prior to confirmation will have occurred or been taken, or the Company, or the party whose obligations are conditioned upon such occurrences or actions, as applicable, have waived such occurrences or actions and the bankruptcy court confirms the Plan without such occurrence or action.

     CONDITIONS TO CONFIRMATION DATE.

         The Plan shall not be confirmed by the bankruptcy court unless and until the following conditions shall have been satisfied or waived pursuant to
Section 10.3 of the Plan:

         (i) The class of holders of Secured Bank Claims (Class 3) and Senior Debt Claims (Class 4) shall have voted to accept the Plan by the requisite majorities provided in Section 1126(c) of the Bankruptcy Code;

         (ii) All exhibits to the Plan shall be in form and substance reasonably satisfactory to the Informal Bank Steering Committee and the Informal Noteholders' Committee and shall be filed with the bankruptcy court prior to the confirmation hearing;

         (iii) All agreements, instruments or other documents necessary to implement the terms and provisions hereof shall be in form and substance reasonably satisfactory to the Informal Bank Steering Committee (with the exception of the Certificates of Incorporation of the Reorganized Company, the bylaws of the Reorganized Company and the registration rights agreement regarding the New Common Stock) and shall be filed with the bankruptcy court prior to the confirmation hearing;

         (iv) All agreements, instruments or other documents necessary to implement the terms and provisions hereof shall be in form and substance reasonably satisfactory to the Informal Noteholders' Committee and shall be filed with the bankruptcy court prior to the Confirmation Hearing;

         (v) No material adverse effect on the business, assets, operations, property, condition (financial or otherwise) or prospects of the Company shall have occurred or be continuing;

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

         (vi) One or more financial institutions acceptable to the Informal Bank Steering Committee, the Company and the Informal Noteholders' Committee shall have agreed to provide the Exit Facility, on terms acceptable to the Informal Bank Steering Committee and the Informal Noteholders' Committee.

     CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN.

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent unless and until the following conditions have been satisfied or waived pursuant to Section 10.3 of the Plan:

         (a) The Confirmation Order, in form and substance reasonably acceptable to the Company, the Informal Bank Steering Committee and the Informal Noteholders' Committee, shall have been entered by the Clerk of the bankruptcy court and such Order shall have become a Final Order.

         (b) All other actions and all agreements, instruments or other documents (in form and substance reasonably satisfactory to the Informal Bank Steering Committee and the Informal Noteholders' Committee) necessary to implement the terms and provisions hereof shall have been effected, including the payments set forth in Section 6.5 hereof.

         (c) The statutory fees owing to the United States Trustee shall have been paid in full.

         (d) Any alteration or interpretation of any term or provision of the Plan by the bankruptcy court pursuant to Section 13.2 of the Plan shall be reasonably acceptable to the Company, the Informal Bank Steering Committee and the Informal Noteholders' Committee.

         (e) The Company shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan.

         (f) The Effective Date shall have occurred on or before June 1, 2002.

         (g) The Master Agreement attached as Exhibit 6 to the Plan shall have been executed by the parties thereto and approved by order of the bankruptcy court, which may be the Confirmation Order.

         (h) All letters of credit originally issued under the Bank Credit Agreement which are outstanding as of the Effective Date shall be cancelled on terms reasonably satisfactory to the Bank Agent.

     WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         Each of the conditions precedent in Section 10.1 and 10.2 of the Plan other than Section 10.2(c), 10.2(g) and 10.2(h) may be waived, in whole or in part, by the Company, with the prior written consent of the Informal Bank Steering Committee and an Informal Noteholders' Committee Majority. The condition precedent in Section 10.2(g) of the Plan may be waived by the Company and the parties to the Master Agreement. The condition precedent contained in 10.2(h) may be waived by the Company and the Bank Agent. Any such waivers of a condition precedent in Section 10.1 and 10.2 hereof may be effected at any time, without notice, without leave or order of the bankruptcy court and without any formal action (other than by the Company, the Informal Bank Steering Committee and the Informal Noteholders' Committee or, in the case of Section 10.2(g), the parties to the Master Agreement or, in the case of Section 10.2(h), the Bank Agent).

     EFFECT OF FAILURE OF CONDITIONS

         In the event that one or more of the  conditions  specified  in Section
10.2 of the Plan have not occurred on or before 60 days after the Confirmation Date or have not been waived pursuant to Section 10.2 hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Company and all holders of Claims and Equity Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Company's obligations with

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respect  to Claims and Equity  Interests  shall  remain  unchanged  and  nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Company or any other Person or to prejudice in any manner the rights of the Company or any person in any further proceeding involving the Company.

INDEMNIFICATION AND RELEASES UNDER THE PLAN

     INDEMNIFICATION OBLIGATIONS

         Subject to the occurrence of the Effective Date, the obligations of the Company, only to the extent permitted under the laws of the State of Delaware (or other applicable state), to indemnify, defend or reimburse directors or officers who were or are directors or officers of the Company, respectively, against any claims or causes of action as provided in the Company's certificates of incorporation, by-laws, applicable state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

     RELEASES

         On the Effective Date, the Company and the Reorganized Company will release the present and former officers and directors of the Company and the holders of Old Common Stock (and all persons who served as management for Holders of Old Common Stock), and each of their respective officers, directors, employees, attorneys, financial advisors, accountants, and agents from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any action or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to such officers and directors (in their capacity as officers and directors), the Company, the holders of Old Common Stock, the Chapter 11 Cases, the Plan, the Bank Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank's loan relationship relating to the Bank Credit Agreement or DIP Facility, as the case may be, with the Company. Such release will be effective notwithstanding that any person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Company and the Reorganized Company are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those claims actually known or suspected to exist on the Effective Date.

     RELEASES OF LENDERS

         As of the Effective Date, the Company, on behalf of itself and all of its successors and assigns, and each of the Company's bankruptcy estates, the officers and directors of the Company and the Holders of Old Common Stock (including in their capacity as former officers and directors) (collectively, including the Company and their estates, the "Releasing Parties") shall forever release, waive and discharge each of the Lender Releasees from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, forseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise (collectively, "Released Claims" ), that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Lender Releasees, the Releasing Parties, the Chapter 11 Cases, the Plan, the Bank Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank's loan relationship relating to the Bank Credit Agreement or DIP Facility, as the case may be, with the Company, which any Releasing Party has, had or may have against a Lender Releasee. Such release will be effective notwithstanding that any Releasing Party or other person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasing Parties are hereby expressly deemed to have waived any and all rights that they may have under any

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statute or common law  principle  which would limit the effect of the  foregoing release, waiver and discharge to those Released Claims actually known or suspected to exist on the Effective Date.

     VOLUNTARY RELEASES

         Under the Plan, individual Holders of Old Bank Claims and Voting Securities may, in their sole discretion, elect to grant certain releases to officers, directors and shareholders of the Company (and certain related parties ) as described in the following paragraph (the "Voluntary Release"). A vote in favor of the Plan does not obligate the Holder of any Claim to grant the Voluntary Release. Electing to grant the Voluntary Release will not affect the distribution to which any Holder is entitled under the Plan.

         On the Effective Date, each Holder who elects to grant the Voluntary Release (by checking the appropriate box on such Holder's Ballot) (collectively, the "Voluntary Releasors") shall be deemed to release the officers and directors of the Company and the holders of Old Common Stock (including in their capacity as former officers and directors) (and all persons who served as management for Holders of Old Common Stock), and each of their respective officers, directors, employees, attorneys, financial advisors, accountants and agents from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any action or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to such officers and directors (in their capacity as officers and directors), the Company, the holders of Old Common Stock, the Chapter 11 Cases, the Plan, the Bank Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank's loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Company. Such release will be effective notwithstanding that any person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Voluntary Releasors are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those claims actually known or suspected to exist on the Effective Date.

MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

         The Company reserves the right to modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the bankruptcy court may otherwise order; provided, however, that the Company may make a material amendment to or modification of the Plan only with the approval of holders of a majority in Claim amount in each Class entitled to vote to accept or reject the Plan. The potential impact of any such amendment or modification on the Holders of Claims and Equity Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the classes or a change in the relative rights of such classes. If any of the terms of the Plan are modified prior to the Voting Deadline in a manner determined by the Company to constitute a material adverse change as to Holders of any of the Solicited Classes of Claims or Equity Interests, the Company will promptly disclose any such modification in a manner reasonably calculated to inform the Holders of the affected Claims or Equity Interests of such modification and the Company reserves the right to extend the solicitation period for acceptances of the Plan for a period which they in their discretion deem appropriate, depending upon the significance of the modification and the manner of disclosure to affected Holders.

         If, after receiving sufficient acceptances but prior to confirmation of the Plan, the Company were to seek to modify the Plan, it could only use such previously solicited acceptances if (i) all adversely affected creditors and equity interest holders accepted the modifications in writing or (ii) the bankruptcy court determined, after notice to official committees or other affected parties, that such modifications were DE MINIMIS or purely technical. The Company reserves the right to use acceptances of the Plan received in this solicitation to seek confirmation of the Plan under any other circumstances, including in connection with a case under the Bankruptcy Code for the Company commenced by the filing of one or more involuntary petitions, subject to approval of the bankruptcy court.

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

         The Company reserves the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Company determines that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Company will give such Holders of Claims and Equity Interests notice of such modifications or waivers as may be required by applicable law and the bankruptcy court, and any such modifications will be subject to the approval of the bankruptcy court to the extent required by, and in accordance with Section 1127 of the Bankruptcy Code. The Company will give notice to any committee and the Informal Bank Steering Committee and the Informal Noteholders' Committee of any modification of the Plan.

         If, prior to confirmation, any term or provision of the Plan is held by the bankruptcy court to be invalid, void or unenforceable, the bankruptcy court will have the power, upon the request of the Company, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

MASTER AGREEMENT

         In connection with the Plan, the Company and Larry Addington will enter into a Master Agreement pursuant to which Larry Addington will agree:

         not to disclose certain confidential information related to the coal industry.

         not to interfere with the Company's coal supply agreements for a five-year period.

         not to acquire certain coal reserves for a five-year period.

         not to solicit or hire certain employees of the Company for a two-year period.

         As    consideration    for    Larry    Addington's     confidentiality,
non-interference  and  non-solicitation   obligations  pursuant  to  the  Master
Agreement:

         the Company will indemnify Larry Addington and his affiliates from any losses arising out of certain agreements entered into by the Company's predecessors in connection with the Company's operations.

         the Company will cause the Bank Agent to make a pro-rata distribution to Larry Addington in respect of his participation in certain loans under the Bank Credit Agreement.

         the  Company  will  cause a letter  of  credit to be issued in favor of
KB&T, which letter of credit will replace the guaranties given by Larry Addington and the collateral pledged by Larry Addington's affiliate in connection with the KB&T Credit Agreement.

         the Company will consider proposals presented by Larry Addington with respect to the lease or purchase of the Company's mining reserve assets located in Illinois.

         the Company and certain affiliates of Larry Addington will enter into various agreements relating to the real property currently leased by the Company to EnviroPower or its subsidiaries.

         The Master Agreement will also provide for the Company and certain affiliates of Larry Addington to enter into the Termination Rights Agreement. For information concerning the Termination Rights Agreement, see "Related Party Transactions--Termination Rights Agreement."

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

         The Plan will constitute a motion for approval of the Master Agreement as a compromise and settlement between the Company and Larry Addington, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. As a condition to the Effective Date, the Master Agreement must be approved by the bankruptcy court and executed by the parties thereto. Among other conditions to effectiveness of the Master Agreement, the Plan must be approved without modification of the releases set forth herein.

                             THE REORGANIZED COMPANY

         A description of various matters relating to the Reorganized Company including (i) information relating to the business to be conducted by the Reorganized Company following the Effective Date, (ii) certain pro forma and projected financial information, (iii) the proposed management of the Reorganized Company and proposed compensation and other arrangements relating thereto, and (iv) certain corporate governance matters, is set forth or referenced below.

CORPORATE STRUCTURE

         On the Effective Date, the following events will take place, or be deemed to take place, in the following order:

         (i) Resources will convert into Resources LLC and will issue the New Senior Notes, the New Senior Secured Term Notes and Cash to the Holders of the Secured Bank Claims in exchange for the Secured Bank Claims, which will be cancelled. Reorganized AEI will simultaneously contribute New Common Stock to Resources LLC which will immediately transfer the New Common Stock to the Holders of the Subordinated Notes in exchange for the Subordinated Notes, which will be cancelled;

         (ii) Holding will convert into Holding LLC; Reorganized AEI will simultaneously contribute New Common Stock to Resources LLC; Resources LLC will immediately contribute the New Common Stock to Holding LLC; and Holding LLC will immediately transfer the New Common Stock to the Holders of the Old Senior Notes in exchange for the Old Senior Notes, which will be cancelled;

         (iii) Reorganized AEI will contribute New Common Stock to Resources LLC; Resources LLC will immediately contribute a portion of such New Common Stock to Zeigler and a portion thereof to West Virginia-Indiana Coal Holding Company, Inc. ("West Virginia"); West Virginia will immediately contribute such New Common Stock to Mountain Coals; Zeigler and Mountain Coals will immediately transfer the New Common Stock to the relevant port authority or municipality; and the relevant port authority or municipality will immediately transfer the New Common Stock to the Holders of the IRBs in exchange for the IRBs, which will be cancelled; and

         (iv)  the Old Common Stock will be cancelled.

BUSINESS OF THE REORGANIZED COMPANY

         Following the Effective Date, the Reorganized Company will continue to operate the businesses presently operated by the Company and such other lines of business as Reorganized AEI may determine. For a description of the Company's current business operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

EXIT FACILITY

         The Company anticipates that the Reorganized Company will enter into an
Exit  Facility  from  and  after  the  Effective   Date.  See   "Description  of
Indebtedness" and "Reorganized Company Indebtedness".

PROJECTED FINANCIAL INFORMATION

         For information relating to the Projections, see "Projected Financial Information."

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DIRECTORS AND MANAGEMENT OF REORGANIZED AEI

     BOARD OF DIRECTORS

         The Informal Noteholders' Committee will designate the initial Board of Directors of Reorganized AEI.

     EXECUTIVE OFFICERS

         The initial officers of Reorganized AEI will be selected by the Board of Directors of Reorganized AEI. The identities of such executive officers will be disclosed in a schedule to be filed with the bankruptcy court on or prior to the Confirmation Date. Reorganized AEI will negotiate compensation packages with its officers that are consistent with the compensation packages in the coal industry. The compensation packages are expected to include a base salary and possibly incentive compensation, each in accordance with industry norms.

CERTAIN CORPORATE GOVERNANCE MATTERS

     REORGANIZED AEI CERTIFICATE OF INCORPORATION AND BYLAWS

         The forms of the Reorganized AEI Certificate of Incorporation and the Reorganized AEI Bylaws are attached to the Plan as Exhibits 1 and 2, respectively, to the Plan.

     GOVERNING DOCUMENTS FOR RESOURCES LLC

         The limited liability company agreement of Resources LLC will be filed with the bankruptcy court prior to the Confirmation Date.

             SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

         Descriptions of the New Senior Notes and the New Common Stock to be issued and transferred under the Plan, including the applicability of federal and other securities laws, is set forth or referenced below.

         On the Effective Date or as soon as practicable thereafter, Reorganized AEI will, in accordance with the Plan, among other things, (i) enter into the New Senior Note Indenture and issue the New Senior Notes to the Holders of the Allowed Class 3 Claims and (ii) issue the New Common Stock to the Holders of the Allowed Class 4 and Class 6 Claims in the proportions specified in the Plan. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, (a) the New Senior Note Indenture, (b) the New Senior Notes, (c) the New Common Stock, and (d) any security, instrument or agreement entered into in connection with any of the foregoing will become effective and binding in accordance with their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously. See "--Overview of the Plan--Summary of Classes and Treatment of Claims and Interests," "--Distributions Under the Plan" and "RisK Factors." For descriptions of the New Senior Secured Term Notes, New Senior Notes and the New Common Stock, see "Reorganized Company Indebtedness--New Senior Secured Term Notes", "Reorganized Company Indebtedness--New SenioR Notes" and "Description of New Common Stock" elsewhere herein.

     MARKET AND TRADING INFORMATION

         For information relating to the market for the New Senior Notes and the New Common Stock, see "Certain Risk Factors--Risk Related to the Company--Lack of Trading Market."

     APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

         OFFERING OF NEW SENIOR NOTES AND NEW COMMON STOCK

         In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, AEI has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New

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

Senior Notes or New Common Stock that may be deemed to be offered pursuant to the solicitation of acceptances of the Plan. To the extent that such solicitation constitutes an offer of new securities not exempt from registration under Section 1145(a)(1), the Company is also relying upon the exemptions from Securities Act registration provided by Section 3(a)(9) of the Securities Act and Section 4(2) of the Securities Act and, to the extent applicable, Regulation D promulgated thereunder and, with respect to state securities or blue sky laws,
Section 18 of the Securities Act.

         SECTION 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of Section 5 of the Securities Act and from registration under state securities and blue sky laws if the following conditions are satisfied:
(i) the  securities  are issued by a company (a  "debtor"  under the  Bankruptcy
Code) (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property. There is nothing in the Bankruptcy Code or its legislative history to suggest that the
Section 1145(a)(1) exemption from Section 5 of the Securities Act registration does not apply to solicitations of acceptances of a Chapter 11 plan of reorganization that are made prior to the filing of a Chapter 11 petition. Accordingly, the Company believes that any offer of New Senior Notes and/or New Common Stock deemed to result from the solicitation of acceptances of the Plan qualifies for the exemption from the registration requirements of Section 5 of the Securities Act and state securities and blue sky laws provided by Section 1145(a)(1).

         SECTION 3(a)(9). To the extent that Section 1145(a)(1) does not exempt from registration any offers of new securities deemed to result from the solicitation of acceptances of the Plan, the Company is relying, with respect to any deemed offering of the New Common Stock, upon Section 3(a)(9) of the Securities Act. Section 3(a)(9) exempts from the registration requirements of the Securities Act any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Although Section 3(a)(9) does not apply to securities "exchanged" in a Chapter 11 case, the Company believes that such section exempts offers of securities to existing holders of securities issued or guaranteed by AEI that may be deemed to occur prior to the commencement of a Chapter 11 case. Accordingly, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or person for soliciting acceptances of the Plan.

         SECTION 4(2) AND REGULATION D. To the extent that Section 1145(a)(1) does not exempt from registration offers of new securities deemed to result from the solicitation of acceptances of the Plan, the Company is also relying upon
Section 4(2) of the  Securities  Act and  Regulation D  promulgated  thereunder.
Section 4(2) exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limiting offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and offerings to non-accredited investors if such non-accredited investor represents that it is otherwise qualified under Regulation D or under Section 4(2) to purchase securities in an offering not involving a public offering or that it is an investor represented by a qualified "purchaser representative" as such term is defined in Regulation D. The Company, through its negotiations with the Informal Noteholders' Committee and the Informal Bank Steering Committee, believes that substantially all if not all of the Holders of Allowed Class 3 Claims (i.e., of Secured Bank Claims) and of
Allowed Class 4 and Allowed Class 6 Claims (i.e., Holders of the Old Debt Securities), are Accredited Investors within the meaning of Regulation D. However, as a precaution, the Company has contracted with Buchwald Capital, which has agreed to act as "purchaser representative" at the Company's expense and without charge to any Holder of Secured Bank Claims or Old Debt Securities that is not an Accredited Investor, to assist such Holder in evaluating the risks and merits of approving the Plan and receiving New Senior Notes and/or New Common Stock. Buchwald Capital can be reached at 420 Lexington Avenue, Suite 300, New York, New York 10170; Telephone: (212) 297-6168; Facsimile: (847) 589-1871; Attention: Lee E. Buchwald. Buchwald Capital will not solicit acceptances of the Plan. In addition, any Holder of Secured Bank Claims or Voting Securities may retain, at his, her or its own expense, its own qualified purchaser representative for the purposes of deciding whether or not to approve the Plan. Each Ballot includes a certification that the Holder of the Secured Bank Claims or Old Debt Securities, as the case may be, covered by such Ballot is an Accredited Investor or is a non-accredited investor who has been provided with a "purchaser representative," as set forth above. As a result, the Company believes that the Solicitation Statement does not constitute the solicitation of an offer to issue or sell New Senior Notes or New Common Stock to any

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Holder of Secured Bank Claims or Old Debt  Securities  that is not an Accredited
Investor or a non-accredited investor represented by a qualified purchaser representative and, therefore, that any offers of New Senior Notes and New Common Stock deemed to result from the solicitation of acceptances of the Plan qualify for the exemptions from registration under the Securities Act provided by Section 4(2) and Regulation D and for the exemptions from state law registration requirements provided by Section 18 of the Securities Act.

         ISSUANCE OF NEW SENIOR NOTES AND NEW COMMON STOCK

         With respect to the issuance of the New Senior Notes and the New Common Stock to Holders of Secured Bank Claims and Voting Securities pursuant to the Plan, which would necessarily occur following the filing of a Chapter 11 petition and confirmation of the Plan by the bankruptcy court, the Company intends to rely on the exemption from the registration requirements of the Securities Act (and of equivalent state securities or blue sky laws) provided by
Section 1145(a)(1), which is described above. The Company believes that the New Senior Notes and the New Common Stock issued in exchange for the Secured Bank Claims and Voting Securities pursuant to the Plan will satisfy the requirements of Section 1145(a)(1).

         SUBSEQUENT TRANSFERS OF NEW SECURITIES

         The New Senior Notes and the New Common Stock issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act (and of equivalent state securities or blue sky laws) and may be freely transferred by Holders of Allowed Class 3, Class 4 and Class 6 Claims under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Senior Notes and the New Common Stock are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act (and of equivalent state securities or blue sky laws), unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of the issuer of such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

         (ii) persons who offer to sell securities offered under a plan of reorganization for the holders of such securities;

         (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement in connection with the Plan, with the consummation of the Plan or with the offer or sale of securities under the Plan; and

         (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim (or group of Holders of such Claims who act in concert) who receives a substantial amount of New Common Stock pursuant to the Plan may be deemed to be an "affiliate" of the issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

         Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Company expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan. See "Risk Factors--Risks Related to the Company--Restrictions on Resale of Securities of Reorganized AEI."

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE

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PLAN.  THE COMPANY  RECOMMENDS  THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN
COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (E.G., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (E.G., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

         To the extent that Rule 144A is unavailable as an exemption for Holders who may be deemed to be underwriters or to exercise control over the Company as described in the last sentence of the previous paragraph, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his, her or its securities from an affiliate of the Company.

         No precise predictions can be made of the effect, if any, that market sales of the New Senior Notes or the New Common Stock or the availability of such securities for sale will have on the market prices, if any, of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of the New Senior Notes or the New Common Stock in the public market or the perception that such sales could occur could adversely affect the prevailing market prices of the New Senior Notes and the New Common Stock and could impair the Reorganized Company's ability to raise capital at that time through the sale of securities. See "Risk Factors--Risk Related to the Company--Lack of Trading Market; Volatility."

     OTHER INDEBTEDNESS OF THE REORGANIZED COMPANY

         For information relating to material indebtedness of the Reorganized Company to be incurred in connection with the Plan, see "Description of Indebtedness" and "Reorganized Company Indebtedness."



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                          DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Except as otherwise provided in the Plan with respect to any particular class or Claim, property to be distributed under the Plan on account of Allowed Claims in an impaired class (a) will be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim in that class that is an Allowed Claim as of the Effective Date, and (b) will be distributed to each Holder of an Allowed Claim of that Class that becomes an Allowed Claim after the Effective Date, as soon as practicable after the Order of the bankruptcy court allowing such Claim becomes a Final Order. Except as otherwise provided in the Plan with respect to any particular class or Claim, property to be distributed under the Plan on account of Claims in a class that are not impaired or on account of an Administrative Claim will be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

         Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Company to make payments pursuant to the Plan will be obtained from the Company's existing cash balances, the operations of the Company or the Reorganized Company and the Exit Facility, as applicable. See "-- Overview of the Plan--Summary of Classes and Treatment of Claims and Interests" and "--Sources of Cash to MakE Plan Distributions." The Reorganized Company or such Person(s) as the Company may employ in its sole discretion, will serve as Disbursing Agent(s). Except as otherwise provided in the Plan or the Confirmation Order, distributions to Holders of Old Senior Notes and IRBs shall be made by their respective Senior Indenture Trustees as Disbursing Agents for such Holders. Distributions to Holders of Subordinated Notes shall be made by the Subordinated Indenture Trustee as Disbursing Agent for such Holders. All other distributions under the Plan shall be made by Reorganized AEI as Disbursing Agent or such other entity designated by Reorganized AEI as a Disbursing Agent. Each Disbursing Agent will serve without bond (unless otherwise ordered by the bankruptcy court), and each Disbursing Agent, other than AEI or any of its subsidiaries, will receive, without further bankruptcy court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Company on terms acceptable to the Reorganized Company.

         Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign creditors may be made, at the option of the Company or the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Company will be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check will be made directly to the Disbursing Agent as set forth below and in Section 7 of the Plan. All payments in respect of the Bank Claims under the Plan will be by wire transfer.

         The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim evidenced by the instruments, securities or other documentation cancelled pursuant to
Section 7.3 of the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent. See "-- Surrender of Cancelled Voting Securities and Exchange for New Securities."

TIMING AND METHODS OF DISTRIBUTIONS

     TRANSFERS OF NEW SECURITIES

         Notwithstanding  any other provision of the Plan, only whole numbers of
(i) shares of New Common Stock, (ii) New Senior Secured Term Notes (in the principal face amount of $1,000.00) and (iii) New Senior Notes (in the principal face amount of $1,000.00), will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock or New Senior Secured Term Notes or New Senior Notes in principal face amount of $1,000.00 that is not a whole number, the actual distribution of such New Common Stock, New Senior Secured Term Notes or New Senior Notes will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of lesS than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock, NeW Senior Secured Term Notes and/or New Senior Notes to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in Sections 7.6 and 7.7 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.

     COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will  be  authorized  to take  any and all  actions  that  may be  necessary  or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim that is to receive a distribution of cash, New Senior Secured Term Notes, New Senior Notes or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any cash, New Senior Secured Term Notes, New Senior Notes or New Common Stock to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 7.4 of the Plan.

     DISTRIBUTION RECORD DATE

         As of the close of business on the Distribution Record Date, the transfer registers for the Old Debt Securities maintained by the Company, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Old Indenture Trustees will have no obligation to recognize the transfer of the Old Debt Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

SURRENDER OF CANCELLED VOTING SECURITIES AND EXCHANGE FOR NEW SECURITIES

     TENDER OF VOTING SECURITIES

         The mechanism by which Holders of Allowed Claims in Classes 4 and 6 surrender their Voting Securities and exchange such Voting Securities for New Common Stock will be determined based upon the manner in which the Voting Securities were issued and the mode in which they are held, as set forth below.

         VOTING SECURITIES HELD IN BOOK-ENTRY FORM. Voting Securities held in book-entry form through bank, broker and nominee accounts will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or the DTC Clearing System (as described below and in Section 7 of the Plan).

         VOTING  SECURITIES IN PHYSICAL,  REGISTERED,  CERTIFICATED  FORM.  Each
Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver his, hers or its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Information Agent or Disbursing Agent, as the case may be, promptly after the Confirmation Date and containing such representations and warranties as are described herein. New Common Stock to be distributed pursuant to the Plan on account of any Allowed Claim in Class 4 or 6 represented by a Voting Security held in physical, registered, certificated form, if any, will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.4 of the Plan.

         Signatures on a letter of transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures

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

on a letter of transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the U.S., a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the U.S. (I.E., an Eligible Institution). If Voting Securities are registered in the name of a Person other than the Person signing the letter of transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with the signature guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt), and acceptance of letters of transmittal and tendered certificates will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the bankruptcy court upon application with due notice to any affected parties in interest. AEI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all letters of transmittal and tendered certificates not in proper form, or letters of transmittal and tendered certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

         VOTING  SECURITIES  IN  BEARER  FORM  HELD  THROUGH  A  BROKER  OR BANK
PARTICIPANT IN DTC. Voting Securities held in bearer form through a broker or bank participant in DTC will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

     DELIVERY OF NEW COMMON STOCK IN EXCHANGE FOR VOTING SECURITIES

         On the Effective Date, Reorganized AEI or the Disbursing Agent will issue and authenticate the New Common Stock and will apply to DTC to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent will deliver the New Common Stock to DTC or to the registered address specified by DTC. DTC will return the applicable Voting Securities to the Disbursing Agent for cancellation. The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the applicable New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither Reorganized AEI nor the Disbursing Agent will have any responsibility or liability in connection with the DTC's or such participants' effecting, or failure to effect, such exchanges.

         Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed letters of transmittal (as described above and in Section 7.3 of the Plan). The Disbursing Agent will forward applicable New Common Stock on account of such Voting Securities to such Holders.

     OTHER MATTERS WITH RESPECT TO THE SURRENDER OF VOTING SECURITIES

         By participating in any of the above procedures, each Holder of the Voting Securities will be representing and warranting (and the letters of transmittal will so provide) that, among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Voting Securities and that when such Voting Securities are accepted for exchange by AEI or Reorganized AEI, AEI or Reorganized AEI will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Voting Securities are not subject to any adverse claims or proxies. The Holder also agrees that he, she or it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, AEI or Reorganized AEI to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Voting Securities exchanged. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

         THE SURRENDER OF VOTING SECURITIES PURSUANT TO ANY ONE OF THE PROCEDURES DESCRIBED IN THIS SOLICITATION STATEMENT, UPON AEI'S OR REORGANIZED AEI'S ACCEPTANCE FOR EXCHANGE OF SUCH VOTING SECURITIES, CONSTITUTES A BINDING AGREEMENT BETWEEN THE HOLDER AND AEI OR REORGANIZED AEI UPON THE TERMS, AND SUBJECT TO THE CONDITIONS, OF THE PLAN.

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

     SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS

         Any Holder of a Claim evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with Section 7.3 of the Plan, the Holder of a Claim evidenced by such an Instrument will, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

     FAILURE TO SURRENDER CANCELLED INSTRUMENT

         Any Holder of Voting Securities holding such Voting Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a letter of transmittal, together with the applicable tendered certificates, within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and will be forever barred from asserting any such claim against the Reorganized Company or its properties. In such cases, any New Common Stock held for distribution on account of such claim will be disposed of pursuant to the provisions of Section 7.4 of the Plan.

     DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim will be made to the address of such Holder on the books and records of the Company or their agents, unless the Reorganized Company has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, such Disbursing Agent will use reasonable efforts to determine the current address of such Holder, but no distribution will be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution will be made to such Holder without interest, provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Company, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

PROCEDURES FOR TREATING DISPUTED CLAIMS

         Holders of Claims and Equity Interests need not file proofs of claim or proofs of interest with the bankruptcy court and will be subject to bankruptcy court process only to the extent provided in the Plan or by Order of the bankruptcy court. (The only claims for which the Company currently intends to ask the bankruptcy court to set a deadline for filing proofs of claim are Claims arising upon the rejection of executory contracts or unexpired leases, as provided in Section 9.4 of the Plan.) If any of Reorganized AEI or the Reorganized AEI Subsidiaries disputes any Claim, such dispute shall be determined, resolved or adjusted, as the case may be, under applicable law, and such claim shall survive the Effective Date to the extent that such Claim has not been Allowed and has not received the treatment afforded the Class of Claims in which such Claim is classified under this Plan on or before the Effective Date.

         Except insofar as a Claim or Interest is Allowed under Section 8.1 of the Plan, the Company or the Reorganized Company shall be entitled and reserve the right to object to Claims and Interests. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Company or the Reorganized Company shall have the exclusive right to make and file objections to Administrative Expense Claims or Claims subsequent to the Confirmation Date. All objections shall be litigated to Final Order; PROVIDED, HOWEVER, that the Reorganized Company shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the bankruptcy court. Unless otherwise ordered by the bankruptcy court, the Company or the Reorganized Company shall file all objections to Administrative Expense Claims or Claims that are the subject of proofs of claim or requests for payment filed with the bankruptcy court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holders of the Administrative Expense Claims or Claims as to which the objections are made as soon as is practicable, but in no event later than (a) ninety (90) days after the Effective Date or the date

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

on which a proof of claim or request for payment is filed with the bankruptcy court or (b) such later date as may be approved by the bankruptcy court.

SETOFFS

         Except with respect to Claims allowed pursuant to the Plan or claims of the Company or the Reorganized Company released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Company or the Reorganized Company, as the case may be, may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Company or the Reorganized Company may hold against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Company or the Reorganized Company of any such claims, rights and causes of action that the Company or the Reorganized Company may possess against such Holder.

TERMINATION OF SUBORDINATION

         The  classification  and  manner of  satisfying  all  Claims and Equity
Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination,
Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Equity Interest may have against any other Claim or Equity Interest Holder with respect to any distribution made pursuant to the Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Old Indenture governing the
Subordinated Notes (the "Subordinated Indenture"). The provisions of the Plan relating to the distribution of New Common Stock to Holders of Senior Debt Claims (Class 4) and Subordinated Claims (Class 6) reflect this compromise and settlement which, upon the Effective Date, shall be binding upon the Company, all creditors of the Company and all persons receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

SUBSTANTIVE CONSOLIDATION

         On the Effective Date, the Reorganization Cases shall be deemed to be substantively consolidated only for voting, confirmation and distributions under the Plan. The assets and liabilities of AEI and the AEI Subsidiaries shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Companies based upon a guaranty, indemnity, co-signature, surety or otherwise of Claims against AEI or another AEI Subsidiary shall be treated as a single Claim against the consolidated estate of the Companies and shall be entitled to distributions under the Plan only with respect to such single Claim.

         On the Effective Date, as part of such pooling, each of the Companies shall be deemed to have fully and finally compromised and settled all Intercompany Claims. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Intercompany Claims shall be treated as extinguished immediately upon the Effective Date and shall receive no distribution pursuant to this Plan.

         The pooling of assets and liabilities provided for under Section 6.1 of the Plan shall be only for purposes of voting, confirmation and distributions under the Plan. Nothing in the Plan or the Confirmation Order shall effect a merger or any other combination of any of the Companies or any of the Reorganized Companies.

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                     GENERAL INFORMATION CONCERNING THE PLAN

         The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Equity Interests under the Plan, see "--Overview of the Plan--Summary of Classes anD Treatment of Claims and Equity Interests."

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Under Section 365 of the Bankruptcy Code, the Company has the right, subject to bankruptcy court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Company, it will be treated as if the Company breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert a Claim for damages incurred as a result of the rejection. In the case of the rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

     ASSUMPTIONS

         Except as otherwise provided in the Plan, including Section 9.1 of the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, Reorganized AEI will assume each executory contract and unexpired lease entered into by AEI or any AEI Subsidiary prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. With respect to the executory contracts and unexpired leases set forth in Exhibit A to the Termination Rights Agreement attached to and made part of the Master Agreement attached as Exhibit 6 to the Plan, the Plan constitutes a motion by the Company to assume, as of the Effective Date, such contracts and leases as amended by the Termination Rights Agreement attached to and made part of the Master Agreement. The Confirmation Order will constitute an Order of the bankruptcy court approving the assumptions described in Section 9.1 of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

     CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, at the option of the Company or the Reorganized Company: (a) by payment of the default amount in cash on the Effective Date or as soon as practicable thereafter, or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments;
(ii) the ability of the Reorganized Company to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order of the bankruptcy court resolving the dispute and approving the assumption.

     REJECTIONS

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Company or the Reorganized Company will reject each of the executory contracts and unexpired leases listed on a schedule to be filed with the bankruptcy court prior to the Confirmation Hearing (the "Contract Rejection Schedule"); PROVIDED, HOWEVER, that the Company reserves the right, at any time prior to the Effective Date, to amend such Contract Rejection Schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Section 9.1 of the Plan. Each contract and lease listed on such Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on such Contract Rejection Schedule will not constitute an admission by the Company or the Reorganized Company that such contract or lease is an executory contract or unexpired lease or that the Company or the Reorganized Company has any liability thereunder. The

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Confirmation  Order will  constitute an Order of the bankruptcy  court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

     BAR DATE FOR REJECTION DAMAGES

         If the rejection of an executory contract or unexpired lease pursuant to Section 9.1 of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Company, the Reorganized Company, their respective successors or their respective assets or properties unless a proof of Claim is filed and served on Reorganized Company, as the case may be, and counsel for the Reorganized Company, as the case may be, within 30 days after the Effective Date or such earlier date as established by the bankruptcy court. Unless otherwise ordered by the bankruptcy court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases will be treated as Claims in Class 5.

     CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS

         All employment, retirement and other related agreements and incentive compensation programs to which the Company is a party are treated as executory contracts under the Plan, and, on the Effective Date, will be assumed pursuant to Sections 365 and 1123 of the Bankruptcy Code.

     EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER PETITION DATE

         Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Company will be performed by the Company or the Reorganized Company, as the case may be, in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

LEGAL EFFECTS OF THE PLAN

     CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS IN THE REORGANIZED COMPANY

         Reorganized AEI and each Reorganized AEI Subsidiary (except for Resources LLC and Holding LLC) will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of its state of incorporation. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of AEI's Estate will vest in Reorganized AEI, and all property of each AEI Subsidiary will vest in such Reorganized AEI Subsidiary (including Resources and Holding), all free and clear of all Claims, liens, encumbrances and Equity Interests of Holders of Claims and Holders of Old Common Stock Interests. From and after the Effective Date, Reorganized AEI and each Reorganized AEI Subsidiary may operate its business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

     CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS

         On the Effective Date, all securities, instruments and agreements governing any Claims or Equity Interests impaired by the Plan, including, without limitation, (i) the Secured Bank Claims, (ii) the Old Senior Notes and the IRBs (iii) the Old Indentures governing the Old Senior Notes and IRBs, (iv) the Subordinated Notes, (v) the Old Indenture governing the Subordinated Notes,
(vi) the Old Common Stock Interests and (vii) any security, instrument or agreement entered into in connection with any of the foregoing, in each case will be deemed terminated, cancelled and extinguished, and except as otherwise provided in the Plan, the Company, on the one hand, and the Old Indenture Trustees, on the other hand, will be released from any and all obligations under the applicable Old Indenture except with respect to the payments required to be made to each such Old Indenture Trustee as provided in the Plan or with respect to such other rights of such Indenture Trustee that, pursuant to the terms of such Old Indenture, survive the termination of such Old Indenture. Termination of the Old Indentures will not impair the rights of the Holders of Old Debt Securities to receive distributions on account of Old Debt Securities pursuant to the Plan.

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

     DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

         DISCHARGE. Except as provided in the Plan or the Confirmation Order, confirmation will: (a) discharge the Company from all Claims or other debts that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the Holder of a Claim based on such debt has accepted the Plan; and (b) all Persons will be precluded from asserting against the Reorganized Company, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order will act as a discharge of any and all Claims against and all debts and liabilities of the Company, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against the Company at any time obtained to the extent that it relates to a Claim discharged.

         Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Equity Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Equity Interest: (i) commencing or continuing in any manner any action or other proceeding against the Reorganized Company or its respective successors or its respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Company, Reorganized Company, or its successors or its properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Company, the Reorganized Company or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction will recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

         INJUNCTIONS. Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an equity holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Company, Reorganized Company, or their respective successors or their respective properties on account of any such discharged Claims, debts or liabilities or terminated Equity Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Company or Reorganized Company; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

         RELEASED CLAIMS. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Sections 11.6, 11.7 or 11.8 of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities:
(a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

        PRESERVATION OF RIGHTS OF ACTION.

         Except as otherwise provide in the Plan, Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Company shall retain and may exclusively prosecute and enforce any cause of action or rights to payment of claims that the Company, Reorganized Company or their respective bankruptcy estates may hold against any person; PROVIDED, HOWEVER, that, effective as of the Effective Date, the Company and

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Reorganized  Company  waive the right to  prosecute  any  avoidance  or recovery actions under chapter 5 of the Bankruptcy Code that belong to the Company or its estates. The Reorganized Company shall retain and may prosecute and enforce all defenses, counterclaims and rights against all Claims and Interests asserted against the Company, the Reorganized Company or their estates.

     LIMITATION OF LIABILITY

         The Companies, the Reorganized Companies, the Holders of Secured Bank Claims, the Bank Agent, each of the members of the Informal Noteholders' Committee and the members of the Informal Bank Steering Committee, the
Disbursing Agents, the holders of Old Common Stock Interests and their respective members, partners, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases, except for willful misconduct or gross negligence as determined by a Final Court Order after exhaustion of all rights of appeal, reconsideration or rehearing and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Cases.

         The limitation of liability described above is in addition to the so-called "safe harbor" provision of Section 1125(e) of the Bankruptcy Code.
Section 1125(e) provides in general that a person who, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, either (i) solicits acceptance or rejection of a plan of reorganization, or (ii) participates in the offer, issuance, sale or purchase of a security under a plan, is not liable on account of such solicitation or participation for violation of any applicable law governing solicitation of acceptance or rejection of a plan of reorganization or the offer, issuance, sale or purchase of securities under a plan. If the Company commences the Reorganization Cases and files the Plan with the bankruptcy court, they expect promptly to seek an Order from the bankruptcy court finding that its solicitation of acceptances and rejections from Holders of Claims and Equity Interests was in compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder and the provisions of Sections 1125 and 1126 of the Bankruptcy Code. If the bankruptcy court makes such a finding, management of the Company believes that the limitations of liability provided under Section 1125(e) of the Bankruptcy Code will be applied to this solicitation of acceptances of the Plan, and the Company may request that the bankruptcy court make such a finding in connection with confirmation.

     RETENTION OF BANKRUPTCY COURT JURISDICTION

         To the maximum extent permitted by the Bankruptcy Code or other applicable law, the bankruptcy court will have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

         (i) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

         (ii) To determine any and all adversary proceedings, applications and contested matters.

         (iii) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

         (iv) To hear and determine any timely objections to Administrative Expense Claims or to U.S. claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

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         (v)    To enter and implement  such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

         (vi) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

         (vii) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the bankruptcy court, including, without limitation, the Confirmation Order.

         (viii) To hear and determine all applications under sections 330, 33l and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

         (x) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

         (xi)   To hear any other matter not  inconsistent  with the  Bankruptcy
         Code.

         (xii) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 of the Plan.

         (xiii) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

         (xiii) To recover all assets of the Company and property of the Company's bankruptcy estates, wherever located.

         (xiii) To enter a final decree closing the Chapter 11 Cases.

     ACTIONS INTENDED TO BE TAKEN CONCURRENTLY WITH THE COMMENCEMENT OF THE REORGANIZATION CASES

         The Company does not expect the Reorganization Cases to be protracted. To expedite its emergence from Chapter 11, the Company intends to seek the relief detailed below, among other relief, from the bankruptcy court on or about the Petition Date. Such relief, if granted, will facilitate the administration of the Reorganization Cases; there can be no assurance, however, that the bankruptcy court will grant the relief sought.

         APPLICATION FOR ORDER DIRECTING JOINT ADMINISTRATION OF CHAPTER 11
CASES

         The Company intends to request that the bankruptcy court order the joint administration of the Company's Chapter 11 cases. Since the Company intends to file numerous motions and applications with the bankruptcy court, the joint administration of the Chapter 11 cases, including the combining of notices to creditors of the respective estates, as well as the notices and hearings of all matters at the same time will promote the economical, efficient and convenient administration of the Company's estates.

         MOTIONS FOR AUTHORITY TO RETAIN, EMPLOY AND COMPENSATE PROFESSIONALS; ORDINARY COURSE PROFESSIONALS

         The Company intends to seek authority to retain certain professionals to represent them and assist them in connection with the Reorganization Cases. These professionals were intimately involved with the negotiation and development of the Plan. These professionals may include, among others: (i) Latham & Watkins as counsel for the Company; (ii) Frost Brown Todd LLP as counsel for the Company; (iii) Houlihan, Lokey, Howard & Zukin as

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financial  advisors to the Company (if the Company's  agreement  with  Houlihan,
Lokey, Howard & Zukin is not assumed, as described above), (iv) Arthur Andersen LLP as auditors for the Company and (v) Sitrick & Company as public relations consultants to the Company.

         The Company also may seek authority to retain certain professionals to assist with the operations of its business in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Reorganization Cases. The Company may seek an order to compensate such professionals in the ordinary course of its business without the necessity of filing fee applications with the bankruptcy court (the "Ordinary Course Professionals' Order").

         MOTION TO WAIVE FILING OF SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS

         Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that debtors must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement of Financial Affairs") when a Chapter 11 case is commenced. The purpose of filing the Schedules and the Statement of Financial Affairs is to provide a debtor's creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor's reorganization. Filing the Schedules and the Statement of Financial Affairs is not mandatory, however. A bankruptcy court may modify or dispense with the filing of the Schedules and the Statement of Financial Affairs pursuant to Section 521 of the Bankruptcy Code. The Company believes that the Reorganization Cases constitute precisely those types of cases wherein the filing of the Statement of Financial Affairs and the Schedules should not be required. Therefore, the Company intends to request that the bankruptcy court waive the necessity of filing the Schedules and the Statement of Financial Affairs.

         MOTION FOR AUTHORITY TO CONTINUE USING EXISTING BUSINESS FORMS AND RECORDS AND TO CONTINUE TO MAINTAIN EXISTING CORPORATE BANK ACCOUNTS AND CASH MANAGEMENT SYSTEM

         Because the Company expects the Reorganization Cases to be pending for less than three months, and because of the administrative hardship that any operating changes would impose on them, the Company intends to seek authority to continue using its existing business forms and records and to continue maintaining its existing corporate bank accounts and cash management system. Absent the bankruptcy court's authorization of the continued use of the cash management system, cash flow among the Company would be impeded, to the detriment of its Estates and its creditors.

         Continued use of its existing cash management system will facilitate the Company's smooth and orderly transition into Chapter 11, minimize the disruption to its business while in Chapter 11 and expedite its emergence from Chapter 11. As a result of set-up time and expenses, requiring the Company to adopt and implement a new cash management system would likely increase the costs of the Reorganization Cases. For the same reasons, requiring the Company to cancel its existing bank accounts and establish new accounts or requiring the Company to create new business forms would only frustrate its efforts to reorganize expeditiously.

         MOTION FOR ORDER APPROVING INVESTMENT GUIDELINES

         Section 345(b) of the Bankruptcy Code provides that, with respect to investments other than investments "insured or guaranteed by the United States or by a department, agency or instrumentality of the United States or backed by the full faith and credit of the United States," the estate, unless the court orders otherwise, must require a bond in favor of the United States secured by the undertaking of a court-approved corporate surety conditioned upon, among other things, a proper accounting for and prompt repayment of any money invested.

         The Company believes that if it continues to follow its existing investment guidelines for cash, the yield on investments under the investment guidelines will be substantially greater than if they were restricted to investments in government securities, and believes that this would be in the best interests of its estates and creditors. The Company believes that, as long as cash is available in amounts sufficient to permit adequate diversification of investments and investments are restricted in accordance with the investment guidelines, no corporate surety is required to afford protection to creditors comparable to or greater than that afforded by use of a corporate surety

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

when a smaller amount of cash is invested in a less diversified portfolio. Thus, the Company intends to request the entry of an order approving its investment guidelines.

         MOTION FOR AUTHORITY TO HONOR PREPETITION CUSTOMER COMMITMENTS, PAY CERTAIN PREPETITION SHIPPING OBLIGATIONS AND PAY CERTAIN SHORT TERM CONTRACTUAL OBLIGATIONS IN THE ORDINARY COURSE OF BUSINESS

         The Company intends to request the entry of an order authorizing it to honor its prepetition customer commitments, pay certain prepetition shipping obligations and pay certain short term contractual obligations for the delivery of coal to third parties in the ordinary course of its business.

         The Company has generated significant revenue and established valuable relationships and goodwill with its customers as a result of the reliability of the Company's deliveries of coal. Failure to abide by the terms of these contracts with shippers and customers would harm not only these parties but the Company's relationship with those customers and shippers and consequently endanger the Company's prospects for successful reorganization. In addition, the Company operates in a highly competitive market, where alternate suppliers of coal are readily available to the Company's customers. For these reasons, the Company believes that the continued delivery of coal to its prepetition customers pursuant to long-term and short-term contracts is vital to its ability to continue in business and successfully reorganize. The relief that the Company intends to request, therefore, is essential to the Company as a going concern. Without the bankruptcy court's approval of the Company request, the Company might destroy its existing relationships with its customers and possibly cause irreparable harm to its business. Such relief, therefore, is necessary to allow the Company to reorganize successfully and serves the rehabilitative purposes of the Bankruptcy Code as authorized pursuant to Sections 105(a) and 363(c) of the Bankruptcy Code.

         MOTION AUTHORIZING THE COMPANY TO PAY PREPETITION SALES, USE AND OTHER TAXES AND DIRECTING ALL BANKS TO HONOR PREPETITION CHECKS FOR PAYMENT OF PREPETITION TAX OBLIGATIONS

         The Company intends to request the entry of an order authorizing the payment of prepetition sales, use and other taxes and directing all banks to honor prepetition checks for payment of prepetition tax obligations. Should the Company fail to pay any of the aforementioned taxes, the federal and/or state governments might take legal action against the Company, including initiating state audits, filing liens against the Company's assets, and creating significant administrative problems. Such actions would, most likely, cause a significant disruption of the Company's business and could give rise to unnecessary monetary penalties against the Company.

         The relief that the Company intends to request, therefore, is essential to the Company as a going concern. Without the bankruptcy court's approval of the Company request, the Company might be unable to continue to operate its business. Such relief, therefore, is necessary to allow the Company to reorganize successfully and thus serves the rehabilitative purposes of the Bankruptcy Code as authorized pursuant to Sections 105(a) and 541(d) of the Bankruptcy Code.

         MOTION FOR AUTHORITY TO ENTER INTO DIP FACILITY

         Pursuant to sections 364(c)(1), (2) and (3), 364(d) and section 105(a) of the Bankruptcy Code, the Company intends to seek the authority to enter into the DIP Facility in order to permit a successful reorganization of the Company. The Company believes that the DIP Facility is critical to the Company's operations during the pendency of the Reorganization Cases and has received a written commitment for such facility from Bankers Trust. The Company will seek authorization to enter into the DIP Facility on terms and conditions which substantially embody those contained in the DIP Facility commitment letter and term sheet attached hereto as Appendix B. For addition information concerning the DIP Facility, see "--New Reorganized Indebtedness--The DIP Facility and the Exit Facility.

         MOTION SEEKING APPROVAL OF CASH COLLATERAL STIPULATION

         On the Petition Date, the Company intends to seek approval of a cash collateral stipulation between itself and the holders of Secured Bank Claims which will provide for the use of the cash collateral of such holders and adequate protection for such use and for the priming of the liens of the holders of the Secured Bank Claims. The

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

stipulation will provide for the holders of Secured Bank Claims: (i) replacement liens and a superpriority administrative expense claim subordinate to the liens and the superpriority administrative expense claim granted to the lenders under the DIP Facility; (ii) subject to cash availability under the DIP Facility, cash payments of interest at the nondefault rate under the Bank Credit Agreement on the Allowed Secured Bank Claim (as defined in the Plan); and (iii) such other adequate protection rights customarily granted to pre-petition secured lenders, consistent with, and not prohibited by, the terms of the DIP Facility including, without limitation, the payment of fees and expense of the attorneys and advisors for the Holders of the Secured Bank Claims.

         MOTION FOR AUTHORITY TO PAY PREPETITION TRADE CLAIMS

         Trade Claims are defined in the Plan as prepetition unsecured claims against the Company arising from or with respect to the delivery of goods or services to the Company in the ordinary course of business; they are included in Class 5. Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Company to defer payment of Trade Claims until the Effective Date, the Company intends to seek authority from the bankruptcy court to pay Trade Claims in the ordinary course of its business with respect to those vendors that continue to ship goods on customary trade terms. Customary trade terms means (a) the trade terms in effect between the trade creditor and the Company immediately before the Petition Date, (b) if no terms existed at such time, then trade terms no less favorable than the trade terms granted by such trade creditor to its most favored customers in a nonbankruptcy context; or (c) such other trade terms as agreed to by the Company and such trade creditor. Such relief is authorized under section 105(a) of the Bankruptcy Code. The Company believes that paying its suppliers' prepetition claims on the commencement of the bankruptcy case will be instrumental in preserving its relationships with suppliers of goods and services necessary to the continuation of the Company's business. The Company also believes that finding alternative vendors would, in many cases, create administrative inefficiencies or force the Company to incur higher costs to obtain comparable goods and services.

         MOTION AUTHORIZING PAYMENT OF PREPETITION ACCRUED EMPLOYEE WAGES, SALARIES, COMMISSIONS, EXPENSES AND RELATED TAXES AND PAYMENT OF EMPLOYEE BENEFITS AND AUTHORIZING AND DIRECTING BANK TO HONOR EMPLOYEE WAGE, SALARY AND EXPENSE REIMBURSEMENT CHECKS

         Pursuant to sections 507(a)(3), 507(a)(4) and 105(a) of the Bankruptcy Code, the Company intends to seek authority to pay all of its employee wages and benefits that have accrued on a prepetition basis. The Company believes that any delay in paying prepetition compensation or benefits to its employees would destroy relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of its employees are most critical. Furthermore, the Company believes that without the relief requested its employees would be faced with tremendous hardship. The Company's employees could not reasonably be expected to continue its employment and assist with the reorganization efforts while at the same time enduring financial difficulties. Accordingly, the Company will seek authority to pay compensation and benefits which were accrued but unpaid as of the Petition Date.

         KEY EMPLOYEE RETENTION AND SEVERANCE PLAN

         In connection with its restructuring, the Company intends to seek the bankruptcy court's approval of the Company's Key Employee Retention and Severance Plan ("KERP/Severance Plan"). The Company believes that this KERP/Severance Plan is necessary to achieve the successful reorganization of the Company and to the continuation of the business going forward. The KERP/Severance Plan is designed to mitigate the potential turnover of key management personnel, provide incentive for such personnel to remain with the Company and to ensure the Company's future economic success. The coal industry requires a significant level of expertise and, should the Company lose its key management personnel, it would be devoid of qualified individuals to help the business succeed both during bankruptcy proceedings and going forward. The existing senior management team has over eighty years of combined experience and is integral to achieving the Company's current five-year plan. In addition, several members of senior management have longstanding working relationships with key clients as well as federal, state and local officials. Based on the Company's past experience, to replace such personnel would create severe administrative difficulty and unnecessary costs.

         The current KERP/Severance Plan contemplates a two tiered compensation structure whereby 41 key personnel necessary to bring about the Company's operational turnaround and to effectuate the Plan will be compensated based on their importance to the Company going forward. Certain employees also have contracts, which would be assumed in connection with the KERP/Severance Plan. Pursuant to the KERP/Severance Plan, Tier I consists of 14 employees highly integral to the reorganization process including, among others, Stephen Addington (President of the Company), Michael F. Nemser (Chief Financial Officer) and Donald P. Brown (Chief Executive Officer). Tier I participants shall receive 75% of their base salary in consideration for their remaining with the Company. Tier II consists of 27 employees including key managers and operators at the corporate and operating company level as well as at the individual mine level. Tier II participants shall receive 50% of their base salary in consideration for their remaining with the Company. The maximum amount payable pursuant to this portion of the KERP/Severance Plan is $4.1 million. These cash bonus payments shall be disbursed in three installments payable three, six and nine months following the Effective Date. In addition, all officers and directors will be granted full releases pursuant to this portion of the KERP/Severance Plan.

         In connection with the severance portion of the KERP/Severance Plan, payment for participating employees will be payable in a lump sum upon the effective date of their termination or as specified under the employee's employment contract. The calculation of severance consideration for employees in Tier I will be based on the greater of 100% of base annual salary or as specified by the individual employee's employment contract, if applicable (Stephen Addington is eligible for two times his current base salary as President of the Company). Tier II employees will receive two weeks severance for each year of service pursuant to this portion of the KERP/Severance Plan. The provisions of the KERP/Severance Plan shall apply only to persons employed by the Company on and after the Petition Date. An individual will not be eligible for the KERP/Severance Plan benefits in the event the participant voluntarily resigns employment with the Company or is terminated by the Company for cause. Any employee deemed to have been constructively discharged by the Company will be entitled to receive full benefits under the KERP and Severance plans. The maximum amount payable pursuant to this portion of the KERP/Severance Plan is $8.0 million. For a more detailed description of the KERP/Severance Plan, see Appendix C attached hereto.

     TIMETABLE FOR REORGANIZATION CASES

         Following the Petition Date, the Company expects the Reorganization Cases to proceed on the following estimated timetable. There can be no assurance, however, that the bankruptcy court's Orders to be entered on or after the Petition Date will permit the Reorganization Cases to proceed as expeditiously as anticipated.

         The Company anticipates that the hearing on the adequacy of this Solicitation Statement as constituting the Disclosure Statement in the Reorganization Cases would occur on or about Day 30 of the Reorganization Cases. If the bankruptcy court approves the Company's Disclosure Statement as containing "adequate information," as that term is defined in Section 1125 of the Bankruptcy Code, then the Company will immediately seek confirmation of the Plan on the same day as the hearing on the Disclosure Statement.

         Assuming that the Plan is confirmed at the initial Confirmation Hearing, the Plan provides that the Effective Date will be the first business day on which all the conditions precedent to the Effective Date specified in
Section  10.1 of the Plan shall have been  satisfied  or waived as  provided  in
Section 10.2 of the Plan.

         Under the foregoing timetable, the Company would emerge from the Reorganization Cases within 30 to 60 days after the Petition Date. There can be no assurance, however, that this projected timetable can be achieved.

     COMMITTEES

         To facilitate negotiations and otherwise provide for a unified and efficient representation of unsecured creditors and equity interest holders with similar rights and interests, the U.S. Trustee will generally appoint one or more statutory committees as soon as practicable after the Petition Date, pursuant to Section 1102 of the Bankruptcy Code. Ordinarily, one committee will be appointed to represent unsecured creditors, but the U.S. Trustee may appoint additional committees to represent equity interest holders and/or creditors if deemed necessary to assure adequate representation of creditors or equity interest holders. A creditors' committee will ordinarily consist of those creditors willing to serve who hold the seven largest claims against the Company of those claims to be represented by the committee, or such other number of creditors as appointed by the U.S. Trustee. The fees and expenses of such committees, including those of legal counsel and financial advisors, are paid for from the

Company's Estate. The unofficial committees may serve as official committees during the Reorganization Cases if the U.S. Trustee determines that such committees' members were fairly chosen and representative of the claims or equity interests to be represented, and such committees' members indicate their willingness to serve. Holders of equity interests are not ordinarily represented by an official committee, but such a committee may be appointed if the bankruptcy court determines such an official committee to be necessary to assure the adequate representation of Interest Holders. Committees appointed by the U.S. Trustee would be considered parties in interest and would have a right to be heard on all matters concerning the Reorganization Cases, including the confirmation of the Plan, and, additionally, would be entitled to consult with the Company concerning the administration of the Reorganization Cases and perform such other functions and services that would further the interests of those creditors or Interest Holders they represent.

                         CHAPTER 7 LIQUIDATION ANALYSIS

         The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. As indicated above, the Company believes that under the Plan, Holders of Impaired Claims or Impaired Equity Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of the Company under Chapter 7 of the Bankruptcy Code. The Chapter 7 Liquidation Analysis set forth herein demonstrates that the Plan satisfies the requirements of the "Best Interest Test."

         To estimate potential returns to Holders of Claims and Equity Interests in a Chapter 7 liquidation, the Company determined, as might a bankruptcy court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the classes of Claims and Equity Interests based on their relative priority. The Company considered many factors and data, including (i) the Company's operating and projected financial performance, (ii) the attractiveness of the Company's assets to potential buyers, (iii) the potential universe of buyers, (iv) the potential impact of chapter 7 cases upon the businesses of the Company, as well as possible buyers' pricing strategies, (v) the relative timing of the potential sale of the Company's assets, and (vi) an analysis of the liabilities and obligations of the Company. The Company has assumed that the liquidation of all assets would be conducted in an orderly manner. The liquidation proceeds available to the Company for distribution to Holders of Claims against and Equity Interests in the Company would consist of the net proceeds from the disposition of the assets of the Company, augmented by any other cash held and generated during the assumed holding period stated herein by the Company and after deducting the incremental expenses of operating the business pending disposition.

         In general, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Company's Chapter 7 cases, including tax liabilities; (iii) third, to the unpaid Administrative Claims of the Reorganization Cases (if commenced); (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to Unsecured Claims and (vi) sixth, to Holders of Old Common Stock. The Company's liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of the Company during the pendency of the Chapter 7 cases and all unpaid Administrative Claims incurred by the Company during the Reorganization Cases (if commenced) that are allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Reorganization Cases. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, Chapter 7 costs of administration and other Administrative Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Equity Interests.

         The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of the Company and is subject to the assumptions set forth herein. There can be no assurance that such assumptions would be accepted by a bankruptcy court. The Chapter 7 liquidation analysis has not been independently audited or verified.

LIQUIDATION VALUE OF THE COMPANY

         The table below details the computation of the Company's liquidation value and the estimated distributions to Holders of Impaired Claims and Impaired Equity Interests in a Chapter 7 liquidation of the Company. This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Company. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if the Company was in fact liquidated, nor can there be any assurance that a bankruptcy court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a) of the Bankruptcy Code. ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH BELOW; NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE

RECEIVED IN A CHAPTER 7 LIQUIDATION OF THE COMPANY. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE COMPANY'S ESTATE AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED OR MAY CONSTITUTE A CONCESSION OR ADMISSION OF THE COMPANY FOR ANY OTHER PURPOSE.

METHODS FOR DETERMINING GROSS PROCEEDS FROM LIQUIDATION

         To estimate the potential returns to Holders of Claims and Interests in a chapter 7 liquidation, the Company determined, as might a bankruptcy court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority.

         The Company developed a liquidation analysis based upon a "forced liquidation" sale, such as an auction or other similar-type sale of the assets of the Company occurring over a period of three months starting March 31, 2002 and ending by June 30, 2002. The gross proceeds were based upon estimates from the Company, its financial advisors, and outside mining consultants in light of a "forced liquidation" scenario. As set forth more particularly in the chart that follows, among the assumptions underlying the generation of Cash from liquidation of the Company's assets are that the Company's (i) accounts receivable would realize a return of approximately 69% of book value based upon the estimated recoveries according to aging, (ii) restricted cash would realize a return of approximately 50% of book value, (iii) inventory would realize a return of approximately 36% of book value, after accounting for the salability of the inventory and allowing for the costs of collection or sale in bulk, (iv) property and equipment would realize a return of approximately 33% of book value based upon fair market value estimates, and (v) mineral reserve would realize a return of approximately 42.5% of book value based upon fair market value estimates.

NATURE AND TIMING OF THE LIQUIDATION PROCESS

         Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for the purposes of this liquidation analysis, it is assumed that the Company would file the Reorganization Cases on February 25, 2002, and the case would be converted to a Chapter 7 liquidation on March 31, 2002. The Company assumes dispositions of its assets in multiple transactions, rather than as an entirety or a piecemeal liquidation of the Company's operating assets, during a 3-month period ending June 30, 2002.

ADDITIONAL LIABILITIES AND RESERVES

         The Company believes that there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors in addition to the expenses that would be incurred in a Chapter 11 reorganization, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code;
(b) Administrative Claims including the fees of a trustee, counsel and other professionals (including financial advisors and accountants) and other liabilities; and (c) certain administrative costs including post-petition trade payables and general and corporate costs associated with the orderly wind-down of the business. Management believes that there is significant uncertainty as to the reliability of the Company's estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.

CONCLUSION

         In summary, the Company believes that a Chapter 7 liquidation of the Company would result in a diminution in the value to be realized by the Holders of Claims and Equity Interests. As set forth in the table below, management of the Company estimates that the total liquidation proceeds available for distribution, net of Chapter 7 expenses, would aggregate approximately $747.4 million.(4) The Company believes that the Claims against and

------------------
(4) The Holders of Secured Bank Claims believe that liquidation proceeds should be allocated first to their claims in full. The Holders of Secured Bank Claims have not agreed to the assessment of costs and expenses against their collateral pursuant section 506(c) of the Bankruptcy Code.

Equity Interests in the Company other than Chapter 7 trustees, professional fees and related expenses, post-petition accounts payable and accrued expenses, Other Secured Debt, priority claims, and the Secured Bank Claims would receive no value in a liquidation of the Company under Chapter 7 of the Bankruptcy Code. The Holders of the Secured Bank Claims, the Senior Debt, Other Unsecured Debt, and Subordinated Debt are expected to receive recoveries under the Plan in excess of that shown in a Chapter 7 liquidation. The recovery for the Company's creditors , in aggregate, would be less than the proposed distribution under the Plan. Consequently, the Company believes that the Plan, which provides for the continuation of its business, would prove a substantially greater ultimate return to the Holders of Claims and Equity Interests than would a Chapter 7 liquidation. The following table estimates the Company's assets as of March 31, 2002, and the amount of recovery on each asset.

                              LIQUIDATION ANALYSIS
                         ESTIMATED AS OF MARCH 31, 2002
                             (Amounts in thousands)


AEI RESOURCES, INC.
--------------------------------------------------------------------------------
LIQUIDATION ANALYSIS AS OF MARCH 31, 2002
($ IN THOUSANDS)


                                                       MARCH 31,                                     ESTIMATED
                                                        2002                  ESTIMATED             LIQUIDATION
                                                       BALANCE                RECOVERY               PROCEEDS
                                                ---------------------- ---------------------- ---------------------
PROCEEDS FROM LIQUIDATION
 Cash                                                     $3,309                 100.0%                 $3,309
 Restricted Cash                                        124,345                   50.0%        $       62,172
 Accounts Receivable                                     150,802                  56.3%                 84,869
 Inventories                                              91,046                  35.5%                 32,306
 Prepaid and Other Current Assets                         36,259                   0.0%                      -
 Property & Equipment                                    433,931                  33.2%                144,109
 Mineral Reserves                                      1,141,979                  42.5%                484,830
 Advanced Royalties                                       15,065                   0.0%                      -
 Deferred Financing Fees                                  64,996                   0.0%                      -
 Other Assets                                             14,960                   0.0%                      -
-------------------------------------------------------------------------------------------------------------------
TOTAL ESTIMATED  PROCEEDS AVAILABLE FOR
  DISTRIBUTION                                   $     2,076,691                               $       811,596
-------------------------------------------------------------------------------------------------------------------

                                                                           PERCENT
                                                      ESTIMATED CLAIM      RECOVERY            ESTIMATED RECOVERY
                                                ---------------------- ---------------------- ---------------------
ALLOCATION OF PROCEEDS TO CLAIMS AND
  INTERESTS:(5)

CHAPTER 7 EXPENSES:
Trustee's Fees                                   $        24,348                 100.0%        $        24,348
Wind Down Costs                                           37,500                 100.0%                 37,500
Professional Fees                                          4,500                 100.0%                  4,500
                                                ----------------------                        ---------------------
  TOTAL CHAPTER 7 EXPENSES                       $        66,348                               $        66,348
                                                ======================                        =====================

Proceeds Available for Payment of Super
Priority Claims                                                                                $       745,248

SUPER PRIORITY CLAIMS
DIP Facility Borrowings (including letters of
  credit)                                        $        55,000                 100.0%        $        55,000
                                                ----------------------                        ---------------------
  TOTAL SUPER PRIORITY CLAIMS                    $        55,000                               $        55,000
                                                ======================                        =====================

Proceeds Available for Payment of Secured
Creditors                                                                                      $       690,248

SECURED CLAIMS:
Other Secured Debt                               $         9,299                  69.5%        $         6,460
Senior Secured Credit Facility (including
letters of credit)                                       984,384                  69.5%                683,788
                                                ----------------------                        ---------------------
  TOTAL SECURED CLAIM                            $       993,590                               $       690,248
                                                ======================                        =====================

Proceeds Available for Payment of
Administrative and Priority Claims                                                             $             -

ADMINISTRATIVE AND PRIORITY CLAIMS
Post-petition Accounts Payable                   $             0                   0.0%        $             -
Priority Tax Claims                                       38,530                   0.0%                      -
Priority Non-Tax Claims                                   18,135                   0.0%                      -
                                                ----------------------                        ---------------------
  TOTAL ADMINISTRATIVE AND PRIORITY CLAIMS       $        56,665                               $            -
                                                ======================                        =====================

Proceeds Available for Payment of Unsecured
Creditors                                                                                      $             -

UNSECURED CLAIMS:
Old Senior Notes                                 $       247,635                   0.0%        $             -
Ziegler Industrial Revenue Bonds                         160,361                   0.0%                      -
Perry County Industrial Revenue Bonds                      1,013                   0.0%                      -
Other Unsecured                                           16,062                   0.0%                      -
Subordinated Notes                                       187,637                   0.0%                      -
                                                ----------------------                        ---------------------
  TOTAL UNSECURED CLAIM                          $       612,708                               $             -
                                                ======================                        =====================
Proceeds Available for Distribution to Equity                                                  $             -

-----------------
(5) The Holders of Secured Bank Claims believe that liquidation proceeds should be allocated first to their claims in full. The Holders of Secured Bank Claims have not agreed to the assessment of costs and expenses against their collateral pursuant section 506(c) of the Bankruptcy Code.

COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

         Section 1129(a)(l) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Company believes that the Plan satisfies this requirement.

ALTERNATIVES IF THE PLAN IS NOT CONFIRMED AND CONSUMMATED

         If the Company does not receive sufficient acceptances to seek confirmation of the Plan, it will consider all alternatives available to it at such time, which may include the implementation of an alternative restructuring plan outside of bankruptcy, or the commencement or continuation of Chapter 11 reorganization cases without a preapproved plan of reorganization, or the commencement  of,  or  conversion  to,  a  liquidation  under  Chapter  7 of the
Bankruptcy Code. As compared to the Plan, a nonprepackaged Chapter 11 reorganization case would likely be lengthier, involve more contested issues with creditors and other parties in interest, result in significantly increased Chapter 11 administrative expenses, risk the loss of additional employees, making it difficult to continue operating the business, risk a decrease in the confidence of the Company's suppliers, purchasers and investors, risk the loss of required financing for the continued operation of the business, and risk the loss of valuable coal contracts, thereby having a negative impact on cash flow and a corresponding reduction in the consideration received by Holders of unsecured or undersecured claims.

RECOMMENDATION AND CONCLUSION

         FOR ALL OF THE REASONS SET FORTH IN THIS SOLICITATION STATEMENT, THE COMPANY BELIEVES THAT THE CONFIRMATION AND CONSUMMATION OF THE PLAN IS PREFERABLE TO ALL OTHER RESTRUCTURING ALTERNATIVES. CONSEQUENTLY, THE COMPANY URGES ALL HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS WHO ARE TO RECEIVE DISTRIBUTIONS UNDER THE PLAN TO VOTE TO ACCEPT THE PLAN, AND TO DULY COMPLETE AND RETURN THEIR ORIGINAL BALLOTS SUCH THAT THEY WILL BE ACTUALLY RECEIVED BY THE INFORMATION AGENT ON OR BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, FEBRUARY 25, 2002.

                           DESCRIPTION OF INDEBTEDNESS

         The following summary of the principal terms of the indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness, including the definitions of certain terms therein, copies of which may be obtained by contacting the Company, 2000 Ashland Drive, Ashland, Kentucky 41101, Attention:
Chief Financial Officer. Whenever particular provisions of such documents are referred to herein, such provisions are incorporated by reference, and the statements are qualified in their entirety by such reference.

EXISTING INDEBTEDNESS OF THE COMPANY

      BANK CREDIT AGREEMENT

         The Company's business requires substantial amounts of capital and liquidity, principally for costs associated with the maintenance and replacement of surface and deep mining equipment, as well as fuel and explosives utilized in mining. The Company originally financed these needs by entering into a secured credit agreement dated as of September 3, 1998 (amended and restated as of December 14, 1998, and further amended and restated as of June 15, 2000, the "Bank Credit Agreement") pursuant to which Resources, at any time prior to a default thereunder, could have borrowed a total of $875 million in aggregate principal amount through a combination of term loans and a revolving credit facility, including a letter of credit facility. No scheduled, principal or interest payments under the Bank Credit Agreement have been made since September 30, 2000. AEI and substantially all of the AEI Subsidiaries guaranteed the obligations of Resources under the Bank Credit Agreement. The principal balance outstanding under the Bank Credit Agreement was $809.1 million as of December 31, 2001 and the Company also had $20.4 million in outstanding letters of credit issued under the Bank Credit Agreement as of such date.

      KB&T CREDIT FACILITY

         The Company entered into a Credit Agreement dated as of May 14, 1999 with Kentucky Bank & Trust Company (the "KB&T Credit Facility") pursuant to which Resources borrowed a total of $8.1 million in aggregate principal amount. The Company continued to make scheduled interest payments under the KB&T Credit Facility. AEI and substantially all of the AEI Subsidiaries guaranteed the obligations of Resources under the KB&T Credit Facility. The principal balance outstanding under the KB&T Credit Facility was $8.1 million as of December 31, 2001.

      OLD SENIOR NOTES

         On December 14, 1998, Resources and Holding issued $200 million in aggregate principal amount of Old Senior Notes, which are due in 2005 and bear interest at 10-1/2% per annum. Interest payments are due on December 15 and June 15 of each year, and no interest payments have been made on the Old Senior Notes since June 15, 2000. AEI and substantially all of the AEI Subsidiaries have guaranteed the obligations of Resources and Holding under the Old Senior Notes.

      SUBORDINATED NOTES

         On December 14, 1998, Resources issued $150 million in aggregate principal amount of Subordinated Notes, which are due in 2006 and bear interest at 11-1/2% per annum. Interest payments are due on December 15 and June 15 of each year, and no interest payments have been made on the Subordinated Notes since June 15, 2000. AEI and substantially all of the AEI Subsidiaries have guaranteed Resources' obligations under the Subordinated Notes.

      INDUSTRIAL REVENUE BONDS

         The Company has guaranteed $145.8 million in Industrial Revenue Bonds which were issued in 1997. The IRBs are tax-advantaged securities, the proceeds of which were used to refinance the Company's existing Industrial Revenue Bonds. The primary obligors of the Industrial Revenue Bonds are government agencies, which loaned the proceeds from the sale of the IRBs to Zeigler Coal Holding Company, which agreed to repay such loan on substantially the same terms established by the IRBs. AEI, Resources and substantially all of the other AEI Subsidiaries have guaranteed Zeigler Coal Holding Company's obligations under these IRBs. $115.0 million of the Industrial Revenue Bonds are "Port Facility Refunding Revenue Bonds, Series 1997" which mature in 2022 and bear interest at 6.9% per annum, and $30.8 million of the Industrial Revenue Bonds are "Industrial Revenue Refunding Bonds, Series 1997" which mature in 2028 and bear interest at 6.95% per annum.

         In addition, Mountain Coals Corporation is the primary obligor of $1.0 million in the Perry County Bonds, which mature in 2013 and bear interest at 4.4% per annum. Mountain Coals Corporation has continued to make scheduled interest payments on these IRBs. The obligations of Mountain Coals Corporation under these IRBs are not guaranteed by AEI or any AEI Subsidiary.

MARKET PRICES OF THE OLD DEBT SECURITIES

         The Old Senior Notes, IRBs and Subordinated Notes are traded in the over-the-counter market. There is no established public trading market for these debt securities.

         The Old Common Stock is privately held by three holders. Since there is no established public trading market for the Old Common Stock, price information is not presented.

                        REORGANIZED COMPANY INDEBTEDNESS

DIP AND EXIT FINANCING

     DIP FACILITY

         The Company has received a commitment for debtor-in-possession financing in the amount of up to $150 million (with a $100 million sublimit on the issuance of letters of credit) from Bankers Trust with Deutsche Bank Alex. Brown Inc. ("DBAB"), as arranger. Subject to the approval of the bankruptcy court, the Company will use the revolving DIP Facility to provide credit support for replacement of reclamation and workers compensation bonds previously issued by Frontier and to operate its business during the pendency of the Reorganization Cases. The commitment from Bankers Trust is subject to the terms and conditions set forth in its commitment letter and term sheet which are attached hereto as Appendix B and a fee letter with respect thereto and is subject to the negotiation and execution of definitive documentation. The DIP Facility commitment letter expires if the Company does not file a motion seeking approval of the DIP Facility by February 28, 2002 or if the bankruptcy court does not approve the DIP Facility within 45 days of the commencement of the Reorganization Cases.

         Under  the DIP  Facility,  the  borrowers  will be AEI,  Resources  and certain other AEI Subsidiaries to be mutually agreed upon, with their obligations guaranteed by the other AEI Subsidiaries. The obligations under the DIP Facility will be secured by a priming lien on substantially all the assets of the borrowers and the other AEI Subsidiaries (subject to certain exceptions to be agreed upon by the Company and Bankers Trust) and will constitute an allowed administrative expense of the Reorganization Cases having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and all unsecured claims other than a "carve-out" for certain expenses pertaining to the administration of the Reorganization Cases (such carve-out to be limited in dollar amount after the occurrence and during the continuation of an event of default under the DIP Facility). The DIP Facility will mature 364 days from the date of the entry of the order approving the DIP Facility or on the Effective Date of the Plan which ever is earlier.

         Pursuant to the DIP Facility, amounts outstanding thereunder shall bear interest (at the Company's choice) at either a market base rate plus 2% per annum or at a market reserved adjusted Euro-dollar rate plus 3% per annum. Fees for letters of credit issued under the DIP Facility shall be 3.25% of the amount available for drawing under such letters of credit. Additionally, the DIP Facility provides for payment of various fees, including (i) a "commitment fee" equal to 0.50% per annum of the daily average unused portion of the DIP Facility (with an increase in such fee to 0.75% or 1% in the event that utilization of the DIP Facility falls below certain levels); (ii) a "financing fee" of 2% of the DIP Facility which is earned upon execution of the commitment letter and payable in part upon the approval of the DIP Facility by the bankruptcy court and in remaining part upon the closing of the DIP

Facility; (iii) a monthly administrative expense of $12,500 and (iv) in the event that the Company obtains alternate debtor-in-possession financing from another source, an additional 2% of the amount of the DIP Facility. The commitment letter also permits Bankers Trust to alter the interest rate on amounts outstanding under the DIP Facility (subject to limitations) in aid of syndication of the DIP Facility.

         The foregoing description does not purport to be a complete description of the terms of the DIP Facility and is qualified in its entirety by reference to the DIP Facility commitment letter, term sheet and fee letter.

      EXIT FACILITY

         The Company has received a commitment for exit financing in the amount of up to $250 million (with a $200 million sublimit on the issuance of letters of credit) from Bankers Trust with DBAB as arranger. Upon the occurrence of the Effective Date, the Reorganized Company will use the revolving Exit Facility to replace the DIP Facility, to provide credit support for replacement of reclamation and workers compensation bonds previously issued by Frontier, to fund certain costs of the consummation of the Plan and to operate its business. The commitment from Bankers Trust is subject to the terms and conditions set forth in its commitment letter and term sheet which are attached hereto as
Exhibit 4 to Appendix A and a fee letter with respect thereto and is subject to the negotiation and execution of definitive documentation. In any event, the Exit Facility commitment expires no later than 364 days after entry of the order approving the DIP Facility.

         Under the Exit Facility, the borrowers will be Resources LLC and other reorganized entities of the Company, including Reorganized AEI, as may be mutually agreed upon. The obligations of the borrowers under the Exit Facility will be guaranteed by the Reorganized AEI Subsidiaries and, if Reorganized AEI is not a borrower, by Reorganized AEI. The obligations under the Exit Facility will be secured by a first priority lien (subject to certain exceptions to be agreed upon by the Company and Bankers Trust) in substantially all the assets of the Reorganized Company. The Exit Facility will mature five years after the closing thereof.

         Pursuant to the Exit Facility, amounts outstanding thereunder shall bear interest at either a market base rate plus 2.5% per annum or at a market reserved adjusted Euro-dollar rate plus 3.5% per annum (at the Company's choice). Fees for letters of credit issued under the Exit Facility shall be 3.75% of the amount available for drawing under such letters of credit. Additionally, the Exit Facility provides for payment of various fees, including
(i) a "commitment fee" equal to 0.50% per annum of the daily average unused portion of the Exit Facility (with an increase in such fee to 0.75% or 1% in the event that utilization of the Exit Facility falls below certain levels) plus 0.5% per annum due upon closing of the Exit Facility accruing from the date of execution of the Exit Facility commitment letter to such closing date; (ii) a "financing fee" of 2.75% of the Exit Facility which is earned upon execution of the commitment letter and payable in part upon the approval of the Exit Facility commitment letter by the bankruptcy court and in remaining part upon the closing of the Exit Facility, such amount to be reduced by a variable percentage of the similar fee paid in connection with the DIP Facility, depending on the time between the closing of the DIP Facility and the closing of the Exit Facility;
(iii) an annual administrative expense fee of $250,000 and (iv) in the event that the Company obtains alternate exit financing from another source, an additional 2% of the amount of the Exit Facility subject to certain limitations. The fee letter also permits Bankers Trust to alter certain terms of the Exit Facility in aid of syndication of such facility (subject to certain limitations).

         As additional consideration for acting as arranger, the Reorganized Company will engage DBAB (unless DBAB declines to accept such engagement) in any offering of debt by the Reorganized Company within 12 months of the Effective Date and DBAB will receive not less than 50% of any allocation of securities or bank financing, not less than 50% of other fees associated with such financing and will be appointed as a lead arranger and a book-running manager for such transaction. DBAB will also be engaged by the Company (unless DBAB declines to accept such engagement) in connection with an offering of equity securities which takes place within 12 months of the Effective Date and will receive an allocation of such securities and fees associated with such offering in each case in an amount which is acceptable to DBAB.

         Upon the filing of the Plan, the Companies will file a motion seeking approval of the Exit Facility commitment letter including the fees due thereunder, the indemnification provisions therein and the payment of the fees and expenses of the arranger. It is a condition to closing of the Exit Facility that the bankruptcy court approve the Exit Facility commitment letter within 45 days of the filing of the approval motion.

         The foregoing description does not purport to be a complete description of the terms of the Exit Facility and is qualified in it entirety by reference to the Exit Facility commitment letter, term sheet and fee letter.

NEW SENIOR SECURED TERM NOTES

         The New Senior Secured Term Notes will be issued pursuant to the Plan, under the New Senior Secured Term Note Issuance Agreement to be dated as of the Effective Date between Resources LLC, the Guarantors named therein (including Reorganized AEI and the Reorganized AEI Subsidiaries) and the Holders of Secured Bank Claims. The material terms of the New Senior Secured Notes Term Sheet areattached as Exhibit 3 to the Plan and incorporated herein by reference. The issuance of the New Senior Secured Term Notes is subject to the negotiation of definitive documentation and satisfactory intercreditor arrangements. See "Risk Factors"--Certain Risks of Non-Confirmation and Non-Consummation of Plan.

NEW SENIOR NOTES

         The New Senior Notes will be issued pursuant to the Plan under the New Senior Note Indenture to be dated as of the Effective Date between Resources LLC, the Guarantors named therein (including Reorganized AEI and the Reorganized AEI Subsidiaries), and Wells Fargo Bank as the indenture trustee. The terms of the New Senior Notes will include those stated in the New Senior Note Indenture and those made part of the New Senior Note Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the New Senior Note Indenture. The terms of the New Senior Notes are set forth in the form of New Senior Note Indenture attached as Exhibit 2 to the Plan and incorporated herein by reference.

     REGISTRATION RIGHTS

         The issuance of the New Senior Notes and the distribution thereof to Holders of Secured Bank Claims shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Resources LLC will enter into a registration rights agreement with each such Holder who (a) by virtue of holding only securities to be distributed under the Plan and/or its relationship with Resources LLC, could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of Resources LLC, and (b) requests in writing that Resources LLC execute such agreement. The registration rights agreement shall contain the same shelf, demand and piggyback registration rights for the benefit of the signatories thereto as those contained in the common stock registration rights agreement. The form of Registration Rights Agreement for the New Senior Notes is attached to the Plan as Exhibit 7 thereto.

                           DESCRIPTION OF COMMON STOCK

DESCRIPTION OF OLD COMMON STOCK

         The authorized capital stock of AEI consists of 150,000 shares of common stock, par value $0.01 per share, of which 91,445 shares were issued and outstanding as of November 30, 2001. Substantially all of the shares of Old Common Stock are held directly by Larry Addington or a company of which Larry Addington owns 80%. No established public trading market exists for the Old Common Stock.

         The shares of Old Common Stock have one vote per share on all matters presented to stockholders.

         Each share of Old Common Stock is entitled to receive such dividends or other distributions as may be declared by the board of directors from funds legally available for payment of dividends. Covenants in the Old Indentures and in the Bank Credit Agreement restrict the declaration and payment of dividends on the Old Common Stock.

         No holder of Old Common Stock has any redemption rights with respect to the Old Common Stock, or any preemptive or other rights to subscribe for additional shares of common stock. Upon the liquidation, dissolution or winding-up of AEI, each share of Old Common Stock is entitled to share equally and ratably in the assets, if any, remaining after the payment of all debts and liabilities of the Company.

         Certain entities own warrants entitling the holder thereof to acquire an aggregate amount of up to 12,394.04 shares of common stock. Under the Plan, such warrants will be cancelled on the Effective Date and no distributions will be made in respect thereof.

DESCRIPTION OF NEW COMMON STOCK

         Under the Plan, the shares of Old Common Stock will be cancelled, and AEI will, as Reorganized AEI upon the confirmation of the Plan by the bankruptcy court, and following the occurrence of the Effective Date thereunder, file a new certificate of incorporation and bylaws. Pursuant to the Plan, AEI will issue twenty million shares of New Common Stock on the Effective Date, of which sixteen million shares will be allocated to the Holders of Allowed Senior Debt Claims (Old Senior Debt), and the remaining four million shares will be allocated to the Holders of Allowed Subordinated Claims (Subordinated Debt). The shares of New Common Stock will be allocated to Holders of Allowed Senior Debt Claims and Allowed Subordinated Claims based upon each Holder's total claim amount, inclusive of principal, accrued interest and all applicable liquidated damages through and including the Petition Date.

         Thirty million shares of New Common Stock, par value $0.01 per share, will be authorized by the Certificate of Incorporation and Bylaws of Reorganized AEI, of which twenty million shares will be issued in connection with the Plan. All of the New Common Stock issued and outstanding as of the Effective Date will be fully paid and nonassessable.

         The holders of validly issued and outstanding shares of New Common Stock will be entitled to one vote per share of record on all matters to be voted upon by AEI stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast will decide all questions, unless the matter is one upon which a different vote is required by express provision of law or AEI's certificate of incorporation or bylaws. There will be no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present will be able to elect all of the directors to be elected.

         The holders of New Common Stock will have no preemptive rights and have no rights to convert the New Common Stock into any other securities.

         The holders of New Common Stock will be entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. Under the terms of the credit agreement governing the New Senior Secured Term Loan and the Indenture governing the New Senior Notes, negative covenants restrict, among other things, the ability of AEI to pay dividends on the New Common Stock.

         The foregoing summary description of the New Common Stock does not purport to be complete and is qualified in its entirety by reference to Reorganized AEI's Certificate of Incorporation and Bylaws which are attached to the Plan as Exhibits 1 and 2, respectively.

      REGISTRATION RIGHTS

         In connection with the Plan, AEI and the holders of New Common Stock will enter into a registration rights agreement, which includes, among others, the following terms (all capitalized terms contained in the following summary are defined in the Registration Rights Agreement, a copy of which is annexed to the Plan as Exhibit 7 thereto):

         o Demand Registration. A total of five demand registrations may be made by Eligible Holders to register the Registrable Securities under the Securities Act. Each holder of more than 15% of the Registrable Securities is entitled to request two demand registrations, provided, however, that such holder shall forfeit its right to request a demand registration when it owns less than 25% of the Registrable Securities owned by such holder as of the Effective Date. In addition, Eligible Holders holding at least 10% of the Registrable Securities held by all of the Eligible Holders (other than holders of more than 15% of the Registrable Securities in some circumstances) may request one demand registration.

         Shelf Registration. The Company is also obligated to file within 90 days after the Effective Date a shelf registration on Form S-1 with respect to all the Registrable Securities (other than any Registrable Securities which the Eligible Holders thereof elect in writing to exclude from such shelf registration). The Company may convert the shelf registration to a registration statement on Form S-3 when such form becomes available to the Company.

         Piggy-Back Registration. If the Company proposes to file or files a registration statement under the Securities Act with respect to an offering by the Company for its own account of any common stock (other than a registration statement on Form S-4 or S-8), then the Company will give the Eligible Holders the opportunity to register the number of Registrable Securities as each such Eligible Holder may request.

         Registration of shares of New Common Stock pursuant to the exercise of demand registration rights, shelf registration rights or piggyback registration rights under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration. AEI will pay all registration expenses, other than underwriting discounts and commissions and other selling expenses, in connection with any registration.

         The foregoing summary description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Registration Rights Agreement itself, which is attached to the Plan as Exhibit 7 thereto.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following  discussion  summarizes  the material  federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations (the "Regulations"), judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, no ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

         Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders, the Company and the Reorganized Company. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Company.

         The following discussion is for general information only and describes the anticipated tax consequences for only those Holders that are entitled to vote on the Plan. For purposes of this section entitled "Certain Federal Income Tax Considerations", the term "Secured Bank Claims is referred to as "Old Bank Debt. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of the Old Bank Debt, the Old Senior Notes, the IRBs, the Subordinated Notes and the Old Common Stock (collectively, the "Old Securities") have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock, the New Senior Secured Term Notes and the New Senior Notes as "capital assets." This discussion also assumes that the Old Bank Debt, the Old Senior Notes, the IRBs, the Subordinated Notes, the New Senior Secured Term Notes and the New Senior Notes will be treated as indebtedness for federal income tax purposes. This summary does not address all of the tax consequences that may be relevant to a Holder, such as the potential application of the alternative minimum tax, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts, foreign estates, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired the Old Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

      CONVERSIONS TO LIMITED LIABILITY COMPANIES AND RELATED ISSUANCES OF NEW SECURITIES

         The Company should not recognize any gain or loss for federal income tax purposes in connection with (i) the conversion of Resources into a single-member limited liability company that will be a disregarded entity for federal income tax purposes, the related issuance of the New Common Stock in exchange for the Subordinated Notes, and the related issuance of the New Senior Secured Term Notes, the New Senior Notes and transfer of Cash in exchange for the Old Bank Debt (the "Resources Restructuring") and (ii) the subsequent conversion of Holding into a single-member limited liability company that will be a disregarded entity for federal income tax purposes and the related issuance of the New Common Stock in exchange for the Old Senior Notes (the "Holding Restructuring"), because both the Resources Restructuring and the Holding Restructuring should constitute tax-free reorganizations pursuant to Section 368(a)(1)(G) of the Tax Code. Accordingly, the tax basis and holding period of the assets of the Reorganized Company immediately after these transactions should be equal to the tax basis and holding period of such assets immediately prior to these transactions.

      CANCELLATION OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES

         The Company generally will realize cancellation of indebtedness ("COI") income to the extent that the sum of (i) the fair market value of any property (including Cash and New Common Stock) and (ii) the issue price of the New Senior Secured Term Notes and New Senior Notes (collectively, the "New Notes) received by the Holders is less than the adjusted issue price (plus the amount of any accrued but unpaid interest and liquidated damages) of the indebtedness discharged thereby. The adjusted issue price of indebtedness should be equal to its issue price, increased by the amount of original issue discount ("OID") (as defined below) accrued thereon (if any), reduced by the amount of any payments previously made thereon that were not payments of "qualified stated interest" (as defined below).

         Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of the court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the "Bankruptcy Exception"). Accordingly, because the cancellation of the Company's indebtedness will occur in a case brought under the Bankruptcy Code, the Company will be under the jurisdiction of the court in such case and the cancellation of the Company's indebtedness will be pursuant to the Plan, the Company will not be required to recognize any COI income realized as a result of the implementation of the Plan.

         Under Section 108(b) of the Tax Code, a taxpayer that does not recognize COI income under the Bankruptcy Exception will be required to reduce certain tax attributes, including its net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and its tax basis in its assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount generally equal to the amount of COI income excluded from income under the Bankruptcy Exception. Such taxpayer may elect under Section 108(b)(5) of the Tax Code (the "Section 108(b)(5) Election") to avoid the prescribed order of attribute reduction (which begins first with NOLs for the taxable year of the discharge and NOL carryovers to such taxable year) and instead reduce the basis of depreciable property first. The Section 108(b)(5) Election will extend to and reduce the basis of the stock of any subsidiary of the taxpayer if such subsidiary consents to a concomitant reduction in the basis of its depreciable property. If the taxpayer makes a Section 108(b)(5) Election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liabilities does not apply to the basis reduction resulting from the Section 108(b)(5) Election. The Company has not yet determined whether it will make the Section 108(b)(5) Election. It is not clear whether any reduction in tax attributes should occur on a separate company or consolidated group basis, but it is expected that any reduction of the Company's tax attributes under either approach would not be materially different.

         The   Company  has   reported   on  its  federal   income  tax  returns
approximately  $300  million  of  consolidated  NOLs  and  NOL  carryovers  (and approximately $170 million of NOLs and NOL carryovers for purposes of the alternative minimum tax ("AMT NOLs")) through the 2000 tax year and approximately $80 million of NOL carryovers (and approximately $18 million of AMT NOLs) that are subject to certain pre-existing usage limitations under
Section 382 of the Tax Code and the consolidated return SRLY rules provided in the Regulations. The Company believes that its consolidated group generated an additional consolidated NOL for federal income tax purposes in its 2001 tax year of approximately $100 million (and approximately $50 million of AMT NOLs) and will probably generate an additional NOL (and AMT NOL) for the portion of its 2002 tax year preceding the Effective Date. However, the amount of the Company's 2001 and 2002 NOLs (and AMT NOLs) (if any) will not be determined by the Company until it prepares its consolidated federal income tax returns for such periods. Furthermore, any NOLs (and AMT NOLs) are subject to audit and possible challenge by the Service and thus may ultimately vary from any specific amounts indicated herein.

         As a result of the application of Section 108(b) of the Tax Code (and assuming a Section 108(b)(5) Election will not be made), the Company believes that some of its NOLs (including AMT NOLs) may be eliminated after consummation of the Plan, but whether any such elimination will actually occur and the extent of any such elimination is uncertain because among other things, it will depend on the fair market value of the New Common Stock and the "issue price" of the New Notes on the Effective Date. The Company believes that after the Effective Date it may be subject to the payment of AMT (as defined below). It is possible that a substantial portion of the Company's AMT NOLs could be eliminated under
Section 108(b) of the Tax Code and thus the Company's AMT liability after the Effective Date could be significantly increased.

         The determination of the "issue price" of the New Senior Secured Term Notes and the New Senior Notes issued in exchange for the Old Bank Debt depends on whether any of such debt is "traded on an established securities market" at any time during the sixty-day period ending thirty days after the Effective Date ("Publicly Traded"). If none of such debt is Publicly Traded, the issue price of the New Notes will be equal to their stated principal amount. If the New Senior Secured Term Notes or the New Senior Notes are Publicly Traded, then the issue price of such Notes that are Publicly Traded will be their trading price immediately following issuance. If the Old Bank Debt is Publicly Traded (but the New Notes received in exchange therefor are not), the respective issue prices of the New Notes will generally be equal to the allocable fair market value of the Old Bank Debt exchanged therefore immediately before such exchange. The Company is unable at this time to predict whether the New Senior Secured Term Notes, the New Senior Notes or the Old Bank Debt will be Publicly Traded.

      SECTION 382 LIMITATIONS ON NOLS

         Under Section 382 of the Tax Code, if a corporation with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). The Plan should trigger an ownership change of the Company's consolidated group on the Effective Date.

         Except as otherwise discussed below, a Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the long-term tax-exempt rate (as published by the Service for the month in which the "ownership change" occurs) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the date of the "ownership change" will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. Although the rule applicable to net "unrealized built-in losses" generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of "net unrealized built-in loss." However, such corporations would be taken into account in determining whether the consolidated group has a "net unrealized built-in gain." Thus, a consolidated group could be considered to have both a "net unrealized built-in loss" and a "net unrealized built-in gain." At this time, the Company is unable to predict whether it will have a "net unrealized built-in gain" or a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount on the Effective Date. NOLs not utilized in a given year because of the
Section 382 Limitation remain available for use in future years until their normal expiration dates. To the extent that the Reorganized Company's Section 382 Limitation in a given year exceeds its taxable income for such year, that excess will increase the Section 382 Limitation in future taxable years. Finally, if the Reorganized Company does not continue the Company's historic business or use a significant portion of the Company's business assets in a new business for two years after the Effective Date, the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

         Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

         An "old and cold" creditor includes a creditor who has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or who has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period.

         The second bankruptcy exception, Section 382(1)(6) of the Tax Code, requires no reduction of pre-ownership change NOLs but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard,
Section  382(1)(6)  of the  Tax  Code  provides  that  the  value  of  the  Loss
Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the Company's gross assets immediately before the ownership change (subject to certain adjustments)).

         The Plan should trigger an "ownership change" of the Company's consolidated group on the Effective Date. If the Section 382(l)(5) exception is unavailable or if the Reorganized Company determines that the Section 382(l)(6) exception is more desirable, the Reorganized Company will elect to apply the provisions of Section 382(l)(6). In such event, the Reorganized Company's use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the cancellation of indebtedness of the Company, will be limited and generally will not exceed each year the product of the applicable long-term tax-exempt rate and the value of the Reorganized Company's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.

      AHYDO RULES

         If either the New Senior Notes or the New Senior Secured Term Notes are "applicable high yield discount obligations" ("AHYDOs") (as discussed below), the Reorganized Company will not be permitted to deduct OID that accrues with respect to such Notes until amounts attributable to such OID are paid in cash or other property (other than stock or debt of the Reorganized Company). In addition, to the extent the yield to maturity of either the New Senior Notes or the New Senior Secured Term Notes exceeds the sum of the AFR (as defined below) plus six percentage points, interest attributable to such excess yield (the "Dividend-Equivalent Interest") will not be deductible at any time by the Reorganized Company (regardless of whether the Reorganized Company actually pays such Dividend-Equivalent Interest in cash or other property).

      ALTERNATIVE MINIMUM TAX

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, including in the case of the Company, certain depletion, depreciation and amortization deductions. In addition, even though the Company might otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI may be offset by available AMT NOL carryforwards. Thus, for tax periods after the Effective Date, the Company may have to pay AMT regardless of whether it generates a NOL or has sufficient NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code (as discussed above) and is in a net unrealized built-in loss position on the date of ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD SENIOR NOTES AND SUBORDINATED NOTES

      EXCHANGES OF OLD SENIOR NOTES AND SUBORDINATED NOTES FOR NEW COMMON STOCK

         Gain or loss should not be recognized by (i) Holders of the Old Senior Notes in the exchange of the Old Senior Notes for the New Common Stock in the Holding Restructuring and (ii) Holders of the Subordinated Notes in the exchange of the Subordinated Notes for the New Common Stock in the Resources Restructuring, provided that the Old Senior Notes and the Subordinated Notes, as the case may be, are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations and, as should be the case, the Holding Restructuring and the Resources Restructuring otherwise qualify as "reorganizations" under Section 368(a)(1)(G) of the Tax Code. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities." Although the treatment of the Old Senior Notes and the Subordinated Notes is not entirely certain because the stated term of each such instrument is less than ten years, both the Old Senior Notes and the Subordinated Notes should be treated as "securities" for federal income tax purposes. Accordingly, Holders of the Old Senior Notes and Holders of the Subordinated Notes should not recognize any gain or loss with respect to the Notes upon receipt of New Common Stock pursuant to the Plan (but to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Senior Notes or the Subordinated Notes, Holders may be required to treat such amounts as payments of interest taxable as ordinary income in accordance with the Holder's method of accounting for federal income tax purposes (see "Accrued Interest" below)). Except for any New Common Stock attributable to accrued and unpaid interest, a Holder's adjusted tax basis in the New Common Stock will be equal to the Holder's adjusted tax basis in the Old Senior Notes and the Subordinated Notes exchanged therefor, and a Holder's holding period for the New Common Stock will include the Holder's holding period for such Old Senior Notes and Subordinated Notes.

         If either the Old Senior Notes or the Subordinated Notes were determined not to constitute "securities" for federal income tax purposes or if the Holding Restructuring or the Resources Restructuring otherwise fails to qualify as a "reorganization" pursuant to Section 368(a)(1)(G) of the Tax Code, then a Holder of the Notes not constituting a "security" (or a Holder of Old Senior Notes or Subordinated Notes where the Holding Restructuring or the Resources Restructuring, as the case may be, otherwise fails to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(G) of the Tax Code) would recognize gain or loss equal to the difference between the fair market value of the New Common Stock received in exchange for such Notes and the Holder's adjusted tax basis in such Notes (but to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Senior Notes or the Subordinated Notes, Holders may be required to treat such amounts as payments of interest taxable as ordinary income in accordance with the Holder's method of accounting for federal income tax purposes (see "Accrued Interest" below)). Any such gain or loss generally would be long-term capital gain or loss (subject to the market discount rules discussed below) if such Notes were held for more than one year. Holders should consult their own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers. A Holder's tax basis in the New Common Stock would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date.

         MARKET DISCOUNT

         The Tax Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent such gain does not exceed accrued market discount. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined DE MINIMIS exception. For this purpose, a purchase at a market discount includes a purchase at a price less than the stated redemption price at maturity of the debt instrument, or, in the case of a debt instrument issued with original issue discount, at a price less than its "revised issue price," which is equal to its "issue price," plus the aggregate amount of original issue discount includible in income by all prior holders of the debt instrument, minus all cash payments received by such previous holders (other than payments constituting qualified stated interest).

         Market discount generally accrues on a straight line basis, unless a holder elects to use a constant interest rate method. A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues on a current basis, in which case the rule with respect to the recognition of ordinary income on a sale or other disposition of such bond described in the previous paragraph would not apply.

         In the case of certain non-recognition transactions, such as the exchanges of (i) the Senior Notes for the New Common Stock in the Holding Restructuring and (ii) the Subordinated Notes for the New Common Stock in the Resources Restructuring, special rules apply. Any accrued (but unrecognized) market discount on the Old Senior Notes and the Subordinated Notes will not have to be recognized as income at the time of the non-recognition transaction. However, on a subsequent taxable disposition of the New Common Stock received in such non-recognition transaction, gain is treated as ordinary income to the extent of market discount accrued prior to the non-recognition transaction.

      NEW COMMON STOCK

         DIVIDENDS

         A Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of the Reorganized Company's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the Holder's tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their own tax advisors regarding the rules relating to the dividends received deduction.

         SALE OR OTHER TAXABLE DISPOSITION

         Upon the sale or other taxable disposition of New Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received and such Holder's adjusted tax basis in such New Common Stock. Capital gain or loss recognized upon the disposition of the New Common Stock will be long-term if, at the time of the disposition, the holding period for the New Common Stock exceeds one year. However, as discussed above, if any Old Senior Notes or Subordinated Notes held by a Holder has accrued (but unrecognized) market discount on the Effective Date, then any gain recognized by such Holder upon the disposition of New Common Stock would have to be treated as ordinary income to the extent of such accrued market discount that is allocated to such New Common Stock on the Effective Date. Holders should consult their own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF IRBS

     EXCHANGES OF IRBS  FOR NEW COMMON STOCK

         Because the IRBs should not be considered obligations of the Company for federal income tax purposes, the exchanges of IRBs for New Common Stock pursuant to the Plan should not qualify as a tax-free transaction under the Tax Code. Accordingly, a Holder of IRBs should recognize gain or loss equal to the difference between the fair market value of the New Common Stock received and the Holder's adjusted tax basis in the IRBs exchanged therefor (but to the extent the New Common Stock is attributable to accrued but unpaid interest on the IRBs, such amounts may be excludable from the gross income of the Holders provided that such interest is deemed to be paid by the applicable county or port authority). Any such gain or loss will generally be long-term capital gain or loss (subject to the market discount rules discussed above) if the IRBs have been held for more than one year. Holders should consult their own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses and whether any payments treated as interest are excludable from a Holder's gross income. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers. A Holder's tax basis in the New Common Stock will be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock will begin on the day immediately after the Effective Date.

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     NEW COMMON STOCK

         For the tax consequences of holding and disposing of New Common Stock, see generally "--Federal Income Tax Consequences to Holders of Old Senior Notes and Subordinated Notes--New Common Stock" above.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD BANK DEBT

     EXCHANGE OF OLD BANK DEBT FOR NEW SENIOR SECURED TERM NOTES, NEW SENIOR NOTES AND CASH

         Whether the exchange of Old Bank Debt for New Senior Secured Term Notes, New Senior Notes and Cash pursuant to the Plan will qualify as a tax-free exchange under the Tax Code will depend upon whether the Old Bank Debt, the New Senior Secured Term Notes and the New Senior Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. As discussed above, the test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

         Although the matter is not free from doubt, it does not appear that any portion of the Old Bank Debt will constitute a "security" due to the relatively short term nature of the Old Bank Debt (and some or all of the Old Bank Debt may have been deemed reissued when the Credit Agreement was amended in June of
2000). It is unclear whether either of the New Senior Notes or the New Senior Secured Term Notes will constitute "securities" because the stated terms of such instruments are less than ten years. Unless all or a portion of the Old Bank Debt qualifies as a security and such Old Bank Debt which qualifies as a security is exchanged for a New Senior Note and/or a New Senior Secured Term Note that also qualifies as a "security," exchanging Holders of Old Bank Debt generally will recognize gain or loss equal to the difference between (i) the issue price of the New Senior Secured Term Notes and the New Senior Notes and the amount of Cash received and (ii) the Holder's adjusted tax basis in the Old Bank Debt exchanged therefor (but to the extent the consideration is attributable to accrued but unpaid interest on the Old Bank Debt, Holders may be required to treat such amounts as payments of interest taxable as ordinary income in accordance with the Holder's method of accounting for federal income tax purposes (see "Accrued Interest" below)). Any such gain or loss will generally be long-term capital gain or loss (subject to the market discount rules discussed above) to the extent that the Old Bank Debt had been held for more than one year. In such event, a Holder's tax basis in the New Senior Secured Term Notes and the New Senior Notes should be equal to the issue prices of the New Senior Secured Term Notes and the New Senior Notes, respectively, and the holding periods for the New Senior Secured Term Notes and the New Senior Notes will begin on the day immediately after the Effective Date. Holders should consult their own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses, and whether any resulting gain recognition (except with respect to the Cash received) may be deferred under the installment method until principal is repaid on the New Notes. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

         In general, if Old Bank Debt which constitutes a security is exchanged for New Senior Secured Term Notes and/or New Senior Notes which constitute securities, a Holder of such Old Bank Debt will not recognize loss upon such exchange, but will recognize gain (generally computed as described in the preceding paragraph), if any, to the extent of any Cash or other non-security consideration (including the fair market value of any excess "principal" (as determined for purposes of Section 354 of the Tax Code) of such New Notes over such Old Bank Debt) received in satisfaction of such Old Bank Debt. The character and timing of such gain will be determined in accordance with the principles discussed in the preceding paragraph. In addition, the Holder may recognize interest income, as described in the preceding paragraph. A Holder's tax basis in any New Notes which constitute securities received in exchange for Old Bank Debt which constitutes a security will equal the Holder's tax basis in such Old Bank Debt, increased by any gain recognized in respect of such Old Bank Debt and decreased by any Cash and other non-security consideration received in exchange for such Old Bank Debt (other than any portion that is allocable to accrued interest with respect to the Old Bank Debt). In general, the Holder's holding period for New Notes which constitute securities received in exchange for Old Bank Debt which constitutes a security will include the Holder's holding period for such Old Bank Debt, except to the extent that such New Notes were issued in respect of a claim for accrued but unpaid interest. Holders would also have to recognize gain or loss with respect to any portion of the Old Bank Debt exchange which does not involve an exchange of "securities" (see the discussion in the preceding

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

paragraph  regarding  the tax  consequences  to Holders of a taxable  exchange).
Holders of Old Bank Debt should contact their own tax advisors as to the possibility of the Resources Restructuring not triggering gain or loss recognition with respect to all or some portion of the Old Bank Debt and the tax consequences that would result in such event.

     NEW SENIOR NOTES

         STATED INTEREST

         A Holder of New Senior Notes will be required to recognize as ordinary income stated interest paid or accrued on the New Senior Notes in accordance with its method of accounting for federal income tax purposes.

         ORIGINAL ISSUE DISCOUNT

                  The New Senior Notes will be issued with OID only if, and to the extent that, their "stated redemption price at maturity" ("SRPM") exceeds their "issue price" by an amount that is equal to or greater than the product of 1/4% of the Notes' principal amount multiplied by the number of full years until the Notes' maturity date (such product being the "De Minimis Amount"). The SRPM of a debt instrument is equal to the total amount of payments due thereon other than payments of "qualified stated interest" ("QSI"). QSI is generally the stated interest on a debt instrument that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The New Senior Notes' SRPM should be equal to their principal amount because the stated interest on such Notes should be treated as QSI. As discussed above, the "issue price" of the New Senior Notes will equal their stated principal amount unless it is determined that such Notes or the Old Bank Debt is Publicly Traded, in which case the "issue price" of such Notes will be based on either their initial trading prices or on the fair market value of the Old Bank Debt on the Effective Date. At this time, the Company is unable to determine whether the New Senior Notes or the Old Bank Debt will be Publicly Traded.

                  In the event that the New Senior Notes or the Old Bank Debt are determined to be Publicly Traded and the SRPM of the New Senior Notes exceeds their "issue price" by an amount equal to or greater than the De Minimis Amount, then such excess will constitute OID and will be includible in a Holder's gross income on an annual basis under a constant yield accrual method, regardless of the Holder's regular method of tax accounting, in advance of the receipt of cash attributable to such income. However, a Holder generally will not be required to include separately in income cash payments received on the New Senior Notes to the extent such payments constitute payments of OID which were previously accrued and included in income.

                  In general, the Holder of a New Senior Note should include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to such Note for each day during the taxable year or portion of a taxable year on which such Holder held the New Senior Note. The daily portion is determined by allocating to each day of any "accrual period" a PRO RATA portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period). The "accrual period" of a debt instrument may be of any length of time and may vary over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The "adjusted issue price" of a debt instrument is its "issue price," increased by the accrued OID for all prior accrual periods and reduced by any prior payments made on such debt instrument other than payments of QSI.

         AHYDO RULES

                  The New Senior Notes generally will constitute AHYDOs if the yield to maturity of such Notes equals or exceeds the sum of the "applicable federal rate" in effect on the Effective Date (the "AFR") plus five percentage points and the New Senior Notes have "significant" OID (generally if, as of the close of any accrual period ending more than five years after the date of issue, payment of more than one year's accrued interest (including OID) has not been paid). If the yield to maturity of the New Senior Notes exceeds the sum of the AFR plus six percentage points, Holders of the New Senior Notes that are domestic corporations may be entitled to a dividends received deduction (generally at a 70% rate) with respect to any Dividend-Equivalent Interest (as defined

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

above under "--Federal Income Tax Consequences to the Company--AHYDO Rules") to the extent that it is deemed to have been paid out of the Reorganized Company's current or accumulated earnings and profits. If the Dividend-Equivalent Interest exceeds the Reorganized Company's current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary OID income in accordance with the OID rules described above.

         SALE OR OTHER TAXABLE DISPOSITION

         A Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a New Senior Note. The Holder's gain or loss will equal the difference between the Holder's adjusted tax basis in the Note and the proceeds received by the Holder (excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent that the Holder has not previously included the accrued interest in income). The proceeds received by the Holder will include the amount of any cash and the fair market value of any other property received in exchange for the New Senior Note. The Holder's adjusted tax basis in the New Senior Note will generally equal its original "issue price," increased by the amount of OID (if any) previously included in income by such Holder, and decreased by any payments on the New Senior Note that do not constitute QSI. The gain or loss will be long-term capital gain or loss if the Holder held the New Senior Note for more than one year. Holders should consult their own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

     NEW SENIOR SECURED TERM NOTES

                  Because at this time, the terms of the New Senior Secured Term Notes are only summarized in the New Senior Secured Term Note Term Sheet (the "Term Sheet") and the final specific terms are not yet known, it is not possible for this discussion to describe with certainty the tax consequences of holding and disposing of such Notes because such tax consequences may ultimately vary depending upon the Notes' final specific terms. Accordingly, this discussion attempts to provide only a general summary of certain material tax consequences that may result to a Holder of the New Senior Secured Term Notes, and no assurances can be provided that additional or alternative material tax consequences will not apply to a Holder of the New Senior Secured Term Notes based on the final terms of such Notes. HOLDERS OF THE NEW SENIOR SECURED TERM NOTES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NEW SENIOR SECURED TERM NOTES.

         GENERAL

                  Because the New Senior Secured Term Notes have a variable interest rate, such Notes may be subject to the variable rate debt instrument regulations (the "VRDI Rules") if they satisfy certain requirements, or they may be subject to the contingent payment debt regulations (the "CPDI Rules"). The amount, timing, and character of the income recognized with respect to the New Senior Secured Term Notes may be materially affected depending upon whether the VRDI Rules or the CPDI Rules apply, and it is possible that a Holder may be required to recognize taxable income in advance of its receipt of cash attributable to such income. Except where noted below, this discussion assumes that the VRDI Rules will apply to such Notes. For a discussion of certain tax consequences that may result if the New Senior Secured Term Notes are subject to the CPDI Rules, see "--Possible Application of the Contingent Payment Debt Regulations" below.

                  If the VRDI Rules apply to the New Senior Secured Term Notes because, for example, it is determined that, among other things, the potential changes in the interest rates on such Notes is a remote or incidental contingency, then a determination must be made whether such Notes have a single "qualified floating rate" ("QFR") or multiple QFRs. In this regard, the Term Sheet describes an administration and monitoring fee and an anniversary fee which each may be treated as separate fees. However, it is possible that such fees could be characterized as additional interest payable on the New Senior Secured Term Notes, in which case such Notes could be considered to have multiple QFRs. If the New Senior Secured Term Notes are considered to have multiple QFRs, then special rules will apply to determine the amount of stated interest that is treated as QSI and the amount of OID that may exist with respect to such Notes. Such rules are generally based on constructing an equivalent fixed rate debt instrument using fixed rate substitutes for each QFR as of the Effective Date and may result in additional OID having to be recognized by Holders of the New Senior Secured Term Notes. Except where noted below, this

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

discussion assumes that the New Senior Secured Term Notes will be considered to have only a single QFR for purposes of the VRDI Rules.

         STATED INTEREST AND FEES

                  If the VRDI Rules apply to the New Senior Secured Term Notes and such Notes are considered to have only a single QFR, stated interest thereon should constitute QSI and a Holder of New Senior Secured Term Notes will be required to recognize as ordinary income an amount equal to the stated interest paid or accrued in accordance with its method of accounting for federal income tax purposes. In addition, if the various fees payable under the Term Sheet are treated as separate fees, they will be taxable to the Holders of New Senior Secured Term Notes as ordinary income in accordance with their respective methods of accounting.

         ORIGINAL ISSUE DISCOUNT AND FEES

                  If the VRDI Rules apply to the New Senior Secured Term Notes and such Notes are considered to have only a single QFR, then such Notes will be issued with OID if their SRPM exceeds their "issue price" by an amount equal to or greater than the De Minimis Amount (as computed pursuant to the Regulations on a weighted average basis). The SRPM of such New Senior Secured Term Notes should be equal to their stated principal amount. The "issue price" of the New Senior Secured Term Notes should be equal to their stated principal amount unless such Notes or, if applicable, the Old Bank Debt are Publicly Traded, in which case the "issue price" should be equal to the initial trading prices of the New Senior Secured Term Notes or the fair market value of the allocable portion of the Old Bank Debt exchanged therefor, respectively, on the Effective Date. In addition, if the various fees payable under the Term Sheet are not treated as separate fees, such fees may have to be accrued as OID. For a discussion of the general tax consequences to a Holder of a New Senior Secured Term Note issued with OID, see "--New Senior Notes--Original Issue Discount" above. For purposes of calculating OID, the determination of the yield on the New Senior Secured Term Notes should be calculated based on the fixed interest rate corresponding to the actual variable rate on the Effective Date, assuming such Notes are considered to have only a single QFR.

         AHYDO RULES

                  If the New Senior Secured Term Notes are issued with OID, it is possible that the Notes would be subject to the AHYDO rules. For a discussion of the AHYDO rules, see "--New Senior Notes--AHYDO Rules" above. Based on the relevant legislative history, a debt instrument with a single QFR subject to the VRDI Rules should be treated for purposes of the AHYDO rules as if it provides for a fixed interest rate corresponding to the actual variable rate on the issue date (and similar fixed-rate equivalency rules should apply if the debt instrument has multiple QFRs).

         POSSIBLE TAXABLE EXCHANGE DUE TO CHANGE IN INTEREST RATE

         The Term Sheet provides that in certain unspecified circumstances the interest rate on the New Senior Secured Term Notes may change from a LIBOR-based rate to a Prime-based rate. Although the ultimate tax consequences of these interest rate provisions will depend upon their final terms, in general, such change in the interest rate on such Notes could result in a deemed exchange of the New Senior Secured Term Notes for "new" New Senior Secured Term Notes under certain circumstances including where (i) the interest rate change does not result from the Reorganized Company's unilateral exercise of an option to change the interest rate and (ii) the change in interest rate constitutes a "significant modification" (within the meaning of the Regulations) of the terms of the New Senior Secured Term Notes, taking into account all the facts and circumstances. The Regulations generally provide that a modification that changes the annual yield on a debt instrument is a "significant modification" if the annual yield on the modified instrument (measured from the date of the modification to the final maturity date) varies from the annual yield on the original, unmodified instrument by more than the greater of 25 basis points or 5% of the annual yield of the unmodified instrument.

         If the change in interest rate results in a deemed exchange for federal income tax purposes, then a Holder of New Senior Secured Term Notes generally would have to recognize gain or loss equal to the difference between (i) the "issue price" of the "new" New Senior Secured Term Notes and (ii) the Holder's adjusted tax basis in the "old" New Senior Secured Term Notes. See generally "--Exchange of Old Bank Debt for New Senior Secured Term

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

Notes, New Senior Notes and Cash" above for additional discussion regarding the tax consequences if there is a deemed taxable exchange of the New Senior Secured Term Notes. In such event, if the issue price of the "new" New Senior Secured Term Notes is less than their SRPM on the date of the deemed exchange (see discussion above regarding the determination of issue price and SRPM), a Holder may have to accrue OID to the extent that the SRPM on the "new" New Senior Secured Term Notes exceeds their "issue price" by more than the De Minimis
Amount. For a discussion of the general tax consequences to a Holder of a Note issued with OID, see "----New Senior Notes--Original Issue Discount" above. However, if the "old" New Senior Secured Term Notes and the "new" New Senior Secured Term Notes both constitute "securities" for federal income tax purposes, such deemed exchange would constitute a tax-free recapitalization and thus: (i) no loss would be recognized by a Holder upon the deemed exchange and (ii) gain would be recognized by a Holder only to the extent of the fair market value of the excess "principal amount" (within the meaning of Section 354 of the Tax
Code) of the "new" New Senior Secured Term Notes over the "principal amount" of the "old" New Senior Secured Term Notes.

         SALE OR OTHER TAXABLE DISPOSITION

         For a discussion of the general tax consequences on the sale, redemption, exchange, retirement or other taxable disposition of a New Senior Secured Term Note, see "--New Senior Notes--Sale or Other Taxable Disposition" above.

         POSSIBLE APPLICATION OF THE CONTINGENT PAYMENT DEBT REGULATIONS

         If the New Senior Secured Term Notes are not subject to the VRDI Rules because, for example, certain payments of interest thereon are considered to be contingent payments and the likelihood of such payments is not "remote" or "incidental" under the Regulations, then the CPDI Rules may apply to the New Senior Secured Term Notes. Based on the final terms of the New Senior Secured Term Notes, the Company will determine whether it will treat such Notes as subject to the CPDI Rules and intends to communicate such determination to the Holders of the Old Bank Debt (or their representatives) prior to the Effective Date. If the CPDI Rules apply to the New Senior Secured Term Notes, the tax consequences of owning and disposing of such Notes may be materially different than those described above. For example, a Holder of the New Senior Secured Term Notes may have to recognize income in advance of the receipt of cash attributable to such income, gain recognized on the taxable disposition of such Notes may be treated as ordinary interest income and loss may be treated as an ordinary loss, and the amount of income recognized may be affected by the applicable CPDI Rules that would apply to such Notes. The particular CPDI Rules that could potentially apply to the New Senior Secured Term Notes will not be known until the terms of such Notes are finalized and it is determined whether such Notes (and the Old Bank Debt) are Publicly Traded. HOLDERS OF THE NEW SENIOR SECURED TERM NOTES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE NOTES IF THE CPDI RULES APPLY TO SUCH NOTES.

ACCRUED INTEREST

         A Holder will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for federal income tax purposes) to the extent that any Cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, with respect to the Holder's Claim. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. The Reorganized Company intends to take the position that such cash or property distributed pursuant to the Plan (other than any interest paid prior to the Effective Date) will first be allocable to the principal amount of a Holder's Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. It is possible, however, that the Service may take a contrary position.

         To the extent any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder will recognize ordinary income to the extent the value of such property exceeds the amount of interest previously taken into income by the Holder, and a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE

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AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST
(IF ANY), AND IN THE CASE OF HOLDERS OF THE IRBS, WHETHER SUCH PAYMENTS ARE EXCLUDABLE FROM THE HOLDER'S GROSS INCOME.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Holders may be subject to backup withholding at the applicable tax rate with respect to the receipt of consideration received pursuant to the Plan, unless such Holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number ("TIN") on Form W-9, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. An otherwise exempt Holder may be subject to backup withholding if, among other things, the Holder (i) fails to properly report payments of interest and dividends or (ii) in certain circumstances, has failed to certify, under penalty of perjury, that such Holder has furnished a correct TIN. Holders that do not provide a correct TIN may also be subject to penalties imposed by the Service.

         Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

         The Reorganized Company (or its paying agent) may be obligated to provide information statements to the Service and to Holders who receive consideration pursuant to the Plan reporting such payments (including the accrual of OID, if any) (except with respect to Holders that are exempt from the information reporting rules, such as corporations).

         The backup withholding and information reporting rules described above may also apply with respect to payments made after the Effective Date with respect to the New Senior Secured Term Notes, the New Senior Notes and the New Common Stock.

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements of AEI and subsidiaries as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 included in this Solicitation Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their audit report including going concern modification appearing herein.

         The Company has requested consents from Deloitte and Touche LLP (D&T) and PricewaterhouseCoopers LLP (PWC) for inclusion of their respective audit reports relating to the financial statements of Zeigler Coal Holding Company and The Cyprus Subsidiaries each as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997. D&T and PWC have indicated they will not provide such consents. Accordingly the financial statements are included without the accompanying audit reports.

                                    ENGINEERS

         The information appearing in this Solicitation Statement concerning estimates of the Company's proven and probable coal reserves was prepared by Marshall Miller & Associates and has been included herein upon the authority of this firm as an expert.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
AEI RESOURCES HOLDING, INC.:
     Report of Arthur Andersen LLP, Independent Public Accountants........................................     F- 2
     Consolidated Balance Sheets as of December 31, 1999 and 2000, and September 30, 2001 (unaudited).....     F- 3
     Consolidated Statements of Operations for the years ended December 31, 1998, 1999 and 2000,
        and the nine months ended September 30, 2000 and 2001 (unaudited).................................     F- 4
     Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31,
       1998, 1999 and 2000, and the nine months ended September 30, 2001 (unaudited)......................     F- 5
     Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000,
        and the nine months ended September 30, 2000 and 2001 (unaudited).................................     F- 6
     Notes to Consolidated Financial Statements...........................................................     F- 7

ZEIGLER COAL HOLDING COMPANY:
     Consolidated Balance Sheets as of December 31, 1996 and 1997, and June 30, 1998 (unaudited)..........     F-45
     Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997,
        and the six months ended June 30, 1997 and 1998 (unaudited).......................................     F-47
     Consolidated Statements of Cash Flows for the year ended December 31, 1995, 1996 and 1997,
        and the six months ended June 30, 1997 and 1998 (unaudited).......................................     F-48
     Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995, 1996 and
       1997, and the six months ended June 30, 1998 (unaudited)...........................................     F-49
     Notes to Consolidated Financial Statements...........................................................     F-50

THE CYPRUS SUBSIDIARIES:
     Combined Statements of Assets, Liabilities, and Parent Investment as of December 31, 1996 and
       1997, and June 30, 1998 (unaudited)................................................................     F-65
     Combined Statements of Operating Revenues and Expenses for the years ended  December 31, 1995,
       1996 and 1997, and the six months ended June 30, 1997 and 1998 (unaudited).........................     F-66
     Combined Statements of Parent Investment for the years ended December 31, 1995, 1996 and 1997,
       and the six months ended June 30, 1997 and 1998 (unaudited)........................................     F-67
     Combined Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997,
       and the six months ended June 30, 1997 and 1998 (unaudited)........................................     F-68
     Notes to Combined Financial Statements...............................................................     F-69

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
     AEI Resources Holding, Inc.:


We have audited the accompanying consolidated balance sheets of AEI Resources Holding, Inc. and subsidiaries (see Note 1) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Resources Holding, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been required by certain states to obtain mine reclamation and workers' compensation bonds with a company other than its current primary bonding organization. The Company has not been able to obtain a new bonding company and may not have resources to fund collateral requirements for such new or replacement bonds. In addition, as also described in Note 2, the Company is in default of various covenants and provisions, including debt service payments, of its principal debt instruments which makes such obligations currently due. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The financial statements of AEI Resources Holding, Inc. as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 were not audited by us and, accordingly we do not express an opinion on them.



     Louisville, Kentucky
        February 23, 2001

AEI RESOURCES HOLDING, INC.

Consolidated Balance Sheets
As Of December 31, 1999 and 2000 and September 30, 2001
--------------------------------------------------------------------------------

                                                               DECEMBER 31,                 SEPTEMBER 30,
                                                    ------------------------------------
                                                          1999               2000                2001
                                                    ---------------    ----------------    ---------------
                                                                                             (UNAUDITED)
                                                                 (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS
Current Assets:
   Cash and cash equivalents                        $        20,977    $         54,763    $        64,208
   Accounts receivable (including amounts due from
     related parties of $1,412, $2,948 and $9,401
     respectively, net of allowance for doubtful            152,912             123,571            151,213
     accounts of $3,484, $7,282 and $4,814,
     respectively)
   Inventories                                              103,057              84,693             82,882
   Deferred tax asset                                          -                 12,750             12,291
   Prepaid expenses and other                                32,084              19,886             17,790
                                                    -----------------  -----------------   -----------------
         Total current assets                               309,030             295,663            328,384
                                                    -----------------  -----------------   -----------------
Property, Plant and Equipment, at cost, including
   mineral reserves and mine development and              2,259,844           2,282,816          2,310,522
   contract costs
   Less - accumulated depreciation, depletion and          (276,734)           (489,191)          (662,610)
amortization
                                                    -----------------  -----------------   -----------------
                                                          1,983,110           1,793,625          1,647,912
                                                    -----------------  -----------------   -----------------
Debt issuance costs, net                                     77,137              82,287             71,119
Other non-current assets, net                                22,322              31,599             48,474
                                                    -----------------  -----------------   -----------------
         Total assets                               $     2,391,599    $      2,203,174    $     2,095,889
                                                    =================  =================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
   Accounts payable (including amounts due to
     related parties of $11,556, $10,700 and        $       142,956    $         99,838    $        77,565
     $10,923, respectively)
   Current portion of long-term debt and capital             36,387           1,333,477          1,313,513
     leases
   Current portion of reclamation and mine closure           38,583              35,242             33,204
     costs
   Current portion of employee benefits                      33,948              33,494             33,547
   Income taxes payable                                         959               2,528              1,213
   Accrued expenses and other                               124,706             164,995            293,058
                                                    -----------------  -----------------   -----------------
         Total current liabilities                          377,539           1,669,574          1,752,100
                                                    -----------------  -----------------   -----------------
Non-Current Liabilities, less current portion:
   Long-term debt and capital leases                      1,268,342              17,398              6,051
   Employee benefits                                        540,928             557,096            564,721
   Reclamation and mine closure costs                       359,429             328,396            309,308
   Deferred income taxes                                     54,533              12,750             12,291
   Other non-current liabilities                             82,677             106,513            101,721
                                                    -----------------  -----------------   -----------------
         Total non-current liabilities                    2,305,909           1,022,153            994,092
                                                    -----------------  -----------------   -----------------
         Total liabilities                                2,683,448           2,691,727          2,746,192
                                                    -----------------  -----------------   -----------------

Commitments and Contingencies (see notes)

Stockholders' Equity (Deficit):
   Common stock ($.01 par value, 150,000 shares
     authorized; 55,904, 91,445 and 91,445 shares                 1                   1                  1
     issued and outstanding, respectively)
   Additional capital                                           220                 220                220
   Retained deficit                                        (292,070)           (488,774)          (650,524)
                                                     -----------------  -----------------   -----------------
        Total stockholders' deficit                        (291,849)           (488,553)          (650,303)
                                                    -----------------  -----------------   -----------------
        Total liabilities and stockholders' deficit $     2,391,599    $      2,203,174    $     2,095,889
                                                    =================  =================   =================

     The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

AEI RESOURCES HOLDING, INC.

Consolidated Statements of Operations
For the Years Ended December 31, 1998, 1999 and 2000
and Nine Months Ended September 30, 2000 and 2001
--------------------------------------------------------------------------------

                                                                                     NINE MONTHS ENDED
                                                  DECEMBER 31,                         SEPTEMBER 30,
                                   -------------------------------------------- -----------------------------
                                        1998           1999          2000           2000           2001
                                   ------------ ---------------- -------------- -------------- --------------
                                                                                        (UNAUDITED)
                                                                (IN THOUSANDS)

Revenues                           $     733,414  $    1,330,822 $   1,338,640  $   1,019,900  $   1,079,272

Costs and expenses:
   Cost of operations (including
     amounts to related parties of
     $39,423, $66,434, $74,079,
     $54,588 and $65,623,
     respectively)                       590,869       1,040,912     1,123,217        833,232        874,763
   Depreciation, depletion and
     amortization                         76,846         208,348       253,490        190,674        198,305
   Selling, general and
     administrative (including
     amounts to related parties of
     $123, $1,185, $1,774, $1,491
     and $1,674, respectively)            32,476          48,907        41,747         32,560         29,410
   Writedowns and special items           16,466          87,656        11,679          4,815         10,305
                                    --------------  ------------- ------------- -------------- --------------
         Total costs and expenses        716,657       1,385,823     1,430,133      1,061,281      1,112,783
                                    --------------  ------------- ------------- -------------- --------------
         Income (loss) from
         operations                       16,757         (55,001)      (91,493)       (41,381)       (33,511)
                                    --------------  ------------- ------------- -------------- --------------

Interest and other income (expense):
   Interest expense                      (65,247)       (140,238)     (167,605)      (120,543)      (147,150)
   Gain (loss) on sale of assets           1,004        (101,352)         (251)           355          6,008
   Other, net                              3,697           3,662         9,547          8,665         12,420
                                    --------------  ------------- ------------- -------------- --------------
                                         (60,546)       (237,928)     (158,309)      (111,523)      (128,722)
                                    --------------  ------------- ------------- -------------- --------------
       Loss before income taxes          (43,789)       (292,929)     (249,802)      (152,904)      (162,233)
         and extraordinary item
Income tax benefit                       (20,409)        (93,510)      (53,098)       (33,482)          (483)
                                    --------------  ------------- ------------- -------------- --------------
       Loss before extraordinary         (23,380)       (199,419)     (196,704)      (119,422)      (161,750)
         item
Extraordinary loss from
   extinguishment of debt (net of
   $6,801, $-, $-,$- and $- tax
   benefit, respectively)                (10,196)           -             -              -              -
                                   ---------------  --------------------------- -------------- --------------
         Net loss                  $     (33,576) $     (199,419)$    (196,704) $    (119,422) $    (161,750)
                                   ===============  ============ ============== ============== ==============

       The accompanying notes to consolidated financial statements are an integral part of these statements.

AEI RESOURCES HOLDING, INC.


Consolidated Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 1998, 1999 and 2000
and Nine Months Ended September 30, 2001
--------------------------------------------------------------------------------

                                            COMMON STOCK           ADDITIONAL     RETAINED
                                        SHARES        AMOUNT        CAPITAL        DEFICIT         TOTAL
                                    -----------   ----------     -----------   -------------  ------------
                                                          (DOLLAR AMOUNTS IN THOUSANDS)

Balance at January 1, 1998               52,800   $        1     $     7,193   $    (25,268)  $   (18,074)
   Issued 2 shares of $.01 par
     value common stock on May 28,
     1998                                     2            -               -              -             -
   Issued 2 shares of $.01 par
     value common stock on July 27,
     1998                                     2            -               -              -             -
   Deferred tax benefit                       -            -               -         10,000        10,000
   Charge to equity for MTI purchase          -            -          (7,193)       (43,807)      (51,000)
   1998 Net loss                              -            -               -        (33,576)      (33,576)
                                    -----------   ----------     -----------   -------------  ------------
Balance at December 31, 1998             52,804            1               -        (92,651)      (92,650)

   Issued 3,100 shares of $.01 par
     value common stock on February
     1, 1999                              3,100            -             220              -           220
   1999 Net loss                              -            -               -       (199,419)     (199,419)
                                    -----------   ----------     -----------   -------------  ------------
Balance at December 31, 1999             55,904            1             220       (292,070)     (291,849)
   Issued 35,541 shares of $.01 par
     value common stock on June 13,
     2000                                35,541            -               -              -             -
   2000 Net loss                              -            -               -       (196,704)     (196,704)
                                    -----------   ----------     -----------   -------------  ------------
Balance at December 31, 2000             91,445            1             220       (488,774)     (488,553)

   Nine months ended September 30,
     2001 net loss (unaudited)                -            -               -       (161,750)     (161,750)
                                    -----------   ----------     -----------   -------------  ------------
Balance at September 30, 2001
(unaudited)                              91,445   $        1     $       220   $   (650,524)  $  (650,303)
                                    ===========   ==========     ===========   =============  ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEI RESOURCES HOLDING, INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1998, 1999 and 2000
and for the Nine Months Ended September 30, 2000 and 2001
--------------------------------------------------------------------------------

                                                                                         NINE MONTHS ENDED
                                                          DECEMBER 31,                      SEPTEMBER 30,
                                            ------------------------------------     --------------------------
                                                 1998          1999         2000          2000          2001
                                            ------------   -----------  -----------  ------------  ------------
                                                                                             (UNAUDITED)
                                                                       (IN THOUSANDS)
Cash Flows From Operating Activities:
   Net loss                                 $   (33,576)   $ (199,419)  $ (196,704)  $  (119,422)  $  (161,750)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities
       Depreciation, depletion and
         amortization                            76,846       208,348      253,490       190,674       198,305
       Amortization of finance costs
         included in interest expense             7,349         7,875       12,329         8,748        11,168
       Loan cost write-offs from debt
         refinancing                             16,997             -            -             -             -
       Provision for deferred income taxes      (64,121)      (95,701)     (54,167)      (33,482)            -
       Provision for writedowns and special
         items                                   16,466        87,656        1,209             -             -
       Provision for doubtful accounts                -           531        2,647             -             -
       Non-cash equipment sales                       -        (9,622)           -             -             -
       Loss (gain) on sale of assets             (1,004)      101,352          251          (355)       (6,008)
   Changes in assets and liabilities:
     (Increase) decrease in:
       Receivables                               13,348         3,632       22,568        (1,980)      (28,885)
       Inventories                                1,235         4,628       18,364         9,191         1,811
       Prepaid expenses and other
         non-current assets                     (10,444)        2,353        7,800         3,313         8,137
     Increase (decrease) in:
       Accounts payable                           5,123        12,071      (40,746)      (13,259)      (21,501)
       Accrued expenses and other
         non-current liabilities                (77,591)      (52,311)      15,473       (27,992)      110,195
                                            ------------   -----------  -----------  ------------  ------------
         Total adjustments                      (15,796)      270,812      239,218       134,858       273,222
                                            ------------   -----------  -----------  ------------  ------------
         Net cash provided by (used in)
            operating activities                (49,372)       71,393       42,514        15,436       111,472
                                            ------------   -----------  -----------  ------------  ------------
Cash Flows From Investing Activities:
   Net proceeds from sale of assets              14,400        16,022       27,064        25,040        11,886
   Disposition of acquired assets resold        310,000         5,167            -             -             -
   Additions to property, plant and
     equipment and mine development and
     contract costs                             (40,862)      (93,555)     (69,870)      (48,312)      (61,811)
   Acquisition of coal-mining companies
     including debt retirement, net of cash
     received                                  (939,615)      (68,430)           -             -             -
   Short-term investments                           401             -            -             -             -
   Increase in restricted investments                 -             -            -             -       (13,903)
                                            ------------   -----------  -----------  ------------  ------------
         Net cash used in investing
            activities                         (655,676)     (140,796)     (42,806)      (23,272)      (63,828)
                                            ------------   -----------  -----------  ------------  ------------
Cash Flows From Financing Activities:
   Borrowings on long-term debt               1,760,000       135,782       75,569        60,569             -
   Repayments on long-term debt                (957,056)      (66,261)     (37,563)      (33,757)      (36,507)
   Repayments on capital leases                  (6,175)       (4,788)      (2,187)       (1,632)       (1,692)
   Payments for debt issuance costs             (81,723)      (14,922)      (1,741)       (1,266)            -
   Payments for financing costs related to
     terminated transactions                          -        (2,265)           -             -             -
   Charge to equity for MTI purchase            (51,000)            -            -             -             -
   Proceeds from issuance of common stock             -           220            -             -             -
                                            ------------   -----------  -----------  ------------  ------------
         Net cash provided by financing
           activities                           664,046        47,766       34,078        23,914       (38,199)
                                            ------------   -----------  -----------  ------------  ------------
Net increase (decrease) in cash and cash
   equivalents                                  (41,002)      (21,637)      33,786        16,078         9,445
Cash and Cash Equivalents, beginning of
   period                                        83,616        42,614       20,977        20,977        54,763
                                            ------------   -----------  -----------  ------------  ------------
Cash and Cash Equivalents, end of period    $    42,614    $   20,977   $   54,763   $    37,055   $    64,208
                                            ============   ===========  ===========  ============  ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

(1)    ORGANIZATIONAL TRANSACTIONS AND BASIS OF PRESENTATION-
       -----------------------------------------------------

       (a) ORGANIZATIONAL TRANSACTIONS--During November 1997, pursuant to an exchange agreement (Exchange), the mining assets of Addington Enterprises, Inc. (Enterprises) and 69.8% of the common stock of Bowie Resources, Ltd. (Bowie) were transferred to a newly formed entity, AEI Holding Company, Inc. (AEI HoldCo. - a Delaware company) in exchange for the issuance of AEI HoldCo.'s shares to Enterprises (50%) and Larry Addington (50%). AEI HoldCo.
              subsequently acquired all of the remaining ownership interest in Bowie. Enterprises is owned by Larry Addington (80%), Robert Addington (10%) and Bruce Addington (10%), who are brothers.

              Enterprises retained, in November 1997, certain non-coal mining properties as well as technology related assets (MTI assets) which were subsequently acquired by AEI HoldCo. in the MTI agreement (see below).

              The MTI agreement was between Mining Technologies, Inc., a newly formed subsidiary of AEI HoldCo. (as purchaser) and Enterprises (as seller) for Enterprises' ownership interest in its North American (N.A.) mining technologies division. The purchase price of $51,000 (cash) was delivered at closing on January 2, 1998. The net assets acquired include mining equipment (primarily Highwall Mining Systems), contract mining agreements, real property and the intellectual property for the N.A. Highwall Mining Systems (patents, trademarks, etc.). Enterprises retained ownership of the non-N.A. intellectual property.

              The November 1997 Exchange and MTI transactions described above were treated for accounting purposes as a transfer of entities and net assets under common control with accounting similar to that of a pooling of interests. Accordingly, the historical cost basis of the underlying assets and liabilities transferred (from Enterprises and Bowie) were carried over from the transferring entity to AEI HoldCo. Due to common control, the cash purchase price of $51,000 paid by AEI HoldCo. to Enterprises under the MTI agreement was recorded as a charge to equity when paid in January 1998.

              During May 1998, the owners of AEI HoldCo. (Larry Addington and Enterprises) established a new company, Coal Ventures, Inc. (CVI - a Delaware company) and in June 1998 transferred their shares of AEI HoldCo. to CVI in exchange for similar proportionate CVI shares, thereby making CVI the owner of AEI HoldCo.

              During August 1998, CVI changed its name to AEI Resources, Inc. (Resources - a Delaware company). The owners of Resources established a new company, AEI Resources Holding, Inc. (ARHI, or collectively, the Company - a Delaware company) and during August 1998, transferred their shares of Resources to ARHI in exchange for similar proportionate ARHI shares, thereby making ARHI the owner of Resources. ARHI has no other assets or activities other than the ownership of Resources and the maintenance of a stock option plan.

       (b) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION--The accompanying financial statements include the historical accounts of ARHI and its majority-owned subsidiaries, as well as its predecessors: Resources and AEI HoldCo., all under the common control of Larry Addington. Investments in 20-50 percent owned entities are accounted for under the equity method and are not significant.The accompanying financial statements also include the

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              purchase accounting and post-acquisition operations of the following significant acquisitions since their date of acquisition: Leslie Resources (January 1998), Cyprus Subsidiaries (June 1998), Mid-Vol (July 1998), Zeigler (September 1998), Kindill (September 1998), 17 West (November 1998), Princess Beverly (February 1999) and Sunny Ridge (April 1999). See Note 4 for discussion of acquisitions.

              The Company  operates one  reportable  segment:  the production of steam and metallurgical coal from surface and deep mines in Kentucky, West Virginia, Indiana, Illinois and Colorado. Significant intercompany transactions and balances have been eliminated in consolidation. Minority interests have not been recorded due to insignificance or deficit equity.

       (c) INTERIM FINANCIAL INFORMATION--The accompanying interim financial statements of AEI Resources Holding, Inc as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required in conformity with accounting principles generally accepted in the United States for complete financial statements. The unaudited interim financial statements include all adjustments, which are, in the opinion of management, necessary for a fair presentation. Results for any interim period are not necessarily indicative of the results that may be achieved for the entire fiscal year or in future periods. The Company's auditors issued a going concern opinion in association with the December 31, 2000 annual statements due to the matters discussed in Note 2. If these matters are not resolved prior to the next audit report date, such audit report for December 31, 2001 will also include a going concern modification relating to these matters.

(2)    LIQUIDITY-

       (a) DEBT DEFAULTS AND COVENANT VIOLATIONS--The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company suffered losses and has a negative equity and working capital position at December 31, 2000. The Company's operating results were adversely impacted during 1999 and 2000 by various unfavorable factors affecting the coal industry. The Company encountered adverse market conditions, significant increases in fuel and transportation costs and bonding constraints (Note 2b). These items contributed to the Company's inability to meet its debt service obligations during the fourth quarter of 2000 and continuing in 2001. The Company has substantial leverage and significant debt service obligations. As of December 31, 2000, the Company had outstanding indebtedness of $1,350,875.

              The Company is currently in default on its Credit  Facility  (Note
              8b), Senior Notes (Note 8c), Senior Subordinated Notes (Note 8c), Zeigler IRBs (Note 8d) and Kentucky Bank and Trust loan (Note 8f). Accordingly, this debt has been reflected as a current liability in the accompanying 2000 financial statements. Since September 30, 2000, the Company has not made any scheduled principal or interest payments on the Credit Facility, Zeigler IRBs, Senior Notes and the Subordinated Notes, and as a result has violated various provisions and covenants under this debt, including financial covenants. As of January 31, 2001, the Company has missed scheduled principal and interest payments of $3,500 and $58,195, respectively.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              The Company is negotiating a restructuring of the Credit Facility, Senior Notes, Subordinated Notes, Zeigler IRBs and Kentucky Bank and Trust loan with the relevant lenders. The debt restructuring is dependent upon resolution of the defaults under the Company's debt obligations, a reduction in indebtedness and access to new sources of capital which would enable the Company to maintain more appropriate levels of liquidity.

              The Company's continued financial viability is dependent upon its ability to improve operations and cash flows. Accordingly, the Company has taken measures it believes will improve operating profits and cash flows by reducing operating costs and restructuring coal sales agreements to increase sales prices based on improved market conditions and to adjust for product quality. There can be no assurances that debt can be restructured and reduced, capital can be made available or that anticipated operating improvements will be realized in an amount sufficient to enable the Company to service its indebtedness, to fund its other liquidity needs or obtain a surety for its bonding requirements (Note 2b).

       (b) BONDING REQUIREMENTS--During 2000, the Company was notified by the states of Kentucky, Indiana, Illinois, West Virginia, Tennessee and Colorado that its primary bonding organization was unacceptable for the purpose of obtaining new mining reclamation and workers' compensation bonds. In addition, Indiana, Tennessee and Colorado requested that the Company replace the existing mining reclamation bonds of its primary bonding organization. The state of Kentucky requested that the Company replace the existing workers' compensation bonds of its primary bonding organization. The Company has $601,638 in outstanding bonds with this organization at December 31, 2000 and estimates that $56,000 in new bonds will be required during 2001. The Company has not been able to replace its existing bonds to the full satisfaction of the affected states, and as a result, certain states have begun issuing violations to the Company upon expiration of their extensions to replace existing bonding. The Company is in the process of procuring the services of other bonding organizations. The Company has had to provide up to 100% collateral via a bank letter of credit for new bonds obtained since September 2000. The Company may not be able to obtain new bonding based on the current cash deposits and availability under the Credit Facility (see Note
              8b), as the Company may not have the resources to fund collateral requirements on such new or replacement bonds. These events may cause a material adverse effect on the operations, profitability and liquidity of the Company, as well as hinder the Company's ability to comply under the terms of the Credit Facility and its other debt instruments, thereby raising substantial doubt about its ability to continue as a going concern.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL-

       (a) COMPANY ENVIRONMENT AND RISK FACTORS--The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination or alteration of coal sales contracts, fluctuating market conditions of coal (often impacted by the weather) and transportation/fuel costs, competitive industry and overcapacity, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, misestimates of proven and probable coal reserves, satisfactory labor relations, loss of key employees, satisfactory resolution of technology issues as well as the ability of the Company to obtain financing, necessary mining permits and control of adequate recoverable

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              mineral  reserves.  In   addition,  adverse  uncontrollable  (wet)
              weather and geological conditions tend to increase mining costs, sometimes substantially.

              The Company is exposed to risks associated with a highly leveraged organization. Such risks include: increased vulnerability to adverse economic and industry conditions, limited ability to fund future working capital,capital expenditures, business acquisitions or other corporate requirements, possible liquidity problems as well as financing and credit constraints (see Note 2).

       (b) INVENTORIES--Inventories are stated at average cost, which approximates first-in, first-out (FIFO) cost and does not exceed market. Components of inventories consist of coal, deferred overburden and parts and supplies (Note 5). Coal inventories represent coal contained in stockpiles and exposed in the pit. Deferred overburden represents the costs to remove the earthen matter (i.e., overburden) covering the coal seam in surface mining. Costs to remove overburden are accumulated and deferred on a pro-rata basis as overburden is removed and eventually charged to cost of operations when the coal is produced. The calculation of deferred overburden requires significant estimates and assumptions, principally involving engineering estimates of overburden removal and coal seam characteristics.

       (c) ADVANCE ROYALTY PAYMENTS--The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments are recoupable once mining begins on the leased property. The Company capitalizes these minimum royalty payments and amortizes the deferred costs once mining activities begin or expenses the deferred costs when the Company has ceased mining or has made a decision not to mine on such property. Included in prepaid expenses and other is $9,147 and $7,670 for 1999 and 2000, respectively, relating to advanced royalties. Included in other non-current assets is $12,236 and $15,035 for 1999 and 2000, respectively, relating to advanced royalties.

       (d) ACQUIRED ASSETS RESOLD--At the time of the Zeigler acquisition (Note 4d), the Company identified various Zeigler assets which it would resell, including the Wyoming coal mines (within Triton Coal Company) and two eastern U.S. coal terminals, each sold in 1998, a 30% membership interest in Louisiana Generating, LLC, sold in 1999, and non-coal mining activities (including net assets related to Zeigler's power marketing and generation and fuel technology).

              The Company assigned amounts to assets held for sale based on expected sale proceeds as well as earnings, advances and allocated interest during the holding period prior to disposal. A final purchase accounting adjustment has been recorded for the remaining identified net assets held for sale to reduce their basis to expected net proceeds.

              A recap of net assets held for sale for 1998 and 1999 follows:

        Initial assigned value (September 2, 1998)              $      292,576
          1998 holding period cash advances                             10,812
          1998 allocated interest                                        9,650
          1998 net proceeds from disposal                             (310,000)
                                                                ----------------
        Balance at December 31, 1998                                     3,038
          1999 holding period cash advances                                834
          1999 net proceeds from disposal                               (5,167)
                                                                ----------------
        Purchase Accounting Adjustment (September 2, 1999)      $       (1,295)
                                                                ================

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

       (e) DEPRECIATION, DEPLETION AND AMORTIZATION--Property, plant and equipment are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Fixed asset depreciation is provided using the straight-line method with estimated useful lives comprising substantially the following ranges:

                                                                        YEARS
                                                                     -----------

              Buildings                                                10 to 45
              Mining and other equipment and related facilities         2 to 20
              Land improvements                                        15
              Transportation equipment                                 2 to 7
              Furniture and fixtures                                   3 to 10

              Depreciation expense for property, plant and equipment for the years ended December 31, 1998, 1999 and 2000 was $33,829, $90,802 and $107,343, respectively.

              Mineral  reserves  are  depleted  using  the   units-of-production
              method, based on estimated recoverable reserves.

              Mine development costs are amortized using the units-of-production method, based on estimated recoverable reserves. Costs related to coal sales contracts are amortized as tons are delivered, based on contracted tonnage requirements.

              Debt issuance costs are being amortized (included in interest expense) using the effective interest method, over the life of the related debt.

       (f) RESTRICTED CASH--The Company pays amounts as required by various royalty agreements. Certain of these agreements have been disputed by third parties, requiring that cash be paid into an escrow account until the rightful recipient is determined. Additionally, some agreements require amounts be set aside until the completion of reclamation work. Included in other non-current assets is $1,794 and $1,807 for 1999 and 2000, respectively, relating to restricted cash.

              As of December 31, 1999, the Company also had cash in escrow (included in other current assets) of $9,566 which was released on January 6, 2000.

       (g)    COAL  MINE  RECLAMATION  AND  MINE  CLOSURE   COSTS--The   Company
              estimates its future cost requirements for reclamation of land where it has conducted surface and deep mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations.

              The Company accrues for the cost of final mine closure and related exit costs over the estimated useful mining life of the developed property or, if purchased, at the date of acquisition. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              reclaiming refuse and slurry ponds as well as holding and related termination/exit costs. The Company expenses the reclamation of current mine disturbance which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires various significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal reserves. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The economic impact of such adjustments is generally recorded to cost of operations prospectively as remaining tons are mined. Also, as described in Note 3k, when a mine life is shortened due to change in mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly. Although the Company's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient. End of mine reclamation and closure expense for 1998, 1999 and 2000 was $18,188, $16,192 and $6,512, respectively, and charges to the accrual for 1998, 1999 and 2000 were $37,118, $58,834 and $38,175, respectively.

        (h) INCOME TAX PROVISION--The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The Company records income taxes under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

        (i) REVENUE RECOGNITION--Most of the Company's revenues have been generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the sales agreement, which is usually when the coal is shipped to the customer and title has passed. The Company also rents and sells equipment and provides repair and contract mining services, and the revenue from such rental, sale and service is recognized when earned. Advance payments received are deferred and recognized in revenue as coal is shipped or rentals are earned.

              The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables.

        (j) STOCKHOLDERS EQUITY (DEFICIT)--Prior to the formation of ARHI in July 1998, the common stock activity presented in the accompanying consolidated statement of stockholders' equity (deficit) represents that of ARHI's predecessor company, Resources.

              As described in Note 1a, on January 2, 1998, AEI HoldCo. made a payment of $51,000 for the purchase of the MTI assets which was recorded as a charge to equity in January 1998. In addition, because the tax basis of the MTI net assets transferred were stepped up for tax purposes but not book (similar to a taxable pooling), the resulting deferred tax benefit of $10,000 was recorded in January 1998 with a corresponding increase in equity.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------


       (k) ASSET IMPAIRMENTS AND ACCELERATED MINE CLOSING ACCRUALS--In certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine's underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. Also, to the extent that it is determined that asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that projected future cash flows from use and disposition of the Company's assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, the Company generally utilizes discounted cash flows to determine the fair value of the assets being evaluated. See Note 15.

       (l) EMPLOYEE BENEFITS--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - As prescribed by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pension, the Company accrues, based on annual outside actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, which are primarily medical benefits, during an employee's actual working career.

              WORKERS' COMPENSATION AND BLACK LUNG BENEFITS - Certain of the Company's subsidiaries are liable under federal and state laws to pay workers' compensation and pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents. The Company is self-insured for significant federal and state workers' compensation and black lung benefits. The Company utilizes a combination of loss-sensitive insurance, self-insurance and state workers' compensation fund participation to secure its on-going obligations depending on the operation. The Company accrues for its workers' compensation and black lung obligations on a discounted present value basis determined by outside actuarial valuations.

              POSTEMPLOYMENT BENEFITS - As prescribed by SFAS No. 112, Employers' Accounting for Postemployment Benefits, the Company provides certain postemployment benefits, primarily medical benefits, to certain former and inactive employees and their dependents during a time period following employment. The Company accrues the discounted present value of expected future benefits, based on annual outside actuarial valuations.

       (m) STOCK-BASED COMPENSATION--These financial statements include the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. With respect to accounting for its stock options, as permitted under SFAS No. 123, the Company has retained the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations.

       (n) MANAGEMENT'S USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------


       (o) RECLASSIFICATIONS--Certain reclassifications of prior year amounts were made to conform with the current year presentation with no effect on previously reported net income (loss) or stockholders' equity (deficit).

       (p) STATEMENTS OF CASH FLOWS--For purposes of the statements of cash flows, the Company considers investments having maturities of three months or less at the time of the purchase to be cash equivalents.

                      Supplemental disclosure:

                                                                           NINE MONTHS ENDED
                                                DECEMBER 31,                 SEPTEMBER 30,
                                     ----------------------------------- -----------------------
                                        1998        1999         2000      2001        2000
                                     ----------- ------------ ---------- ---------- ------------
                                                                              (UNAUDITED)
Cash paid for interest, net of
   capitalized interest of
   $14,060, $-, $-, $- and $-,       $    53,667 $    119,239 $   95,865 $  3,422   $   96,121
   respectively
Income taxes paid (refunded)                 880        2,385       (200)     (71)       1,629

              The 1998 statement of cash flows is exclusive of non-cash deferred tax asset and equity increase of $10,000.

              The 1999 statement of cash flows is exclusive of non-cash property sale proceeds of $17,437 of which $7,066 is included in accounts receivable, $9,566 in prepaid expenses and other and $805 in other non-current assets; non-cash property additions of $2,525 and non-cash insurance premium financing of $9,461 included in prepaid expenses and other.

              The 2000 statement of cash flows is exclusive of non-cash property sale proceeds of $1,060 included in accounts receivable, non-cash property additions of $9,923, non-cash insurance premium financing of $9,126 included in prepaid expenses and other and a non-cash accrual of $10,075 with a corresponding increase to other non-current assets.

              The unaudited September 30, 2001 Statement of Cash Flows is exclusive of non-cash property additions of $442 included in accounts payable, non-cash insurance financing of $9,291 included in prepaid expenses and other and discharge of a note-payable of $2,403 through release of an advance royalty. The unaudited
              September 30, 2000 Statement of Cash Flows is exclusive of non-cash sale proceeds of $614 included in accounts receivable and non-cash property additions of $2,512 included in accounts payable.

       (q) ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard
              (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 2000. SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Effects of adopting SFAS No. 133 on January 1, 2001 have had no material impact on the earnings and financial position of the Company.


(4)    ACQUISITIONS-

       The following acquisitions in Notes 4a through 4h have each been accounted for as a purchase, and their results of operations have been included with that of the Company since the date of acquisition.

       (a) LESLIE RESOURCES--In January 1998, AEI HoldCo. acquired all the capital stock of Leslie Resources, Inc. and Leslie Resources Management, Inc. (collectively, Leslie Resources), a coal mining business with operations in eastern Kentucky, for the purchase price of approximately $12,000 (including $300 in related fees and expenses), plus the assumption of approximately $11,100 in debt.

       (b) CYPRUS SUBSIDIARIES--On June 29, 1998, pursuant to a May 28, 1998 stock purchase and sale agreement with Cyprus Amax Coal Company (Cyprus), CVI acquired various Cyprus Subsidiaries, a coal mining business with operations in Kentucky, West Virginia, Indiana and Tennessee. The purchase price was $98,000 plus a working capital adjustment, as defined in the stock purchase and sale agreement, as well as payments for purchased and leased equipment and a royalty owed to Cyprus for future production.

       (c) MID-VOL--On July 10, 1998, CVI acquired the capital stock of Mid-Vol Leasing, Inc., Mega Minerals, Inc. and Premium Processing, Inc. (collectively, Mid-Vol), a coal mining business with operations in West Virginia, for the purchase price of approximately $21,200 (including $400 in related fees and expenses), plus the assumption of $15,000 in debt, as well as production royalty payments.

       (d) ZEIGLER--On August 5, 1998, Resources (via a subsidiary) submitted a cash tender offer to acquire all of the common stock of Zeigler Coal Holding Company (Zeigler), a diversified publicly-held coal mining and energy business with operations primarily in Kentucky, West Virginia, Ohio, Illinois and Wyoming. The cash purchase price for the stock was approximately $600,000, and Resources assumed approximately $255,000 of Zeigler's debt. This acquisition closed on September 2, 1998. Certain acquired assets were resold as discussed in Note 3d.

              Upon the acquisition of Zeigler, the Company assumed a transition and severance plan (the Plan) covering up to approximately 500 former Zeigler employees. Pursuant to the Plan, the Company segregated the eligible former Zeigler employees into four groups and calculated a severance payment for each employee based on an as-defined multiple or fraction of each individual's base salary and target bonus. The severance payment could have been earned up to one year after acquisition (through September 1, 1999) and was payable 30 days after termination.

              At acquisition, the Company calculated total severance costs as follows by employee class:

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------


                 Senior Executives                  $       2,458
                 Key Executives                             3,093
                 Executives and Managers                    2,893
                 Other Employees                           13,618
                                                    ---------------

                          Total                     $      22,062
                                                    ===============

              These total severance costs were accrued and included in the original purchase of Zeigler.

              Through September 1, 1999, the Company incurred costs of $10,976 in payment of severance bonuses, which reduced the severance accrual to $11,086. Also, at September 1, 1999, the Company had a remaining liability of $1,466 ($1,287 and $569 at December 31, 1999 and 2000, respectively) included in other current accruals for severance bonuses that were earned prior to the September 1, 1999 cutoff, which are scheduled to be paid in monthly installments through 2001. The remaining balance of $9,620 at September 1, 1999 was not paid and adjusted the purchase accounting of the Zeigler acquisition.

       (e) KINDILL--On September 2, 1998, the Company acquired the capital stock of Kindill Holding, Inc. and Hayman Holdings, Inc. (collectively Kindill) (a related party) for the purchase price of $11,000 plus assumption of approximately $50,000 of Kindill's debt. Kindill is a coal mining business with operations in Indiana.

       (f) 17 WEST--On November 6, 1998, the Company acquired the capital stock of 17 West Mining, Inc. (17 West), formerly Martiki Coal Corporation, a subsidiary of MAPCO Coal, Inc. for $32,000. 17 West is a coal mining business with operations in eastern Kentucky.

       (g) PRINCESS BEVERLY--In February 1999, the Company acquired all the capital stock of Princess Beverly Coal Company, a coal mining business with operations in West Virginia, for the purchase price of approximately $11,500. The Company also acquired approximately a 1% interest in Hanna Land Company LLC, a limited liability company established to develop a coal mining property in West Virginia owned by the Company. The Company also has an option to purchase (and the owner has the right to put) the remaining 99% in Hanna Land Company LLC for $12,000 upon the successful permitting of the mining property.

       (h) SUNNY RIDGE--On April 30, 1999, the Company acquired all of the common stock of Sunny Ridge Enterprises, Inc., a coal mining business with operations in Kentucky, for the purchase price of $50,000, plus a working capital adjustment, as defined in the stock purchase agreement.

       The following unaudited pro forma information for the periods shown below gives effect to the aforementioned acquisitions in Notes 4a through 4h as if they had occurred on January 1, 1998:

                                                1998                1999
                                           ----------------   -----------------
                                                       (UNAUDITED)

       Revenues                            $     1,473,600    $     1,352,200
       Loss before extraordinary item              (57,200)          (199,200)
       Net loss                                    (67,400)          (199,200)

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------


       The unaudited pro forma information assumes that the Company owned the aforementioned acquisitions at January 1, 1998 and includes adjustments for depreciation, depletion and amortization, interest expense and an inventory adjustment to conform to the Company's accounting policies. The unaudited pro forma financial data is presented for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had such acquisitions been consummated at the beginning of these periods and is not intended to be a projection of future results. Certain purchase accounting adjustments related to the acquisitions noted in 4a through 4h above have been recorded in the accompanying financial statements.

(5)    INVENTORIES-

       As of December 31, 1999 and 2000 and September 30, 2001, inventories consisted of the following:

                                      DECEMBER 31,
                              -----------------------------     SEPTEMBER 30,
                                 1999            2000               2001
                              ------------  ---------------   ------------------
                                                                 (UNAUDITED)

         Coal                 $     44,154  $      27,648     $       25,210
         Deferred overburden        35,798         34,360             34,144
         Parts and supplies         23,105         22,685             23,528
                              ------------  ---------------   ------------------
                              $    103,057   $     84,693     $       82,882
                              ============  ===============   ==================

(6)    PROPERTY, PLANT AND EQUIPMENT-

       Property, plant and equipment, including mineral reserves and mine development and contract costs at December 31, 1999 and 2000 are summarized by major classification as follows:


                                                                                 1999                2000
                                                                            ----------------   -----------------

       Land and land improvements                                           $       77,609     $       75,402
       Mining and other equipment and related facilities                           485,656            506,880
       Mine development and contract costs                                         162,393            166,534
       Mineral reserves                                                          1,510,130          1,520,609
       Mine development in process                                                   5,809              7,975
       Construction work in process                                                 18,247              5,416
                                                                            ----------------   -----------------
                                                                                 2,259,844          2,282,816
       Less - accumulated depreciation, depletion and amortization
                                                                                  (276,734)          (489,191)
                                                                            ----------------   -----------------
       Net property, plant and equipment                                    $    1,983,110     $    1,793,625
                                                                            ================   =================

       Included in property, plant and equipment is $24,056 for 1999 and $13,391 for 2000 related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. The Company reviews realization of these projects on a periodic basis.

       Accumulated amortization and depletion for intangible assets which include debt issuance costs and contract costs as of December 31, 1999 and 2000 was $13,834 and $50,618, respectively.

(7)    ACCRUED EXPENSES AND OTHER-

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

       Accrued expenses and other as of December 31, 1999 and 2000 consisted of the following:


                                                                            1999              2000
                                                                       ---------------   ---------------

           Interest                                                    $        6,201    $      54,288
           Payroll, bonus and vacation                                         42,769           37,839
           Non-income taxes                                                    30,415           28,297
           Deferred revenues                                                   25,075           11,777
           Debt service reserve - Zeigler IRB (Note 8d)                          -              10,076
           Royalties                                                            7,877            7,110
           Severance                                                            1,287              569
           Other                                                               11,082           15,039
                                                                       ---------------   ---------------
                                                                       $      124,706    $     164,995
                                                                       ===============   ===============

       As discussed in Notes 2 and 8, the Company has not made various interest payments due in October 2000 through December 2000; however, the Company has continued to accrue such amounts due in the accompanying financial statements.

(8)    DEBT-

       (a) LONG-TERM DEBT AND CAPITAL LEASES--Long-term debt and capital leases consisted of the following:


                                                                        DECEMBER 31,             SEPTEMBER 30,
                                                                    1999            2000              2001
                                                               --------------- ---------------- -----------------
                                                                                                  (UNAUDITED)

              Credit Facility (Note 8b):
                   Term Loan A - Original                      $      225,000  $       225,000  $       223,021
                   Term Loan A - Amended                               75,000           75,000           74,340
                   Term Loan B                                        343,000          332,500          329,576
                   Revolving Credit Facility                          102,650          177,719          167,169
              10.5% Senior Notes (Note 8c)                            200,000          200,000          200,000
              11.5% Senior Subordinated Notes (Note 8c)               150,000          150,000          150,000
              Zeigler Industrial Revenue Bonds (Note 8d)              145,800          145,800          145,800
              Notes payable to sellers of Cyprus
                 Subsidiaries ($17,309,  $10,386 and $3,462),
                 Mid-Vol ($12,000,  $9,000 and $6,000),
                 Leslie Resources ($4,263, $2,784 and $-)
                 and Ikerd-Bandy ($3,870, $3,023 and $2,382)           37,442           25,193           11,844
                 (Note 8e)
              Kentucky Bank & Trust Loan (Note 8f)                      8,132            8,132            8,132
              Capital leases (Note 11b)                                 6,190            5,214            3,510
              Other                                                    11,515            6,317            6,172
                                                               --------------- ---------------- -----------------
                       Total                                        1,304,729        1,350,875        1,319,564
                       Less - current portion                          36,387        1,333,477        1,313,513
                                                                --------------- ---------------- -----------------
                       Long-term debt                          $    1,268,342  $        17,398  $         6,051
                                                               =============== ================ =================

              Principal maturities of long-term debt and capital leases as of December 31, 2000 are as follows:

                Year Ended December 31:
                    2001                                         1,333,477
                    2002                                            11,762
                    2003                                             5,390
                    2004                                               246
                                                          -----------------
                                                          $      1,350,875
                                                          =================

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

       (b) CREDIT FACILITY--The Credit Facility consists of Term Loan A Facilities (Original Tranche A maturing in 2003 and Amended Tranche A maturing in 2004), a Term Loan B Facility (maturing in
              2004) (the term loan facilities) and a $177,719 senior secured revolving credit facility (Revolver), maturing in 2003. Interest is calculated at the option of the Company based on LIBOR or ABR (alternative base rate) plus the Applicable Margin, as defined in the Credit Facility. The Applicable Margin is determined pursuant to a formula based on the Company's financial performance. The ABR is the higher of the Federal Funds Rate plus 0.5% and the Prime Rate. As of December 31, 2000, the interest rates and average interest rates for the year were as follows: Original Tranche Term Loan A (13.75% and 10.05%), Amended Tranche Term Loan A (14.75% and 11.78%), Term Loan B (14.25% and 10.63%) and Revolver (13.75%
              and 10.30%). The Credit Facility is collateralized primarily by capital stock of most of the Company's subsidiaries, along with substantially all accounts receivable; inventory; property, plant and equipment; intangibles; contract rights and other personal and real property of the Company and most of its subsidiaries. The Company and most of its subsidiaries have guaranteed the Credit Facility.

              Effective June 15, 2000, the Company amended and restated its Credit Facility to modify the payment terms and covenant requirements. The changes included, among others, deferred principal payments, increased interest rates and amended financial covenant ratios. Term Loan A under the Credit Facility was separated into an Original Tranche and Amended Tranche. The Amended Tranche aggregates $75,000 in principal with final maturity on December 14, 2004. The Original Tranche aggregates $225,000 in principal with final maturity on December 31, 2003. Both Original and Amended Tranches contain new repayment terms. The Company incurred an exit fee equal to 2% of Credit Facility borrowings at June 15, 2000 ($15,763) payable to lender the earlier of (i) the maturity date of each respective Tranche or
              (ii) the date such Tranche is accelerated, refinanced, restructured or replaced. Mandatory prepayments are required based on the following: (i) casualty events, as defined and based on specified calculations and limitations, (ii) disposition events, as defined and based on specified calculations and limitations,
              (iii) debt issuances - all net available proceeds from any debt issuance, (iv) excess cash flow, as defined and calculated and (v) equity issuances, as defined and based on specified calculations and limitations. The Company has the option to prepay Term Loan A
              - Amended at prices ranging from 103% in 2001 to 101% in 2003.

              The Credit Facility  contains various  financial  covenants which, among other things, limit additional indebtedness, dividend and other restricted payments, affiliate transactions, mergers and capital expenditures and require the Company to meet certain financial ratios including, but not limited to interest coverage and maximum leverage ratio, all as defined in the Credit Facility. In addition, the Credit Facility is generally required to be prepaid with 50% of annual Excess Cash Flow, as defined in the Credit Facility, 100% of proceeds from the incurrence of additional debt, 100% of proceeds from asset sales or dispositions above certain defined thresholds or 50% of the net proceeds from the issuance of equity securities. As of December 31, 2000, the Company is in violation of various financial and other covenants including the non-payment of principal and interest payments due giving rise to an Event of Default. During the default period, the Company must pay a higher interest rate to its lender. As a result of the Event of Default, the entire Credit Facility is classified as a current liability in the accompanying 2000 balance sheet.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              As of December 31, 2000, the Company has $177,719 in outstanding borrowings under the Revolver. In addition, the Company has letters of credit in the amount of $26,422 issued under the Revolver. These letters of credit cover the following:

              Insurance/Workers' compensation/Reclamation Bonds         22,947
              Mineral Leases/Royalties                                   3,400
              Payroll Obligations                                           75
                                                                  -------------
                                                                        26,422
                                                                  =============


              As of December 31, 2000, due to default status, the Company was restricted from making additional borrowings under the Revolver.

       (c) 10.5% SENIOR NOTES AND 11.5% SENIOR SUBORDINATED NOTES--On December 14, 1998, Resources and AEI HoldCo. co-issued $200,000 of 10.5% Senior Notes due 2005 (Senior Notes). These 10.5% Senior Notes were exchanged for previously issued $200,000 10% Senior Notes of AEI HoldCo. due 2007. As part of the $200,000 Senior Notes exchange, the old indenture was modified to eliminate substantially all of the covenants and certain related definitions and events of default. Warburg was the dealer manager of the Senior Notes exchange.

              Also on December 14, 1998, Resources issued $150,000 of 11.5% Senior Subordinated Notes due 2006 (Subordinated Notes). Warburg was the initial purchaser of the Subordinated Notes.

              The Senior Notes mature in their entirety on December 15, 2005, and the Subordinated Notes mature in their entirety on December 15, 2006. The Senior Notes and Subordinated Notes are general, unsecured obligations of the issuers. Interest is payable on June 15 and December 15 of each year. The Company has the option to redeem the Senior Notes and Subordinated Notes on or after December 15, 2002, at redemption prices ranging from 105.25% in 2002 to 100% in 2005. Before December 15, 2002, the Company may redeem the Senior Notes and Subordinated Notes at the face amount plus accrued and unpaid interest, liquidated damages, if any, and an applicable "make whole premium" of up to $18,991 and $15,287, respectively.

              Upon a change in control (as defined in the documents governing the Senior Notes and the Subordinated Notes), the Company will be required to make an offer to purchase all outstanding Senior Notes and Subordinated Notes at 101% of the principal amount. The Senior Notes and Subordinated Notes are jointly and severally guaranteed on a senior unsecured basis by ARHI and each of the Company's current and future domestic majority-owned subsidiaries, other than Yankeetown Dock Corporation. In addition to containing various restrictive financial covenants, the Senior Notes and Subordinated Notes restrict, among other things, additional indebtedness, issuance of preferred stock, dividend payments, mergers, sale of subsidiaries and assets and affiliate transactions. In addition, the agreements contain default provisions whereby the failure to pay principal or interest on certain indebtedness of the Company or a default which results in the acceleration of certain indebtedness prior to its express maturity causes an event of default. As of December 31, 2000, the Company had not paid interest when due thereby giving rise to an Event of Default.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              As such, the entire balance of the Senior Notes and Subordinated Notes are classified as a current liability in the accompanying 2000 balance sheet.

              The Company has agreed to file a registration statement under the U.S. Securities Act for the Senior Notes and Subordinated Notes that would provide for their resale. Because the registration statements were not filed or declared effective within the time periods allotted in the Indentures, the Company has been required to pay liquidated damages to Senior Notes and Subordinated Notes holders. For the Senior Notes, the Company has agreed to pay each noteholder liquidated damages of 50(cent) per one thousand dollars principal amount (aggregating to $100 per week) per week commencing May 31, 2000 until the registration statement for the Senior Notes is declared effective. For the Subordinated Notes, the Company has agreed to pay each noteholder liquidated damages of 40(cent) per one thousand dollars principal amount (aggregating to $60 per week) per week commencing November 19, 2000 for 90 days. The amount of liquidated damages payable weekly for the Subordinated Notes will increase an additional 5(cent) per one thousand dollars principal amount for each 90-day period up to a maximum of 50(cent) payable weekly per one thousand dollars principal amount until the registration statement for the Subordinated Notes is declared effective. The Company has filed an initial registration statement with the Securities and Exchange Commission on February 12, 2000 and filed an amendment to the initial registration statement for the Senior Notes on April 29, 2000; however, it is uncertain when or if these filings will become effective.

              During 2000, the Company incurred aggregate liquidated damages under the Senior Notes and Subordinated Notes of $7,177. If the registration statements are not declared effective during 2001, the Company will incur aggregate liquidated damages of $8,926 during 2001.

       (d) INDUSTRIAL REVENUE BONDS--In connection with the Zeigler acquisition (Note 4d), the Company assumed floating rate industrial revenue bonds (IRBs) issued by the Peninsula Ports
              Authority of Virginia ($115,000) and Charleston County, South Carolina ($30,800) (collectively, the Zeigler IRBs). On April 1, 1999, the Company refinanced the Zeigler IRBs. The interest on the Peninsula Ports Authority of Virginia is currently fixed at 6.90%, and the interest on the Charleston County, South Carolina bonds is currently fixed at 6.95%. Interest is payable semi-annually on both bonds. The principal of the obligation by the Peninsula Ports Authority of Virginia is due in two equal lump-sum payments on April 30, 2022 and May 2, 2022, and the principal of the obligation by Charleston County, South Carolina is due in one lump-sum payment on August 10, 2028.

              The Zeigler IRBs contain redemption features which allow the issuers, at the direction of the Company, the option to redeem the Zeigler IRBs on or after April 1, 2009 at redemption prices ranging from 102% in 2009 to 100% in 2013. In addition, unless the bonds are Investment Grade rated, as defined, as of April 1, 2009, the Zeigler IRBs will be subject to mandatory sinking fund requirements of $9,200 per year through 2022 and $1,500 per year thereafter through 2028.

              Upon a change in control, as defined in the documents governing the Zeigler IRBs, the Company, at the direction of the then current bondholders, will be required to make an offer to purchase all outstanding bonds at 103%. The Zeigler
              IRBs are unsecured but are guaranteed by substantially the same entities that guarantee the Senior Notes and

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              Subordinated Notes described in Note 8c above. The agreements also contain default provisions whereby the failure to pay principal or interest on certain indebtedness of the Company or a default which results in the acceleration of any indebtedness prior to its express maturity causes an event of default. An event of default also occurs when the Company is in default under certain of its indebtedness. As of December 31, 2000, an Event of Default had occurred under the terms of the Zeigler IRBs as the Company had not paid interest due nor had it made the required funding under the debt service reserve fund (discussed below). As such, the Zeigler IRBs are classified as a current liability in the accompanying 2000 balance sheet.

              Beginning with the four quarters ended June 30, 2000, the Company's guarantee under the Zeigler IRBs requires the establishment of a debt service reserve fund in an amount equal to one year's interest (approximately $10,076) in the event the Company's fixed charge ratio, as defined, is less than 2 to 1. Amounts in the debt service reserve fund may thereafter be returned to the Company if the ratio is later achieved for a period that includes six consecutive quarters. The Company's fixed charge ratio, as defined for the four quarters ended June 30, 2000 and for the year ended December 31, 2000, was below the 2 to 1 requirement. The Company has accrued, but not paid, the required debt service reserve fund amount due.

       (e) SELLER NOTES PAYABLE--In connection with the acquisitions of Ikerd-Bandy, Leslie Resources, Cyprus Subsidiaries and Mid-Vol (Note 4), the Company entered into notes payable to the sellers of these businesses (Seller Notes). The Cyprus Subsidiaries Seller Notes are secured and the other Seller Notes are unsecured and bear interest (or have been discounted) at rates ranging from 5% to 10%. These Seller Notes mature from 2002 to 2004.

       (f) KENTUCKY BANK AND TRUST LOAN--The Company has an unsecured note payable with Kentucky Bank and Trust (KB&T) in the amount of $8,132. The note bears interest at a rate equal to the daily floating prime rate as published in the THE WALL STREET JOURNAL (9.50% at December 31, 2000) with a maturity date of September 3, 2007. This loan carries covenants similar to those of the Credit Facility described in Note 8b above. In addition, the agreement contains default provisions whereby the failure to pay principal or interest on certain indebtedness of the Company or a default which permits the acceleration of certain indebtedness prior to its express maturity or an increase in the interest rate on certain indebtedness causes an event of default under the KB&T Note. Because events of default have occurred, the entire balance is classified as a current liability in the accompanying 2000 balance sheet. The KB&T Note is guaranteed in full by Larry Addington and by several subsidiaries, and an affiliate has pledged assets as additional security for the loan. The Company is prohibited from making principal payments on the KB&T loan prior to the earlier of June 30, 2005 or 91 business days after the satisfaction in full of all obligations under the Credit Facility.

       (g) DEBT EXTINGUISHMENT--In 1998, the Company replaced a former credit facility and, consequently, expensed as an extraordinary item $424 of related deferred debt issuance costs, net of a tax benefit of $283.

              The Company funded the acquisitions of Cyprus Subsidiaries, Mid-Vol, Kindill and Zeigler (see Note 4) with short-term (bridge) financing arranged by UBS. In connection with the

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

             extinguishment of the bridge facility, the Company recorded in 1998 an extraordinary loss on extinguishment of $9,772, net of a tax benefit of $6,518.

(9)    INCOME TAXES-

       The provision (benefit) for income taxes is comprised of the following:

                                                                 1998               1999               2000
                                                            ---------------    ---------------    ---------------

          Tax provision (benefit):
               Current                                      $      36,911      $        2,191     $       1,069
               Deferred                                          (57,320)            (95,701)           (54,167)
                                                            ---------------    ---------------    ---------------
                                                            $    (20,409)      $     (93,510)     $     (53,098)
                                                            ===============    ===============    ===============

       The following table presents the difference between the actual tax provision (benefit) and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the 1998, 1999 and 2000 loss before income taxes.

                                                                 1998               1999              2000
                                                            ----------------  -----------------  ----------------

       Federal provision computed at statutory rate          $    (15,326)    $      (102,536)   $      (87,805)
       State income tax (net of federal tax benefits
          and apportionment factors) computed at
          statutory rate                                           (2,189)             (7,330)          (10,737)
       Valuation allowance                                           -                  5,115            36,269
       Percentage depletion in excess of cost                      (3,928)             (3,500)             -
       Mineral reserves amortization                                1,034              14,741             7,223
       Other                                                         -                   -                1,952
                                                            ----------------  -----------------  ----------------
                                                             $    (20,409)    $       (93,510)   $      (53,098)
                                                            ================  =================  ================

       The deferred tax assets and liabilities below reflect adjustments to the opening balance sheets for certain acquisitions discussed in Note 4. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 2000 are summarized as follows:

                                                                                 1999               2000
                                                                           -----------------   ----------------


          Deferred Tax Assets:
             Accrued employee benefits                                     $      217,341      $      230,286
             Accrued reclamation and closure                                      157,396             145,121
             AMT credits                                                           28,547              28,547
             Net operating loss carryovers                                         11,379              48,173
             Patents and technology                                                12,060              11,537
             Other                                                                 41,847              43,572
                                                                           -----------------   ----------------
                                                                                  468,570             507,236
             Valuation allowance                                                  (13,130)            (49,399)
                                                                           -----------------   ----------------
                                                                                  455,440             457,837
                                                                           -----------------   ----------------
          Deferred Tax Liabilities:
             Property, plant and equipment                                 $      203,551      $      186,564
             Mineral reserves and mine development costs                          273,893             239,169
             Other                                                                 32,529              32,104
                                                                           -----------------   ----------------
                                                                                  509,973             457,837
                                                                           -----------------   ----------------
                   Net deferred tax liability                              $       54,533      $         -
                                                                           =================   ================

          Classified in balance sheets:
             Other current assets                                          $         -         $       12,750
             Noncurrent liabilities                                                54,533              12,750

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

       Certain subsidiaries have carryforwards for net operating losses (NOL) of approximately $16,000 which may only be used by these subsidiaries and, if not used, will expire between 2012 and 2018. NOL carryforwards may also be limited under certain ownership changes. Other NOL carryforwards aggregating approximately $122,000, if not used, will expire between 2011 and 2020. A deferred tax asset valuation allowance was recorded in 1999 and 2000 due to uncertainties in realization using the more likely than not methodology. Certain preacquisition contingencies exist relating to income tax matters which, when ultimately resolved, may adjust the purchase accounting of the respective acquisition.

(10)   EMPLOYEE BENEFITS-

       Employee benefits at December 31, 1999 and 2000 are summarized as follows:

                                                                                1999               2000
                                                                           ---------------    ---------------
               Postretirement benefits                                     $     411,264      $      417,441
               Workers' compensation and black lung benefits                     104,633             114,162
               Coal Act benefits                                                  52,067              51,150
               Pension benefits                                                    3,721               5,005
               Postemployment benefits                                             3,191               2,832
                                                                           --------------      --------------
                        Total                                                    574,876             590,590
                        Less - current portion                                    33,948              33,494
                                                                           --------------      --------------
                        Long-term portion                                  $     540,928      $      557,096
                                                                           ==============      ==============

       (a) PENSION AND OTHER POSTRETIREMENT BENEFITS--Prior to the Cyprus Subsidiaries acquisition on June 29, 1998, the Company did not have any defined benefit pension plans, postretirement or postemployment benefits or United Mine Workers of America (UMWA) Combined Benefit Fund (Coal Act) obligations. In conjunction with certain of the acquisitions described in Note 4, the Company acquired, or agreed to put in place, benefit plans providing pension benefits to certain employees and postretirement healthcare and life insurance to eligible union employees.

              Effective September 2, 1998, the Company acquired a non-contributory defined benefit pension plan covering all salaried and non-union employees of Zeigler and its subsidiaries. Effective January 1, 1999, the Company amended and restated this plan to cover all salaried and non-union employees of the Company. Effective August 1, 1999, this plan was divided into two plans, one to be maintained by the Company and the other to be maintained by West Virginia-Indiana Coal Holding Company, Inc., a subsidiary of the Company. The union employees at one of the Company's acquired mines are covered by a separate defined benefit pension plan. Benefits are generally based on the employee's years of service and compensation during each year of employment. The Company's funding policy is to make the minimum payment required by the Employee Retirement Income Security Act of 1974.

              Summaries of the changes in the benefit obligations, plan assets (consisting principally of common stocks and U.S. government and corporate obligations) and funded status of the plans are as follows:

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                                             OTHER POSTRETIREMENT BENEFITS
                                                      PENSION BENEFITS
                                                  -------------------------  ------------------------------
                                                     1999          2000          1999            2000
                                                  -----------   -----------  -------------  ---------------
              CHANGE IN BENEFIT OBLIGATIONS:

              Benefit obligations at January 1    $  102,375    $   88,141   $    391,927   $   384,740
                 Acquisitions                           -             -             2,741          -
                 Adjustment for R&F Coal                -             -             2,728        (5,789)
                 Service cost                          2,907         3,017          1,506         3,748
                 Interest cost                         6,362         6,537         27,067        27,467
                 Plan amendments                        (872)         -              -             -
                 Actuarial (gain) loss                (2,390)        5,574        (26,617)       11,159
                 Benefits paid                       (20,241)       (8,945)       (14,612)      (18,614)
                                                  -----------   -----------  -------------  ---------------
              Benefit obligation at December 31   $   88,141    $   94,324   $    384,740   $   402,711
                                                  ===========   ===========  =============  ===============

              CHANGE IN PLAN ASSETS:

              Fair value of plan assets at        $  105,284    $   90,863   $       -      $      -
              January 1
                 Actual return on plan assets          5,685        (4,588)          -             -
                 Employer contributions                  135          -            14,612        18,614
                 Benefits paid                       (20,241)       (8,945)       (14,612)      (18,614)
                                                  -----------   -----------  -------------  ---------------
              Fair value of plan assets at
              December 31                         $   90,863    $   77,330   $       -      $      -
                                                  ===========   ===========  =============  ===============

              FUNDED STATUS OF THE PLANS:

              Accumulated obligations less        $    2,722    $  (16,994)  $  (384,740)   $ (402,711)
              Plan assets
              Unrecognized actuarial (gain)           (5,646)       12,716        (26,524)      (14,730)
              loss
              Unrecognized prior service cost           (797)         (727)          -             -
                                                  -----------   -----------  -------------  ---------------
              Net liability recognized            $   (3,721)   $   (5,005)  $   (411,264)  $  (417,441)
                                                  ===========   ===========  =============  ===============

                                           PENSION BENEFITS                  OTHER POSTRETIREMENT BENEFITS
                                 --------------------------------------   ------------------------------------
                                    1998          1999         2000         1998         1999         2000
                                 -----------   -----------  -----------   ----------  -----------  -----------


NET PERIODIC BENEFIT COST:
Service cost                     $   1,472     $  2,907     $   3,017     $    326    $  1,506     $    3,748
Interest cost                        2,363        6,362         6,537        9,679      27,067         27,467
Expected return on assets           (3,013)      (8,150)       (8,194)        -           -              -
Amortization of:
Prior service cost                    -             (73)          (73)        -           -              -
Actuarial (gain) loss                 -              (3)           (5)        -            (93)          (635)
Settlement charge (credit)            -             224          -            -           -              -
                                 -----------   -----------  -----------   ----------  -----------  -----------
Benefit cost                     $     822     $  1,267     $   1,282     $ 10,005    $ 28,480     $   30,580
                                 ===========   ===========  ===========   ==========  ===========  ===========

WEIGHTED AVERAGE ASSUMPTIONS:

Discount rate                        7.25%         7.25%         7.25%        7.25%     7.25%           7.25%
Expected return on plan assets       9.50%         9.50%         9.50%        NA           NA           NA
Rate of compensation increase        4.00%         4.00%         4.00%        NA           NA           NA

              For measurement purposes in 1999, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2019 and remaining level thereafter. In 2000, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2010 and remaining level thereafter.

              Net periodic benefit cost is determined using the assumptions as of the beginning of the year, and the funded status is determined using the assumptions as of the end of the year.

              The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $94,242, $94,242 and $77,189, respectively, as of December 31, 2000.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. If the healthcare cost trend rates were increased or decreased by 1% change, the corresponding change in the accumulated postretirement benefit obligation would be approximately $58,000 or 14% as of December 31, 2000. The effect of this change on the 2000 service cost and interest components would be approximately $5,000 or 14%.

       (b)    MULTI-EMPLOYER   PENSION  AND   BENEFITS   PLANS   (UMWA   PENSION
              PLAN)--Certain of the Company's recently acquired subsidiaries are required under their respective contracts with the UMWA to pay amounts based on hours worked to the UMWA Pension Plan and Trust, a multi-employer pension plan covering all employees who are members of the UMWA. The accompanying consolidated statements of operations include $348, $532 and $536 of expense in 1998, 1999 and  2000,  respectively,  applicable  to the plan.  The  Employee
              Retirement Income Security Act of 1974 (ERISA), as amended in 1980, imposes certain liabilities on contributors to multi-employer pension plans in the event of a contributor's complete or partial withdrawal from the plan. The withdrawal liability would be calculated based on the contributor's proportionate share of the plan's unfunded vested liabilities.

       (c) UMWA COMBINED BENEFIT FUND (COAL ACT)--The Company provides healthcare benefits to eligible retirees and their dependents. Retirees who were members of the UMWA and who retired on or before December 31, 1975 received these benefits from multi-employer benefit plans. The Company contributed to these funds based on the number of its retirees in one of the funds and based on hours worked by current UMWA members for the other fund. Current and projected operating deficits of these trusts led to the passage of the Coal Industry Retiree Health Benefit Act of 1992 (the Coal
              Act). The Coal Act established a new multi-employer benefit trust that will provide healthcare and life insurance benefits to all beneficiaries of the earlier trusts who were receiving benefits as of July 20, 1992. The Coal Act provides for the assignment of beneficiaries to their former employers and any unassigned beneficiaries to employers based on a formula. Based upon an independent actuarial valuation, the Company estimates the amount of its obligation (discounted at 7.25%) under the Coal Act to be approximately $52,067 and $51,150 as of December 31, 1999 and 2000, respectively. The unrecognized Coal Act obligations/(asset) (difference between recorded accrual and projected obligations) at December 31, 1999 and 2000 were $3,569 and $(8,170), respectively, and are being provided for over the average remaining life of the recipients. The unrecognized Coal Act obligations may vary in a given year based on changes in actuarial assumptions. The Company recorded expenses related to the Coal Act of $1,919, $3,869 and $4,305 for 1998, 1999 and 2000, respectively.

       (d) WORKERS' COMPENSATION AND BLACK LUNG--The operations of the Company are subject to the federal and state workers' compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Company's subsidiary operations are either fully insured or self-insured for their workers' compensation and black lung obligations.

              The actuarially determined liability for self-insured workers' compensation and black lung benefits is based on a 7.25% discount rate and various other assumptions including incidence of claims, benefits escalation terminations and life expectancy. The annual black lung

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              expense consists of actuarially determined amounts for self-insured obligations. The estimated amount of discounted obligations for self-insured workers' compensation and black lung claims plus an estimate for incurred but not reported claims is $104,633 and $114,162 as of December 31, 1999 and 2000,
              respectively. The unrecognized projected black lung benefit obligations (difference between recorded accrual and projected obligations) at December 31, 1999 and 2000 is approximately $17,510 and $24,374, respectively, and is being provided for over the future service period of current employees. The projected black lung obligations may vary in a given year based on the timing of claims filed and changes in actuarial assumptions. The Company recorded expenses related to self-insured workers' compensation and black lung of $2,470, $11,428 and $22,885 for 1998, 1999 and 2000, respectively.

       (e) POST EMPLOYMENT BENEFITS OTHER THAN PENSIONS--The Company has a long-term disability plan, which provides for up to three years of disability benefits and for up to three years of continuation in the medical plan for non-represented employees. Continuation of medical plan benefits for disabled represented employees is also covered under the plan. Non-represented claimants on disability at January 1, 1999 will receive three additional years of indemnity and medical benefits, at which point further benefits will end. The actuarially determined liability for long-term disability benefits is based on a 7.25% discount rate and various other assumptions including life expectancy. The present value of the long-term disability claimants is $3,191 and $2,832 at December 31, 1999 and 2000, respectively. The Company recorded expenses related to long-term disability benefits of $334, $208 and $269 for 1998, 1999 and 2000, respectively.

       (f) 401(K) PLANS--The Company and certain subsidiaries sponsor savings and retirement plans for substantially all employees other than employees covered by the contracts with the UMWA. During 1999 and 2000, the Company consolidated and merged its numerous 401(k) plans into two plans. The two remaining plans matched the voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant's salary with an additional matching contribution possible at the Company's discretion. The expenses for 1998, 1999 and 2000 under these plans were $401, $3,515 and $3,325, respectively.

(11)   COMMITMENTS AND CONTINGENCIES-

       (a) COAL SALES CONTRACTS AND CONTINGENCY--As of December 31, 2000, the Company had commitments under 43 long-term sales contracts to deliver scheduled base quantities of coal annually to 25 customers. The contracts expire from 2001 through 2011 with the Company contracted to supply a minimum of approximately 203 million tons of coal over the remaining lives of the contracts. The Company also has commitments to purchase certain amounts of coal to meet its sales commitments. These purchase amounts are insignificant to sales commitments. Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on changes in specified production costs.

       (b) LEASES--The Company has various operating and capital leases for mining, transportation and other equipment. Lease expense for the years ended December 31, 1998, 1999 and 2000 was approximately $30,100, $48,300 and $47,300 (net of amount capitalized in mine development cost of $500, $1,500 and $140 in 1998, 1999 and 2000, respectively). Property under capital leases included in property, plant and equipment in the accompanying balance sheets at December 31, 1999 and 2000 was approximately $15,000 and $10,104, respectively, less

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              accumulated depreciation of approximately $6,300 and $3,163, respectively. Depreciation of assets under capital leases is included in depreciation expense.

              The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the years ended December 31, 1998, 1999 and 2000 was approximately $61,700, $57,500 and $66,300, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. However, such agreements are generally cancelable at the Company's discretion. The assets of the Bowie mine are held as collateral for one of these agreements.

              Approximate   non-cancelable  future  minimum  lease  and  royalty
              payments are as follows:

                                                                            OPERATING
                                                           ROYALTIES          LEASES        CAPITAL LEASES
                                                         ---------------  ---------------   --------------

              Year ended December 31,
                   2001                                  $      1,539     $      46,166     $     2,663
                   2002                                         1,467            34,532           2,145
                   2003                                         1,524            18,454           1,043
                   2004                                         1,683             4,744            -
                   2005                                         2,752             3,095            -
              Thereafter                                       18,277             6,926            -
                                                                                            ---------------
              Total minimum lease payments                                                        5,851
              Less - amount representing interest                                                   637
                                                                                            ---------------
              Present value of minimum lease payments
                 (Note 8a)                                                                        5,214
              Less - current portion                                                              2,268
                                                                                            ---------------
                                                                                            $     2,946
                                                                                            ===============

              Included in operating leases above are commitments of $26,339 to a related party for equipment rental and $14,703 to a related party for office space.

       (c) LEGAL MATTERS--The Company is named as defendant in various actions in the ordinary course of its business. These actions generally involve disputes related to contract performance, property boundaries, mining rights, blasting damages, personal injuries and royalty payments, as well as other civil actions that could result in additional litigation or other adversary proceedings. Certain actions are described as follows:

                  A subsidiary of Pittston Minerals Group, Inc. has made claims for indemnification from the Company under the terms of a sale agreement between a predecessor of the Company (as seller) and the Pittston subsidiary. The claimed indemnification covers a number of items, including allegedly assumed liabilities, alleged failure to transfer specific licenses, assets and permits and alleged non-compliance with certain agreements, applicable laws and permits. The Company is in the process of investigating and negotiating the claims with the Pittston subsidiary. Many of the claims have been resolved without any payment by or liability to the Company. To the Company's knowledge, no lawsuit has been filed or otherwise threatened by the Pittston subsidiary against the Company. The Company intends to defend these claims vigorously, and at this time it is not possible to predict the outcome of the claims.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

                  In connection with the acquisition of the Cyprus subsidiaries (Note 4b), the Company became potentially liable under a suit filed in the Circuit Court of Perry County, Kentucky in 1996 by Joseph D. Weddington and Kentucky Land & Exploration Company (Kentucky Land). Weddington and Kentucky Land each has asserted claims to approximately 1,425 acres of property upon which the Company mines coal and is claiming substantial damages. Based on a prior federal appellate court decision related to a similar claim by different plaintiffs, the Company believes that it should prevail; however, the ultimate outcome remains uncertain.

                  Through December 31, 2000, the Company is in arrears in delivering coal under a certain coal supply contract with a customer. Pursuant to a settlement agreement with the customer, the Company will prospectively ship the tons in arrears and is subject to damage payments up to $4,500 in the event of non-shipment.

                  The Company temporarily halted surface mining operations at certain sites in West Virginia after a ruling by U.S. District Judge Charles Haden on October 20, 1999. Haden's ruling restricted placement of valley fills near intermittent and perennial streams via a reinterpretation of the Surface Mining Control and Reclamation Act and the Clean Water Act. The West Virginia Division of Environmental Protection (DEP) began denying new permits as well as forbidding further advance under existing permits. Haden stayed his ruling on October 29, 1999, and the DEP rescinded its orders on November 1, 1999 pending a decision from the Court of Appeals or congressional override. The Company resumed its operations at these sites, pending a decision from the Court of Appeals. On December 7, 2000, an appeal was heard by the 4th Circuit Court of Appeals (see Note 19b).

              While the final resolution of any matter may have an impact on the Company's financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the financial position or results of operations of the Company. However, the final resolution of a legal contingency may have an adverse effect on the Company's liquidity.

       (d) COMMISSIONS--The Company has various sales and agency agreements with third parties, whereby the Company pays a $.10 - $2.00 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered, and the Company had approximately $3,929, $7,375 and $4,769 in commission expense in 1998, 1999 and 2000, respectively.

       (e) ENVIRONMENTAL MATTERS--Based upon current knowledge, the Company believes that it is in material compliance with environmental laws and regulations as currently promulgated (also see Note 3g). However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

       (f) PERFORMANCE BONDS--The Company has outstanding performance bonds of approximately $634,767 as of December 31, 2000, to secure reclamation, workers' compensation and other performance commitments (Note 2b).

       (g) EMPLOYMENT AGREEMENTS--The Company has entered into employment agreements with individuals for various officer positions. These agreements expire through February 2003 and contain termination benefits and other matters.

       (h) COLLECTIVE BARGAINING AGREEMENTS--Approximately 33% of the Company's coal employees are affiliated with unions. The Company has several collective bargaining agreements with the United Mine Workers of America (UMWA). These agreements expire in 2002.

       (i) INDEMNIFICATIONS AND OTHER--Pursuant to various stock and asset purchase and sale agreements with counterparties, the Company has granted indemnification for performance guarantees and other matters made by such parties relating to mineral lease obligations, income taxes and employee benefits. The Company believes no significant obligation will result relating to such indemnifications.

              Pursuant to the purchase agreement for the Cyprus Subsidiaries (Note 4b), the Company has committed to pay Cyprus up to $25,000 in satisfaction of its royalty obligations in the event the Company receives an equity investment of $75,000 or more.

       (j) CONTRACT MINING AGREEMENTS--The Company performs contract mining services for various third parties and utilizes contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis.

       (k) BLACK LUNG LEGISLATION--In December 2000, the U.S. Department of Labor issued revised regulations that will alter the claims process for coal miners and could make claims for black lung benefits easier to file and establish, which could result in a higher incidence of black lung claims against the Company. Furthermore, the Kentucky legislature is currently considering statutory revisions that could significantly increase the incidence and recovery amount of both state black lung and traumatic workers' compensation claims. Although the ultimate impact of these regulations cannot be determined at this time, regulations which cause an increase in the approval of black lung or traumatic claims could have a material adverse effect on the Company's financial position.

       (l) STOCK WARRANTS--In connection with amending its Credit Facility (discussed in Note 8b), on June 15, 2000, the Company issued warrants to lenders enabling them to purchase 10% of its common stock for $.01 per share. The warrants contain anti-dilution provisions, piggyback registration rights and tag-along sale rights and are freely transferable. The warrants contain holder put rights (Put) commencing June 15, 2001 and expiring June 15, 2010. The purchase price for such Put is the fair market value of such warrant, determined by formula or appraisal. The warrants also contain company call (Call) rights commencing three years after any payment, maturity, acceleration, refinancing or restructuring of all the Credit Facility and expiring June 15, 2010. The purchase price for a Call is 110% for that of a Put. In addition, if within one year after the exercise of a Call, the Company is sold or has a "liquidating transaction", as defined, then the Company shall pay to the warrant holder any additional amount they would have received if the purchase price of the Call had been determined in connection with such liquidating transaction. No value has been assigned to these warrants as it is considered negligible.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

(12)   STOCK OPTION PLAN-

       During 1998, ARHI's Board of Directors adopted a Stock Option Plan (the Option Plan) for ARHI stock. A total of 75,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Option Plan. The Option Plan is administered by the Board of Directors which determines the terms of the options granted including the exercise price, number of shares subject to the option and exercisability.

       ARHI applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. ARHI has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost related to the option instrument has been recognized for the Option Plan.

       During 1999, stock options were exercised for 3,100 shares of common stock issued for approximately $220.

       On June 13, 2000, the Company issued 35,541 shares of common stock to certain current owners, management and employees in consideration of canceling their respective stock options. No value has been assigned to the shares issued as it is considered negligible.

       The following summarizes the stock option transactions under the Option Plan for the years ended 1998, 1999 and 2000:

                                    1998                     1999                     2000
                           ------------------------ ------------------------ ------------------------
                                        WEIGHTED                WEIGHTED                  WEIGHTED
                           NUMBER       AVERAGE     NUMBER       AVERAGE     NUMBER       AVERAGE
                           OF SHARES    EXERCISE    OF          EXERCISE     OF           EXERCISE
                                         PRICE       SHARES       PRICE       SHARES       PRICE
                           ---------- ------------- --------- -------------- ---------  -------------

Options outstanding at         -      $    -          67,676  $    159.79      57,976   $   175.40
January 1
   Granted                   69,436         157.37      -            -           -            -
   Exercised                   -           -           3,100        70.84        -            -
   Canceled                   1,760          64.40     6,600        64.40      23,476       181.58
                           ---------- ------------- --------- -------------- ---------  -------------
Options outstanding at       67,676   $     159.79    57,976  $    175.40      34,500   $   171.20
December 31

Options exercisable at       41,789   $     143.68    38,367  $    169.50      19,741   $   138.00
December 31

       Stock options are granted with exercise prices which are equal to or exceed the market value of the stock on the date of grant, have a maximum term of ten years and vest over periods ranging from three months to five years. The weighted average fair value at date of grant for options granted during 1998 was $34.46 per option. For options with exercise prices equal to the market price at the grant date, the weighted average exercise price is $184.23 and the weighted average fair value is $66.11. For options with exercise prices greater than the market price at the grant date, the weighted average exercise price is $132.56 and the weighted average fair value is $47.59. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted-averaged assumptions:

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                                 1998
                                                             ------------

                 Expected life (years)                          6.2
                 Risk-free interest rate                        5.57%
                 Volatility                                     0.00%
                 Dividend yield                                 0.00%

       A summary of stock options outstanding at December 31, 2000 follows:

                                               OUTSTANDING                             EXERCISABLE
                              ----------------------------------------------   ----------------------------
                                                WEIGHTED        WEIGHTED
                                                AVERAGE         AVERAGE                        WEIGHTED
            EXERCISE PRICE       NUMBER OF   EXERCISE PRICE    CONTRACTUAL      NUMBER OF      AVERAGE
             PER SHARE            SHARES        PER SHARE         LIFE           SHARES     EXERCISE PRICE
       ---------------------  -------------  ---------------  --------------   -----------  ---------------

          $64.40-$70.84         26,866          $ 69.44             7.1        16,566          $ 68.57
              $500-$550          7,634           529.31             7.6         3,175           550.25

       As previously discussed, ARHI accounts for the Option Plan in accordance with APB No. 25 under which no compensation expense has been recognized for stock option awards. Had compensation cost for the stock option plan been determined on the fair value at the grant date for awards for the years ended December 31, 1998, 1999 and 2000 consistent with the provisions of SFAS No. 123 and recorded by the Company, its net loss would have been increased to the pro forma amounts indicated below:


                                                       1998               1999               2000
                                                  ---------------   -----------------  -----------------

                 Net loss - as reported           $      (33,576)   $     (199,419)      $   (196,704)
                 Net loss - pro forma                    (34,133)         (199,976)          (197,261)

       During 1999, pursuant to an agreement in 1998, the Company acquired for cash an employee's stock options for $2,500, of which $1,000 and $1,500 has been recorded in expense in 1998 and 1999, respectively.

(13)   OTHER SUBSIDIARY MATTERS-

       (a) BOWIE--On September 2, 1998, the Company acquired the remaining 22.5% minority interest in Bowie for the purchase price of $11,500. This acquisition was accounted for as a purchase and gave the Company 100% ownership of Bowie.

       (b) EMPLOYEE BENEFITS MANAGEMENT, INC.--Employee Benefits Management, Inc. (EBMI), a subsidiary of the Company, has outstanding 1,000 shares of Class A stock (999 shares owned by the Company, one share owned by Enterprises) and 176 shares of Class B stock (not owned by the Company).

              All voting rights of EBMI are vested solely in the holders of the Class A Common Stock, except that the holders of the Class B Common Stock shall be entitled as a class to elect one of the six directors of EBMI. The Class B Shares can be put to EBMI after July 1, 2007 for the lesser of 15% of EBMI's net worth or $7,000. EBMI has the right to call the Class B Shares after January 1, 2008 for the lesser of 15.75% of EBMI's net worth or $7,350. As of December 31, 1999 and 2000, the redeemable common stock balance is $20 and $120, respectively.

       (c)    EMPLOYEE    CLAIMS     ADMINISTRATION,     LLC--Employee    Claims
              Administration, LLC (ECA), a subsidiary of the Company, has outstanding Class A and Class B Membership Interests,

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              representing 1,000 Class A and 205 Class B Participation Units. A total of 950 Class A Participation Units are owned by the Company, and 50 units are not. The Class B Participation Units are owned by several subsidiaries of the Company.

              All voting rights of ECA are vested solely in the holders of the Class A Participation Units, except that the holders of the Class B Participation Units shall be entitled as a class to elect one of the six directors of ECA. The Class B Participation Units can be put to ECA after July 1, 2007 for the lessor of 17% of ECA's net worth (as defined) or $1,500. ECA has the right to redeem the Class B Participation Units after January 1, 2008 for the lessor of 17.85% of ECA's net worth (as defined) or $1,575. As of December 31, 2000, the redeemable Participation Units balance is $0.

(14)   MAJOR CUSTOMERS

       The Company had coal mining sales to the following major customers that in any period equaled or exceeded 10% of revenues:


                                1998                     1999                             2000
                            --------------  ------------------------------- ---------------------------------
                                                            PERCENTAGE OF                     PERCENTAGE OF
                             PERCENTAGE     PERCENTAGE OF       TOTAL        PERCENTAGE OF        TOTAL
                              OF TOTAL      TOTAL REVENUES    RECEIVABLE    TOTAL REVENUES     RECEIVABLE
                              REVENUES                         BALANCE                           BALANCE
                            --------------  --------------- --------------- ---------------- ----------------

           Customer A            NA               13%              8%             13%              10%
           Customer B            12%              13%              6%             13%               6%
           Customer C            15%             -                -               10%              10%

(15)   WRITEDOWNS AND SPECIAL ITEMS-

       In connection with integrating operations, the Company has closed certain of its mines and is considering others for disposal. Accordingly, estimated non-recoverable assets were written off and estimated reclamation and closure costs were recorded. Such mine closure costs, as well as other unusual items, were as follows:


                                                         1998            1999            2000
                                                     --------------  -------------   -------------

Mine Closure:
   Asset impairment charge                           $      2,066    $   59,912      $      527
   Reclamation and closure charge                          14,400        10,000              -
Other:
   Charge for reduction to estimated disposal                -           15,000              -
     proceeds
   Terminated financing project costs                        -            2,744              -
   Debt restructuring costs (primarily                       -                -          11,152
     professional fees)
                                                     --------------  -------------   -------------
         Total                                       $     16,466    $   87,656      $   11,679
                                                     ==============  =============   =============

(16)   FAIR VALUE OF FINANCIAL INSTRUMENTS-

       The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. Given the Company's current liquidity status (see Notes 2 and 8), the fair value of the Company's Senior Notes,
       Subordinated Notes, Zeigler IRBs and Credit Facility could not be determined or estimated. However, the Company believes that such fair values as of December 31, 2000 are significantly less than book values. The book value of the Company's other debt instruments approximates fair value.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

(17)   RELATED PARTY TRANSACTIONS AND BALANCES-

       The Company has dealt with certain companies or individuals which are related parties either by having stockholders in common or because they are controlled by stockholders/officers of the Company or by relatives of stockholders/officers of the Company. In addition to related-party transactions and balances described elsewhere, the following related-party transactions and balances are summarized and approximated as follows below:


                                                     1998             1999              2000
                                                ---------------  ----------------  ---------------

Revenues, costs and expenses:
   Management fee income                        $        115     $        -        $        -
   Flight fee income                                     394               126                12
   Administrative and miscellaneous income              -                 -                   30
   Trucking expense                                   19,613            23,734            24,926
   Repair and maintenance and other mining            13,913            30,798            37,802
            cost
   Equipment rental cost                               5,897            11,902            11,351
   Administrative and miscellaneous expense              123             1,185             1,774

       The Company leases mining equipment and aircraft as well as constructs, repairs and sells equipment to related parties. The Company has employed related parties for trucking, consulting, equipment rental and repair and other administrative services.

(18)   DISPOSALS-

       In the ordinary course of business, the Company disposes of excess assets (equipment, land, mineral reserves, etc.) that are not needed in its business plans. The gain or loss on such disposals has generally and historically been insignificant. In connection with the purchase accounting for the acquisitions described in Note 4, the mineral reserve balance increased significantly to reflect the allocation of the fair value of net assets acquired. Consistent with industry practice (pre
       2000), the Company has not recorded goodwill in its purchase accounting for these acquisitions but included any such excess allocation amount in mineral reserves basis. Accordingly, the Company's basis in its mineral reserves ranges in amounts up to four dollars per ton.

       During  1999,  the  Company  entered  into  mineral   reserves   disposal
       transactions which resulted in a loss on disposal of $100,858.

       Through February 23, 2001, the Company has not committed to dispose of any assets at amounts less than book values. However, such disposal losses may occur in the future.

(19)   EVENTS (UNAUDITED)  SUBSEQUENT  TO THE DATE OF THE  INDEPENDENT  AUDITORS
       REPORT-

       a) SURETY BONDING REQUIREMENTS -- On October 15, 2001, the Supreme Court of the State of New York entered an order appointing the New York Superintendent of Insurance as supervisor to the rehabilitation of the Company's primary bonding organization, Frontier Insurance Company (Frontier). Frontier provided reclamation, workers' compensation and other miscellaneous bonds. As a result of the New York proceedings, all states in which the Company operates have required replacement of existing bonds with Frontier.

              In Colorado, all such reclamation bonds have been replaced.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              In Kentucky, the Kentucky Cabinet for Natural Resources and Environmental Protection (NREP) has granted the Company an extension to March 1, 2002 to replace existing Frontier reclamation bonds. The Company will post a $1,000 letter of credit with NREP (in addition to $6,800 letters of credit previously posted to replace certain bonds). Additionally, the Kentucky Department of Workers' Claims (DWC) has granted the Company an extension to March 1, 2002 to replace existing Frontier workers' compensation bonds. The Company will post letters of credit with the DWC of $2,000 by January 15, 2002; $3,000 by February 1, 2002 and an additional $3,000 by March 1, 2002.

              In West Virginia, the West Virginia Department of Environmental Protection has communicated to the Company a willingness to extend the replacement deadline to March 16, 2002.

              In Indiana,  the Indiana  Department of Natural Resources (Indiana
              DNR) has granted an extension to March 4, 2002 to replace existing reclamation bonds. The Company was required to post a $1,000 letter of credit with the Indiana DNR.

              In Illinois, the Illinois Department of Natural Resources (Illinois DNR) has granted an extension to March 15, 2002 to replace existing reclamation bonds. The Company was required to post a $1,000 letter of credit with the Illinois DNR. Additionally, the Office of Self-Insurance Administration of the Illinois Industrial Commission's Advisory Board (OSIA) has communicated to the Company to replace existing workers' compensation bonds by January 27, 2002.

              In Tennessee, the US Department of the Interior, Office of Surface Mining, Tennessee Division (OSM) has granted an extension to March 5, 2002 to replace existing reclamation bonds.

              The Company is working with new sureties to replace necessary reclamation bonds and workers' compensation and other miscellaneous bonds that may be required to be replaced will be secured with letters of credit, as beneficiaries require replacement. The ultimate outcome of this matter is uncertain, however a cessation in mining in any of the states that the Company operates would have a material adverse effect on the results of cash flows and financial position of the Company.

       b) LEGAL MATTERS -- On April 24, 2001, the U.S. Fourth Circuit Court of Appeals set aside U.S. District Judge Charles Haden's injunction (see Note 11c) and remanded the case to the District Court with instructions to dismiss the action without prejudice to the plaintiff's ability to pursue their claims in state court. The ultimate outcome of this matter is uncertain; however, the Company may experience a material adverse effect in the event of an unfavorable outcome.

              The Company is involved in three actions filed in Ohio state court, Ohio federal court and a Kentucky Circuit court related to the Company's coal supply contracts with American Electric Power and its affiliates (collectively "AEP"). AEP alleges that the Company breached certain agreements by refusing to ship coal as required under those agreements while diverting coal to the spot market. The Company alleges AEP materially breached the agreements by systematically under-reporting the weights and quality of coal shipments from the Company. The litigation is at its initial stage and no discovery has yet taken place. While the Company

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              expects to prevail on both its defenses and its affirmative claim, the ultimate outcome of the matter is uncertain.

       c) ACCOUNTING PRONOUNCEMENTS -- In September 2001, the staff of the Financial Accounting Standards Board cleared SFAS No. 133 Implementation Issue Number C16 (C16) which relates to scope exceptions in applying the normal purchases and normal sales exception under paragraph 10b to contracts that combine a forward contract and a purchased option contract. Prior to C16, the Company expected sold coal would be shipped to the customer for consumption, thus exempting such contracts from further consideration under SFAS No. 133 under the normal use exception in paragraph 10b. However, C16 states that the inclusion of a volume purchase option at an established price disqualifies the entire "compound derivative" contract from being eligible to qualify for the normal purchases and sales exception in 10b. Because of the embedded tonnage optionality in the forward sales contract, neither the option component nor the forward component of the coal supply contract is eligible to meet the 10b exception out of derivatives accounting. C16 is effective for the Company on April 1, 2002. At this date, any combined (forward and option) contracts would be reported at their fair value on the balance sheet with the offsetting entry recorded in current period earnings. The Company is assessing its volume purchase options embedded in its existing forward contracts and determining whether to seek to bifurcate the optionality out of those contracts or record such contracts at fair value with an offsetting entry to earnings. The net effect of adoption has not been determined but would be influenced by the market value of coal (both current and forward) and could be material.

              Effective June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Asset Retirement Obligation". SFAS No. 141 eliminates the pooling-of-interests method and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. It also requires intangible assets acquired in a business combination to be recognized separately from goodwill. SFAS No. 141 is expected to have no future impact on the Company's financial position or results of operations with respect to business combination transactions that have occurred prior to June 30, 2001. The primary impact to the Company will be in the allocation of the purchase price of any future business combinations to the fair value of net assets acquired, including goodwill and other intangible assets. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for upon their acquisition and afterwards. The Company is currently analyzing the impact of SFAS No. 142, which is required to be adopted January 1, 2002. The primary impact of SFAS No. 142 is that future goodwill and intangible assets with indefinite lives will no longer be amortized beginning in 2002. Instead of amortization, goodwill will be subject to an assessment for impairment by applying a fair-value-based test annually, and more frequently if circumstances indicate a possible impairment. If the carrying amount of goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company does not have recorded significant goodwill or intangible assets. Accordingly, these new accounting rules will not presently have a significant impact on the Company.

              SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. The adoption of SFAS No. 143 will affect the Company's recording of reclamation and closure obligations

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

              and disclosure requirements. Currently, the Company records the full (undiscounted) liability for end-of-mine reclamation obligations of all acquired mines in current dollars. Developed mines accrue at a rate per ton over its active life to the end-of-mine obligation. SFAS No. 143 will require the Company to cease the per-ton accrual approach and to discount the end-of-mine obligations to net present value. The future accretion of the obligation will be recorded to cost of operations. The Company is currently analyzing the impact of this statement, which is required to be adopted January 1, 2003.

              In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is required to be adopted January 1, 2002. SFAS 144 supercedes SFAS 121,
              "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS 121. The Company is currently analyzing the impact of SFAS 144.

              The AICPA has issued an exposure draft Statement of Position (SOP) titled "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment." This proposed SOP applies to all nongovernmental entities that acquire, construct or replace tangible property, plant, and equipment (PP&E) including lessors and lessees. A significant element of the SOP requires that entities use component accounting for PP&E to the extent future component replacement will be capitalized. At adoption, entities would have the option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. The proposed effective date of the SOP for the Company is January 1, 2003. The Company is currently analyzing the impact of this proposed SOP.

       d) DEBT DEFAULTS - As of September 30, 2001, the Company has missed scheduled principal and interest payments of $54,313 and $149,619 (excluding penalty interest of $8,950), respectively.

       e) OTHER SUBSIDIARY MATTERS - In October 2001, EBMI bought back all 176 shares of Class B common stock from Employers Risk Services, Inc. for $525. In January 2002, EBMI bought the one outstanding share of class A common stock not already held by the Company from Enterprises (see Note 13 b) thereby making EBMI a wholly owned subsidiary

              In January 2002, ECA purchased the 50 Class A Participation Units not already owned by ECA (see Note 13 c) thereby making ECA a wholly owned subsidiary.

       f) COMMON STOCK AND STOCK OPTIONS - In January 2002, all common shares except those held by Enterprises or already held by Larry Addington were transferred to Larry Addington. No consideration was given for the shares. Additionally, all outstanding stock options have been cancelled with no consideration to the option holders. No accounting entries were recorded as the value for the shares and options was considered negligible.

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------

(20)   Parent and Subsidiary Guarantees-

       The following tables summarize the financial position, operating results and cash flows for ARHI, Resources and its guarantor and non-guarantor subsidiaries regarding the Senior Notes and Subordinated Notes (Note 8c) as of December 31, 1999 and 2000 and September 30, 2000 and 2001 and for the three years in the period ended December 31, 2000 and for the nine months ended September 30, 2001. Each of the guarantor subsidiaries (except EBMI and ECA) is a wholly-owned subsidiary of Resources and each has fully and unconditionally guaranteed the Senior Notes and Subordinated Notes on a joint and several basis. Separate financial statements and other disclosures concerning Resources and the guarantor subsidiaries are not presented, because the Company has determined that they are not material to investors. Yankeetown Dock Corporation (60% owned by the Company) is the only non-guarantor subsidiary. Resources was organized in May 1998 and commenced operations in June 1998. ARHI was organized in July 1998.

AEI RESOURCES HOLDING, INC.

Nots to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
--------------------------------------------------------------------------------



                                                                 NON-WHOLLY
                            AEI                  WHOLLY-OWNED       OWNED        NON-
                         RESOURCES      AEI       GUARANTOR       GUARANTOR    GUARANTOR    COMBINING
                          HOLDING    RESOURCES   SUBSIDIARIES   SUBSIDIARIES  SUBSIDIARY  ADJUSTMENTS    TOTAL
                        ----------  ----------  -------------   ------------  ----------  -----------  ---------
DECEMBER 31, 1998:
OPERATING RESULTS
(1998):
Revenues                  $    --    $      --    $ 732,430      $    --       $   984     $    --     $ 733,414
Costs and expenses             --        10,905     703,884           962          906          --       716,657
                          --------   ----------   ---------     ----------     --------    -------     ---------
     Income (loss)
from operations                --       (10,905)     28,546          (962)          78          --        16,657
Interest and other
   income (expense)            --       (49,567)    (12,836)        1,024            --        833       (60,546)
                          --------   ----------   ---------     ----------     --------    -------     ---------
    Income (loss)
       before income
       taxes and
       extraordinary
       item                    --       (60,472)     15,710            62           78         833       (43,789)
Income tax provision
(benefit)                      --       (26,238)      5,768            25           36          --       (20,409)
                          --------   ----------   ---------     ----------     --------    -------     ---------
     Income (loss)
       before
       extraordinary
       item                    --       (34,234)      9,942            37           42         833       (23,380)
Extraordinary loss
   from debt
   extinguishment (net
   of tax benefit)             --        (9,772)       (424)           --           --          --       (10,196)
                          --------   ----------   ---------     ----------     --------    -------     ---------
        Net income
      (loss)              $    --    $  (44,006)  $   9,518      $     37      $    42     $   833     $ (33,576)
                          ========   ===========  =========     ==========     ========    =======     =========
CASH FLOWS (1998):
Cash flows from
   operating
   activities:
Net income (loss)         $    --    $  (44,006)  $   9,518      $     37      $    42     $   833     $ (33,576)
Total adjustments to
   reconcile net
   income (loss) to
   net cash provided
   by (used in)
   operating activities        --         2,547 (1) (18,385)          (37)          79         --        (15,796)
                          --------   ----------   ---------     ----------     --------    -------     ---------
Net cash provided by
   (used in) operating
   activities                  --       (41,459)     (8,867)            --         121         833       (49,372)
Net cash used in
   investing activities
                                --     (632,203)    (23,473)            --          --          --      (655,676)
Net cash provided by
   (used in) financing
   activities                  --       684,134     (20,906)            --         180         638       664,046
                          --------   ----------   ---------     ----------     --------    -------     ---------
Net increase
   (decrease) in cash
   and cash equivalents        --        10,472     (53,246)            --         301       1,471       (41,002)
Cash and cash
   equivalents,
   beginning of year           --            --      80,794             --       2,822          --        83,616
                          --------   ----------   ---------     ----------     --------    -------     ---------
Cash and cash
   equivalents, end of
   year                   $    --    $   10,472   $  27,548      $      --     $ 3,123     $ 1,471     $ 42,614
                          ========   ==========   =========      =========     =======     =======     ========

---------------
(1)

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
================================================================================

                                                          WHOLLY-        NON-WHOLLY
                                                           OWNED           OWNED         NON-
                        AEI RESOURCES       AEI          GUARANTOR        GUARANTOR    GUARANTOR    COMBINING
                           HOLDING       RESOURCES      SUBSIDIARIES    SUBSIDIARIES  SUBSIDIARY   ADJUSTMENTS     TOTAL
                         -----------    -----------     ------------    -------------  ----------  ------------   ----------
DECEMBER 31, 1999:
BALANCE SHEET:
Total current assets     $      --      $   158,074       $147,024        $10,896       $3,929       $(10,893)      $309,030
Properties, net                 --           11,931      1,971,105           --             74           --        1,983,110
Other assets                (291,849)       827,159        735,121        616,627          191     (1,787,790)        99,459
                         ------------   -----------     ----------       --------       ------    -----------     ----------
    Total assets           $(291,849)      $997,164     $2,853,250       $627,523       $4,194    $(1,798,683)    $2,391,599
                         ============   ===========     ==========       ========       ======    ===========     ==========
    Total current
      liabilities,
      including
      current portion
      of long-term
      debt and capital
      leases             $     --       $    38,879     $  322,903       $ 27,046       $  622    $   (11,951)    $  377,539
    Long-term debt and
      capital leases,
      less current
      portion                   --        1,115,089        353,253             --           --       (200,000)     1,268,342
    Other liabilities           --          135,265        914,430        602,052        2,447       (616,627)     1,037,567
                         ------------   -----------     ----------       --------       ------    -----------     ----------
         Total
         liabilities            --        1,289,233      1,590,586        629,098        3,109       (828,578)     2,683,448
Total shareholders'
   equity (deficit)         (291,849)      (292,069)     1,262,664         (1,575)       1,085       (970,105)      (291,849)
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Total liabilities and
   shareholders'
   equity (deficit)        $(291,849)   $   997,164     $2,853,250       $627,523       $4,194    $(1,798,683)    $2,391,599
                         ===========    ===========     ==========       ========       ======    ===========     ===========
OPERATING RESULTS
   (1999):
Revenues                 $      --      $      --       $1,329,042    $      --         $1,780    $      --       $1,330,822
Costs and expenses              --          106,707      1,249,768         27,822        1,526           --        1,385,823
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Income (loss) from
   operations                   --         (106,707)        79,274        (27,822)         254           --          (55,001)
Interest and other
   income (expense)             --         (220,108)       (68,914)        25,372          (20)        25,742       (237,928)
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Income (loss) before
  income taxes                  --         (326,815)        10,360         (2,450)         234         25,742       (292,929)
Income tax provision
  (benefit)                     --          (76,047)       (16,685)          (858)          80           --          (93,510)
                         ------------   -----------     ----------       --------       ------    -----------     ----------
    Net income (loss)    $      --      $  (250,768)    $   27,045       $ (1,592)      $  154    $    25,742     $ (199,419)
                         ============   ===========     ==========       ========       ======    ===========     ===========
CASH FLOWS (1999):
Cash flows from
   operating
   activities:
Net income (loss)        $      --        $(250,768)       $27,045        $(1,592)        $154        $25,742      $(199,419)
Total adjustments to
   reconcile net
   income (loss) to
   net cash used in
   operating activities         --          249,388         20,993          1,595          639         (1,803)       270,812
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Net cash provided by
   (used in) operating
   activities                   --           (1,380)        48,038              3          793         23,939         71,393
Net cash used in
   investing activities         --          (75,864)       (64,932)          --           --             --         (140,796)
Net cash provided by
   financing activities          220         66,672        (20,812)          --           (190)         1,876         47,766
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Net increase
   (decrease) in cash
   and cash equivalents          220        (10,572)       (37,706)             3          603         25,815        (21,637)
Cash and cash
   equivalents,
   beginning of  year           --           10,472         27,548           --          3,123          1,471         42,614
                         ------------   -----------     ----------       --------       ------    -----------     ----------
Cash and cash
   equivalents, end of
   year                  $       220    $      (100)    $  (10,158)      $      3       $3,726    $    27,286     $   20,977
                         ===========    ===========     ==========       ========       ======    ===========     ==========

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
================================================================================

                                                  WHOLLY-       NON-WHOLLY
                           AEI                     OWNED          OWNED              NON-
                        RESOURCES      AEI       GUARANTOR      GUARANTOR         GUARANTOR       COMBINING
                         HOLDING    RESOURCES   SUBSIDIARIES    SUBSIDIARIES      SUBSIDIARY     ADJUSTMENTS          TOTAL
                       -----------  ---------   ------------     -----------       ---------     ------------     ------------
DECEMBER 31, 2000:
BALANCE SHEET:
Total current
  assets              $       --   $  236,024    $    56,383     $    14,179       $   3,252     $     (14,175)   $    295,663
Properties, net               --       21,491      1,772,067              --              67                --       1,793,625
Other assets            (488,553)     613,712      1,172,975         644,398             151        (1,828,797)        113,886
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
    Total assets      $ (488,553)  $  871,227    $ 3,001,425     $   658,577       $   3,470     $  (1,842,972)   $  2,203,174
                      ==========   ==========    ===========     ===========       =========     =============    ============
Total current
   liabilities,
   including
   current
   portion of
   long-term debt
   and capital
   leases             $       --   $1,244,885    $   626,455     $    26,627       $      --     $    (228,393)   $  1,669,574
Long-term debt
   and capital
   leases, less
   current portion            --       38,806        (21,408)             --              --                --          17,398
Other liabilities             --       76,309        929,390         640,968           2,486          (644,398)      1,004,755
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
     Total
     liabilities              --    1,360,000      1,534,437         667,595           2,486          (872,791)      2,691,727
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
Total
   shareholders'
   equity
   (deficit)            (488,553)    (488,773)     1,466,988          (9,018)            984          (970,181)       (488,553)
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
Total liabilities
   and
   shareholders'
   equity
   (deficit)          $ (488,553)  $  871,227    $ 3,001,425     $   658,577        $  3,470     $  (1,842,972)   $  2,203,174
                      ==========   ==========    ===========     ===========        ========     =============    ============
OPERATING RESULTS
(2000):
Revenues              $       --   $       --     $1,337,967     $        --        $    673     $          --    $  1,338,640
Costs and expenses            --       37,944      1,353,315           38,061             813                --       1,430,133
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
Income (loss)
     from
     operations               --      (37,944)       (15,348)        (38,061)           (140)               --         (91,493)
Interest and
     other income
     (expense)                --     (156,197)       (57,781)         26,765              (2)           28,906        (158,309)
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
Income (loss)
     before income
     taxes                     -     (194,141)       (73,129)        (11,296)           (142)           28,906        (249,802)
Income tax
     provision
(benefit)                      -      (34,980)       (14,123)         (3,953)            (42)               --         (53,098)
                      ----------   ----------    -----------     -----------       ---------     -------------    ------------
     Net income
     (loss)           $        -   $ (159,161)   $   (59,006)    $    (7,343)      $    (100)    $      28,906    $   (196,704)
                      ==========   ==========    ===========     ===========       =========     =============    ============

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 September 30, 2001 (Unaudited)
(Dollars in thousands)
===============================================================================

CASH FLOWS (2000):
Cash flows from
   operating
   activities:
Net income (loss)             $     --         $(159,161)    $  (59,006)      $ (7,343)     $   (100)    $  28,906    $ (196,704)
Total adjustments to
   reconcile net
   income (loss) to
   net cash used in
   operating
   activities                       --           169,178         78,867          7,344           (28)      (16,143)      239,218
                              --------         ---------     ----------       --------      ---------    ---------    -----------
Net cash provided by
   (used in)
   operating
   activities                       --            10,017         19,861              1          (128)       12,763        42,514
Net cash used in
   investing
   activities                       --            (1,152)       (41,654)            --             --           --       (42,806)
Net cash provided by
   financing
   activities                       --            47,977        (13,920)            --             --           21        34,078
                              --------         ---------     ----------       --------      ---------    ---------    -----------
Net increase
   (decrease) in
   cash and cash
   equivalents                      --            56,842        (35,713)             1          (128)       12,784        33,786
Cash and cash
   equivalents,
   beginning of year                220             (100)       (10,158)             3          3,726       27,286        20,977
                              --------         ---------     ----------       --------      ---------    ---------    -----------
Cash and cash
   equivalents, end
   of year                      $   220        $  56,742     $  (45,871)       $     4       $  3,598     $ 40,070    $   54,763
                                =======        =========     ===========       =======       ========     ========    ===========

AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 and September 30, 2001 (Unaudited)
(Dollars in thousands)
================================================================================



                               AEI                         WHOLLY-      NON-WHOLLY
                             RESOURCES                      OWNED         OWNED              NON-
                             HOLDING,                     GUARANTOR     GUARANTOR          GUARANTOR   COMBINING
                              INC.        RESOURCES       SUBSIDIARIES  SUBSIDIARIES       SUBSIDIARY  ADJUSTMENTS      TOTAL
                            ---------    -----------     -----------    -----------       -----------  ----------    ----------
SEPTEMBER 30, 2000
OPERATING RESULTS
(UNAUDITED)
Revenues                    $      --     $      --       $1,019,393    $      --             $507    $      --      $1,019,900
Costs and expenses                 --          29,469      1,006,325         24,876            611           --       1,061,281
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
    Income (loss) from
operations                         --         (29,469)        13,068        (24,876)          (104)          --         (41,381)
Interest and other
income (expense)                   --        (108,074)       (45,083)        20,057             (2)       21,579      (111,523)
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
    Income (loss)
      before income
      taxes                        --        (137,543)       (32,015)        (4,819)          (106)       21,579       (152,904)
Income tax provision
(benefit)                          --         (30,950)         (812)         (1,687)           (33)          --         (33,482)
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
    Net income (loss)       $      --       $(106,593)      $(31,203)       $(3,132)          $(73)      $21,579      $(119,422)
                            =========    ============    ==========     ===========      =========   ===========     ==========
CASH FLOWS (UNAUDITED):
Cash flows from
 operating activities:
Net income (loss)           $      --       $(106,593)      $(31,203)       $(3,132)          $(73)      $21,579      $(119,422)
Total adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used
   in) operating
   activities                      --         108,980         22,778          3,135            (35)          --         134,858
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
Net cash provided from
   (used in) operating
   activities                      --           2,387         (8,425)             3           (108)       21,579         15,436
Net cash used in
   investing activities            --          (1,035)       (22,237)          --             --             --         (23,272)
Net cash provided by
   (used in) financing
   activities                      --          35,736        (11,843)          --             --              21         23,914
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
Net increase (decrease)
   in cash and cash
   equivalents                     --          37,088        (42,505)             3           (108)       21,600         16,078
Cash and cash
   equivalents,
   beginning of period            220            (100)       (11,961)             3          3,726        29,089         20,977
                            ---------    ------------    -----------    -----------      ---------    ----------     ----------
Cash and cash
   equivalents, end of
   period                   $     220    $     36,988     $  (54,466)   $         6      $   3,618   $    50,689     $   37,055
                            =========    ============    ===========    ===========      =========   ===========     ==========


AEI RESOURCES HOLDING, INC.

Notes to Consolidated Financial Statements
December 31, 1998, 1999 and 2000 September 30, 2001 (Unaudited)
(Dollars in thousands)
===============================================================================

                                                            WHOLLY-        NON-WHOLLY
                                AEI                          OWNED            OWNED        NON-
                             RESOURCES                     GUARANTOR        GUARANTOR    GUARANTOR     COMBINING
                           HOLDINGS, INC.    RESOURCES    SUBSIDIARIES    SUBSIDIARIES  SUBSIDIARY     ADJUSTMENTS        TOTAL
                          --------------    ---------     -------------    ---------    ----------     -------------   ------------
SEPTEMBER 30, 2001
BALANCE SHEET
(UNAUDITED0
Total current assets       $      --         $165,019       $322,589        $14,357    $      --        $(173,581)      $328,384
Properties, net                   --           17,381      1,630,531           --             --             --        1,647,912
Other assets                 (650,303)        625,967      1,976,247        663,062           --       (2,495,380)       119,593
                           -----------       --------     ----------       --------   ----------      -----------     ----------
    Total assets           $ (650,303)       $808,367     $3,929,367       $677,419    $      --      $(2,668,961)    $2,095,889
                           ===========       ========     ==========       ========   ==========      ===========     ==========
Total current
  liabilities
  including current
  portion of
  long-term debt and
  capital leases           $      --       $1,334,616     $ 784,580        $ 29,564    $      --      $   (396,660)   $1,752,100
Long-Term debt and
   capital leases,
   less current
   Portion                        --           50,154        440,323           --             --         (484,426)         6,051
Other liabilities                 --           74,120      1,083,760        661,326           --         (831,165)       988,041
                           ------------     ---------     ----------       --------   ----------      ------------     ---------
    Total liabilities             --        1,458,890      2,308,663        690,890           --       (1,712,251)     2,746,192
                           ------------     ---------     ----------       --------   ----------     -------------     ---------
Total Stockholders'
equity (deficit)           $   (650,303)     (650,523)     1,620,704        (13,471)          --         (956,710)      (650,303)
                           ------------     ---------     ----------       --------   ----------     -------------    ----------
Total liabilities
   and stockholders'
   equity (deficit)        $   (650,303)    $ 808,367     $3,929,367       $677,419  $       --      $ (2,668,961)    $2,095,889
                           ------------     ---------     ----------       --------   ----------     -------------    ----------
OPERATING RESULTS
(UNAUDITED):
Revenues                   $         --     $     739     $1,078,258       $     --  $       275    $        --       $1,079,272
Costs and expenses                   --        28,348      1,052,031         32,034          370             --        1,112,783
                           --------------   ---------     ----------       --------  -----------    --------------    -------------
    Income (loss)
from operations                      --       (27,609)        26,227        (32,034)         (95)            --          (33,511)
Interest and other
income (expense)                     --      (136,544)       (38,795)        25,232          (13)        21,398         (128,722)
                           --------------   ----------    ----------       --------  ------------   --------------    -------------
    Income (loss)
      before income
      taxes                          --      (164,153)       (12,568)        (6,802)        (108)        21,398         (162,233)
Income tax provision
(benefit)                            --          (443)         2,343         (2,349)         (34)            --             (483)
                           --------------   ----------    ----------       --------  ------------   --------------    -------------
    Net income (loss)$               --     $(163,710)      $(14,911)      $ (4,453) $       (74)   $    21,398       $ (161,750)

CASH FLOWS
(UNAUDITED):
Cash flows from
 operating activities:
Net income (loss)          $         --     $(163,710)      $(14,911)      $ (4,453) $       (74)   $    21,398       $ (161,750)
Total adjustments to
   reconcile net
   income (loss) to
   net cash provided
   by (used in)
   operating
   activities                        --       218,693         74,995          4,456       (3,524)       (21,398)         273,222
                           -------------    ---------     ----------       --------  ------------   -----------       ----------
Net cash provided
   from (used in)
   operating
   activities                        --        54,983         60,084              3       (3,598)           --           111,472
Net cash used in
investing activities                 --       (14,830)       (48,998)            --           --            --           (63,828)
Net cash provided by
   (used in)
   financing
   activities                        --       (29,050)        (9,149)            --           --            --           (38,199)
                           --------------   ----------    ----------       --------  -----------    -----------       -----------
Net increase
   (decrease) in
   cash and cash
   equivalents                       --        11,103          1,937              3       (3,598)           --             9,445
Cash and cash
   equivalents,
   beginning of
   period                            220       56,742        (45,871)             4        3,598         40,070           54,763
Cash and cash              --------------   ---------     ----------       --------  -----------    -----------        ---------
   equivalents, end
   of period               $         220    $  67,845     $  (43,934)      $      7  $        --    $    40,070       $   64,208
                           ==============   =========     ==========       ========  ===========    ===========       ==========

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)



                                                                           DECEMBER 31,              JUNE 30,
                                                                   ------------------------------  -----------
                                                                      1996             1997           1998
                                                                   -------------   -------------  ------------
                                                                                                   (UNAUDITED)
 ASSETS
 CURRENT ASSETS:
      Cash and equivalents......................................  $     108,321    $    103,254    $     15,027
      Receivables:
          Trade accounts receivable (net of allowances of
          $2,840, $1,891 and $2,064) ... ........................        51,122          72,533          55,528
          Other receivables.....................................          3,974           3,677           3,589
                                                                   -------------  -------------     -----------
               Total receivables, net...........................         55,096          76,210          59,117
                                                                   -------------  -------------     -----------

      Inventories:
          Coal finished goods...................................         12,525           9,287           9,660
          Coal work in process..................................          8,744          12,932          15,162
          Mine supplies.........................................         20,093          18,937          18,145
                                                                   -------------  -------------     -----------
               Total inventories................................         41,362          41,156          42,967
      Deferred income taxes (Note 3)............................          9,747           9,583           9,513
      Other current assets......................................          3,426           3,541           5,333
                                                                   -------------  -------------     -----------
               Total current assets.............................        217,952         233,744         131,957
                                                                   -------------  -------------     -----------

 PROPERTY, PLANT AND EQUIPMENT:
      Land and mineral rights...................................        674,583         679,995         676,036
      Prepaid royalties.........................................         21,705          20,173          20,267
      Plant and equipment.......................................        493,962         540,566         576,155
                                                                   -------------  -------------     -----------
               Total at cost....................................      1,190,250       1,240,734       1,272,458
      Less--Accumulated depreciation, depletion and amortization.      (371,380)       (412,528)       (433,783)
                                                                   -------------  -------------     -----------

               Property, plant and equipment, net...............        818,870         828,206         838,675
                                                                   -------------  -------------     -----------

 OTHER ASSETS:
      Prepaid pension expense (Note 6)..........................          7,056           4,836           3,857
      Deferred financing costs, net.............................          1,835           2,329           1,194
      Other long-term assets....................................          4,912           8,289           9,217
                                                                   -------------  -------------     -----------
               Total other assets...............................         13,803          15,454          14,268
 TOTAL ASSETS...................................................  -------------    ------------    ------------
                                                                     $1,050,625    $ 1,077,404     $    984,900
                                                                  =============   =============    ============


                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)



                                                                                DECEMBER 31,
                                                                        ------------------------------   JUNE 30,
                                                                           1996             1997           1998
                                                                        ------------   -------------   -----------
                                                                                                         (UNAUDITED)
    LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES:
         Current maturities of long-term debt (Note 4).................  $      --      $   68,342    $     --
         Accounts payable-trade........................................      38,895         64,970      48,366
         Other taxes payable...........................................      22,057         22,527      20,249
         Accrued payroll and related benefits..........................      23,807         20,103      18,488
         Other accrued expenses (Note 6)...............................      48,263         35,598      32,714
                                                                          ---------      ---------    --------
                  Total current liabilities............................     133,022        211,540     119,817
    LONG-TERM DEBT (Notes 4 and 5).....................................     344,770        275,800     255,800
    ACCRUED POSTRETIREMENT BENEFIT
         OBLIGATIONS (Note 7)..........................................     245,385        253,700     257,893
    ACCRUED PNEUMOCONIOSIS BENEFITS (Note 8)...........................      46,256         36,156      35,294
    ACCRUED MINE CLOSING COSTS (Note 10)...............................      75,663         55,957      54,978
    DEFERRED INCOME TAXES (Note 3).....................................      13,033         20,527      21,629
    OTHER LONG-TERM LIABILITIES:
         Accrued workers' compensation.................................      36,617         29,459      27,766
         Accrued postemployment benefits...............................      18,095         14,619      14,408
         Other.........................................................       5,178          1,906       2,637
                                                                          ---------      ---------    --------
                  Total other long-term liabilities....................      59,890         45,984      44,811
                                                                          ---------      ---------    --------
    COMMITMENTS AND CONTINGENCIES (Notes 15 and 16)
                  Total liabilities....................................     918,019        899,664     790,222
                                                                          ---------      ---------    --------
    SHAREHOLDERS' EQUITY:
         Preferred stock (Note 12).....................................          --             --          --
         Common stock--$0.01 par value per share--50,000
               shares authorized;  28,377 issued and outstanding as
               of  December  31,  1996,  28,441  shares  issued and
               28,197 shares  outstanding  as of December 31, 1997,
               and  28,467   shares   issued   and  28,223   shares
               outstanding as of June 30, 1998........................          284            284         285
        Capital in excess of par value.................................      72,191         73,120      73,458
        Retained earnings (Note 4).....................................      60,131        110,284     126,883
                                                                           ---------      ---------    --------
                                                                            132,606        183,688     200,626
        Less cost of common stock in treasury--no shares at December 31,
          1996, 244 shares at December 31, 1997 and June 30, 1998......          --         (5,948)     (5,948)
                                                                           ---------      ---------    --------
                  Total shareholders' equity...........................     132,606        177,740     194,678
                                                                           ---------      ---------    --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................  $1,050,625     $1,077,404    $984,900
                                                                         ==========     ==========    =========

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                         ------------------------------      --------------------------
                                                         1995         1996        1997          1997         1998
                                                        ------       ------      ------      ------------   ----------
                                                                                                  (UNAUDITED)
   REVENUES:
        Coal sales (Notes 13 and 16)................     $754,975    $698,523     $603,553      $293,843    $298,590
        Energy trading revenues.....................           --          --      166,474        37,878      74,709
        Other revenues..............................       28,128      33,101       30,729        16,334      15,299
                                                         --------    --------     --------      --------    --------
            Total revenues..........................      783,103     731,624      800,756       348,055     388,598
                                                         --------    --------     --------      --------    --------
   COSTS AND EXPENSES:
        Cost of coal sales..........................      686,232     613,166      503,946       246,258     259,991
        Energy trading costs........................           --          --      173,230        39,558      76,851
        Selling, general and administrative
           expenses.................................       20,740      21,271       16,017        10,159       6,057
        Other costs and expenses....................       18,487      22,514       29,823        15,321      11,387
        Gain on curtailment of postretirement
           benefits (Note 7)........................           --     (16,295)          --            --          --
        Reduction in accrued pneumoconiosis
           benefits (Note 8)........................      (23,299)         --       (8,244)       (5,725)         --
        Provision for asset impairments and
           accelerated mine closings (Note 10)......      114,662          --           --            --          --
                                                         --------    --------     --------      --------    --------
            Total costs and expenses................      816,822     640,656      714,772       305,571     354,286
                                                         --------    --------     --------      --------    --------
   OTHER INCOME:
        Proceeds from contract settlement...........       45,500          --           --            --          --
        Distribution of funds in reciprocal
           insurance association....................           --          --           --            --       3,766
                                                         --------    --------     --------      --------    --------
   OPERATING EARNINGS...............................       11,781      90,968       85,984        42,484      38,078
   NET INTEREST EXPENSE.............................       27,478      21,704       16,997         8,637       5,763
                                                         --------    --------     --------      --------    --------
   EARNINGS (LOSS) BEFORE INCOME
       TAXES AND EXTRAORDINARY ITEM.................      (15,697)     69,264       68,987        33,847      32,315
   INCOME TAXES (BENEFIT) (Note 3)..................       (4,484)     11,300       10,348         6,090       4,847
                                                         --------    --------     --------      --------    --------
   EARNINGS (LOSS) BEFORE
       EXTRAORDINARY ITEM...........................      (11,213)     57,964       58,639        27,757      27,468
   EXTRAORDINARY ITEM...............................           --          --           --            --      (6,637)
                                                         --------    --------     --------      --------    --------
   NET EARNINGS (LOSS)..............................    $ (11,213)    $57,964      $58,639       $27,757     $20,831
                                                        ==========   ========     ========      ========    ========
   WEIGHTED AVERAGE SHARES
       OUTSTANDING:
        Basic.......................................       28,356      28,362       28,261        28,342      28,207
        Diluted.....................................       28,356      28,483       28,646        28,795      28,365


                 See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)



                                                              YEAR ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                                     -------------------------------------- ---------------------------
                                                         1995           1996          1997         1997         1998
                                                     ---------      -----------   -----------   ---------     ---------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
   Net earnings (loss)..........................     $  (11,213)   $   57,964    $   58,639    $   27,757     $  20,831
                                                    -----------    ----------    ----------    ----------     ---------
   Adjustments for differences between net
      earnings (loss) and cash flows from
     operating activities:
     Extraordinary item.........................              --            --            --           --        1,045
     Depreciation, depletion and other                    68,576        60,134        57,912       28,764       32,384
     amortization ..............................
     Amortization of deferred financing costs ..             838           838           790          420          100
     Postretirement benefits ...................           3,318      (10,454)         8,315        3,110        4,193
     Gain on sales of property, plant and                (1,462)       (5,062)       (5,066)      (2,760)      (1,575)
     equipment .................................
     Prepaid pension costs......................           2,943         2,499         2,220        1,784          979
     Pneumoconiosis benefits....................        (23,754)       (3,168)      (10,100)      (7,106)        (862)
     Postemployment benefits....................           3,485           811       (3,476)          (4)        (211)
     Workers' compensation .....................           8,905         5,851       (7,158)      (2,510)      (1,693)
     Mine closing costs.........................         (9,654)       (6,539)      (17,810)     (10,154)        (979)
     Provision for asset impairments and
       accelerated mine closings................         114,662            --            --           --           --
     Stock appreciation units...................           2,492      (10,172)       (4,195)      (3,494)        (142)
     Deferred income taxes......................        (16,984)        13,885         7,658        4,006        1,172
     Other noncash items........................         (1,489)       (4,892)       (5,143)      (3,783)      (1,403)
     Changes in working capital components:
       (Increase) decrease in receivables.......          15,502        16,660      (21,164)     (16,539)       17,093
       (Increase) decrease in inventories.......           7,809         8,584            71      (4,872)      (1,811)
       (Increase) decrease in other current assets         2,353         (441)         (117)      (2,754)      (1.792)
       Increase (decrease) in accounts                   (7,365)       (7,292)        26,075       11,092     (16,604)
       payable-trade............................
       Increase (decrease) in deferred revenue..              --         3,746         7,455      (2,481)      (5,047)
       Increase (decrease) in accrued expenses and
         other current liabilities..............           1,323         8,922      (15,145)      (2,400)      (1,591)
                                                    ------------    ----------    ----------    ----------    ---------
       (Increase) decrease in working capital...          19,622        30,179       (2,825)     (17,954)      (9,752)
                                                    ------------    ----------    ----------    ----------    ---------
       Total adjustments to net earnings (loss).         171,498        73,910        21,122      (9,681)       23,256
                                                    ------------    ----------    ----------    ----------    ---------
       Net cash provided by operating activities         160,285       131,874        79,761       18,076       44,087
                                                    ------------    ----------    ----------    ----------    ---------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment....        (56,334)      (31,427)      (74,426)     (20,606)     (45,630)
  Cash paid for sale of Indiana assets..........              --       (7,000)       (4,000)      (4,000)           --
  Proceeds from sales of property, plant and
      equipment ................................          4,545         7,890         7,745        5,327        5,548
                                                    ------------    ----------    ----------    ----------    ---------
  Net cash used in investing activities.........        (51,789)      (30,537)      (70,681)     (19,279)     (40,082)
                                                    ------------    ----------    ----------    ----------    ---------
FINANCING ACTIVITIES:
  Proceeds from debt refinancing................              --            --       145,800           --           --
  Net repayments of long-term debt..............       (105,288)            --     (146,428)        (628)    (198,342)
  Net borrowings under credit agreement ........              --            --            --           --      110,000
  Proceeds from common stock issued under stock               --           247           929          482          339
  option plan...................................
  Payment of dividends..........................         (5,672)       (6,382)       (8,484)      (4,258)      (4,229)
  Purchase of treasury stock....................              --            --       (5,998)      (5,998)           --
  Sale of treasury stock........................              --            --            34           34           --
                                                    ------------    ----------    ----------    ----------    ---------
       Net cash used in financing activities ...       (110,960)       (6,135)      (14,147)     (10,368)     (92,232)
                                                    ------------    ----------    ----------    ----------    ---------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.         (2,464)        95,202       (5,067)     (11,571)     (88,227)
  CASH AND EQUIVALENTS, BEGINNING...............          15,583        13,119       108,321      108,321      103,254
                                                    ------------    ----------    ----------    ----------    ---------
  CASH AND EQUIVALENTS, ENDING .................     $    13,119    $  108,321    $  103,254   $   96,750     $ 15,027
                                                    ============    ==========    ==========   ==========     =========

SUPPLEMENTAL--DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during period for:.......
     Interest, net of amount capitalized .......     $    27,372    $   22,804    $   16,085    $   8,142        6,670
     Income taxes, net of refunds ..............          10,549       (2,997)         5,231        4,900          208



                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                           CAPITAL                               TOTAL
                                                                           IN EXCESS                             SHARE-
                                                                 COMMON     OF PAR      RETAINED    TREASURY   HOLDERS'
                                                                  STOCK      VALUE      EARNINGS      STOCK      EQUITY
                                                               ---------   ---------   ----------    --------  ----------
BALANCE, JANUARY 1, 1995                                           $283     $71,945     $ 26,143       $ --    $ 98,371
  Net loss..............................................             --          --      (11,213)        --     (11,213)
  Cash dividends declared ($.20 per share)..............             --          --       (5,672)        --      (5,672)
                                                               ---------    -------    ----------    --------  ---------
BALANCE, DECEMBER 31, 1995..............................            283      71,945        9,258         --      81,486
  Issuance of 22 shares of common stock under stock
     option plan (Note 9)...............................              1         246           --         --         247
  Net income............................................             --          --       57,964         --      57,964
Cash dividends declared ($.25 per share)................             --          --       (7,091)        --      (7,091)
                                                               ---------    -------    ----------    --------  ---------
BALANCE, DECEMBER 31, 1996..............................            284      72,191       60,131         --     132,606
  Issuance of 66 shares of common stock under stock
     option plan (Note 9)...............................             --         929            -         --         929
  Purchase of 246 shares of common stock................             --          --            -      (5,998)    (5,998)
  Issuance of 2 shares of treasury stock at less than cost           --          --          (16)         50         34
  Net income............................................             --          --       58,639         --      58,639
  Cash dividends declared ($.30 per share)..............             --          --       (8,470)        --      (8,470)
                                                               ---------    -------    ----------    --------  ---------
BALANCE, DECEMBER 31, 1997..............................            284      73,120      110,284      (5,948)   177,740
                                                               ---------    -------    ----------    --------  ---------
  Issuance of 26 shares of common stock under stock.....
     option plan (unaudited)............................              1         338           --         --         339
  Net income (unaudited)................................             --          --       20,831         --      20,831
  Cash dividends declared ($.15 per share)
     (unaudited)........................................             --          --       (4,232)        --      (4,232)
                                                               ---------    -------    ----------    --------  ---------
BALANCE, JUNE 30, 1998 (unaudited)......................           $285     $73,458     $126,883     $(5,948)  $194,678
                                                               =========    =======    ==========    ========  =========


                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Zeigler Coal Holding Company and Subsidiaries (Zeigler or the "Company"), all of which are wholly-owned. All material intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION--The interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH AND EQUIVALENTS--Cash and equivalents include cash on deposit and highly liquid investments with a maturity of three months or less.

INVENTORIES--Coal inventory is valued using the average cost method and is stated at the lower of cost or market. Coal inventory costs include labor, equipment costs and operating overhead. Coal work in process includes partially uncovered coal and unprocessed coal. Mine supply inventory is valued using the average cost method and is stated at the lower of cost or market.

PROPERTY, PLANT AND EQUIPMENT--Additions and betterments are capitalized at cost. Maintenance and repair costs are expensed as incurred. Depreciation of plant and equipment is computed principally by the straight-line method over the expected useful lives of the assets.

Mine development costs and the net amount of associated interest cost are capitalized. Exploration costs are expensed as incurred. Depletion of mineral rights and capitalized mine development costs is provided on the basis of tonnage mined in relation to total estimated recoverable tonnage.

Zeigler pays royalties to certain landowners and holders of mineral interests for the rights to perform certain mining activities. Amounts advanced to landowners, which are recoupable against future production, are capitalized; as the coal is mined, these prepayments are offset against earned royalties and included in the cost of coal sales.

DEFERRED FINANCING COSTS--The costs of issuing and restructuring long-term debt are capitalized and amortized using the effective interest method over the tern of the related debt.

                See notes to consolidated financial statements.

INCOME TAXES--Zeigler accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING.FOR INCOME TAXES. Under SFAS No. 109, deferred taxes are established for the temporary differences between the financial reporting basis and the tax basis of Zeigler's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.



                See notes to consolidated finanical statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--As prescribed by SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, Zeigler accrues, based on annual independent actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, primarily medical benefits, during an employee's actual working career until vested.

PNEUMOCONIOSIS BENEFITS--Certain Zeigler subsidiaries are liable under the Federal Black Lung Benefits Act of 1972, as amended, to pay pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents for claims filed after June 30, 1973. These subsidiaries are also liable under certain state statutes for black lung claims. Zeigler acts as self-insurer for most federal and state black lung benefits. The remaining portion of black lung claims are covered by state insurance funds into which Zeigler pays premiums.

The accrual for self-insured pneumoconiosis benefits is adjusted to equal the present value of future claim payments, determined as of the beginning of the year, based on outside actuarial valuations performed annually.

POSTEMPLOYMENT BENEFITS--Zeigler provides certain postemployment benefits, primarily long-term disability and medical benefits, to former and inactive employees and their dependents during the time period following employment but before retirement. The Company accrues the discounted present value of expected future benefits, determined as of the beginning of the year, based on annual outside actuarial valuations.

RECLAMATION AND MINE CLOSING COSTS--Zeigler provides for the estimated costs of future mine closings over the expected lives of active mines. Those costs relate to sealing portals at deep mines and to reclaiming the final pit and support acreage at surface mines. Other costs common to both types of mining are related to removing or covering refuse piles and slurry (or settling) ponds and dismantling preparation plants and other facilities. The REGULAR PROVISION for future mine closing costs is calculated under the units-of-production method based on a per ton charge determined by dividing estimated unrecorded closing costs by estimated remaining recoverable tons. These estimates are updated annually and the accrual rate is adjusted on a prospective basis accordingly. The cost of restoring land and water resources affected by normal ongoing surface mining operations is expensed as incurred.

ASSET IMPAIRMENTS AND ACCELERATED MINE CLOSING ACCRUALS--In certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs, and it is determined that the mine's underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. Also, to the extent that it is determined that asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. The Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, in 1995. SFAS No. 121 expanded the Company's criteria for loss recognition, and provides methods for both determining when an impairment has occurred and for measuring the amount of the impairment. SFAS No. 121 requires that projected future cash flows from use and disposition of all the Company's assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized.

REVENUE RECOGNITION--Coal sales are recognized at contract prices at the time title transfers to the customer. Coal sales are reduced and an allowance is established for pricing disputes. Revenue at the import/export terminals is recognized at the time of throughput.

                See notes to consolidated financial statements.

ENERGY TRADING REVENUES AND COSTS--Energy trading revenues and costs represent revenues and costs derived from the trading of power and gas forward and future contracts and options. These forward and future contracts and options are marked-to-market with gains and losses recognized currently. Revenue and cost on forward and future contracts is recognized on settlement date.


                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

OTHER REVENUES, COSTS AND EXPENSES--Other revenues represent amounts primarily related to the terminals, coal leases to third parties, farming, timber, gains on sales of surplus assets, and oil and gas royalties. Costs and expenses related to other revenues and those related to Zeigler's clean coal plant are included in other costs and expenses.

STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which required adoption in 1996. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but are required to disclose in a note to the financial statements pro forma net income and earnings per share as if the Company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has elected to continue to account for such transactions under APB No. 25.

RECLASSIFICATIONS--Certain amounts in the 1995, 1996, and 1997 financial statements and notes have been reclassified to conform with the 1998 presentation.

2.       DESCRIPTION OF BUSINESS

Zeigler is engaged principally in the mining of coal for sale primarily to electric utilities in the United States. In addition, during 1997, the Company began power and gas trading through its new energy trading and marketing subsidiary, EnerZ Corporation.

3.       INCOME TAXES

Income tax expense (benefit) is comprised of the following:

                                               YEAR ENDED DECEMBER 31,
                                      -------------------------------------
                                         1995           1996         1997
                                      ---------      -----------   --------
Current:
     Federal.....................      $ 10,521      $ (2,179)     $ 2,228
     State.......................         1,979          (408)         462
Deferred:
     Federal.....................       (14,862)       12,151        6,701
     State.......................        (2,122)        1,736          957
                                       ---------      -------      -------
         Total...................      $ (4,484)      $11,300      $10,348
                                       =========      =======      =======

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 35% to earnings before income taxes due to the following:



                                                        YEAR ENDED DECEMBER 31,
                                                   ---------------------------------
                                                     1995          1996        1997
                                                   ---------     -------     -------
Computed tax at federal statutory rate............. $ (5,494)    $24,246     $24,145
State tax--net of federal benefits.................   (4,758)      2,162       2,242
Percentage depletion...............................  (10,469)     (8,164)     (8,893)
Change in valuation allowance......................   14,113      (8,889)    (10,542)
Other--net.........................................    2,124       1,945       3,396
                                                    --------     -------    ---------
Income tax expense (benefit) provided.............. $ (4,484)    $11,300    $ 10,348
                                                    ========     =======    =========

The components of the net deferred tax liability are as follows:


                                                                                                   DECEMBER 31,
                                                                                                -------------------
                                                                                                 1996        1997
                                                                                                --------    --------
   Deferred tax liabilities related to:
         Property and equipment........................................................         $127,798    $143,366
         Land and mineral rights.......................................................           31,666      32,659
         Other.........................................................................           11,592       8,772
                                                                                                 -------    --------
             Total deferred tax liability..............................................          171,056     184,797
                                                                                                 -------    --------
         Deferred tax assets related to:
         Accrued mine closing costs....................................................           23,730      22,383
         Accrued pneumoconiosis benefits...............................................           18,344      14,462
         Accrued workers' compensation costs...........................................           14,647      11,784
         Accrued postretirement benefits...............................................           98,154     101,480
         Other.........................................................................           21,812      20,727
         Alternative minimum tax credit carryforwards..................................           32,419      33,811
                                                                                                --------    --------
             Total deferred tax asset before valuation allowance.......................          209,106     204,647
             Less--Valuation allowance..................................................         (41,336)    (30,794)
                                                                                                ---------   ---------
             Total deferred tax asset..................................................          167,770     173,853
    Net deferred tax liability.........................................................         $ (3,286)  $ (10,944)
                                                                                                ---------   ---------
    Shown as:
         Current deferred tax asset....................................................          $ 9,747     $ 9,583
         Noncurrent deferred tax liability.............................................          (13,033)    (20,527)


Zeigler also has an AMT credit carryforward of $32,419 and $33,811 at December 31, 1996 and 1997, respectively, available to be used in future periods. Although management believes that it is unlikely to realize all of its AMT credit carryforward under existing law and company structure, AMT credit carryforward is recognized to reduce the deferred tax liability from the amount of regular tax on temporary differences to the amount of tentative minimum tax on AMT temporary differences.

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

4.       LONG-TERM DEBT

Long-term debt consists of the following:

                                                     DECEMBER 31,
                                              ------------------------
                                                   1996         1997
                                              -----------   ----------
8.61% senior secured notes...................  $ 198,970    $ 198,342
Industrial revenue bonds.....................    145,800      145,800
                                              ----------    ----------
        Total................................    344,770      344,142
Less current maturities......................         --       68,342
                                              ----------    ----------
        Long-term debt.......................  $ 344,770    $ 275,800
                                             ============ ============

8.61 % SENIOR SECURED NOTES--The 8.61 % Senior Secured Notes are payable to a group of insurance companies and other financial institutions under Note Purchase Agreements dated as of November 16, 1992. Interest on the notes is payable semiannually. Annual principal payments begin on November 15, 1998 at the rate of 20% of the original outstanding amount of $400,000. The notes require Zeigler to offer to make mandatory prepayments in the event Zeigler generates excess cash flow, as defined in the Note Purchase Agreements, or makes asset sales above specified levels. The amount of excess cash flow that must be offered as a prepayment to the Noteholders is based upon the percentage of debt due to the Noteholders divided by the total indebtedness to both the Noteholders and the lenders under the Credit Agreement described in the fourth following paragraph. The Noteholders were offered a prepayment of $25,050 in 1997 based on free cash flow, as defined, for 1996, of which $628 of the prepayments were accepted by the Noteholders.

The notes are collateralized by a first mortgage on substantially all of Zeigler's assets. The collateral is shared pari passu with the lenders involved with the Credit Agreement. The notes may be prepaid at Zeigler's discretion; however, the Noteholders are entitled to receive a prepayment premium that protects the yield to the Noteholders over the remainder of the term of notes. In effect, this yield maintenance premium is the net present value of the reduced yield to the Noteholders over the remaining scheduled term of the Notes based upon an assumed reinvestment rate of 50 basis points (0.5%) over the then available yield for U.S. Treasury securities with a maturity equal to that of the Senior Secured Notes. No yield maintenance premium is payable on mandatory prepayments out of excess cash flow.

On January 5, 1998, Zeigler prepaid $198,342 to the Noteholders, using $68,342 of cash and borrowing $130,000 under a new Credit Agreement's revolving credit facility (see below). A related yield maintenance premium of $7,604 was also paid to the Noteholders as required by the Note Purchase Agreement. Accordingly, Zeigler will recognize an extraordinary loss of $8,849 ($6,637 net of taxes) in the first quarter of 1998, consisting of the yield maintenance premium and the write-off of deferred financing costs related to the early extinguishment of debt.

INDUSTRIAL REVENUE BONDS--In August 1997, the Company completed the refunding of its industrial revenue bonds. The industrial revenue bonds are floating rate obligations issued by the Peninsula Ports Authority of Virginia ($115,000) and Charleston County, South Carolina ($30,800). Both obligations are backed by letters of credit issued under the Company's revolving credit facility. These refundings served to extend the maturities of the industrial revenue bonds and to release Shell Oil Company from its guarantees of the underlying obligations. The principal of the obligation by the Peninsula Ports Authority of Virginia is due in one lump-sum payment on May 1, 2022, and the principal of the obligation by

                See notes to consolidated financial statements.

Charleston County, South Carolina is due in one lump-sum payment on August 1, 2028. Interest on these obligations is payable monthly. The weighted average interest rate for these borrowings was 3.38% and 3.66% as of December 31, 1996 and 1997, respectively.



                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

CREDIT AGREEMENT--On October 19, 1994, Zeigler amended and restated its Credit Agreement dated November 16, 1992, as previously amended and restated on March 15, 1994. The Credit Agreement provides for a $200,000 revolving credit facility, with a three year term, and can be used for both loans and letters of credit. As of December 31, 1997, Zeigler had used $186,107 out of the total $200,000 revolving credit facility for outstanding letters of credit. The provisions of the Credit Agreement require a commitment fee to be paid on the unused portion of the revolving credit facility. Interest is paid based on floating rates which fluctuate based on the prime rate, or the London Interbank Offer Rate (LIBOR) plus various increments. The interest rate was 6.42% at December 31, 1997. The Credit Agreement is collateralized by a first mortgage on substantially all of Zeigler's assets. The collateral is shared pari passu with the holders of the Senior Secured Notes.

In April 1997, the Company executed a new Credit Agreement (the "New Credit Agreement") with certain financial institutions, which provides for senior unsecured revolving credit and letter of credit facilities aggregating $700,000. Interest on the revolving credit facility is paid in arrears based on rates which fluctuate based on the prime rate or a certain Interbank Offer Rate, as the Company may elect. Amounts outstanding under the New Credit Agreement are not secured. The New Credit Agreement and the facilities thereunder terminate five years from the initial advance. The New Credit Agreement requires the Company to maintain a minimum net worth and maximum long-term debt to EBITDA ratio, and contains other customary covenants and events of default. The New Credit Agreement, which replaces the Amended and Restated Credit Agreement dated October 19, 1994, became effective on January 5, 1998, in conjunction with the payment of the Company's outstanding Senior Secured Notes.

MATURITIES--At December 31, 1997, aggregate scheduled maturities of all long-term debt for each year through 2002 are as follows:

             1998........................         $68,342
             1999........................              --
             2000........................              --
             2001........................              --
             2002........................              --
             Thereafter..................         275,800
                                                 --------
             Total.......................        $344,142
                                                 ========
5. FINANCIAL INSTRUMENTS

The fair value of Zeigler's long-term debt has been calculated based on quoted market prices for similar issues or current rates offered to Zeigler for debt of the remaining maturities. Long-term debt has an estimated fair value of $349,451 and $351,746 compared to the carrying amount of $344,770 and $344,142 at December 31, 1996 and 1997, respectively. The carrying amount of all other financial instruments, including cash and equivalents, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Through its energy trading subsidiary, the Company began entering into power and gas forward contracts and options for trading purposes in 1997. These forward contracts and options were marked-to-market with any gains and losses recognized currently. At December 31, 1997, open net contract and option positions were not material and did not represent significant credit related exposure.

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6.       PENSION AND SAVINGS PLANS

SALARIED PENSION PLAN--Zeigler has a non-contributory pension plan covering substantially all employees other than those who are members of the United Mine Workers of America ("UMWA"). The plan is a cash balance retirement plan which provides benefits based upon the employee's length of credited service and compensation during each year of employment. Zeigler's funding policy is to make, as a minimum contribution, the equivalent of the minimum payment required by the Employee Retirement Income Security Act of 1974. The Company contributed $123 in 1997 to the pension plan. There were no minimum contributions required in 1995 and 1996.

The pension cost components for the year ended December 31, are as follows:



                                                              1995       1996       1997
                                                           --------    -------    -------
Service cost (for benefits earned during the year)......... $ 3,566    $ 3,543    $ 3,186
Interest cost on projected benefit obligations.............   7,636      7,321      7,285
Actual return on plan assets............................... (20,889)   (14,043)   (11,709)
Net amortization and deferral..............................  12,630      5,678      3,581
                                                            -------    -------    -------
         Total............................................. $ 2,943    $ 2,499    $ 2,343
                                                            =======    =======    =======


A reconciliation of the plan's status to amounts recognized in Zeigler's balance sheets as of December 31, are as follows:

                                                                                                 1996        1997
                                                                                                --------    --------
    Plan assets at fair value.............................................................      $105,897    $108,081
                                                                                                --------    --------
    Actuarial present value of plan benefits:
         Vested...........................................................................        84,305      89,679
         Nonvested........................................................................         3,390       3,932
                                                                                                --------    --------
         Accumulated benefit obligation...................................................        87,695      93,611
         Additional obligation for future salary increases................................         7,190       6,497
                                                                                                --------    --------
             Projected benefit obligation.................................................        94,885     100,108
                                                                                                --------    --------
    Excess of plan assets over projected benefit obligation...............................        11,012       7,973
    Unrecognized net transition asset.....................................................          (548)       (480)
    Unrecognized prior service cost.......................................................           264         242
    Unrecognized net gain.................................................................        (3,672)     (2,899)
                                                                                                --------    --------
    Prepaid pension expense...............................................................       $ 7,056     $ 4,836
                                                                                                ========    ========


The unrecognized net transition asset, representing the excess of the fair value of plan assets over the projected benefit obligation at die date of adoption, is being amortized over the average expected future service periods of employees.

Assumptions used in developing the projected benefit obligation as of December 31, are as follows:
                                                                1996       1997
                                                               ------     -----
   Discount rate...........................................    7.75%      7.25%
   Rate of compensation increase...........................    4.00%      4.00%
   Rate of return on plan assets...........................    9.50%      9.50%


Plan assets consist principally of common stocks and U.S. government and corporate obligations.

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

UMWA PENSION PLAN--Old Ben Coal Company ("Old Ben"), a wholly-owned subsidiary, and Marrowbone Development Company, a division of Mountaineer Coal Development Company, an indirect subsidiary, are required under their respective contracts with the UMWA to pay amounts based on hours worked to the UMWA Pension Plan and Trust, a multi-employer pension plan covering all employees who are members of the UMWA. The accompanying consolidated statements of operations include $2,778, $2,102, and $1,578, of expense in 1995, 1996 and 1997, respectively, applicable to the plan. The National Bituminous Coal Wage Agreement of 1998 ("NBCWA") authorizes the Bituminous Coal Operators Association to increase the rate of contributions from employers to assure payment of benefits. The union contract requires all currently participating employers to guarantee benefits jointly, but not severally, with all other currently participating employers. It is not practical to determine each subsidiaries' allocable share of the plan's net assets and accumulated benefits.

401(K) PLANS--Zeigler and certain subsidiaries sponsor savings and long-term investment plans for substantially all employees other than employees covered by the contract with the UMWA. One of the plans will match 50% of the voluntary contributions up to a maximum contribution of 3% of a participant's salary with an additional matching contribution subject to certain performance criteria. The expense under these plans was $1,036, $1,391, and $1,276, in 1995, 1996 and 1997, respectively.

STOCK APPRECIATION UNITS--Zeigler has a long-term incentive plan which entitles certain officers and key employees to receive a cash award for an amount equal to the excess of the fair market value of Zeigler's common stock on the date the unit matures over the base price at the date of grant of the award. The plan permits an aggregate of 1,635,200 such stock appreciation units of which 284,320 and 73,600 were outstanding at December 31, 1996 and 1997, respectively. The vesting period ranges from three to five years. During 1997, 210,080 stock appreciation units matured. Costs and expenses include approximately $3,178, $2,917, and $141, of charges in connection with this plan for 1995, 1996 and 1997, respectively. Outstanding stock appreciation units with maturities less than one year are included as a component of other accrued expenses.

7. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

UMWA COMBINED BENEFIT FUND--Zeigler provides healthcare benefits to eligible retirees and their dependents. Retirees who were members of the UMWA and who retired on or before December 31, 1975 received these benefits from multi-employer benefit plans. Old Ben contributed to these funds based on the number of its retirees in one of the funds and based on hours worked by current UMWA members for the other fund. Current and projected operating deficits of these trusts led to the passage of the Coal Industry Retiree Health Benefit Act of 1992 (the "Act"). The Act established a new multi-employer benefit trust that will provide healthcare and life insurance benefits to all beneficiaries of the earlier trusts who were receiving benefits as of July 20, 1992. The Act provides for the assignment of beneficiaries to their former employers and any unassigned beneficiaries to employers based on a formula. The expense under these plans, which is recognized as contributions are made, amounted to $3,527, $2,968, and $3,431, in 1995, 1996 and 1997, respectively. Based upon an independent actuarial valuation, Zeigler estimates the amount of its obligation under the new plan to be approximately $21,637 as of December 31, 1997.

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

ZEIGLER BENEFIT PLANS--Net postretirement healthcare cost for the year ended December 31, includes the following:



                                                                  1995       1996       1997
                                                               --------  --------   --------
Service cost.................................................  $ 5,027    $ 4,562    $ 4,270
Interest cost................................................   17,842     17,123     18,436
Amortization of prior service cost...........................   (9,208)    (4,608)    (1,176)
Amortization of unrecognized gain............................     (327)      (573)      (126)
                                                               ---------  --------   --------
       Net periodic postretirement benefit cost..............  $13,334    $16,504    $21,404
                                                               ========   =======    ========


A reconciliation of the plan's status to amounts recognized in Zeigler's balance sheets as of December 31, follows:

                                                                                                 1996        1997
                                                                                                --------    --------
       Accumulated postretirement benefit obligation:
            Retirees........................................................................    $135,044    $146,388
            Fully eligible active employees.................................................      53,477      61,974
            Other active employees..........................................................      52,760      61,899
                                                                                                --------    --------
              Total.........................................................................     241,281     270,261
       Unrecognized net (loss) gain.........................................................       4,909    (17,379)
       Unrecognized prior service cost (benefit)............................................       (805)         818
                                                                                                -------     ---------
       Accumulated postretirement benefit obligation........................................    $245,385    $253,700
                                                                                                ========    =========


In 1996, as a result of the re-employment or termination prior to vesting of certain Midwestern employees, the Company recorded a $16,295 gain related to the curtailment of its postretirement benefit plan.

The discount rate used to determine the accumulated postretirement benefit obligation was 7.5% and 7.25% at January 1, 1997 and December 31, 1997, respectively. The assumed healthcare cost trend rates used in determining the net expense for 1997 are shown in the following table. Healthcare cost trends were assumed to decline from 1997 levels to an ultimate ongoing level over five years as follows:

                                        1997    ULTIMATE
                                        RATE     RATE
                                       ------   ---------
  Pre-65.............................   8.0%       5.0%
  Post-65............................   6.5%       5.0%
  Medicare offset....................   6.0%       5.0%


The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. If the healthcare cost trend rates were increased by one percent in each year, the accumulated postretirement benefit obligation would be 14 percent higher as of December 31, 1997. The effect of this change on the 1997 expense accrual would be an increase of 14 percent.

8. PNEUMOCONIOSIS BENEFITS

The actuarially determined liability for pneumoconiosis (black lung) benefits is based on a 6% discount rate and various other assumptions including incidence of claims, benefit escalation, terminations and life

                See notes to consolidated financial statements.

expectancy. The annual black lung expense is comprised of the net change in the beginning accrual balance, a charge for interest on the unfunded accrual balance plus the premiums paid to the state insurance funds. The January 1, 1995 and January 1, 1997 actuarial studies reduced the estimated pneumoconiosis liability by $23,299 and $8,244, respectively, as compared to the previous study. The lower estimates resulted primarily from favorable claims experience and reduced projected future claims.



                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

The cost of black lung benefits charged to operations for Zeigler and its subsidiaries, excluding the changes in estimated liability mentioned above, was $2,967, $157, and $2,280 in 1995, 1996 and 1997, respectively.

9.       STOCK OPTION PLAN

In February 1994, Zeigler's Board of Directors and shareholders adopted a Stock Option Plan (the "Option Plan"). A total of 2,560,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors which determines the terms of the options granted including the exercise price, number of shares subject to the option and exercisability.

The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation cost has been recognized for the stock option plan.

The following summarizes the stock option transactions under the Option Plan for the three years ended December 31, 1997:



                                                                     NUMBER OF                       WEIGHTED AVERAGE
                                                                     SHARES      OPTION PRICES       EXERCISE PRICE
                                                                    ----------   ---------------   -------------------
Options outstanding at December 31, 1994......................       1,096,800   $11.13 to 16.05         $14.27
     Granted..................................................          19,000    10.75 to 12.88          12.54
     Canceled.................................................        (29,800)    11.13 to 16.05          15.22
                                                                    ----------
Options outstanding at December 31, 1995......................       1,086,000    10.75 to 16.05          14.22
     Granted..................................................         688,000    14.00 to 20.00          15.86
     Exercised................................................        (21,530)    11.13 to 16.05          11.42
     Canceled.................................................       (153,320)    11.13 to 16.05          14.50
                                                                    ----------
Options outstanding at December 31, 1996......................       1,599,150    10.75 to 20.00          14.93
     Granted..................................................         434,000    23.38 to 26.25          25.52
     Exercised................................................        (65,710)    10.75 to 16.05          14.68
     Canceled.................................................       (210,280)    10.75 to 26.25          20.19
                                                                   -----------
Options outstanding at December 31, 1997......................       1,757,160    11.13 to 26.25          16.93
                                                                   ===========



The outstanding stock options at December 31, 1995, 1996 and 1997 have a weighted average remaining contractual life of 8.51, 8.28, and 7.64 years, respectively. The number of stock option shares exercisable at December 31, 1995, 1996, and 1997 were 213,400, 362,710, and 717,464, respectively.

Generally, stock options are granted at prices which are equal to the market value of the stock on the date of grant, have a maximum term of ten years, and vest in equal annual increments over five years. The weighted average fair value at date of grant for options granted during 1995, 1996, and 1997 was $3.96, $5.76, and $10.66 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                 1995       1996      1997
                                               ------     -------   ------
Expected life (years)......................         7         7         7
Risk-free interest rate....................     6.18%     6.26%     5.52%





                See notes to consolidated financial statements.

Volatility.................................    29.90%    29.90%    34.98%
Dividend yield.............................     2.52%     1.94%     1.18%






                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

As previously discussed, the Company accounts for the Option Plan in accordance with APB No. 25 under which no compensation expense has been recognized for stock option awards. Had compensation cost for the Company's stock option plan been determined on the fair value at the grant date for awards for the three year period ended December 31, 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:


                                                                                      1995          1996        1997
                                                                                   ----------    ---------    --------
      Net earnings (loss)--as reported......................................        $(11,213)     $57,964     $58,639
      Net earnings (loss)--pro forma........................................         (11,217)      57,611      57,590
      Earnings (loss) per share-as reported................................
          Basic............................................................          $ (.40)      $ 2.04      $ 2.07
          Diluted..........................................................            (.40)        2.04        2.05
      Earnings (loss) per share-pro forma..................................
          Basic............................................................          $ (.40)      $ 2.03      $ 2.04
          Diluted..........................................................            (.40)        2.02        2.01

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

10.      ASSET IMPAIRMENTS AND ACCELERATED MINE CLOSING COSTS

The following summarizes the components of asset impairments and accelerated mine closing costs:



                                                                                        YEAR ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                      1995        1996        1997
                                                                                     --------    --------    ------
      Regular accruals for future mine closings................................      $  9,440       $6,875    $6,403
                                                                                     ========       ======    ======
      Impairments and accelerated accruals:
          Write-down of assets.................................................      $ 84,513         $ --      $ --
          End of mine closing and reclamation liabilities......................        28,024           --        --
          Other liabilities....................................................         2,125           --        --
                                                                                     -------          ----      ----
      Total impairments and accelerated accruals...............................      $114,662         $ --      $ --
                                                                                     ========         ====      ====


In July 1995, the Company closed Old Ben Mine #1 in Indiana after termination of its supply contract with Southern Indiana Gas and Electric Company. Accordingly, the carrying value of the mine and other related assets that supported the contract were reduced to their estimated net realizable values, which resulted in asset write-downs of $15,762. In addition, a provision for accelerated mine closing costs of $16,500 was recorded, based on the amount of estimated closing costs that would have been expensed during the full term of the contract.

In the fourth quarter of 1995, the Company recorded asset impairments and accelerated accruals totaling $82,400 in connection with the idling, closing and projected closing of certain mines. Of that amount, $49,100 relates to Old Ben's operations in southern Illinois. Old Ben idled one mine in Randolph County, Illinois on December 31, 1995, and made plans to close two other mines in Franklin County, Illinois later in 1996, mainly due to a sharp reduction in demand for the Illinois Basin's high-sulfur coal. Management did not expect the high-sulfur market to improve significantly in the foreseeable future. The

                See notes to consolidated financial statements.

remaining $33,300 fourth quarter charge was associated with the indefinite idling of Wolf Creek's underground mine in eastern Kentucky on October 1, 1995. That amount consists of asset write-downs totaling $26,000 and increased reclamation liabilities of $7,300. Operations were suspended at the mine chiefly due to the new sourcing flexibility negotiated in the amended contract with Carolina Power & Light Company which allows the Company to supply the contract with coal purchased from lower-cost producers. The ongoing high costs at the Wolf Creek mine were mainly attributable to unfavorable geology and declining productivity.


                See notes to consolidated financial statements.

               ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES NOTES

11. SALE OF INDIANA ASSET S

On February 12, 1996, the Company closed the sale of the majority of its assets in Indiana to Kindill Mining, Inc. ("Kindill"). These assets had a combined book value of $13,400 and included Old Ben Mine #1 and Old Ben Mine #2, along with various other coal properties and interests. The Company also agreed to make cash payments to Kindill of $7,000 in 1996 and $4,000 in 1997. In exchange, Kindill assumed the associated reclamation liabilities, estimated at approximately $23,400. This sale was completed on April 30, 1996, after Kindill secured the required mining permits. The sale of these assets did not have a material effect on current income.

12. PREFERRED STOCK

Zeigler is authorized to issue 1,000,000 shares of preferred stock, $0.01 par value, with such issuance to be in one or more classes or series. The Board of Directors is authorized to determine the designations, preferences, qualifications, limitations and restrictions of any class or series with respect to, among other things, the rate and nature of dividends, the price and terms, the amount payable in the event of liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock or other securities and voting rights.

13. SIGNIFICANT CUSTOMERS

Coal sales include transactions involving both produced and purchased coal. Two customers accounted for 18% and 13% of coal sales in 1995, 18% and 14% of coal sales in 1996, and 29% and 16% of coal sales in 1997.

14. RELATED PARTY TRANSACTIONS

Shell Oil Company, a former indirect shareholder, provides guarantees for certain letters of credit and surety bonds of Zeigler. Zeigler reimburses Shell for its costs in providing these guarantees.

15. COMMITMENTS AND CONTINGENCIES (ALSO SEE NOTE 16--LEGAL PROCEEDINGS)

Zeigler and its subsidiaries have operating lease commitments expiring at various dates, primarily for equipment. Minimum rental obligations under these leases at December 31, 1997 are summarized by fiscal year as follows:

        1998............................         $5,095
        1999............................          1,172
        2000............................            623
        2001............................            284
        2002............................             20
        Thereafter......................             --
                                                 ------
                Total...................         $7,194
                                                 ======

Rental expense relating to operating leases amounted to $9,733, $7,834, and $7,626 in 1995, 1996 and 1997, respectively. As of December 31, 1997, Zeigler and its subsidiaries had $192,571 of surety bonds issued by an insurance company to secure self-insured workers' compensation and pneumoconiosis claims, reclamation and other performance commitments. Of that amount, $23,061 was backed by


                See notes to consolidated financial statements.

guarantees of Shell (sec Note 14). Letters of credit of $246,161 were outstanding at December 31, 1997, of which amount $60,053 was also guaranteed by Shell.

                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

In 1997, upon completion of planned development, the Company idled Encoal Corporation's clean coal demonstration plant in Wyoming. In 1998, marketing of the LFC technology, both domestically and internationally, will continue as well as the evaluation of options regarding Encoal. The net book value of Encoal Corporation's assets and the Company's related investment in clean coal technology was $6.7 million as of December 31, 1997.

16. LEGAL PROCEEDINGS

CAJUN ELECTRIC POWER COOPERATIVE--On December 21, 1994, Cajun Electric Power Cooperative Inc. ("Cajun") filed with the U.S. Bankruptcy Court for the Middle District of Louisiana (the "Bankruptcy Court") for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Triton Coal Company ("Triton") has a requirements contract (the "Triton Contract") with Cajun through Western Fuels Association, Inc., with a term extending through the life of Big Cajun Plant No.
2. During 1997, Triton shipped 5.8 million tons of coal to Cajun (representing 3.0% of the Company's total consolidated revenues), while 1996 shipments to Cajun totaled 5.0 million tons. To date during the bankruptcy, Triton has continued to ship coal to Cajun and Cajun has continued to pay for such coal. The price for coal sold under the Triton Contract is at or near the market price for this coal. The Triton Contract provides for a price reopener effective January 1, 1998. The parties were unable to reach agreement on the price to be effective January 1, 1998 and are attempting to resolve that matter through the procedure set forth in the Triton Contract.

An Appellate Court affirmed a District Court's ruling that a court-appointed trustee will manage Cajun's affairs during the bankruptcy. At this time, it appears likely that the trustee will reject the Triton Contract. In the event that the contract is rejected, it may be necessary for Triton to find other markets for this coal, possibly including sales to the new operator of Cajun's coal fired units.

Louisiana Generating LLC (an affiliate of the Company, Southern Energy, Inc. and NRG Energy, Inc.) has executed an Amended and Restated Asset Purchase and Reorganization Agreement to purchase substantially all of Cajun's non-nuclear assets. This Agreement is incorporated in the trustee's plan of reorganization, which is subject to Bankruptcy Court approval (including evaluation of competing plans of reorganization) and a number of other conditions. As a result of Louisiana Generating's entering into this Agreement, Western Fuels Association, Inc. has formally requested certain assurances regarding Triton's performance under the Triton Contract and informed the Company that it reserves the right to assert certain claims against Triton if the trustee rejects the Triton Contract.

ENTERGY-GULF STATES UTILITIES, INC.--Entergy-Gulf States, Inc. ("GSU") owns 42% of Unit 3 at the Big Cajun II coal-fired power station. Pursuant to the Triton Contract, Triton supplies the coal requirements of all three units at Big Cajun
II. Two of the three plans for reorganization of Cajun pending before the Bankruptcy Court call for the rejection of the Triton Contract. Triton and Western Fuels Association, Inc. maintain that Unit 3 is a joint venture between GSU and Cajun, that joint ventures are partnerships under Louisiana law and that, as Cajun's partner and as a direct beneficiary of the coal provided by Triton, GSU is liable for some or all of their damages in the event that the Triton Contract is rejected. On January 13, 1997, GSU requested a judgment from the Bankruptcy Court declaring that Cajun is the sole principal under the Triton Contract and that GSU has no liability to Western Fuels Association, Inc. or Triton in the event the Triton Contract is rejected. In February 1997, Western Fuels Association, Inc. and Triton filed a counterclaim asking for a declaration from the Bankruptcy Court that GSU is liable to them for damages

                See notes to consolidated financial statements.

if the Triton Contract is rejected. On September 3, 1997, the Bankruptcy Court granted GSU a summary judgment. Western Fuels Association, Inc. and Triton have appealed this judgment.


                     See notes to consolidated statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

On August 21, 1997, GSU filed additional claims against the Company, Triton and Western Fuels Association, Inc. In these claims, GSU alleged that these parties violated the Sherman Antitrust Act and Louisiana Fair Trade Statutes in the course of settlement discussions between the parties. The Company believes that these allegations have no merit and a Motion to Dismiss these claims is pending.

If the Triton Contract is rejected by the Bankruptcy Court, Triton will suffer damages for breach of contract, for which its only remedies will be a claim against GSU (as described above) and/or a claim in Cajun's bankruptcy proceeding as a creditor of Cajun, and Triton will have to find other markets for this coal, possibly including sales to the new operator of Cajun's coal-fired units. Triton is currently in negotiations with alternative customers for this coal. Triton has executed an agreement with Louisiana Generating pursuant to which Triton will supply coal to Big Cajun 11 in the event Cajun's court-appointed trustee's plan of reorganization is confirmed by the Bankruptcy Court and Louisiana Generating completes the purchase of Cajun's non-nuclear assets. Triton, Western Fuels Association, Inc., and the Trustee have also executed an agreement which provides that if Louisiana Generating is successful in purchasing the Cajun assets and the Triton Contract is rejected, Triton will release any and all claims in Cajun's bankruptcy and will receive approximately $4,000.

JANET SAAD-COOK ET AL. V. ZEIGLER COAL HOLDING COMPANY AND R. & F. COAL COMPANY-In March, 1995, plaintiff filed a lawsuit against the Company and its subsidiary, R. & F. Coal Company. The complaint includes several causes of action based on alleged actions of the defendant companies involving fraud, deceit, misrepresentation, and tortuous breach of contract with respect to two coal mining leases made among the plaintiffs and R. & F. Coal Company. The plaintiffs' complaint has since been amended to add Bluegrass Coal Development Company as a named defendant, to eliminate the allegations that the defendants' behavior violated the U.S. Racketeer Influenced and Corrupt Organizations Act and to include additional causes of action involving trespass and breach of lease. The defendant companies have denied the allegations in the complaint, believe they have meritorious defenses to plaintiffs' claims, and intend to defend vigorously against the claims. The Company believes that Shell Oil Company is obligated to indemnify the Company against any loss (over certain minimum amounts) that the Company may incur as a result of plaintiff s' claims in the litigation and has given Shell notice thereof in accordance with the terms of the purchase agreement under which the Company acquired Shell Mining companies. The Company believes that ultimate resolution of the claims in the lawsuit will have no material adverse effect on the Company's consolidated results of operations or financial position.

OTHER-Various lawsuits and claims, including those involving ordinary routine matters incidental to its business, to which the Company and its subsidiaries are a party, are pending, or have been asserted, against the Company. Although the outcome of these matters cannot be predicted with certainty, management believes that their disposition will not have materially adverse effects on the Company's consolidated results of operations or financial position.

17. SEGMENT REPORTING

The Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, beginning with the Company's fourth quarter of 1997. The Company has two reportable segments: coal and energy. The coal segment is engaged in the mining of coal for utilities in the United States. The energy segment is principally responsible for the trading and marketing of electricity and natural gas within the U.S. These reportable segments are separately managed strategic business units that offer different products and services, and whose performance is evaluated based on earnings from


                See notes to consolidated financial statements.

operations before interest, taxes and extraordinary items, not including nonrecurring gains and losses. The accounting policies of the segments are the same as those described in Note 1. There were no sales or transfers between segments in 1995, 1996, or





                See notes to consolidated financial statements.

                  ZEIGLER COAL HOLDING COMPANY AND SUBSIDIARIES

1997 and in the first half of 1998. The "Other" category below consists of five operating segments that did not meet the quantitative thresholds for determining reporting segments. These segments consist primarily of amounts related to two import/export terminals, a clean coal plant in Wyoming, the Company's environmental subsidiary, coal leases to third parties, farming, timber, gains on sales of surplus assets, oil and gas royalties, and selling, general and administrative costs.




                                                                                               (UNAUDITED)
                                                   FOR THE YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------------   --------------------------
                                                    1995         1996         1997         1997          1998
                                                 ----------   ----------   ---------   -----------     ----------
Revenues:
    Coal...................................         $754,975    $ 698,523    $ 603,553     $293,843     $ 298,590
    Energy.................................               --           --      166,474       37,878        74,709
    Other..................................           28,128       33,101       30,729       16,334        15,299
                                                    ---------  ----------    ----------   ---------     ---------
         Total.............................         $783,103    $ 731,624    $ 800,756     $348,055     $ 388,598
Operating Earnings:
    Coal...................................           68,743     $ 85,357     $ 99,607      $53,310      $ 38,599
    Energy.................................               --           --       (6,756)      (1,680)       (2,142)
    Other..................................          (11,099)     (10,684)     (15,111)      (9,146)        1,621
    Nonrecurring gains/ (losses)...........          (45,863)      16,295        8,244           --            --
                                                    ---------  ----------    ----------   ---------     ---------
         Total.............................          $11,781     $ 90,968     $ 85,984      $42,484      $ 38,078
Depreciation, Depletion, and Amortization:
    Coal...................................          $64,382     $ 55,649     $ 53,259      $26,442      $ 30,072
    Energy.................................               --           --           35           --            38
    Other..................................            4,194        4,485        4,618        2,322         2,274
                                                    ---------  ----------    ----------   ---------     ---------
         Total.............................          $68,576     $ 60,134     $ 57,912      $28,764      $ 32,384
Capital Expenditures:
    Coal...................................          $46,496     $ 24,671     $ 65,768      $19,127      $ 45,102
    Energy.................................               --           --          398          314           151
    Other..................................            9,838        6,756        8,260        1,165           377
                                                    ---------  ----------    ----------   ---------     ---------
         Total.............................          $56,334     $ 31,427     $ 74,426      $20,606      $ 45,630
Assets:
    Coal...................................         $901,916    $ 885,724    $ 890,030                   $890,978
    Energy.................................               --       10,000       18,030                     14,999
    Other..................................          123,325      154,901      169,344                     78,923
                                                    ---------  ----------    ----------                 ---------
         Total.............................       $1,025,241   $1,050,625   $1,077,404                   $984,900


18.      POSSIBLE SALE OF COMPANY

On December 3, 1997, the Company announced that it was retaining an investment banking firm to explore various strategic alternatives to maximize value for shareholders, including the possible sale of the entire Company. In connection therewith, the Board of Directors adopted a change-in-control severance plan and retention bonus plan for all salaried employees as well as special incentives for certain key employees. The Company has since retained the investment banking firm Credit Suisse First Boston and prepared materials for interested parties.


                See notes to consolidated financial statements.

                         CYPRUS EASTERN COAL OPERATIONS

    COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARENT INVESTMENT (NOTE 1)

                                                                                 DECEMBER 31,
                                                                             ---------------------        JUNE 30,
                                                                             1996            1997           1998
                                                                             ------          ----      -------------
                                                                                                        (UNAUDITED)
                                                                                      (IN THOUSANDS)
                                ASSETS
Current Assets
     Cash and Cash Equivalents....................................       $     6,657    $     7,391     $    3,709
     Accounts Receivable..........................................            45,360         52,157         44,674
     Inventories..................................................            20,616         20,065         23,355
     Prepaid Expenses and Other...................................            10,151          8,203          8,809
                                                                         -----------     ----------     ----------
         Total Current Assets.....................................            82,784         87,816         80,547
                                                                         -----------     ----------     ----------
Properties--At Cost, Net...........................................          278,695        193,407        177,776
Other Noncurrent Assets...........................................            17,956         18,720         16,902
                                                                         -----------     ----------     ----------
Total Assets......................................................       $   379,435    $   299,943     $  275,225
                                                                         ===========    ===========     ==========

                  LIABILITIES AND PARENT INVESTMENT
Current Liabilities
     Current Portion of Capital Leases............................       $     1,883    $     2,329     $     3,347
     Accounts Payable.............................................            21,657         10,474           7,603
     Accrued Payroll and Benefits.................................            15,671         17,442          17,728
     Accrued Royalties and Interest...............................             3,127          3,638           3,605
     Accrued Closure, Reclamation, and Environmental..............             6,083          6,159           3,561
     Other Accrued Liabilities....................................             3,627         12,350           5,609
     Taxes Payable Other Than Income Taxes........................             6,056          6,904           7,117
                                                                         -----------     ----------      ----------
         Total Current Liabilities................................            58,104         59,296          48,570
                                                                         -----------     ----------      ----------
Noncurrent Liabilities and Deferred Credits
     Long-Term Debt...............................................             1,000          1,000           1,000
     Capital Lease Obligations, Less Current Portion..............             8,135          5,806           2,922
     Deferred Employee and Retiree Benefits.......................            98,737         97,489          89,383
     Deferred Closure, Reclamation, and Environmental.............            57,980         69,534          71,251
     Other........................................................            10,284         11,819           6,400
                                                                         -----------     ----------      ----------
         Total Noncurrent Liabilities and Deferred Credits........           176,136        185,648         170,956
Commitments and Contingencies (Note 11)...........................                --             --              --
Minority Interest.................................................             1,182          1,172             227
                                                                         -----------     ----------      ----------
Parent Investment.................................................           144,013         53,827          55,472
                                                                         -----------     ----------      ----------
Total Liabilities and Parent Investment...........................       $   379,435    $   299,943     $   275,225
                                                                         ===========    ===========     ===========


        The accompanying notes are an integral part of these statements.

                         CYPRUS EASTERN COAL OPERATIONS

         COMBINED STATEMENTS OF OPERATING REVENUES AND EXPENSES (NOTE 1)


                                                      FOR THE YEAR ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                                      ------------------------------     ---------------------------
                                                       1995        1996         1997          1997          1998
                                                       ----        ----         ----          ----          ----
                                                                                                 (UNAUDITED)
                                                                             (IN THOUSANDS)
Revenues.......................................      $428,545    $415,663    $429,756     $ 193,923      $ 202,658
Costs and Expenses
     Cost of Operations........................       342,886     360,301     377,925       165,822        180,464
     Depreciation, Depletion, and
       Amortization............................        40,215      39,599      41,840        20,910         18,691
     Selling, General and Administrative.......        15,907      14,605      16,460         8,282          6,743
     Write-Downs and Special Charges...........        98,051       1,819      92,134         1,141             --
                                                      -------     -------     -------       -------        -------
Total Costs and Expenses.......................       497,059     416,324     528,359       196,155        205,898
                                                      -------     -------     -------       -------        -------
Loss From Operations...........................       (68,514)       (661)    (98,603)       (2,232)        (3,240)
Other Income (Expense)
     Interest Income...........................           598          63          83            38             32
     Interest Expense..........................        (1,243)       (755)       (639)         (293)          (216)
     Other income..............................            --          --          --            82             --
                                                      -------     -------     -------       -------        -------
Net Loss Before Minority Interest and Income Taxes    (69,159)     (1,353)    (99,159)       (2,405)        (3,424)
     Minority Interest.........................           (53)        (99)         10             4            (51)
                                                      -------     -------     -------       -------        -------
Net Loss Before Income Taxes...................      $(69,212)   $ (1,452)   $(99,149)    $  (2,401)     $  (3,475)
                                                     =========   =========   =========    ==========     ==========

        The accompanying notes are an integral part of these statements.

                         CYPRUS EASTERN COAL, OPERATIONS

                    COMBINED STATEMENTS OF PARENT INVESTMENT


                                                     FOR THE YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                     -------------------------------      -------------------------
                                                     1995         1996         1997          1997           1998
                                                     ----         ----         ----          ----           ----
                                                                                                 (UNAUDITED)
                                                                            (IN THOUSANDS)
Balance at beginning of period..............       $ 250,382    $ 141,205    $ 144,013    $ 144,013      $  53,827
Loss Before Income Taxes....................         (69,212)      (1,452)     (99,149)      (2,401)        (3,475)
Changes in Parent Investment, net...........         (39,965)       4,260        8,963       24,547          5,120
                                                     -------        -----        -----       ------          -----
Balance at end of period....................       $ 141,205    $ 144,013    $  53,827    $ 166,159      $  55,472
                                                   =========    =========    =========    =========      =========




        The accompanying notes are an integral part of these statements.

                         CYPRUS EASTERN COAL OPERATIONS

                        COMBINED STATEMENTS OF CASH FLOWS


                                                                  FOR THE YEAR ENDED                 SIX MONTHS
                                                                     DECEMBER 31,                  ENDED JUNE 30,
                                                            ------------------------------        ----------------
                                                             1995        1996        1997         1997        1998
                                                             ----        ----        ----         ----        ----
                                                                                                    (UNAUDITED)
                                                                                (IN THOUSANDS)
Cash Flows from Operating Activities
   Net Loss Before Income Taxes......................     $  (69,212) $   (1,452) $  (99,149)  $   (2,401) $   (3,475)
   Adjustments to Reconcile Loss Before Income Taxes
     to Net Cash Provided by Operating Activities:
     Depreciation, Depletion, and Amortization.......         40,215      39,599      41,840       20,910      18,691
     Write-Downs and Special Charges.................         98,051       1,819      92,134        1,141          --
     Minority Interest...............................             53          99         (10)          28        (945)
     Gain on Sales of Assets.........................         (1,808)     (3,416)     (6,798)        (128)       (890)
   Changes in Assets and Liabilities Net of Effects
     from Businesses Sold and Write-Downs
     and Special Charges:
     (Increase) Decrease in Receivables..............          6,217       1,342      (7,097)      (4,208)      7,483
     (Increase) Decrease in Inventories..............            (54)     10,547        (465)     (16,236)     (3,290)
     Decrease (Increase) in Prepaid Expenses
       and Other.....................................         (1,852)     (1,320)      1,844        1,390        (606)
     Decrease in Current Liabilities.................         (7,222)     (3,469)     (7,727)      (8,456)    (11,743)
     (Increase) Decrease in Other Assets.............          4,787      (1,707)     (1,675)        (333)      1,818
     Decrease in Other Liabilities...................        (11,650)    (12,463)     (3,565)      (3,974)    (11,810)
                                                             -------     -------      ------       ------     -------
Net Cash (Used for) Provided by Operating Activities.         57,525      29,579       9,332      (12,267)     (4,767)
                                                             -------     -------      ------       ------     -------
Cash Flows from Investing Activities
   Capital Expenditures..............................        (16,706)    (35,000)    (24,509)     (14,955)     (3,274)
   Payments Related to Liabilities of Disposed Mine
     Assets (Note 4).................................         (3,750)         --          --           --          --
   Proceeds from Sales of Assets.....................          2,024       3,751       8,831        1,557       1,105
                                                             -------     -------      ------       ------     -------
Net Cash Used for Investing Activities...............        (18,432)    (31,249)    (15,678)     (13,398)     (2,169)
Cash Flows from Financing Activities
   Payments on Capital Lease Obligations.............             --      (1,454)     (1,883)          --      (1,866)
   Changes in Parent Investment, net.................        (39,965)      4,260       8,963       24,547       5,120
                                                             -------     -------      ------       ------     -------
Net Cash (Used for) Provided by Financing Activities.        (39,965)      2,806       7,080       24,547       3,254
                                                             -------     -------      ------       ------     -------
Net Increase (Decrease) in Cash and Cash Equivalents.           (872)      1,136         734       (1,118)     (3,682)
Cash and Cash Equivalents at Beginning of Year.......          6,393       5,521       6,657        6,657       7,391
                                                             -------     -------      ------       ------     -------
Cash and Cash Equivalents at End of Year.............     $    5,521  $    6,657  $    7,391   $    5,539  $    3,709
                                                          ==========  ==========  ==========   ==========  ==========


        The accompanying notes are an integral part of these statements.

                         CYPRUS EASTERN COAL OPERATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1.  ACQUISITION AND BASIS OF PRESENTATION

ACQUISITION--In accordance with a stock purchase and sale agreement (the Agreement) dated May 28, 1998, between a subsidiary of Cyprus Amax Minerals Company (Cyprus or the Parent) and AEI Holding Company, Inc. (AEI), Cyprus agreed to sell to AEI the stock of certain of its coal mining subsidiaries (collectively referred to as Cyprus Eastern Coal Operations or the Company) as follows:

o        Amax Coal Company, a Delaware corporation
o        Amax Coal Sales Company, a Delaware corporation
o        Ayrshire Land Company, a Delaware corporation
o        Beech Coal Company, a Delaware corporation
o Bentley Coal Company, a partnership organized under the laws of the State of New York
o        Cannelton, Inc., a Delaware corporation
o        Cannelton Industries, Inc., a West Virginia corporation
o        Cannelton Land Company, a Delaware corporation
o        Cannelton Sales Company, a Delaware corporation
o        Cyprus Cumberland Coal Corporation, a Kentucky corporation
o        Cyprus Kanawha Corporation, a Delaware corporation
o        Cyprus Mountain Coals Corporation, a Delaware corporation
o        Cyprus Southern Realty Corporation, a Kentucky corporation
o        Dunn Coal and Dock Company, a West Virginia corporation
o        Grassy Cove Coal Mining Company, a Delaware corporation
o Kentucky Prince Mining Company, a partnership organized under the laws of the State of New York
o        Meadowlark, Inc., an Indiana corporation
o        Roaring Creek Coal Company, a Delaware corporation
o Skyline Coal Company, a partnership organized under the laws of the State of New York
o        Yankeetown Dock Corporation, an Indiana corporation

All of the subsidiaries listed above are wholly-owned, except for Yankeetown Dock Corporation, which is 60%-owned. The Company represents the majority of Cyprus's coal mining operations in Indiana, Kentucky, West Virginia and Tennessee. Included in the businesses to be acquired are coal producing properties (7 surface mining and 4 underground mining operations) and related coal reserves, coal wash plants, tipples, land, buildings, machinery and equipment, coal sales contracts and certain other liabilities and working capital items. Excluded from the accompanying financial statements are certain mines previously included in the subsidiaries to be sold, which will be retained by Cyprus.

As consideration for the acquisition, AEI will pay to Cyprus approximately $93,000 in cash. The Agreement also includes a clause stating that AEI will pay to Cyprus a royalty per ton produced by the Company after June 1, 2002 in amounts ranging from thirty-five cents to fifty cents per ton (the Royalty Agreement). In addition, in the event the Company's undeveloped reserves are not mined, then an additional minimum undeveloped reserve royalty (Undeveloped Reserve Royalty Agreement) is due, beginning December 31, 2002, with a total minimum due of $4,000 by December 31, 2006. If AEI has a sale transaction, as defined, that produces aggregate proceeds greater than $75,000, then AEI will pay a one-time royalty buyout to terminate the Royalty Agreement and the Undeveloped Reserve Royalty Agreement (payment up to $25,000, as defined), otherwise the royalty agreement will continue until the

                         CYPRUS EASTERN COAL OPERATIONS
aggregate proceeds of the royalty payments and undeveloped royalty payments total $45,455. Further, as defined in the agreement, Cyprus will retain certain assets and will indemnify AEI for certain obligations of the Company that exist as of the closing date, including, among others, certain post-retirement medical obligations, certain pension assets, certain workers compensation obligations, black lung trust assets, certain black lung obligations and certain disability obligations.

The Company's mining operations mine, clean, market, and sell coal to electric utilities and industrial users. The Company's coal is primarily sold to domestic electric utilities under both term contracts, with an initial term of at least one year, and spot sales orders. New sales are predominantly one to three year term contracts and spot orders. As of December 31, 1997, the Company had 11 operating mines of which 7 were governed by union contracts. As of December 31, 1997, union representation accounts for approximately 76% percent of the Company's employees and 74% percent of production. The contract with the United Mine Workers of America, which covers all the union coal operations except the Kentucky operations and Sycamore mine, expires in August of 1998. The union contracts covering employees of the Kentucky and Sycamore operations expire in June of 1999 and April of 1999, respectively.

BASIS OF PRESENTATION--The accompanying combined financial statements of the Company contain the historical accounts of the subsidiaries included under the Agreement and include certain assets and liabilities that will be retained by Cyprus as described above. In addition various direct and indirect expense allocations from Cyprus have been recorded in the financial statements of the Company. Such allocations were based primarily on actual and estimated usages and include expenses related to executive management, accounting, treasury, land administration, environmental management, investor relations, legal and information and technology services. Management believes its method for expense allocations is reasonable.

Certain carve-out adjustments have been made to segregate the historical accounts of the Company from those of Cyprus. In addition, certain expenses and related assets and liabilities incurred by Cyprus on behalf of the Company have been excluded from the Company's statements of operations. Among the expenses excluded is interest expense on parent long-term debt and provisions related to income taxes. These exclusions result in a financial statement presentation that is not complete in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in combination.

INTERIM FINANCIAL INFORMATION--The interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

COMPANY ENVIRONMENT AND RISKS--The Company's principal business activities consist of surface and deep mining and marketing of bituminous coal located in Indiana, Kentucky, Tennessee and West Virginia. The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination of sales contracts, fluctuating market conditions for coal and transportation services, competitive industry and over capacity, changing government regulations, labor disruption, loss of key employees and the ability of the Company to obtain necessary mining permits and

                         CYPRUS EASTERN COAL OPERATIONS
control adequate recoverable mineral reserves. In addition, adverse weather and geological conditions could significantly impact operations and mining costs. Precipitation is generally highest at the Company's mining operations in early spring and late fall.

In the past, the Company has operated under the ownership of Cyprus Amax, which may have resulted in operating results or financial position of the Company significantly different from those that would have been obtained if the Company were autonomous.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES--The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates relate to mineral reserves; reclamation and environmental obligations; postemployment, postretirement, and other employee benefit liabilities; future cash flows associated with assets; and useful lives for depreciation, depletion, and amortization. Actual results could differ from those estimates.

CASH EQUIVALENTS AND STATEMENTS OF CASH FLOWS--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Overdrafts representing outstanding checks in excess of funds on deposit are classified as accounts payable.

The Combined Statements of Cash Flows provide information about changes in cash and cash equivalents. All interest payments were paid by the Parent and thus such payments are presented in Changes in Parent Investment, net on the accompanying statements.

See Notes 3 and 4 for additional supplemental information on non-cash investing activities.

INVENTORIES--Coal inventories are carried at the lower of current market or average production cost. Materials and supplies inventories are carried at average cost less allowance for obsolete and surplus items.

ADVANCED ROYALTIES--The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments are recoupable once mining begins on the leased property. The Company capitalizes these minimum royalty payments and expenses the prepaid balances as they are offset against production royalties once mining activities begin or expenses the prepaid balances when the Company has ceased mining or has made a decision not to mine on such property. Included in the accompanying Combined Statements of Assets, Liabilities and Parent Investment at December 31, 1996 and 1997, the advanced royalties included in Prepaid Expenses was $970 and $1,019, respectively, and the advanced royalties included in Other Noncurrent Assets was $7,010 and $10,722, respectively.

PROPERTIES--Costs for mineral rights and certain tangible assets, and mine development costs incurred to expand capacity of operating mines or develop mine areas substantially in advance of current production are capitalized and charged to operations generally on the units-of-production method. Mobile mining equipment and most other assets are depreciated on a straight-line basis over their estimated useful lives. Interest costs for the construction or development of significant long-term assets are capitalized and amortized over the related assets' estimated useful lives or the life of the mine, whichever is shorter. Gains or losses upon retirement or replacement of equipment and facilities are credited or charged to income. Expenditures for betterments are capitalized. Ongoing maintenance and repairs are expensed as

                         CYPRUS EASTERN COAL OPERATIONS
incurred; expenditures for renewals in excess of defined limits (generally $250) are deferred and charged to expense over the period benefited. Included in Coal Properties are values assigned to coal reserves at certain of the Company's mines as a result of the Amax acquisition. The affected mines are Chinook and Sycamore in Indiana and Stockton, Dunn and Mine 155 in West Virginia. These values are being cost depleted on a unit-of-production basis over the recoverable reserves at each mine.

IMPAIRMENT OF LONG-LIVED ASSETS--The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset. Impairment is recorded based on an estimate of future discounted cash flows. The implementation impact of SFAS No. 121 is discussed in Note 3.

RECLAMATION AND ENVIRONMENTAL COSTS--Minimum standards for mine reclamation have been established by various governmental agencies and affect certain operations of the Company. Reclamation is performed and expensed on an ongoing basis as mining operations are performed. Reclamation costs and other shutdown expenses related to the period after mine closure are accrued and charged against income on a units-of production basis over the life of the mine. The Company is subject to various environmental regulations. Environmental liabilities are accrued on an ongoing basis when such losses are probable and reasonably estimable and reflect management's best estimates of future obligations. Costs of future expenditures for reclamation and environmental remediation obligations are not discounted to their present value.

REVENUE RECOGNITION--Revenues are recognized on coal sales when title passes, in accordance with the sales agreement, which usually occurs when the coal is shipped to the customer.

INCOME TAXES--As previously noted, income tax accounts have not been "pushed down" to the Company as such accounts are maintained by Cyprus on a consolidated basis. Therefore, no income tax benefit (provision) nor deferred income tax balances are recorded in the accompanying statements.

NOTE 3. WRITE-DOWNS AND SPECIAL CHARGES

Write-Downs and Special Charges reported in the accompanying Combined Statements of Operating Revenues and Expenses consist of the following:

In 1995, coal reserves were reduced and the Company wrote down certain of its mining properties by $98,051 in response to weak demand and lower prices, ongoing transportation and coal quality disadvantages compared to other regions, the impending expiration of certain long-term contracts in 1995 and 1998 and the adoption of revised mining plans. Included in the charge was $86,800 of write-downs related to the Kentucky mining operations, $2,220 for West Virginia, and $9,031 related to the Indiana properties. The write-downs were calculated in accordance with SFAS No. 121.

In 1996, the Company recorded a one-time special charge of $1,819 related to the write-down of Midwest materials and supplies inventories to net realizable value.

In 1997, a $92,134 charge was recorded. This included a $35,767 charge for the anticipated closure of the Armstrong Creek mine, reclamation adjustments of $2,332 at the Chinook mine and other asset adjustments and accruals of $6,935. Additionally, asset impairment charges of $33,500 and $13,600, were recorded at the West Virginia steam coal properties and the Chinook mine, respectively, due to

                         CYPRUS EASTERN COAL OPERATIONS
updated mine and business plans that reflected the current views of the domestic markets for mid- to high-sulfur coal and updated reserve information. These impairments were calculated in accordance with SFAS No. 121.

NOTE 4. DIVESTITURE OF MINNEHAHA MINE

In the fourth quarter of 1995, the Company sold a majority of the assets of one of its Indiana mines, Minnehaha. The Company paid $3,750 and conveyed title to the assets in exchange for the purchaser's assumption of reclamation and mine closure liabilities that were recorded at $8,235. The transaction resulted in no gain or loss. In 1995, the mine had sales and an operating loss of approximately $8,863 and $6,895 (including write-offs and special charges of $7,067). The mint also had total assets of approximately $8,346 as of the date of divestiture.

NOTE 5. INVENTORIES

Inventories detailed by component are summarized below:

                                                                             AT DECEMBER 31
                                                                      --------------------------     AT JUNE 30,
                                                                          1996            1997          1998
                                                                      -----------    -----------    ------------
                                                                                                    (UNAUDITED)
     In-Process Inventories...................................      $ 7,692         $ 9,698          $10,640
     Finished Goods ..........................................        6,751           6,128            8,413
     Materials and Supplies ..................................        6,173           4,239            4,302
                                                                    -------         -------          -------
     Total Inventories........................................      $20,616         $20,065          $23,355
                                                                    =======         =======          =======


NOTE 6. PROPERTIES

Properties consist of the following at December 31, 1996 and 1997:

                                                                    AT DECEMBER 31
                                                             -------------------------
                                                                1996             1997
                                                             ----------       --------
Coal Properties..............................................$248,023         $184,588
Property, Plant and Equipment................................ 330,121          344,179
                                                             --------         --------
Total Properties ............................................ 578,144          528,767
Less: Accumulated Depreciation, Depletion,
Amortization, and Write-downs................................ 299,449          335,360
                                                             --------         --------
Net Properties...............................................$278,695         $193,407
                                                             ========         ========

NOTE 7. EMPLOYEE BENEFIT PLANS

     PENSION PLANS--The Company (through a Cyprus plan) participates in a number of defined benefit pension plans covering most of its employees. Benefits are based on either the employee's compensation prior to retirement or stated amounts for each year of service with the Company. The Company makes annual contributions to these plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets consist of cash and cash equivalents, equity and fixed income securities, and real estate.

Net annual pension cost includes the following components:

                         CYPRUS EASTERN COAL OPERATIONS

                                                                                YEAR ENDED DECEMBER 31
                                                                       ------------------------------------------
                                                                             1995            1996           1997
                                                                       --------------    ------------    --------
Service Cost.........................................................     $   870         $ 1,074        $ 1,129
Interest Cost........................................................       2,112           2,141          4,277
Actual Gain on Plan Assets...........................................      (4,401)         (3,916)        (4,925)
Amortization and Deferred Gain.......................................       2,693           1,877            626
                                                                          -------         -------        -------
                                                                          $ 1,274         $ 1,176        $ 1,107
                                                                          =======         =======        =======


The following table sets forth the funded status of the plans:


                                                                                               AT DECEMBER 31
                                                                                         ------------------------
                                                                                            1996            1997
                                                                                         ----------      ---------
Accumulated Benefit Obligation......................................................     $27,001         $34,198
Projected Benefit Obligation........................................................      28,813          36,363
Plan Assets at Fair Value...........................................................      30,630          34,852
                                                                                          ------          ------
Plan Assets Greater Than (Less Than) Projected Benefit Obligation ..................       1,817          (1,511)
Unrecognized Net Gain (Loss)........................................................         689            (491)
Unrecognized Prior Service Cost.....................................................       1,080             934
Unrecognized Transition Credit .....................................................       1,972           5,519
                                                                                           -----           -----
Prepaid Pension Cost................................................................     $ 5,558         $ 4,451
                                                                                         =======         =======


Prepaid pension cost is included in Prepaid Expenses on the Combined Statements of Assets, Liabilities and Parent Investment at December 31, 1996 and 1997, respectively.

The significant actuarial assumptions at December 31 were as follows:



                                                                           1995           1996           1997
                                                                         --------        ------         ------
Rate of Increase in Future Compensation Levels ......................      5.25%          5.75%          5.00%
Expected Long-Term Rate of Return on Assets .........................      9.00%          9.00%          9.00%
Discount Rate .......................................................      7.25%          7.75%          7.25%


Net periodic pension cost is determined using the assumptions as of the beginning of the year, and the funded status is determined using the assumptions as of the end of the year.

Substantially all domestic employees not covered under the plans administered by the Company are covered under multi-employer defined benefit plans administered by the United Mine Workers of America. Contributions by the Company to these multi-employer plans, which are expensed when paid, are based primarily upon hours worked and amounted to $965, $977 and $1,212 in 1995, 1996 and 1997.

POSTRETIRENTENT BENEFITS OTHER THAN PENSIONS--In addition to the Company's defined benefit pension plans, the Company has plans that provide postretirement medical benefits and life insurance benefits. The medical plans provide benefits for most employees who reach normal, or in certain cases, early retirement age while employed by the Company. The postretirement medical plans are contributory, with annual adjustments to retiree contributions, and contain certain other cost-sharing features such as deductibles and coinsurance.

Net periodic postretirement benefit cost consists of the following components:




                                                                                1995           1996          1997
                                                                                ----           ----          ----
Service Cost ..........................................................        $1,296         $1,490        $1,526
Interest Cost .........................................................         6,070          5,385         5,405


                         CYPRUS EASTERN COAL OPERATIONS

Net Amortization and Deferral .........................................          (404)            16          (688)
                                                                                 ----             --          ----
Net Periodic Postretirement Benefit Cost...............................        $6,962         $6,891        $6,243
                                                                               ======         ======        ======

The following table sets forth the plans' combined status:



                                                                                               AT DECEMBER 31,
                                                                                             -------------------
                                                                                             1996           1997
                                                                                             -----         -----
Accumulated Postretirement Benefit Obligation:
     Retirees.......................................................................        $52,103        $48,807
     Active.........................................................................         17,983         20,770
                                                                                             ------         ------
Total Accumulated Postretirement Benefit Obligation ................................         70,086         69,577
Plan Assets at Fair Value ..........................................................             --             --
Accumulated Postretirement Benefit Obligation.......................................       $(70,086)      $(69,577)
                                                                                           --------       --------
Unrecognized Prior Service Cost ....................................................         (1,200)        (1,400)
Unrecognized Net Gain...............................................................        (21,428)       (20,677)
                                                                                            -------        -------
Accrued Postretirement Benefit Cost.................................................       $(92,714)      $(91,654)
                                                                                           ========       ========

The accumulated postretirement benefit obligation at December 31, 1996 and 1997, consisted of a current liability of $7,000 included in Accrued Payroll and Benefits each year, and a long-term liability of $85,714 and $84,655, respectively, included in Deferred Employee and Retiree Benefits.

The weighted average annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for medical benefits is 7.0 percent for 1998 and is assumed to decrease gradually (one-half of one percent per year) to 4.25 percent by the year 2003 and remain at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plans as of December 31, 1997, by $3,700 and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by $470.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1995, 1996, and 1997, was
7.25 percent, 7.75 percent, and 7.25 percent, respectively. The change in the discount rate and a reduction in the assumed health care cost trend rate resulted in a $1,100 unrecognized net gain as of December 31, 1997.

In addition, health care and life insurance benefits of certain retirees are covered by multi-employer benefit trusts established by the United Mine Workers of America and the Bituminous Coal Operators Association, Inc. Current and projected operating deficits of these trusts led to the passage of the Coal Industry Retiree Health Benefit Act of 1992 (the "Act"). The Act established a new multi-employer benefit trust called the United Mine Workers of America Combined Benefit Fund (the "Fund") that will provide health and life insurance benefits to all beneficiaries of the earlier trusts who were receiving benefits as of July 20, 1992. The Act provides for the assignment of beneficiaries to former employers and the allocation of any unassigned beneficiaries to enterprises using a formula included in the legislation. It also established a second trust fund known as the 1992 Plan that covers beneficiaries whose employers cease providing benefits. The Company has chosen to account for its obligation under the Act on a cash basis in accordance with established accounting guidance. The 1995, 1996, and 1997 contributions to the Funds were $2,136, $1,923, and $2,060, respectively. Based upon independent actuarial valuation, the Company estimates the present value of its obligations under the Act to be approximately $21,676 as of December 31, 1997.

                         CYPRUS EASTERM COAL OPERATIONS

The Company is liable under the federal Mine Safety and Health Act of 1977, as amended, to provide for pneumoconiosis (black lung) benefits to eligible employees, former employees, and dependents with respect to claims filed by such persons on or after July l, 1973. The Company is also liable under various states' statutes for black lung benefits. The Company currently provides for federal and state claims principally through self-insurance programs. Benefits and related expenses are paid from a dedicated trust fund qualified under
Section 501(C) (21) of the Internal Revenue Code. The assets of the trust fund exceed the actuarial present value of black lung benefits at December 31, 1996 and 1997.

Total future black lung obligations of the Company as of December 31, 1996 and 1997 approximated $19,000 and $20,000, respectively. These amounts were actuarially determined using the following key assumptions: discount rate of 8%, black lung benefit cost escalation rate of 3.5%. The existence of the trust assets results in a net liability of $172 and $70 in 1996 and 1997, respectively, which is included in Deferred Employee and Retiree Benefits.

The Company also has a number of postemployment plans covering severance, disability income, and continuation of health and life insurance for disabled employees. At December 31, 1996 and 1997, the accumulated postemployment benefit liability consisted of a current amount of $538 and $496, respectively, which is included in Accrued Payroll and Benefits, and $4,722 and $4,143, respectively, which is included in Deferred Employee and Retiree Benefits.

NOTE 8. DEBT

The Company's long-term debt consists of a $1,000 note securing an Industrial Revenue Bond issued by Perry County, Kentucky, the proceeds of which were used to construct facilities at the Company's mine site. The note is due on May 1, 2013, with interest payable semiannually based upon a floating rate, as defined (5.10% at December 31, 1996 and 1997).

NOTE 9. LEASES AND MINERAL ROYALTY OBLIGATIONS

The Company leases mineral interests and various other types of properties, including draglines, shovels, offices, computers, and miscellaneous equipment. Certain of the Company's mineral leases require minimum annual royalty payments, whereas others provide only for royalties based on production.

Summarized below as of December 31, 1997, are future minimum rentals and royalties under non-cancelable leases:



                                                                            OPERATING       MINERAL        CAPITAL
                                                                             LEASES        ROYALTIES        LEASES
                                                                             ------        ---------        ------
1998.................................................................        $ 9,343        $ 2,530         $ 2,796
1999.................................................................          5,855          3,082           4,883
2000.................................................................          4,767          3,046           1,282
2001.................................................................          2,372          2,932               -
2002.................................................................          1,193          2,932               -
After 2002...........................................................          2,624          6,525               -
                                                                             -------        ------          -------
         Total Payments..............................................        $26,154        $21,047           8,961
                                                                             =======        =======         -------
Less Imputed Interest................................................                                          (827)
                                                                                                            -------
Present Value of Lease Payments......................................                                         8,134
Less Current Portion.................................................                                        (2,329)
                                                                                                            -------
Capital Lease Obligations............................................                                       $ 5,805
                                                                                                            =======

                         CYPRUS EASTERN COAL OPERATIONS

Rentals and mineral royalties charged to expense were as follows:

                                1995           1996           1997
                                ----           ----           ----
Rental Expense................ $11,927        $14,791        $13,022
Mineral Royalties............. $18,516        $18,880        $16,593

Other Noncurrent Liabilities includes $2,104 and $1,722 at December 31, 1996 and 1997, respectively, which represents deferred gains on mining equipment that was sold and leased-back by the Company in 1986 and 1994. The 1986 lease is accounted for as an operating lease; the 1994 lease is accounted for as a capital lease. These gains are being recognized as revenue over the terms of the respective leases that expire in 2000 and 2003. The future minimum lease commitments, operating lease expense and capital lease obligations for these two leases are included in the above disclosures. See below for subsequent modifications of these lease agreements.

Certain of the operating and capital leases discussed above arc included in lease agreements entered into by other subsidiaries of Cyprus. As part of the stock purchase and sale agreement, AEI entered into various agreements to sublease and purchase equipment subject to these leases. According to the sublease agreement and the first purchase agreement, AEI is required to make semi-annual lease payments of $1,485 through July 2000, at which time AEI will purchase the equipment through semi-annual installments of $1,485 from January 2001 through January 2002. The second purchase agreement requires semi-annual installments of $1,977 through January 2002, and the third purchase agreement requires monthly installments of $249 from July 1998 through December 1998 and monthly installments of $67 from January 1999 through December 1999. The sublease and purchase agreements are secured by the equipment and any monies to become due under insurance policies, up to the amount of the obligations. In addition, a $3,500 equipment surety bond secures and guarantees the obligations.

NOTE 10. PARENT INVESTMENT AND RELATED PARTY TRANSACTIONS

Parent investment is comprised of the Company's equity (see Note 1) and advances to and from Cyprus at December 31, 1996 and 1997. The Company had sales to a subsidiary of Cyprus not included in the acquisition of $1,856 and $2,982 in 1996 and 1997, respectively.

Certain obligations of the Company have been guaranteed by the Parent. Such obligations include, among others, obligations for the following: workers compensation claims, lease agreements, industrial revenue bonds and coal supply agreements.

NOTE 11. COMMITMENTS AND CONTINGENCIES

COAL SALES CONTRACTS--As of December 31, 1997, the Company had commitments to deliver scheduled base quantities of coal annually to 34 customers. The contracts expire between January 1, 1998 and December 31, 2003, with the Company contracted to supply a minimum of approximately 42 million tons over the remaining lives of the contracts at prices ranging from $14.21 to $37.00 per ton. Certain contracts have sale price adjustment provisions, as defined, over the life of the contracts.

ENVIRONMENTAL REMEDIAL ACTION--The Company's past and present operations include activities which are subject to extensive federal and state environmental regulations. Based upon current knowledge, the Company believes it is in material compliance with environmental laws and regulations as currently promulgated. The extent of environmental control problems which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

                         CYPRUS EASTERN COAL OPERATIONS

MINE CLOSURE COSTS--At December 31, 1997, the Company's accruals for deferred closure, shutdown, and reclamation totaled approximately $75,700. Reclamation is an ongoing activity and a cost associated with the Company's mining operations. Accruals for closure and final reclamation liabilities are established on a life of mine basis. The Company's reclamation reserve component is largely a result of reclamation obligations incurred for grading, replacing soils, and revegetation of mined areas as required by provisions and permits pursuant to the Surface Mining Control and Reclamation Act. Total reclamation and mine closure costs for the Company at the end of current mine lives are estimated at approximately $120,000.

LEGAL PROCEEDINGS--The Company is a party to numerous claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. The Company estimates that the amount of probable aggregate loss, included in current accrued liabilities, is approximately $3,100 at December 31, 1997.

The Company is named as defendant in various other actions occurring in the ordinary course of its operations for which an estimation of the likelihood of probable outcome is not possible. These actions generally involve disputes as to property boundaries, contract performance, mining rights, royalty payments, blasting damages, personal injuries and other civil actions which could result in additional litigation or other adversary proceedings. While the final resolution of any matter may have an impact on the Company's financial results for a particular period, management believes the ultimate disposition of these matters will not have a material adverse effect upon the financial position of the Company.

Subsequent to December 31, 1997, $2,959 of the accrued legal contingencies were settled for an amount equal to the Company's recorded estimate.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The book value of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's debt instruments approximated the book value because the instruments bear interest at a variable rate and re-price frequently.

NOTE 13. MAJOR CUSTOMERS

The Company had sales to the following major customers:

                                                 1995          1996        1997
                                                 ----          ----        ----
     Tennessee Valley Authority.................  7.5%         12.0%       15.8%
     Dayton Power and Light..................... 13.4          12.2        13.0
     Hoosier Energy.............................  7.9          10.2        12.1
     American l-lectric Power...................  7.5          11.8        11.6
     Georgia Power.............................. 23.2           5.8         5.8
                                                 -----         -----       -----
         Total ................................. 59.5%         52.0%       58.3%
                                                 ====          ====        ====

                           AEI RESOURCES HOLDING, INC.

                              AEI RESOURCES, INC.,

                                       AND

                            AEI HOLDING COMPANY, INC.

                  Solicitations of Prepackaged Plan Acceptances



                            The Information Agent is:

                             The Altman Group, Inc.
                            Telephone: (212) 973-9720

                         By Mail/Overnight Delivery/Hand

                               60 East 42nd Street
                                   Suite 1241
                            New York, New York 10165



                                ADDITIONAL COPIES

Requests for additional copies of this Solicitation Statement or any letter of transmittal or ballot should be directed to the Information Agent. You may also contact your local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Plan.

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF KENTUCKY

  - - - - - - - - - - - - - - - - - - - - - - - - - - x

  In re:                                              :
                                                      :   Chapter 11
  AEI RESOURCES HOLDING, INC.,                        :
  ET AL.,                                             :   Case Nos. _____-_____,
                                                      :   Jointly Administered
                         Debtors.                     :
                                                      :
  - - - - - - - - - - - - - - - - - - - - - - - - - - x



                                     CLASS 3
                                     -------

     BALLOT FOR HOLDERS OF SECURED BANK CLAIMS UNDER THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED JUNE 15, 2000, AS AMENDED, TO ACCEPT OR REJECT
 THE PLAN OF REORGANIZATION TO BE FILED BY AEI RESOURCES HOLDING, INC., ET AL.



                       VOTING DEADLINE: FEBRUARY 25, 2002

         THIS BALLOT IS TO BE USED BY HOLDERS OF SECURED BANK CLAIMS UNDER THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED JUNE 15, 2000, AS AMENDED (SUCH CLAIMS BEING THE "SECURED BANK CLAIMS"). PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. PLEASE COMPLETE, SIGN AND DATE THIS BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF THE ALTMAN GROUP, INC. (THE "INFORMATION AGENT") HAS NOT RECEIVED THIS BALLOT (INCLUDING THE VOTES TRANSMITTED HEREBY) BY 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 25, 2002, UNLESS EXTENDED AT THE SOLE DISCRETION OF AEI RESOURCES HOLDING, INC. (THE "VOTING DEADLINE"), IT WILL NOT BE COUNTED. IF THE ENCLOSED RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE OR YOUR NOMINEE'S AGENT, PLEASE MAIL YOUR BALLOT SUFFICIENTLY IN ADVANCE OF THE VOTING DEADLINE SO THAT IT MAY BE
         PROCESSED AND FORWARDED TO THE INFORMATION AGENT BEFORE THE VOTING DEADLINE. FACSIMILE BALLOTS WILL NOT BE ACCEPTED.

                  AEI Resources Holding, Inc. ("AEI") and certain direct and indirect subsidiaries (collectively, the "Debtors") are soliciting votes with respect to their joint pre-packaged plan of reorganization (the "Plan") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") referred to, described in, and attached to the accompanying Disclosure and Solicitation Statement dated January 28, 2002 (the "Solicitation Statement"). (Capitalized terms not otherwise defined in this Ballot have the meanings assigned to them by the Plan.) There are 8 Classes of Claims and Interests under the Plan. Classes of Claims against the Debtors' estates designated by the Plan as Classes 3, 4 and 6 are entitled to vote on the Plan. You are receiving this ballot because you have been identified as a Holder of the Secured Bank Claims as of January 25, 2002.

                  The Debtors have not yet commenced the Reorganization Cases. If sufficient acceptances of the Plan are received from certain Classes, the Debtors intend to commence the Reorganization Cases and promptly seek confirmation of the Plan.

                  The Plan can be confirmed by the Bankruptcy Court if (i) it is accepted by at least one Impaired Class of Claims (without counting the vote of any insider), (ii) the Bankruptcy Court finds that the Plan accords fair and equitable treatment to any Class that rejects or is deemed to have rejected the Plan, and (iii) the Bankruptcy Court determines that the Plan otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code. A Class of Claims will be deemed to have accepted the Plan if Holders of at least two-thirds in amount and more than one-half in number of the Claims in such Class who cast timely Ballots vote to accept the Plan. If the Plan is confirmed by the Bankruptcy Court, all Holders of the Secured Bank Claims and all other Holders of Claims against and Interests in the Debtors (including those who abstain or vote to reject the Plan) will be bound by the Plan and the transactions contemplated thereby.

                  In addition, you have the opportunity to elect to grant releases of claims to officers, directors and shareholders of the Debtors (and certain of their affiliates) as specified in Item 3 herein (the "Voluntary Releases"). Electing to grant the Voluntary Releases is not mandatory; you may vote for the Plan without granting the Voluntary Release if you choose. The Plan may be confirmed even if you do not elect to grant the Voluntary Release. Furthermore, electing to grant the Voluntary Release will not affect the distribution to which you are entitled under the Plan. PLEASE CONSIDER CAREFULLY WHETHER YOU WISH TO ELECT TO GRANT THE VOLUNTARY RELEASE, BECAUSE GRANTING THE VOLUNTARY RELEASE WILL BIND YOU AND YOU WILL NO LONGER BE ABLE TO ASSERT CLAIMS OR CAUSES OF ACTION AGAINST OFFICERS, DIRECTORS AND SHAREHOLDERS OF THE DEBTORS (AND CERTAIN OF THEIR AFFILIATES) AS SPECIFIED IN THE VOLUNTARY RELEASE.

PLEASE CHECK THE APPROPRIATE BOX BELOW TO INDICATE YOUR
ACCEPTANCE OR REJECTION OF THE PLAN:



ITEM 1.  AGGREGATE PRINCIPAL AMOUNT OF THE SECURED BANK CLAIMS.


            This Ballot is cast by or on behalf of the holder of the aggregate principal amount of the Secured Bank Claims indicated immediately below.

            AGGREGATE PRINCIPAL AMOUNT OF SECURED BANK CLAIMS: $
                                                                 -------------




ITEM 2.  CLASS 3 (SECURED BANK CLAIMS) VOTE.

            The holder of the aggregate principal amount of the Secured Bank Claims set forth in Item 1 votes with respect to its Claim against the Debtors to (please check one):

                           ACCEPT THE PLAN  [ ]

                           REJECT THE PLAN  [ ]

ITEM 3. CONSENT TO VOLUNTARY RELEASE.

            The Plan provides individual holders of Secured Bank Claims may, in their sole discretion, elect to grant certain releases to the officers, directors and shareholders of the Debtors (and certain related parties) as described below (the "Voluntary Release"). A vote in favor of the Plan does not obligate the holder of any Claim to grant the Voluntary Release. Electing to grant the Voluntary Release will not affect the distributions to which any Claim holder is entitled under the Plan. PLEASE CONSIDER CAREFULLY WHETHER YOU WISH TO ELECT TO GRANT THE VOLUNTARY RELEASE, BECAUSE GRANTING THE VOLUNTARY RELEASE WILL BIND YOU.

            By checking the box below, the beneficial holder of the aggregate principal amount of Secured Bank Claims set forth in Item 1 elects to release the officers and directors of the Debtors and the holders of Old Common Stock (including in their capacity as former officers and directors) (and all persons who have served as management for holders of Old Common Stock), and each of their respective officers, directors, employees, attorneys, financial advisors, accountants and agents from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any action or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to such officers and directors in their capacity as officers and directors, the Debtors, the holders of Old Common Stock, the Chapter 11 Cases, the Plan, the Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank's loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors. Such release will be effective notwithstanding that any person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and each party who has elected to grant the Voluntary Release is hereby expressly deemed to have waived any and all rights that it may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those claims actually known or suspected to exist on the Effective Date.


                           CONSENT TO VOLUNTARY RELEASE [ ]

ITEM 4. By returning this Ballot, the undersigned hereby certifies that the holder of the aggregate principal amount of the Secured Bank Claims set forth in
Item 1 is an "accredited investor" (as such term is defined in Regulation D under the Securities Act of 1933) unless the box below is checked.


                        NOT AN "ACCREDITED INVESTOR" [ ]

In determining your answer to this Item 4, please refer to the definition of "accredited investor" annexed to the attached instructions as Exhibit A.


ITEM 5. If the undersigned checked the box in Item 4, by signing and returning this Ballot, the undersigned certifies that the holder of the aggregate principal amount of the Secured Bank Claims set forth in Item 1 has been provided, without charge to such holder, with a "purchaser representative," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 ("Rule 501"), to assist such holder in evaluating the merits and risks of the transactions contemplated by the Plan, as set forth in the Solicitation Statement and without affecting such holder's ability to retain a different "purchaser representative" at his or her own expense.


ITEM 6. By signing and returning this Ballot, the undersigned certifies that:

         (a) the holder of the aggregate principal amount of the Secured Bank Claims set forth in Item 1 has been provided with a copy of the Solicitation Statement and the exhibits thereto;

         (b) such holder has full power and authority to vote to accept or reject the Plan;

         (c) such holder has voted to accept or reject the Plan as set forth in Item 2 above;

         (d) such holder has consented to grant or declined to grant the Voluntary Release as set forth in Item 3 above; and

         (d) this Ballot has been executed on behalf of a single holder of Secured Bank Claims.

The undersigned also acknowledges that this solicitation of acceptances of the Plan is subject to all the terms and conditions set forth in the Solicitation Statement.

THIS BALLOT (OR A MASTER BALLOT INCLUDING THE VOTES TRANSMITTED HEREBY) MUST BE RECEIVED BY THE INFORMATION AGENT, THE ALTMAN GROUP, INC., AT THE ADDRESS LISTED BELOW, BY 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 25, 2002, UNLESS EXTENDED AT THE SOLE DISCRETION OF AEI, OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

                                RETURN OF BALLOT
                                ----------------

--------------------------------------------------------------------------------
                        PLEASE RETURN YOUR BALLOT IN THE
   PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED. IF YOU MISPLACED OR DID NOT RECEIVE SUCH AN ENVELOPE, PLEASE CALL THE INFORMATION AGENT AT THE TELEPHONE
                              NUMBER LISTED BELOW.
--------------------------------------------------------------------------------

                             THE ALTMAN GROUP, INC.
                               60 EAST 42ND STREET
                                   SUITE 1241
                            NEW YORK, NEW YORK 10165
                            TELEPHONE: (212) 973-9720
                             ATTENTION: HERB SLATIN

       THIS BALLOT DOES NOT CONSTITUTE AND SHALL NOT BE DEEMED A PROOF OF
             CLAIM OR AN ASSERTION OF A CLAIM AGAINST THE DEBTORS.




                            Name:
                                  ----------------------------------------------
                                     (PRINT OR TYPE)

                                  ----------------------------------------------
                                     SOCIAL SECURITY OR FEDERAL TAX ID NO.


                            Signature: X
                                       -----------------------------------------

                            By:
                                ------------------------------------------------
                                     (IF APPROPRIATE)

                            Title:
                                   ---------------------------------------------
                                     (IF APPROPRIATE)

                            Address:
                                     -------------------------------------------
                                     STREET

                                     -------------------------------------------
                                     CITY, STATE AND ZIP CODE

                            Telephone Number: (     )
                                              ----------------------------------

                     INSTRUCTIONS FOR COMPLETING THE BALLOT

            THE BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN AND, IF YOU CHOOSE TO DO SO, TO CONSENT TO THE GRANT OF THE VOLUNTARY RELEASE. If the Plan is confirmed, you will be provided with instructions and documents, if any, for effecting the exchange of the Secured Bank Claims for the new securities to be issued pursuant to the Plan promptly after the Confirmation Date.

            To have your vote count, you must complete and sign this Ballot and follow the instructions for returning the ballot as set forth on the previous page in the box labeled "Return of Ballot". Incomplete or facsimile Ballots will not be counted. Abstentions will not be counted as votes for or against the Plan.

            To properly complete the Ballot, follow the procedures described below:

         (a) provide the information required by Item 1; if you do not know the principal amount of the Secured Bank Claims held by you, please contact the Information Agent;

         (b) cast one vote to accept or reject the Plan as to your Class 3 Claim (on account of the Secured Bank Claims) by checking the proper box in Item 2;

         (c) indicate if you wish to consent to the Voluntary Release by checking the proper box in Item 3 (you need not consent to the Voluntary Release for your vote to be valid);

         (d)   sign and date your Ballot;

         (e) if you believe that you have received the wrong Ballot, please contact the Information Agent immediately;

         (f) if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing;

         (g) provide your name and mailing address if different from the printed address which appears on the Ballot or if no preprinted address appears on the Ballot;

         (h) please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot); and

         (i)   return your Ballot using the enclosed return envelope.

         o IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED DIRECTLY TO THE INFORMATION AGENT, PLEASE MAIL YOUR BALLOT SO THAT IT WILL BE RECEIVED BY THE VOTING DEADLINE.

         o IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, PLEASE CONTACT THE INFORMATION AGENT.

YOUR BALLOT SHOULD BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY THE INFORMATION AGENT BY THE VOTING DEADLINE, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 25, 2002 UNLESS EXTENDED AT THE SOLE DISCRETION OF AEI, OR YOUR VOTE WILL NOT BE COUNTED.

YOU MAY CONTACT THE INFORMATION AGENT AT (212) 973-9720.

                                                                       EXHIBIT A

                       DEFINITION OF "ACCREDITED INVESTOR"

            "Accredited investor" shall mean any person who comes within any of the following categories at the time voting on the Plan by such person:

            (1) Any savings and loan association or other institution specified in section 3(a)(5)(A) of the Securities Act of 1933 whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any plan maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is a savings and loan association, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

            (2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

            (3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

            (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director. executive officer, or general partner of a general partner of that issue;

            (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

            (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

            (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Regulation 230.506(b)(2)(ii) under the Securities Act of 1933; and

            (8) Any entity in which all of the equity owners are accredited investors.



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